File Nos.  333-54016
                                                                      811-07060
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                   FORM N-4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933                  [ ]
  Pre-Effective Amendment No. 1                                          [X]
  Post-Effective Amendment No.                                           [ ]

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940          [ ]
  Amendment No. 33                                                       [X]

                      (Check appropriate box or boxes.)

     COVA VARIABLE ANNUITY ACCOUNT FIVE
     ----------------------------------
     (Exact Name of Registrant)

     COVA FINANCIAL LIFE INSURANCE COMPANY
     --------------------------------------
     (Name of Depositor)

     4100 Newport Place Drive, Suite 840, Newport Beach, CA      92600
     -----------------------------------------------------      -----

     (Address of Depositor's Principal Executive Offices)       (Zip Code)

Depositor's Telephone Number, including Area Code   (800) 831-5433

     Name and Address of Agent for Service
          Mark E. Reynolds, President
          Cova Financial Life Insurance Company
          One Tower Lane, Suite 3000
          Oakbrook Terrace, Illinois  60181-4644
          (800) 831-5433

     Copies to:
      Judith A. Hasenauer     and           Bernard J. Spaulding
      Blazzard, Grodd & Hasenauer, P.C.     Senior Vice President,
      943 Post Road East                    General Counsel and Secretary
      P.O. Box 5108                         Cova Financial Life Insurance
      Westport, CT  06881                   Company
      (203) 226-7866                        One Tower Lane, Suite 3000
                                            Oakbrook Terrace, IL 60181-4644

Approximate Date of Proposed Public Offering:

     As soon as practicable after the effective date of this Filing.

Title of Securities Registered:
     Individual Flexible Premium Variable Annuity Contracts

===============================================================================
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
===============================================================================


          CROSS REFERENCE SHEET
          (required by Rule 495)

Item No.                                           Location
--------                                           -----------------------------
          PART A

Item 1.   Cover Page . . . . . . . . . . . . . .   Cover Page

Item 2.   Definitions  . . . . . . . . . . . . .   Index of Special Terms

Item 3.   Synopsis . . . . . . . . . . . . . . .   Highlights






Item 4.   Condensed Financial Information  . . .   Not Applicable

Item 5.   General Description of Registrant,
          Depositor, and Portfolio Companies . .   Other Information - MetLife Investors;
                                                   The Separate Account; Investment
                                                   Options; Appendix A

Item 6.   Deductions and Expenses. . . . . . . .   Expenses

Item 7.   General Description of Variable
          Annuity Contracts. . . . . . . . . . .   The Annuity Contract

Item 8.   Annuity Period . . . . . . . . . . . .   Income Phase

Item 9.   Death Benefit. . . . . . . . . . . . .   Death Benefit

Item 10.  Purchases and Contract Value . . . . .   Purchase

Item 11.  Redemptions. . . . . . . . . . . . . .   Access to Your Money

Item 12.  Taxes. . . . . . . . . . . . . . . . .   Taxes

Item 13.  Legal Proceedings. . . . . . . . . . .   None

Item 14.  Table of Contents of the Statement of
          Additional Information . . . . . . . .   Table of Contents of the
                                                   Statement of Additional
                                                   Information

          CROSS REFERENCE SHEET
          (required by Rule 495)

Item No.                                           Location
--------                                           -----------------------
          PART B

Item 15.  Cover Page . . . . . . . . . . . . . .   Cover Page

Item 16.  Table of Contents. . . . . . . . . . .   Table of Contents

Item 17.  General Information and History. . . .   Company

Item 18.  Services . . . . . . . . . . . . . . .   Not Applicable

Item 19.  Purchase of Securities Being Offered .   Not Applicable

Item 20.  Underwriters . . . . . . . . . . . . .   Distribution

Item 21.  Calculation of Performance Data. . . .   Calculation of Performance
                                                   Information

Item 22.  Annuity Payments . . . . . . . . . . .   Annuity Provisions

Item 23.  Financial Statements . . . . . . . . .   Financial Statements

                                     PART C

Information required to be included in Part C is set forth under the appropriate Item so numbered in Part C to this Registration Statement.

                                     PART A

                          The Variable Annuity Contract

                                    issued by

                 METLIFE INVESTORS VARIABLE ANNUITY ACCOUNT FIVE

                                       and

                MetLife Investors Insurance Company of California
                (formerly, Cova Financial Life Insurance Company)


This prospectus describes the Variable Annuity Contract ("the Contract") offered by MetLife Investors Insurance Company of California (MetLife Investors or we or us).

The annuity contract has 67 investment choices -- a fixed account which offers an interest rate which is guaranteed by us, and 66 investment portfolios listed below. You can put your money in the fixed account and/or any of these investment portfolios.

AIM Variable Insurance Funds:

                  AIM V.I. Capital Appreciation Fund
                  AIM V.I. International Equity Fund
                  AIM V.I. Value Fund

Alliance Variable Products Series Fund, Inc. (Class B):

                  Premier Growth Portfolio
                  Real Estate Investment Portfolio

American Century Variable Portfolios, Inc.:

                  VP Income & Growth Fund
                  VP International Fund
                  VP Value Fund

Met Investors Series Trust (Class B):

                  Janus Aggressive Growth Portfolio
                  J.P. Morgan Enhanced Index Portfolio
                  J.P. Morgan International Equity Portfolio
                  J.P. Morgan Quality Bond Portfolio
                  J.P. Morgan Select Equity Portfolio
                  J.P. Morgan Small Cap Stock Portfolio
                  Lord Abbett Bond Debenture Portfolio
                  Lord Abbett Developing Growth Portfolio
                  Lord Abbett Growth and Income Portfolio
                  Lord Abbett Growth Opportunities Portfolio
                  Lord Abbett Mid-Cap Value Portfolio
                  MFS Research International Portfolio
                  MFS Mid-Cap Growth Portfolio
                  Oppenheimer Capital Appreciation Portfolio
                  PIMCO Innovation Portfolio
                  PIMCO Total Return Portfolio
                  PIMCO Money Market Portfolio
                  Met/Putnam Research Portfolio

Dreyfus Stock Index Fund (Service Shares)

Dreyfus Variable Investment Fund (Service Shares):

                  Appreciation Portfolio
                  Disciplined Stock Portfolio

Fidelity Variable Insurance Products (Service Class 2):

                  High Income Portfolio
                  Growth Portfolio

Franklin Templeton Variable Insurance Products Trust, Class 2 Shares:

                  Franklin Small Cap Fund
                  Templeton Large Cap Growth  Securities Fund
                  Templeton  Developing  Markets  Securities Fund
                  Templeton Global  Income   Securities   Fund
                  Templeton   International Securities Fund
                  Templeton Growth Securities Fund
                  Mutual Shares Securities Fund

Goldman Sachs Variable Insurance Trust ("VIT"):

                  Goldman Sachs VIT Growth and Income Fund
                  Goldman Sachs VIT Internet Tollkeeper Fund(sm)
                  Goldman Sachs VIT Global Income Fund
                  Goldman Sachs VIT International Equity Fund

Goldman Sachs VIT Internet Tollkeeper Fund is a service mark of Goldman, Sachs & Co.

INVESCO Variable Investment Funds, Inc.:

                  INVESCO VIF - Dynamics Fund
                  INVESCO VIF - High Yield Fund

Kemper Variable Series:

                  Kemper Government Securities Portfolio
                  Kemper Small Cap Growth Portfolio
                  Kemper Small Cap Value Portfolio

Liberty Variable Investment Trust:

                  Newport Tiger Fund, Variable Series

MFS Variable Insurance Trust (Service Class):

                   MFS Emerging Growth  Series
                   MFS Global  Governments  Series
                   MFS Growth With Income Series
                   MFS High Income  Series
                   MFS Research  Series
                   MFS New Discovery Series

NEW ENGLAND ZENITH FUND

                  Davis Venture Value Series (Class E)
                  Harris Oakmark Mid-Cap Value Series (Class B)

PIMCO Variable Insurance Trust:

                  PIMCO High Yield Bond Portfolio
                  PIMCO Low Duration Bond Portfolio
                  PIMCO StocksPLUS Growth and Income Portfolio
                  PIMCO Total Return Bond Portfolio

Putnam Variable Trust:

                  Putnam VT Growth and Income  Fund - Class IB Shares
                  Putnam VT International   Growth  Fund  -  Class  IB  Shares
                  Putnam  VT International New Opportunities Fund -
                        Class IB Shares
                  Putnam VT New Value Fund - Class IB Shares
                  Putnam VT Vista Fund - Class IB Shares

Scudder Variable Life Investment Fund (Class B):

                  International Portfolio

Please read this prospectus before investing and keep it on file for future reference. It contains important information about the MetLife Investors Variable Annuity Contract.

To learn more about the MetLife Investors Variable Annuity Contract, you can obtain a copy of the Statement of Additional Information (SAI) dated ____________, 2001. The SAI has been filed with the Securities and Exchange Commission (SEC) and is legally a part of the prospectus. The SEC maintains a Web site (http://www.sec.gov) that contains the SAI, material incorporated by reference, and other information regarding companies that file electronically with the SEC. The Table of Contents of the SAI is on Page __ of this prospectus. For a free copy of the SAI, call us at (800) 848-3854 or write us at: 610 Newport Center Drive, Suite 1400, Newport Beach, California 92660.

The Contracts:

        o         are not bank deposits
        o         are not federally insured
        o         are not endorsed by any bank or government agency
        o         are not guaranteed and may be subject to loss of principal

The Securities and Exchange Commission has not approved or disapproved these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

_________, 2001


TABLE OF CONTENTS

INDEX OF SPECIAL TERMS
HIGHLIGHTS
FEE TABLE
1. THE ANNUITY CONTRACT
2. PURCHASE
     Purchase Payments
     Allocation of Purchase Payments
     Free Look
     Accumulation Units
     Account Value
3. INVESTMENT OPTIONS
     Transfers
     Dollar Cost Averaging Programs
     Automatic Rebalancing Program
     Approved Asset Allocation Programs
     Voting Rights
     Substitution
4. EXPENSES
     Product Charges
     Account Fee
     Withdrawal Charge
     Reduction or Elimination of the Withdrawal Charge
     Premium Taxes
     Transfer Fee
     Income Taxes
     Investment Portfolio Expenses

5. ANNUITY PAYMENTS (THE INCOME PHASE)
     Annuity Date
     Annuity Payments
     Annuity Options
     Guaranteed Minimum Income Benefit - Living Benefit
6. TAXES
     Annuity Contracts in General
     Qualified and Non-Qualified Contracts
     Withdrawals - Non-Qualified Contracts
     Withdrawals - Qualified Contracts
     Withdrawals - Tax-Sheltered Annuities
     Death Benefits
     Diversification
7. ACCESS TO YOUR MONEY
     Systematic Withdrawal Program
     Suspension of Payments or Transfers
8. PERFORMANCE
9. DEATH BENEFIT
     Upon Your Death
     General Death Benefit Provisions
     Death of Annuitant
10. OTHER INFORMATION
     MetLife Investors
     The Separate Account
     Distributor
     Ownership
     Beneficiary
     Assignment
     Financial Statements

TABLE OF CONTENTS OF THE STATEMENT OF ADDITIONAL INFORMATION

APPENDIX A
Participating Investment Portfolios

APPENDIX B
Performance Information

APPENDIX C
EDCA Example with Multiple Purchase Payments



                             INDEX OF SPECIAL TERMS

Because of the complex nature of the contract, we have used certain words or terms in this prospectus which may need an explanation. We have identified the following as some of these words or terms. The page that is indicated here is where we believe you will find the best explanation for the word or term. These words and terms are in italics on the indicated page.

                                                              Page
Account Value
Accumulation Phase
Accumulation Unit
Annuitant
Annuity Date
Annuity Options
Annuity Payments
Annuity Unit
Beneficiary
Fixed Account
Income Base
Income Phase
Investment Portfolios
Joint Owner
Non-Qualified Owner
Purchase Payment
Qualified
Tax Deferral

                                   HIGHLIGHTS

The variable annuity contract that we are offering is a contract between you, the owner, and us, the insurance company. The contract provides a means for investing on a tax-deferred basis in our fixed account and the investment portfolios. The contract is intended for retirement savings or other long-term investment purposes. When you purchase the contract you have a choice of death benefits and guaranteed income options. You can also select the guaranteed minimum income benefit ("Living Benefit").

The contract, as in all deferred annuity contracts, has two phases: the accumulation phase and the income phase. During the accumulation phase, earnings accumulate on a tax-deferred basis and are taxed as income when you make a withdrawal. If you make a withdrawal during the accumulation phase, we may assess a withdrawal charge of up to 7%. The income phase occurs when you begin receiving regular annuity payments from your contract.

You can choose to receive annuity payments on a variable basis, a fixed basis, or a combination of both. If you choose variable payments, the amount of the variable annuity payments will depend upon the investment performance of the investment portfolios you select for the income phase. If you choose fixed payments, the amount of the fixed annuity payments are level for the income phase.

Free Look. If you cancel the contract within 10 days after receiving it (or, in California within 30 days if you are 60 years or older when we issue the contract), we will cancel the contract without deducting a withdrawal charge. You will receive whatever your contract is worth on the day that we receive your request. This amount may be more or less than your payment depending upon the performance of the portfolios and you bear the risk of any decline in account value. We do not refund any charges or deductions assessed during the free look period. We will return your payment if required by law.

Tax Penalty. The earnings in your contract are not taxed until you take money out of your contract. If you take money out during the accumulation phase, for tax purposes any earnings are deemed to come out first. If you are younger than 59 1/2 when you take money out, you may be charged a 10% federal tax penalty on those earnings. Payments during the income phase are considered partly a return of your original investment.

Inquiries.  If you need more information, please contact us at:

                     MetLife Investors Distribution Company
                     610 Newport Center Drive, Suite 1400
                     Newport Beach, CA 92660
                     800-848-3854

                   METLIFE INVESTORS VARIABLE ANNUITY ACCOUNT FIVE FEE TABLE

The purpose of the Fee Table is to show you the various expenses you will incur directly or indirectly with the contract. The Fee Table reflects expenses of the Separate Account as well as of the investment portfolios. The annual expenses of the portfolios and the examples are based on data provided by the respective underlying fund companies. We have not independently verified such data.

Owner Transaction Expenses

Withdrawal Charge (see Note 1 on page ____)
(as a percentage of purchase payments)

Number of Complete Years
from Receipt of Purchase Payment                              % Charge
--------------------------------                              --------
0                                                             7
1                                                             6
2                                                             6
3                                                             5
4                                                             4
5                                                             3
6                                                             2
7 and thereafter                                              0

Transfer Fee
         No charge for first 12 transfers in a contract year; thereafter, the fee is $25 per transfer. (MetLife Investors is currently waiving the transfer fee but reserves the right to charge it in the future.)

Account Fee (see Note 2 on page __)
         $30 per contract per year if account value is less than $50,000

Living Benefit Rider Charge (If you select the Living Benefit rider):
     (See "Annuity Payments (The Income Phase) - Guaranteed Minimum Income
       Benefit-Living Benefit" for a definition of Income Base.)

         .35% of Income Base

Separate Account Annual Expenses (referred to as Separate Account Product Charges) (as a percentage of average account value in separate account)

Mortality and Expense Charge                                  1.15%
Administration Charge                                          .25%
                                                              ------
Total Separate Account Annual Expenses                        1.40%

Death Benefit Rider Charge (If you select other death benefit riders):
(as a percentage of average account value in separate account)

Compounded-Plus Death Benefit                                    .15%
Additional Death Benefit-Earnings Preservation Benefit           .25%

Investment Portfolio Expenses
(as a percentage of the average daily net assets of an investment portfolio)

                                                                                           Other
                                                                                         Expenses
                                                          Management                     (after         Total Annual
                                                             Fees                        expense     Portfolio Expenses
                                                          (after fee                     reimburse-    (after expense
                                                           waiver for                    ment for      reimbursement
                                                           certain        12b-1          certain       for certain
                                                           Portfolios)    Fees         Portfolios)     Portfolios)
----------------------------------------------------  ---------------- -------------- ---------------  ---------------
AIM VARIABLE INSURANCE FUNDS
         AIM V.I. Capital Appreciation Fund                       .62%            ---            .11%             .73%
         AIM V.I. International Equity Fund                       .75%            ---            .22%             .97%
         AIM V.I. Value Fund                                      .61%            ---            .15%             .76%
ALLIANCE VARIABLE PRODUCTS SERIES
FUND, INC. (Class B)
Managed by Alliance Capital Management L.P.
          Premier Growth Portfolio                               1.00%            .25%            .04%            1.29%
          Real Estate Investment Portfolio (1)                    .18%            .25%            .77%            1.20%

AMERICAN CENTURY VARIABLE
PORTFOLIOS, INC.
             VP Income & Growth Fund                              .70%            ---             .0%             .70%
             VP International Fund                               1.34%            ---             .0%            1.34%
             VP Value Fund                                       1.00%            ---             .0%            1.00%

MET INVESTORS SERIES TRUST (Class B) (2)

             Janus Aggressive Growth Portfolio                    .62%            .25%            .23%           1.10%
             J.P. Morgan Enhanced Index Portfolio                 .56%            .25%            .09%            .90%
             J.P. Morgan International Equity Portfolio           .69%            .25%            .36%           1.30%
             J.P. Morgan Quality Bond Portfolio                   .43%            .25%            .17%            .85%
             J.P. Morgan Select Equity Portfolio                  .61%            .25%            .07%            .93%





             J.P. Morgan Small Cap Stock Portfolio                .85%            .25%            .17%           1.27%
             Lord Abbett Bond Debenture Portfolio                 .60%            .25%            .10%            .95%
             Lord Abbett Developing Growth Portfolio              .61%            .25%            .34%           1.20%
             Lord Abbett Growth and Income Portfolio              .59%            .25%            .05%            .89%
             Lord Abbett Growth Opportunities Portfolio            .0%            .25%            .85%           1.10%
             Lord Abbett Mid-Cap Value Portfolio                  .64%            .25%            .26%           1.15%
             MFS Research International Portfolio                 .71%            .25%            .29%           1.25%
             MFS Mid-Cap Growth Portfolio                         .62%            .25%            .18%           1.05%
             Oppenheimer Capital Appreciation Portfolio           .40%            .25%            .35%           1.00%
             PIMCO Innovation Portfolio                           .69%            .25%            .41%           1.35%
             PIMCO Total Return Portfolio                         .41%            .25%            .24%            .90%
             PIMCO Money Market Portfolio                         .0%             .25%            .50%            .75%
             Met/Putnam Research Portfolio                        .62%            .25%            .23%           1.10%

DREYFUS STOCK INDEX FUND (Service Shares)(5)                      .25%            .25%            .01%            .51%

DREYFUS VARIABLE INVESTMENT FUND (Service Shares)(5)
            Appreciation Portfolio                                        .75%            .25%             .03%           1.03%
            Disciplined Stock Portfolio                                   .75%            .19%             .06%           1.00%
FRANKLIN TEMPLETON VARIABLE
INSURANCE PRODUCTS TRUST, CLASS 2 SHARES

            Franklin Small Cap Fund (6)                           .55%            .25%            .27%           1.07%
            Franklin Large Cap Growth Securities Fund (6)(7)      .75%            .25%            .02%           1.02%
            Templeton Global Income Securities Fund (6)           .60%            .25%            .05%            .90%
            Templeton Growth Securities Fund (6)(7)               .83%            .25%            .05%           1.13%
            Mutual Shares Securities Fund (7)                     .60%            .25%            .19%           1.04%
            Templeton Developing Markets Securities              1.25%            .25%            .31%           1.81%
            Fund  (6)(7)
            Templeton International Securities                    .69%            .25%             .19%          1.13%
            Fund (6)(7)
GOLDMAN SACHS VARIABLE INSURANCE TRUST (8)
            Goldman Sachs VIT Growth and Income Fund              .75%            ---             .25%           1.00%
            Goldman Sachs VIT Internet Tollkeeper Fund           1.00%            ---             .25%           1.25%
            Goldman Sachs VIT Global Income Fund                  .90%            ---             .25%           1.15%
            Goldman Sachs VIT International Equity               1.00%            ---             .35%           1.35%
            Fund
INVESCO VARIABLE INVESTMENT FUNDS, INC. (9)
            INVESCO VIF - Dynamics Fund                           .75%            ---             .34%           1.09%
            INVESCO VIF - High Yield Fund                         .60%            ---             .45%           1.05%
KEMPER VARIABLE SERIES
            Kemper Government Securities Portfolio                .55%            ---             .08%            .63%
            Kemper Small Cap Growth Portfolio                     .65%            ---             .06%            .71%
            Kemper Small Cap Value Portfolio(10)                  .75%            ---             .09%            .84%
SCUDDER VARIABLE LIFE INVESTMENT FUND (Class B)
            International Portfolio                              .853%            .25%            .18%           1.28%
LIBERTY VARIABLE INVESTMENT TRUST
            Newport Tiger Fund, Variable Series                   .90%            ---             .31%           1.21%
MFS VARIABLE INSURANCE TRUST (Service Class) (11)

            MFS Emerging Growth Series                            .75%           .20%             .09%           1.04%
            MFS Global Governments Series (12)                    .75%           .20%             .16%           1.11%





            MFS Growth With Income Series                         .75%           .20%             .13%           1.08%
            MFS High Income Series (12)                           .75%           .20%             .16%           1.11%
            MFS Research Series                                   .75%           .20%             .11%           1.06%
            MFS New Discovery Series (12)                         .90%           .20%             .17%           1.27%

PIMCO VARIABLE INSURANCE TRUST (13)(14)

            PIMCO High Yield Bond Portfolio                       .25%           .15%             .35%            .75%
            PIMCO Low Duration Bond Portfolio                     .25%           .15%             .25%            .65%
            PIMCO StocksPLUS Growth and Income                    .40%           .15%             .10%            .65%
            Portfolio
            PIMCO Total Return Bond Portfolio                     .25%           .15%             .25%            .65%

PUTNAM VARIABLE TRUST
            Putnam VT Growth and Income Fund -                    .46%           .15%             .04%            .65%
            Class IB Shares
            Putnam VT International Growth Fund -                 .80%           .15%             .22%           1.172%
            Class IB Shares
            Putnam VT International New                          1.08%           .15%             .33%           1.56%
              Opportunities Fund - Class IB Shares
            Putnam VT New Value Fund - Class IB Shares            .70%           .15%             .10%            .95%
            Putnam VT Vista Fund - Class IB Shares                .65%           .15%             .10%            .90%

FIDELITY VARIABLE INSURANCE PRODUCTS (Service Class 2)
            High Income Portfolio (15)                            .58%           .25%             .12%            .95%
            Growth Portfolio (16)                                 .50%           .25%             .10%            .93%

NEW ENGLAND ZENITH FUND
             Davis Venture Value Series (Class E)                 .75%           .15%             .04%            .94%
             Harris Oakmark Mid-Cap Value Series (Class B)        .75%           .15%             .25% (17)      1.15%


(1) The expenses shown with respect to the Real Estate Investment Portfolio are net of contractual fee waivers. Expenses have been capped at 1.20% annually. This waiver extends through the Fund's current fiscal year and may be extended by Alliance for additional one year terms. The estimated expenses for the Real Estate Investment Portfolio, before reimbursement, are .90% management fees, .25% for 12b-1 fees and .77% for other expenses. The estimated Total Annual Portfolio Expenses, before reimbursement, are 1.92%.

(2) Met Investors Advisory Corp. ("investment manager") and Met Investors Series Trust have entered into an Expense Limitation Agreement whereby, for a period of at least one year from commencement of operations, the total annual portfolio expenses of certain Portfolios will not exceed, in any year in which the Agreement is in effect, the following percentages (excluding 12b-1 fees): .60% for the J.P. Morgan Quality Bond Portfolio, .70% for the Lord Abbett Bond Debenture Portfolio, .95% for the Lord Abbett Mid-Cap Value Portfolio, .65% for the Lord Abbett Growth and Income, PIMCO Total Return and J.P. Morgan Enhanced Index Portfolios, .90% for the Lord Abbett Developing Growth Portfolio, 1.05% for the J.P. Morgan International Equity Portfolio, .85% for the Lord Abbett Growth Opportunities, Met/Putnam

     Research and the Janus Aggressive Growth Portfolios, .75% for the Oppenheimer Capital Appreciation Portfolio, .50% for the PIMCO Money Market Portfolio, 1.10% for the PIMCO Innovation Portfolio, .80% for the MFS Mid Cap Growth Portfolio and 1.00% for the MFS Research International Portfolio. Under certain circumstances, any fees waived or expenses reimbursed by the investment manager may, with the approval of the Trust's Board of Trustees, be repaid to the investment manager.

     The amounts shown above under "Other Expenses" are an estimate of what the expenses will be, for the period ending December 31, 2001, after expense reimbursement. Absent these expense reimbursement arrangements (and including 12b-1 fees), the total annual portfolio expenses for the year ending December 31, 2001 are estimated to be: 0.96% for the J.P. Morgan Quality Bond Portfolio, 1.38% for the J.P. Morgan International Equity Portfolio, 1.21% for the Lord Abbett Mid-Cap Value Portfolio, 1.34% for the Lord Abbett Developing Growth Portfolio, 4.30% for the Lord Abbett Growth Opportunities Portfolio, 1.28% for the Met/Putnam Research Portfolio, 1.28% for the Janus Aggressive Growth Portfolio, 1.25% for the Oppenheimer Capital Appreciation Portfolio, 1.21% for the PIMCO Money Market Portfolio, 1.71% for the PIMCO Innovation Portfolio, 1.08% for the MFS Mid-Cap Growth Portfolio, 1.34% for the MFS Research International Portfolio and .99% for the PIMCO Total Return Portfolio.

(3) On 2/8/00, a merger and reorganization was approved that combined the assets of the fund with a similar fund of Templeton Variable Products Series Fund, effective 5/1/00. The shareholders of that fund had approved new management fees, which apply to the combined fund effective 5/1/00. The table shows restated total expenses based on the new fees and assets of the fund as of 12/31/99, and not the assets of the combined fund. However, if the table reflected both the new fees and the combined assets, the fund's Management Fees, Distribution and Services Fees, Other Expenses, and Total Fund Operating Expenses after 5/1/00 would be estimated as: .55%, .25%, .27% and 1.07% respectively for the Franklin Small Cap Fund; 1.25%, .25%, .29% and 1.79% respectively for the Templeton Developing Markets Securities Fund; and .65%, .25%, .20% and 1.10% respectively for the Templeton International Securities Fund.

(4) On 2/8/00, a merger and reorganization was approved that combined the fund with a similar fund of Templeton Variable Products Series Fund, effective 5/1/00. The table shows total expenses based on the fund's assets as of 12/31/99, and not the assets of the combined fund. However, if the table reflected combined assets, the fund's Management Fees, Distribution and Services Fees, Other Expenses, and Total Fund Operating Expenses after 5/1/00 would be estimated as: .75%, .25%, .02% and 1.02% respectively for the Franklin Large Cap Growth Securities Fund, .60%, .25%, .19% and 1.04% respectively for the Mutual Shares Securities Fund; .80%, .25%, .05% and 1.10% respectively for the Templeton Growth Securities Fund; and .60%, .25%, .04% and .89% respectively for the Templeton Global Income Securities Fund.

(5) As service shares were not available prior to December 31, 2000, the expenses shown are estimates for the year ended December 31, 2001. The

     Dreyfus Corporation has undertaken until April 30, 2001 to waive its fees and/or assume expenses of the Disciplined Stock Portfolio in order to limit such expenses to a maximum of 1.00%. Without such undertaking, the portfolio's 12b-1 fee would be .25%, and the total annual expenses would be 1.06%.

(6) Class 2 of the Fund has a distribution plan or "Rule 12b-1 plan" that is described in the Fund's prospectus.

(7)  The fund administration fee is paid directly through the management fee.

(8) The investment advisers to the Goldman Sachs VIT Growth and Income, Internet Tollkeeper, International Equity and Global Income Funds have voluntarily agreed to reduce or limit certain "Other Expenses" of such Funds (excluding management fees, taxes, interest, brokerage fees, litigation, indemnification and other extraordinary expenses) to the extent such expenses exceed 0.25%, 0.25%, 0.35% and 0.25% per annum of such Funds' average daily net assets, respectively. The expenses shown include this reimbursement. If not included, the "Other Expenses" and "Total Annual Portfolio Expenses" for the Goldman Sachs Growth and Income, International Equity, Global Income and Internet Tollkeeper Funds would be .47% and 1.22%, .99% and 1.99%, 2.05% and 2.95%, and 4.62% and 5.62% respectively.
     The reductions or limitations may be discontinued or modified by the investment advisers in their discretion at any time. The Fund's expenses shown in the fee table are based on estimated expenses for the fiscal year ending December 31, 2000.

(9) Certain expenses of the VIF-Dynamics Fund were absorbed voluntarily by INVESCO. This commitment may be changed at any time following consultation with the board of directors. After the absorption, but excluding any separate offset arrangements, the Fund's other expenses and Total Annual Fund operating expenses for the year ended December 31, 2000 were the same as shown in the table above.

(10) Pursuant to its agreement with Kemper Variable Series, the investment manager and the accounting agent have agreed, for the one year period commencing on May 1, 2000, to limit their respective fees and to reimburse other operating expenses, in a manner communicated to the Board of the Fund, to the extent necessary to limit total operating expenses of the Kemper Small Cap Value Portfolio to .84%.

(11) Each series has an expense offset arrangement which reduces the series' custodian fee based upon the amount of cash maintained by the series with its custodian and dividend disbursing agent. Each series may enter into other such arrangements and directed brokerage arrangements, which would also have the effect of reducing the series' expenses. The expenses shown above do not take into account these expense reductions, and are therefore higher than the actual expenses of the series.

(12) MFS has contractually agreed to bear expenses for these series, subject to reimbursement by the series, such that the series' "Other Expenses" do not exceed 0.15% of the average daily net assets of the series during the fiscal year ending December 31, 1999. Absent the expense reimbursement, the Total Annual Portfolio Expenses for the year ended December 31, 1999, would have been 1.05% for the MFS Global Governments Series, .97% with respect to the MFS High Income Series and 2.49% with respect to the MFS New Discovery Series. The payments made by MFS on behalf of the series under this arrangement are subject to reimbursement by the series to MFS, which will be accomplished by the payment of an expense reimbursement fee by the series to MFS computed and paid monthly at a percentage of the series' average daily net assets for its then current fiscal year, with a limitation that immediately after such payment, the series' "Other Expenses" will not exceed the percentage set forth in the fee table above for the series. The obligation of MFS to bear the series' "Other Expenses" pursuant to this arrangement, and the series' obligation to pay the reimbursement fee to MFS, terminates on the earlier of the date on which payments made by the series equal the prior payment of such reimbursable expenses by MFS or December 31, 2004. MFS may, in its discretion, terminate this arrangement at an earlier date provided that the arrangement will continue for the series until at least May 1, 2001, unless terminated with the consent of the board of trustees which oversees the series.

(13) "Other Expenses" reflects a 0.35% administrative fee for High Yield Bond, a 0.25% administrative fee for Low Duration and Total Return Bond, and a 0.10% administrative fee for StocksPLUS Growth and Income Portfolio.

(14) PIMCO has contractually agreed to reduce total annual Portfolio operating expenses for the Administrative Class shares to the extent they would exceed, due to the payment of organizational expenses and Trustees' fees, 0.75%, 0.65%, 0.65% and 0.65% of the High Yield Bond, Low Duration, StocksPLUS Growth and Income and Total Return Bond Portfolios, respectively, of average daily net assets. Without such reductions, the Total Annual Portfolio Expenses would have been .78% and .69% for the Low Duration Bond and Total Return Bond Portfolios, respectively. Management Fees, Service Fees and Other Expenses are restated as of April 1, 2000.

(15) Effective January 12, 2000, FMR has voluntarily agreed to reimburse Service Class 2 of the fund to the extent that total operating expenses (excluding interest, taxes, certain securities lending costs, brokerage commissions, and extraordinary expenses) as a percentage of its average net assets, exceed 1.25%. This arrangement can be discontinued by FMR at any time.

(16) Effective January 12, 2000, FMR has voluntarily agreed to reimburse Service Class 2 of the fund to the extent that total operating expenses (excluding interest, taxes, certain securities lending costs, brokerage commissions, and extraordinary expenses) as a percentage of its average net assets, exceed 1.75%. This arrangement can be discontinued by FMR at any time.

(17) These expenses are currently capped at .15% through May 1, 2002. Absent this expense cap, other expenses for the year ended December 31, 2000 were .21%.


Explanation of Fee Table

1. After we have had a purchase payment for 7 years, there is no charge by us for a withdrawal of that purchase payment. You may also have to pay income tax and a tax penalty on any money you take out. After the first year, each year you can take up to 10% of your total purchase payments, less the total free withdrawal amount you previously took out in the same contract year without a charge by us. Earnings may be withdrawn at any time without the imposition of the charge.

2. During the accumulation phase, we will not charge the account fee if the value of your contract is $50,000 or more, although, if you make a complete withdrawal, we will charge the account fee.

3. Premium taxes are not reflected. Premium taxes may apply depending on the state where you live.

Examples

     o The examples should not be considered a representation of past or future expenses. Actual expenses may be greater or less than those shown.

     o For purposes of the examples, the assumed average contract size is $30,000.

     o The examples assume that applicable waivers and/or reimbursements for the portfolios will continue for the periods shown.

     o Chart 1 below assumes that you do not select other death benefit riders or the Living Benefit rider, which is the least expensive way to purchase the contract. In this example, the Separate Account Product Charges equal 1.65%, on an annual basis.

     o Chart 2 assumes you select the Compounded-Plus Death Benefit, the Additional Death Benefit - Earnings Preservation Benefit, plus the Living Benefit rider, which is the most expensive way to purchase the contract. In this example, the Separate Account Product Charges equal 2.05%, on an annual basis.


You would pay the following expenses on a $1,000 investment, assuming a 5% annual return on assets: (a) if you surrender the contract at the end of each time period; (b) if you do not surrender the contract or if you apply the account value to an annuity option.

CHART 1

                                                                                Time Periods


                                                                      1 Year           3 years          5 years        10 years
-------------------------------------------------------            ------------- ------------------- -------------- ---------------
A I M Variable Insurance Funds
         AIM V.I. Capital Appreciation                                 (a)$92.59        (a)$123.54    (a)$154.94   (a)$254.10
                                                                       (b)$22.59        (b)$69.54     (b)$118.94   (b)$254.10

         AIM V.I. International Equity                                 (a)$95.00        (a)$130.77    (a)$167.00   (a)$278.22
                                                                       (b)$25.00        (b)$76.77     (b)$131.00   (b)$278.22

         AIM V.I. Value                                                (a)$92.90        (a)$124.45    (a)$156.46   (a)$257.15
                                                                       (b)$22.90        (b)$70.45     (b)$120.46   (b)$257.15

Alliance Variable Products Series Fund, Inc.
         Premier Growth                                                (a)$98.30        (a)$140.62    (a)$183.35   (a)$310.37
                                                                       (b)$28.30        (b)$86.62     (b)$147.35   (b)$310.37

         Real Estate Investment                                        (a)$97.30        (a)$137.65    (a)$178.42   (a)$300.75
                                                                       (b)$27.30        (b)$83.65     (b)$142.42   (b)$300.75

American Century Variable Portfolios, Inc.
         VP Income & Growth                                            (a)$92.29        (a)$122.63    (a)$153.42   (a)$251.04
                                                                       (b)$22.29        (b)$68.63     (b)$117.42   (b)$251.04

         VP International                                              (a)$98.69        (a)$141.81    (a)$185.31   (a)$314.18
                                                                       (b)$28.69        (b)$87.81     (b)$149.31   (b)$314.18

         VP Value                                                      (a)$95.30        (a)$131.67    (a)$168.50   (a)$281.19
                                                                       (b)$25.30        (b)$77.67     (b)$132.50   (b)$281.19

Met Investors Series Trust
         Janus Aggressive Growth                                       (a)$96.30        (a)$134.66    (a)$173.48   (a)$291.02
                                                                       (b)$26.30        (b)$80.66     (b)$137.48   (b)$291.02

         J.P. Morgan Enhanced Index                                    (a)$94.30        (a)$128.67    (a)$163.50   (a)$271.25
                                                                       (b)$24.30        (b)$74.67     (b)$127.50   (b)$271.25

         J.P. Morgan International Equity                              (a)$98.30        (a)$140.62    (a)$183.35   (a)$310.37
                                                                       (b)$28.30        (b)$86.62     (b)$147.35   (b)$310.37

         J.P. Morgan Quality Bond                                      (a)$93.80        (a)$127.16    (a)$160.99   (a)$266.24
                                                                       (b)$23.80        (b)$73.16     (b)$124.99   (b)$266.24

         J.P. Morgan Select Equity                                     (a)$94.60        (a)$129.57    (a)$165.00   (a)$274.24
                                                                       (b)$24.60        (b)$75.57     (b)$129.00   (b)$274.24

         J.P. Morgan Small Cap Stock                                   (a)$98.00        (a)$139.73    (a)$181.87   (a)$307.49
                                                                       (b)$28.00        (b)$85.73     (b)$145.87   (b)$307.49





         Lord Abbett Bond Debenture                                    (a)$94.80        (a)$130.17    (a)$166.00   (a)$276.23
                                                                       (b)$24.80        (b)$76.17     (b)$130.00   (b)$276.23

         Lord Abbett Developing Growth                                 (a)$97.30        (a)$137.65    (a)$178.42   (a)$300.75
                                                                       (b)$27.30        (b)$83.65     (b)$142.42   (b)$300.75

         Lord Abbett Growth and Income                                 (a)$94.20        (a)$128.37    (a)$163.00   (a)$270.25
                                                                       (b)$24.20        (b)$74.37     (b)$127.00   (b)$270.25

         Lord Abbett Growth Opportunities                              (a)$96.30        (a)$134.66    (a)$173.48   (a)$291.02
                                                                       (b)$26.30        (b)$80.66     (b)$137.48   (b)$291.02

         Lord Abbett Mid-Cap Value                                     (a)$96.80        (a)$136.16    (a)$175.95   (a)$295.90
                                                                       (b)$26.80        (b)$82.16     (b)$139.95   (b)$295.90

         MFS Research International                                    (a)$97.80        (a)$139.14    (a)$180.89   (a)$305.57
                                                                       (b)$27.80        (b)$85.14     (b)$144.89   (b)$305.57

         MFS Mid-Cap Growth                                            (a)$95.80        (a)$133.17    (a)$170.19   (a)$286.12
                                                                       (b)$25.80        (b)$79.17     (b)$134.99   (b)$286.12

         Oppenheimer Capital Appreciation                              (a)$95.30        (a)$131.67    (a)$168.50   (a)$281.19
                                                                       (b)$25.30        (b)$77.67     (b)$132.50   (b)$281.19

         PIMCO Innovation                                              (a)$98.79        (a)$142.11    (a)$185.80   (a)$315.14
                                                                       (b)$28.79        (b)$88.11     (b)$149.80   (b)$315.14

         PIMCO Total Return                                            (a)$94.30        (a)$128.67    (a)$163.50   (a)$271.25
                                                                       (b)$24.30        (b)$74.67     (b)$127.50   (b)$271.25

         PIMCO Money Market                                            (a)$92.80        (a)$124.15    (a)$155.95   (a)$256.13
                                                                       (b)$22.80        (b)$70.15     (b)$119.95   (b)$256.13

         MET/Putnam Research                                           (a)$96.30        (a)$134.66    (a)$173.48   (a)$291.02
                                                                       (b)$26.30        (b)$80.66     (b)$137.48   (b)$291.02

Dreyfus Stock Index Fund                                               (a)$90.39        (a)$116.87    (a)$143.75   (a)$231.43
                                                                       (b)$20.39        (b)$62.87     (b)$107.75   (b)$231.43

Dreyfus Variable Investment Fund
         Appreciation Portfolio                                        (a)$95.60        (a)$132.57    (a)$170.00   (a)$284.15
                                                                       (b)$25.60        (b)$78.57     (b)$134.00   (b)$284.15

         Disciplined Stock Portfolio                                   (a)$95.90        (a)$133.47    (a)$171.49   (a)$287.10
                                                                       (b)$25.90        (b)$79.47     (b)$135.49   (b)$287.10

Franklin Templeton Variable Insurance Products Trust

         Franklin Small Cap                                            (a)$96.00        (a)$133.77    (a)$171.99   (a)$288.08
                                                                       (b)$26.00        (b)$79.77     (b)$135.99   (b)$288.08







         Mutual Shares Securities                                      (a)$95.70        (a)$132.87    (a)$170.49   (a)$285.14
                                                                       (b)$25.70        (b)$78.87     (b)$134.49   (b)$285.14


         Templeton Developing Markets Securities                       (a)$103.37       (a)$155.65    (a)$208.06   (a)$357.82
                                                                       (b)$33.37        (b)$101.65    (b)$172.06   (b)$357.82


         Franklin Large Cap Growth Securities                          (a)$95.50        (a)$132.27    (a)$169.50   (a)$283.17
                                                                       (b)$25.50        (b)$78.27     (b)$133.50   (b)$283.17


         Templeton Global Income Securities                            (a)$94.30        (a)$128.67    (a)$163.50   (a)$271.25
                                                                       (b)$24.30        (b)$74.67     (b)$127.50   (b)$271.25


         Templeton Growth Securities                                   (a)$96.60        (a)$135.56    (a)$174.96   (a)$293.95
                                                                       (b)$26.60        (b)$81.56     (b)$138.96   (b)$293.95


         Templeton International Securities                            (a)$96.60        (a)$135.56    (a)$174.96   (a)$293.95
                                                                       (b)$26.60        (b)$81.56     (b)$138.96   (b)$293.95


Goldman Sachs Variable Insurance Trust
         Goldman Sachs VIT Growth and Income Fund                      (a)$96.80        (a)$136.16    (a)$175.95   (a)$295.90
                                                                       (b)$26.80        (b)$82.16     (b)$139.95   (b)$295.90

         Goldman Sachs VIT Internet Tollkeeper Fund                    (a)$97.80        (a)$139.14    (a)$180.89   (a)$305.57
                                                                       (b)$27.80        (b)$85.14     (b)$144.89   (b)$305.57


         Goldman Sachs VIT Global Income Fund                          (a)$96.80        (a)$136.16    (a)$175.95   (a)$295.90
                                                                       (b)$26.80        (b)$82.16     (b)$139.95   (b)$295.90

         Goldman Sachs VIT International Equity Fund                   (a)$97.80        (a)$139.14    (a)$180.89   (a)$305.57
                                                                       (b)$27.80        (b)$85.14     (b)$144.89   (b)$305.57

INVESCO Variable Investment Funds, Inc.
         INVESCO VIF - Dynamics Fund                                   (a)$96.20        (a)$134.36    (a)$172.98   (a)$290.04
                                                                       (b)$26.20        (b)$80.36     (b)$136.98   (b)$290.04

         INVESCO VIF - High Yield Fund                                 (a)$95.80        (a)$133.17    (a)$170.99   (a)$286.12
                                                                       (b)$25.80        (b)$79.17     (b)$134.99   (b)$286.12

Kemper Variable Series
         Kemper Government Securities                                  (a)$91.59        (a)$120.51    (a)$149.87   (a)$243.86
                                                                       (b)$21.59        (b)$66.51     (b)$113.87   (b)$243.86

         Kemper Small Cap Growth                                       (a)$92.39        (a)$122.94    (a)$153.93   (a)$252.06
                                                                       (b)$22.39        (b)$68.94     (b)$117.93   (b)$252.06






         Kemper Small Cap Value                                        (a)$93.70        (a)$126.86    (a)$160.49   (a)$265.23
                                                                       (b)$23.70        (b)$72.86     (b)$124.49   (b)$265.23

Scudder Variable Life Investment Fund
         International                                                 (a)$98.13        (a)$140.12    (a)$182.51   (a)$308.74
                                                                       (b)$28.13        (b)$86.12     (b)$146.51   (b)$308.74

Liberty Variable Investment Trust

         Newport Tiger Fund, Variable Series                           (a)$97.40        (a)$137.94    (a)$178.92   (a)$301.71
                                                                       (b)$27.40        (b)$83.94     (b)$142.92   (b)$301.71

MFS Variable Insurance Trust
         MFS Emerging Growth                                           (a)$95.70        (a)$132.87    (a)$170.49   (a)$285.14
                                                                       (b)$25.70        (b)$78.87     (b)$134.49   (b)$285.14

         MFS Global Governments                                        (a)$96.40        (a)$134.96    (a)$173.97   (a)$292.00
                                                                       (b)$26.40        (b)$80.96     (b)$137.97   (b)$292.00

         MFS Growth with Income                                        (a)$96.10        (a)$134.06    (a)$172.48   (a)$289.07
                                                                       (b)$26.10        (b)$80.06     (b)$136.48   (b)$289.07

         MFS High Income                                               (a)$96.40        (a)$134.96    (a)$173.97   (a)$292.00
                                                                       (b)$26.40        (b)$80.96     (b)$137.97   (b)$292.00


         MFS Research                                                  (a)$95.90        (a)$133.47    (a)$171.49   (a)$287.10
                                                                       (b)$25.90        (b)$79.47     (b)$135.49   (b)$287.10

         MFS New Discovery                                             (a)$98.00        (a)$139.73    (a)$181.87   (a)$307.49
                                                                       (b)$28.00        (b)$85.73     (b)$145.87   (b)$307.49

PIMCO Variable Insurance Trust
         PIMCO High Yield Bond                                         (a)$92.80        (a)$124.15    (a)$155.95   (a)$256.13
                                                                       (b)$22.80        (b)$70.15     (b)$119.95   (b)$256.13

         PIMCO Low Duration Bond                                       (a)$91.79        (a)$121.12    (a)$150.89   (a)$245.92
                                                                       (b)$21.79        (b)$67.12     (b)$114.89   (b)$245.92

         PIMCO StocksPLUS Growth & Income                              (a)$91.79        (a)$121.12    (a)$150.89   (a)$245.92
                                                                       (b)$21.79        (b)$67.12     (b)$114.89   (b)$245.92

         PIMCO Total Return Bond                                       (a)$94.30        (a)$128.67    (a)$163.50   (a)$271.25
                                                                       (b)$24.30        (b)$74.67     (b)$127.50   (b)$271.25

Putnam Variable Trust
         Putnam VT Growth and Income Fund - Class IB Shares            (a)$91.79        (a)$121.12    (a)$150.89   (a)$245.92
                                                                       (b)$21.79        (b)$67.12     (b)$114.89   (b)$245.92

         Putnam International Growth Fund - Class IB Shares            (a)$97.00        (a)$136.75    (a)$176.94   (a)$297.84
                                                                       (b)$27.00        (b)$82.75     (b)$140.94   (b)$297.84

         Putnam International New Opportunities Fund                   (a)$100.89       (a)$148.31    (a)$196.03   (a)$334.89
          - Class IB Shares                                            (b)$30.89        (b)$94.31     (b)$160.03   (b)$334.89

         Putnam VT New Value Fund - Class IB Shares                    (a)$94.80        (a)$130.17    (a)$166.00   (a)$276.23
                                                                       (b)$24.80        (b)$76.17     (b)$130.00   (b)$276.23

         Putnam VT Vista Fund - Class IB Shares                        (a)$94.30        (a)$128.67    (a)$163.50   (a)$271.25
                                                                       (b)$24.30        (b)$74.67     (b)$127.50   (b)$271.25

Fidelity Variable Insurance Products

        High Income                                                    (a)$94.80        (a)$130.17    (a)$166.00   (a)$276.23
                                                                       (b)$24.80        (b)$76.17     (b)$130.00   (b)$276.23

       Growth                                                          (a)$94.60        (a)$129.57    (a)$165.00   (a)$274.24
                                                                       (b)$24.60        (b)$75.57     (b)$129.00   (b)$274.24

New England Zenith Fund

       Davis Venture Value                                             (a)$94.70        (a)$129.87    (a)$165.50   (a)$275.24
                                                                       (b)$24.70        (b)$75.87     (b)$129.50   (b)$275.24

       Harris Oakmark Mid-Cap Value                                    (a)$96.80        (a)$136.16    (a)$175.95   (a)$295.90
                                                                       (b)$26.80        (b)$82.16     (b)$139.95   (b)$295.90


CHART 2
                                                                                Time Periods


                                                                   1 Year           3 years          5 years        10 years
-------------------------------------------------------         ------------- ------------------- -------------- ---------------

A I M Variable Insurance Funds
         AIM V.I. Capital Appreciation                                 (a)$100.09     (a)$145.95    (a)$192.14   (a)$327.42
                                                                       (b)$30.09        (b)$91.95     (b)$156.14   (b)$327.42

        AIM V.I. International Equity                                  (a)$102.48       (a)$153.02    (a)$203.74   (a)$349.63
                                                                       (b)$32.48        (b)$99.02     (b)$167.74   (b)$349.63

         AIM V.I. Value                                                (a)$100.39       (a)$146.84    (a)$193.60   (a)$330.23
                                                                       (b)$30.39        (b)$92.84     (b)$157.60   (b)$330.23

Alliance Variable Products Series Fund, Inc.
         Premier Growth                                                (a)$105.75       (a)$162.64    (a)$219.46   (a)$379.24
                                                                       (b)$35.75        (b)$108.64    (b)$183.46   (b)$379.24

         Real Estate Investment                                        (a)$104.76       (a)$159.74    (a)$214.72   (a)$370.38





                                                                       (b)$34.76        (b)$105.74    (b)$178.72   (b)$370.38

American Century Variable Portfolios, Inc.
         VP Income & Growth                                            (a)$99.79        (a)$145.07    (a)$190.68   (a)$324.60
                                                                       (b)$29.79        (b)$91.07     (b)$154.68   (b)$324.60

         VP International                                              (a)$106.14       (a)$163.80    (a)$221.34   (a)$382.76
                                                                       (b)$36.14        (b)$109.80    (b)$185.34   (b)$382.76

         VP Value                                                      (a)$102.77       (a)$153.90    (a)$205.18   (a)$352.37
                                                                       (b)$32.77        (b)$99.90     (b)$169.18   (b)$352.37

Met Investors Series Trust
         Janus Aggressive Growth                                       (a)$103.77       (a)$156.82    (a)$209.97   (a)$361.43
                                                                       (b)$33.77        (b)$102.82    (b)$173.97   (b)$361.43

         J.P. Morgan Enhanced Index                                    (a)$101.78       (a)$150.96    (a)$200.37   (a)$343.21
                                                                       (b)$31.78        (b)$96.96     (b)$164.37   (b)$343.21

         J.P. Morgan International Equity                              (a)$105.75       (a)$162.64    (a)$219.46   (a)$379.24
                                                                       (b)$35.75        (b)$108.64    (b)$183.46   (b)$379.24

         J.P. Morgan Quality Bond                                      (a)$101.28       (a)$149.49    (a)$197.96   (a)$338.60
                                                                       (b)$31.28        (b)$95.49     (b)$161.96   (b)$338.60

         J.P. Morgan Select Equity                                     (a)$102.08       (a)$151.84    (a)$201.82   (a)$345.97
                                                                       (b)$32.08        (b)$97.84     (b)$165.82   (b)$345.97

         J.P. Morgan Small Cap Stock                                   (a)$105.45       (a)$161.77    (a)$218.04   (a)$376.59
                                                                       (b)$35.45        (b)$107.77    (b)$182.04   (b)$376.59

         Lord Abbett Bond Debenture                                    (a)$102.28       (a)$152.43    (a)$202.78   (a)$347.81
                                                                       (b)$32.28        (b)$98.43     (b)$166.78   (b)$347.81

         Lord Abbett Developing Growth                                 (a)$104.76       (a)$159.74    (a)$214.72   (a)$370.38
                                                                       (b)$34.76        (b)$105.74    (b)$178.72   (b)$370.38

         Lord Abbett Growth and Income                                 (a)$101.68       (a)$150.67    (a)$199.89   (a)$342.29
                                                                       (b)$31.68        (b)$96.67     (b)$163.89   (b)$342.29

         Lord Abbett Growth Opportunities                              (a)$103.77       (a)$156.82    (a)$209.97   (a)$361.43
                                                                       (b)$33.77        (b)$102.82    (b)$173.97   (b)$361.43

         Lord Abbett Mid-Cap Value                                     (a)$104.26       (a)$158.28    (a)$212.35   (a)$365.92
                                                                       (b)$34.26        (b)$104.28    (b)$176.35   (b)$365.92

         MFS Research International                                    (a)105.25        (a)$161.19    (a)$217.09   (a)$374.82
                                                                       (b)$35.25        (b)$107.19    (b)$181.09   (b)$374.82

         MFS Mid-Cap Growth                                            (a)$103.27       (a)$155.36    (a)$207.58   (a)$356.91
                                                                       (b)$33.27        (b)$101.36    (b)$171.58   (b)$356.91






         Oppenheimer Capital Appreciation                              (a)$102.77       (a)$153.90    (a)$205.18   (a)$352.37
                                                                       (b)$32.77        (b)$99.90     (b)$169.18   (b)$352.37

         PIMCO Innovation                                              (a)$106.24       (a)$164.09    (a)$221.81   (a)$383.63
                                                                       (b)$36.24        (b)$110.09    (b)$185.81   (b)$383.63

         PIMCO Total Return                                            (a)$101.78       (a)$150.96    (a)$200.37   (a)$343.21
                                                                       (b)$31.78        (b)$96.96     (b)$164.37   (b)$343.21

         PIMCO Money Market                                            (a)$100.29       (a)$146.54    (a)$193.11   (a)$329.29
                                                                       (b)$30.29        (b)$92.54     (b)$157.11   (b)$329.29

         MET/Putnam Research                                           (a)$103.77       (a)$156.82    (a)$209.97   (a)$361.43
                                                                       (b)$33.77        (b)$102.82    (b)$173.97   (b)$361.43

Dreyfus Stock Index Fund                                               (a)$97.90        (a)$139.43    (a)$181.43   (a)$306.53
                                                                       (b)$27.90        (b)$85.43     (b)$145.38   (b)$306.53

Dreyfus Variable Investment Fund
         Appreciation Portfolio                                        (a)$103.07       (a)$154.77    (a)$206.62   (a)$355.10
                                                                       (b)$33.07        (b)$100.77    (b)$170.62   (b)$355.10

         Disciplined Stock Portfolio                                   (a)$103.37       (a)$155.65    (a)$208.06   (a)$357.82
                                                                       (b)$33.37        (b)$101.65    (b)$172.06   (b)$357.82

Franklin Templeton Variable Insurance Products Trust

         Franklin Small Cap                                            (a)$103.47       (a)$155.94    (a)$208.53   (a)$358.72
                                                                       (b)$33.47        (b)$101.94    (b)$172.53   (b)$358.72


         Mutual Shares Securities                                      (a)$103.17       (a)$155.07    (a)$207.10   (a)$356.00
                                                                       (b)$33.17        (b)$101.07    (b)$171.10   (b)$356.00


         Templeton Developing Markets Securities                       (a)$110.78       (a)$177.33    (a)$243.22   (a)$422.93
                                                                       (b)$40.78        (b)$123.33    (b)$207.22   (b)$422.93


         Franklin Large Cap Growth Securities                          (a)$102.97       (a)$154.48    (a)$206.14   (a)$354.19
                                                                       (b)$32.97        (b)$100.48    (b)$170.14   (b)$354.19


         Templeton Global Income Securities                            (a)$101.78       (a)$150.96    (a)$200.37   (a)$343.21
                                                                       (b)$31.78        (b)$96.96     (b)$164.37   (b)$343.21


         Templeton Growth Securities                                   (a)$104.06       (a)$157.70    (a)$211.40   (a)$364.12
                                                                       (b)$34.06        (b)$103.70    (b)$175.40   (b)$364.12


         Templeton International Securities                            (a)$104.06       (a)$157.70    (a)$211.40   (a)$364.12





                                                                       (b)$34.06        (b)$103.70    (b)$175.40   (b)$364.12


Goldman Sachs Variable Insurance Trust
         Goldman Sachs VIT Growth and Income Fund                      (a)$104.26       (a)$158.28    (a)$212.35   (a)$365.92
                                                                       (b)$34.26        (b)$104.28    (b)$176.35   (b)$365.92

         Goldman Sachs VIT Internet Tollkeeper Fund                    (a)$105.25       (a)$161.19    (a)$217.09   (a)$374.82
                                                                       (b)$35.25        (b)$107.19    (b)$181.09   (b)$374.82


         Goldman Sachs VIT Global Income Fund                          (a)$104.26       (a)$158.28    (a)$212.35   (a)$365.92
                                                                       (b)$34.26        (b)$104.28    (b)$176.35   (b)$365.92

         Goldman Sachs VIT International Equity Fund                   (a)$105.25       (a)$161.19    (a)$217.09   (a)$374.82
                                                                       (b)$35.25        (b)$107.19    (b)$181.09   (b)$374.82

INVESCO Variable Investment Funds, Inc.
         INVESCO VIF - Dynamics Fund                                   (a)$103.67       (a)$156.53    (a)$209.49   (a)$360.52
                                                                       (b)$33.67        (b)$102.53    (b)$173.49   (b)$360.52

         INVESCO VIF - High Yield Fund                                 (a)$103.27       (a)$155.36    (a)$207.58   (a)$356.91
                                                                       (b)$33.27        (b)$101.36    (b)$171.58   (b)$356.91

Kemper Variable Series
         Kemper Government Securities                                  (a)$99.09        (a)$142.99    (a)$187.27   (a)$317.99
                                                                       (b)$29.09        (b)$88.99     (b)$151.27   (b)$317.99

         Kemper Small Cap Growth                                       (a)$99.89        (a)$145.36    (a)$191.17   (a)$325.54
                                                                       (b)$29.89        (b)$91.36     (b)$155.17   (b)$325.54

         Kemper Small Cap Value                                        (a)$101.18       (a)$149.20    (a)$197.48   (a)$337.67
                                                                       (b)$31.18        (b)$95.20     (b)$161.48   (b)$337.67

Scudder Variable Life Investment Fund
         International                                                 (a)$105.58       (a)$162.15    (a)$218.65   (a)$377.74
                                                                       (b)$35.58        (b)$108.15    (b)$182.65   (b)$377.74

Liberty Variable Investment Trust

         Newport Tiger Fund, Variable Series                           (a)$104.86       (a)$160.03    (a)$215.20   (a)$371.27
                                                                       (b)$34.86        (b)$106.03    (b)$179.20   (b)$371.27

MFS Variable Insurance Trust
         MFS Emerging Growth                                           (a)$103.17       (a)$155.07    (a)$207.10   (a)$356.00
                                                                       (b)$33.17        (b)$101.07    (b)$171.10   (b)$356.00

         MFS Global Governments                                        (a)$103.86       (a)$157.11    (a)$210.44   (a)$362.33
                                                                       (b)$33.86        (b)$103.11    (b)$174.44   (b)$362.33

         MFS Growth with Income                                        (a)$103.57       (a)$156.24    (a)$209.01   (a)$359.62
                                                                       (b)$35.37        (b)$102.24    (b)$173.01   (b)$359.62






         MFS High Income                                               (a)$103.86       (a)$157.11    (a)$210.44   (a)$362.33
                                                                       (b)$33.86        (b)$103.11    (b)$174.44   (b)$362.33


         MFS Research                                                  (a)$103.37       (a)$155.65    (a)$208.06   (a)$357.82
                                                                       (b)$33.37        (b)$101.65    (b)$172.06   (b)$357.82

         MFS New Discovery                                             (a)$105.45       (a)$161.77    (a)$218.04   (a)$376.59
                                                                       (b)$35.45        (b)$107.77    (b)$182.04   (b)$376.59

PIMCO Variable Insurance Trust
         PIMCO High Yield Bond                                         (a)$100.29       (a)$146.54    (a)$193.11   (a)$329.29
                                                                       (b)$30.29        (b)$92.54     (b)$157.11   (b)$329.29

         PIMCO Low Duration Bond                                       (a)$99.29        (a)$143.59    (a)$188.24   (a)$319.88
                                                                       (b)$29.29        (b)$89.59     (b)$152.24   (b)$319.88

         PIMCO StocksPLUS Growth & Income                              (a)$99.29        (a)$143.59    (a)$188.24   (a)$319.88
                                                                       (b)$29.29        (b)$89.59     (b)$152.24   (b)$319.88

         PIMCO Total Return Bond                                       (a)$101.78       (a)$150.96    (a)$200.37   (a)$343.21
                                                                       (b)$31.78        (b)$96.96     (b)$164.37   (b)$343.21

Putnam Variable Trust
         Putnam VT Growth and Income Fund - Class IB Shares            (a)$99.29        (a)$143.59    (a)$188.24   (a)$319.88
                                                                       (b)$29.29        (b)$89.59     (b)$152.24   (b)$319.88

         Putnam International Growth Fund - Class IB Shares            (a)$104.46       (a)$158.86    (a)$213.30   (a)$367.71
                                                                       (b)$34.46        (b)$104.86    (b)$177.30   (b)$367.71

         Putnam International New Opportunities                        (a)$108.32       (a)$170.16    (a)$231.65   (a)$401.82
          Fund - Class IB Shares                                       (b)$38.32        (b)$116.16    (b)$195.65   (b)$401.82

         Putnam VT New Value Fund - Class IB Shares                    (a)$102.28       (a)$152.43    (a)$202.78   (a)$347.81
                                                                       (b)$32.28        (b)$98.43     (b)$166.78   (b)$347.81

         Putnam VT Vista Fund - Class IB Shares                        (a)$101.78       (a)$150.96    (a)$200.37   (a)$343.21
                                                                       (b)$31.78        (b)$96.96     (b)$164.37   (b)$343.21

Fidelity Variable Insurance Products

         High Income                                                   (a)$102.28       (a)$152.43    (a)$202.78   (a)$347.81
                                                                       (b)$32.28        (b)$98.43     (b)$166.78   (b)$347.81

          Growth                                                       (a)$102.08       (a)$151.84    (a)$201.82   (a)$345.97
                                                                       (b)$32.08        (b)$97.84     (b)$165.82   (b)$345.97

New England Zenith Fund

        Davis Venture Value                                            (a)$102.18       (a)$152.14    (a)$202.30   (a)$346.89
                                                                       (b)$32.18        (b)$98.14     (b)$166.30   (b)$346.89

         Harris Oakmark Mid-Cap Value                                  (a)$104.26       (a)$158.28    (a)$212.35   (a)$365.92
                                                                        (b)$34.26        (b)$104.28    (b)$176.35   (b)$365.92


1.  THE ANNUITY CONTRACT

This prospectus describes the Variable Annuity Contract offered by us.

An annuity is a contract between you, the owner, and an insurance company (in this case us), where the insurance company promises to pay an income to you, in the form of annuity payments, beginning on a designated date that you select. Until you decide to begin receiving annuity payments, your annuity is in the accumulation phase. Once you begin receiving annuity payments, your contract switches to the income phase.

The contract benefits from tax deferral. Tax deferral means that you are not taxed on earnings or appreciation on the assets in your contract until you take money out of your contract.

The contract is called a variable annuity because you can choose among the investment portfolios and, depending upon market conditions, you can make or lose money in any of these portfolios. If you select the variable annuity portion of the contract, the amount of money you are able to accumulate in your contract during the accumulation phase depends upon the investment performance of the investment portfolio(s) you select. The amount of the annuity payments you receive during the income phase from the variable annuity portion of the contract also depends, in part, upon the investment performance of the investment portfolios you select for the income phase.


In most states, the contract also contains a fixed account (contact your registered representative regarding your state). The Fixed Account provisions are provided by a rider to your contract and such rider is not intended to be offered by the Prospectus. The fixed account offers an interest rate that is guaranteed by us. We guarantee that the interest rate credited to the fixed account will not be less than 3% per year (or higher if mandated by the state in which the contract is issued). If you select the fixed account, your money will be placed with our other general assets. If you select the fixed account, the amount of money you are able to accumulate in your contract during the accumulation phase depends upon the total interest credited to your contract. The amount of the annuity payments you receive during the income phase from the fixed account portion of the contract will remain level for the entire income phase, unless you make a transfer from the Separate Account to the General Account. Please see the terms of your actual contract for more information.

As owner of the contract, you exercise all interest and rights under the contract. You can change the owner at any time by notifying us in writing. The contract may be owned by joint owners (limited to two natural persons). We have described more information on this under "Other Information."

2.  PURCHASE

Purchase Payments

A purchase payment is the money you give us to invest in the contract. The initial purchase payment is due on the date the contract is issued. We reserve the right to reject any purchase payment. Subject to the minimum and maximum payment requirements (see below), you may make additional purchase payments.

     o The minimum initial purchase payment we will accept is $5,000 when the contract is purchased as a non-qualified contract.

     o If you are purchasing the contract as part of an IRA (Individual Retirement Annuity), 401(k) or other qualified plan, the minimum we will accept is $2,000.

     o The maximum we accept is a total of $1 million without our prior approval.

     o You can make additional purchase payments of $500 or more to either type of contract (qualified and non-qualified).


We may terminate your contract by paying you the account value, in one sum if prior to the annuity date, you do not make purchase payments for two consecutive contract years, the total amount of purchase payments made, less any partial withdrawals, is less than $2,000, and the account value on or after the end of such two year period is less than $2,000.

Allocation of Purchase Payments

When you purchase a contract, we will allocate your purchase payment to the fixed account and/or any of the investment portfolios you have selected. Each allocation must be at least $500 and must be in whole numbers.

We have reserved the right to restrict payments to the fixed account if either of the following conditions exist:

     o the credited interest rate on the fixed account is equal to the guaranteed minimum (currently, 3%); or

     o your contract value in the fixed account equals or exceeds our published maximum for fixed account allocation (currently, there is no limit).

If you make additional purchase payments, we will allocate them in the same way as your first purchase payment unless you tell us otherwise. You may change your allocation instructions at any time by notifying us in writing or by calling us. If there are joint owners, unless we are instructed to the contrary, we will accept allocation instructions from either joint owner. Once we receive your purchase payment and the necessary information, we will issue your contract and allocate your first purchase payment within 2 business days. If you do not give us all of the information we need, we will contact you to get it before we make any allocation. If for some reason we are unable to complete this process within 5 business days, we will either send back your money or get your permission to keep it until we get all of the necessary information. If you add more money to your contract by making additional purchase payments, we will credit these amounts to your contract within one business day. Our business day closes at the close of normal trading on the New York Stock Exchange closes, usually 4:00 p.m. Eastern time.

Free Look

If you change your mind about owning this contract, you can cancel it within 10 days after receiving it (or, in California within 30 days if you are 60 years or older when we issue the contract). When you cancel the contract within this time period, we will not assess a withdrawal charge. You will receive back whatever your contract is worth on the day we receive your request. This may be more or less than your payment depending upon the performance of the portfolios you allocated your purchase payment to during the free look period. This means that you bear the risk of any decline in the value of your contract during the free look period. We do not refund any charges or deductions assessed during the free look period. If you have purchased the contract as an IRA, or in certain states, we are required to give you back your purchase payment (or such other required amount) if you decide to cancel your contract within 10 days after receiving it (or whatever period is required).

Accumulation Units

The value of the variable annuity portion of your contract will go up or down depending upon the investment performance of the investment portfolio(s) you choose. In order to keep track of the value of your contract, we use a unit of measure we call an accumulation unit. (An accumulation unit works like a share of a mutual fund.) During the income phase of the contract we call the unit an annuity unit.

Every business day we determine the value of an accumulation unit for each of the investment portfolios by multiplying the accumulation unit value for the immediately preceding business day by a factor for the current business day. The factor is determined by:

     1) dividing the value of a portfolio at the end of the current business day by the value of a portfolio for the previous business day, and

     2) multiplying it by one minus the daily amount of the separate account product charges (including any death benefit rider charges), and any charges for taxes.

The value of an accumulation unit may go up or down from day to day.

When you make a purchase payment, we credit your contract with accumulation units. The number of accumulation units credited is determined by dividing the amount of the purchase payment allocated to an investment portfolio by the value of the accumulation unit for that investment portfolio.

We calculate the value of an accumulation unit for each investment portfolio after the New York Stock Exchange closes each day and then credit your contract.

Example: On Monday we receive an additional purchase payment of $5,000 from you. You have told us you want this to go to the J.P. Morgan Quality Bond Portfolio. When the New York Stock Exchange closes on that Monday, we determine that the value of an accumulation unit for the J.P. Morgan Quality Bond Portfolio is $13.90. We then divide $5,000 by $13.90 and credit your contract on Monday night with 359.71 accumulation units for the J.P. Morgan Quality Bond Portfolio.

Account Value

Account value is equal to the sum of your interests in the investment portfolios and the fixed account.


Contract Exchanges

From time to time we may offer programs under which certain fixed or variable annuity contracts previously issued by us may be exchanged for the contacts offered by this prospectus. These programs will be made available on terms and conditions determined by us, and any such programs will comply with applicable law. We believe the exchanges will be tax free for Federal income tax purposes; however you should consult your tax adviser.

3.  INVESTMENT OPTIONS

The contract offers 66 investment portfolios which are listed below. Additional investment portfolios may be available in the future.

You should read the prospectuses for these funds carefully. Copies of these prospectuses will accompany or precede the delivery of your contract. You can obtain copies of the fund prospectuses by calling or writing to us at: MetLife Investors Insurance Company of California, Policy Service Center, P.O. Box 10366 Des Moines, IA 50306-0366, (800) 343-8496. Certain portfolios contained in the fund prospectuses may not be available with your contract. (See Appendix A which contains a summary of investment objectives and strategies for each investment portfolio.)

The investment objectives and policies of certain of the investment portfolios are similar to the investment objectives and policies of other mutual funds that certain of the same investment advisers manage. Although the objectives and policies may be similar, the investment results of the investment portfolios may be higher or lower than the results of such other mutual funds. The investment advisers cannot guarantee, and make no representation, that the investment results of similar funds will be comparable even though the funds have the same investment advisers.

A fund's performance may be affected by risks specific to certain types of investments, such as foreign securities, derivative investments, non-investment grade debt securities, initial public offerings (IPOs) or companies with relatively small market capitalizations. IPOs and other investment techniques may have a magnified performance impact on a fund with a small asset base. A fund may not experience similar performance as its assets grow.

Shares of the investment portfolios may be offered in connection with certain variable annuity contracts and variable life insurance policies of various life insurance companies which may or may not be affiliated with us. Certain investment portfolios may also be sold directly to qualified plans. The funds believe that offering their shares in this manner will not be disadvantageous to you.

MetLife  Investors  may  enter  into  certain  arrangements  under  which  it is
reimbursed  by  the  investment   portfolios'   advisers,   distributors  and/or
affiliates for the administrative services which it provides to the portfolios.

AIM VARIABLE INSURANCE FUNDS

AIM Variable  Insurance  Funds is a mutual fund with  multiple  portfolios.  AIM
Advisors, Inc. is the investment adviser to each portfolio. The following portfolios are available under the contract:

         o   AIM V.I. Capital Appreciation Fund
         o   AIM V.I. International Equity Fund
         o   AIM V.I. Value Fund


ALLIANCE VARIABLE PRODUCTS SERIES FUND, INC.

Alliance Variable Products Series Fund, Inc. is a mutual fund with multiple portfolios. Alliance Capital Management L.P. is the investment adviser to each portfolio. The following portfolios are available under the contract:

        o   Premier Growth Portfolio (Class B)
        o   Real Estate Investment Portfolio (Class B)

AMERICAN CENTURY VARIABLE PORTFOLIOS, INC.

American Century Variable Portfolios, Inc. is a mutual fund with multiple portfolios. American Century Investment Management, Inc. is the investment adviser to each portfolio. The following portfolios are available under the contract:

         o   VP Income & Growth Fund
         o   VP International Fund
         o   VP Value Fund

MET INVESTORS SERIES TRUST

Met Investors Series Trust is a mutual fund with multiple portfolios. Met Investors Advisory Corp. is the investment manager of Met Investors Series Trust. The following Class B portfolios are available under the contract:

         o   Janus Aggressive Growth Portfolio
         o   J.P. Morgan Enhanced Index Portfolio
         o   J.P. Morgan International Equity Portfolio
         o   J.P. Morgan Quality Bond Portfolio
         o   J.P. Morgan Select Equity Portfolio
         o   J.P. Morgan Small Cap Stock Portfolio
         o   Lord Abbett Bond Debenture Portfolio
         o   Lord Abbett Developing Growth Portfolio
         o   Lord Abbett Growth and Income Portfolio
         o   Lord Abbett Growth Opportunities Portfolio
         o   Lord Abbett Mid-Cap Value Portfolio
         o   MFS Research International Portfolio
         o   MFS Mid-Cap Growth Portfolio
         o   Oppenheimer Capital Appreciation Portfolio
         o   PIMCO Innovation Portfolio
         o   PIMCO Total Return Portfolio
         o   PIMCO Money Market Portfolio
         o   Met/Putnam Research Portfolio

DREYFUS STOCK INDEX FUND (Service Shares)

The Dreyfus Corporation serves as the Fund's manager. Dreyfus has hired its affiliate, Mellon Equity Associates, to serve as the Fund's index fund manager and provide day-to-day management of the Fund's investments.

DREYFUS VARIABLE INVESTMENT FUND

Dreyfus Variable Investment Fund is a mutual fund with multiple portfolios. The Dreyfus Corporation serves as the investment adviser. Fayez Sarofim & Co. serves as sub-investment adviser for the Appreciation Portfolio, and provides day-to-day management. The following Service Share portfolios are available under the contract:

         o   Appreciation Portfolio
         o   Disciplined Stock Portfolio


FIDELITY VARIABLE INSURANCE PRODUCTS

Fidelity Variable Insurance Products is a mutual fund with multiple portfolios. Fidelity Management & Research Company is the investment manager. Beginning January 1, 2001, FMR Co., Inc. became the sub-adviser for the fund. The following Service Class 2 portfolios are available under the contract:

         o   High Income Portfolio
         o   Growth Portfolio

FRANKLIN TEMPLETON VARIABLE INSURANCE PRODUCTS TRUST

Franklin Templeton Variable Insurance Products Trust is a mutual fund with multiple portfolios. Effective May 1, 2000, the portfolios of Templeton Variable Products Series Fund were merged into similar portfolios of Franklin Templeton Variable Insurance Products Trust. Each portfolio has two classes of shares:

Class 1 and Class 2. The portfolios available in connection with your contract are Class 2 shares. Franklin Advisers, Inc. is the investment adviser to the Franklin Small Cap Fund, Franklin Large Cap Growth Securities Fund and the Templeton Global Income Securities Fund, Templeton Asset Management Ltd. is the investment adviser for the Templeton Developing Markets Securities Fund, Templeton Investment Counsel, LLC is the investment adviser for the Templeton International Securities Fund, Templeton Global Advisors Limited is the Investment adviser to the Templeton Growth Securities Fund and Franklin Mutual Advisers, LLC is the investment adviser for the Mutual Shares Securities Fund. The following portfolios are available under the contract:

         o   Franklin Small Cap Fund
         o   Mutual Shares Securities Fund
         o   Templeton Developing Markets Securities Fund
         o   Templeton International Securities Fund
         o   Franklin Large Cap Growth Securities Fund
         o   Templeton Global Income Securities Fund
         o   Templeton Growth Securities Fund

GOLDMAN SACHS VARIABLE INSURANCE TRUST (VIT)

Goldman Sachs Variable Insurance Trust is a mutual fund with multiple portfolios. Goldman Sachs Asset Management (GSAM) is the investment adviser for the Goldman Sachs VIT Growth and Income Fund and the Goldman Sachs VIT Internet Tollkeeper Fund and Goldman Sachs Asset Management International (GSAMI) is the investment adviser for the Goldman Sachs VIT International Equity Fund and the Goldman Sachs VIT Global Income Fund. The following portfolios are available under the contract:

         o   Goldman Sachs VIT Growth and Income Fund
         o   Goldman Sachs VIT International Equity Fund
         o   Goldman Sachs VIT Internet Tollkeeper Fund
         o   Goldman Sachs VIT Global Income Fund

INVESCO VARIABLE INVESTMENT FUNDS, INC.

INVESCO Variable Investment Funds, Inc. is a mutual fund with multiple portfolios. INVESCO Funds Group, Inc. is the investment adviser. The following portfolios are available under the contract:

         o   INVESCO VIF - Dynamics Fund
         o   INVESCO VIF - High Yield Fund

KEMPER VARIABLE SERIES

Kemper Variable Series is a mutual fund with multiple portfolios. Zurich Scudder Investments, Inc. is the investment adviser for the Kemper Government Securities Portfolio, the Kemper Small Cap Growth Portfolio and the Kemper Small Cap Value Portfolio. The following portfolios are available under the contract:

         o   Kemper Government Securities Portfolio
         o   Kemper Small Cap Growth Portfolio
         o   Kemper Small Cap Value Portfolio

LIBERTY VARIABLE INVESTMENT TRUST

Liberty Variable Investment Trust is a mutual fund with multiple portfolios. Liberty Advisory Services Corp. (LASC) is the investment manager to the Trust. LASC has engaged Newport Fund Management, Inc. as sub-adviser to provide investment advice for the Newport Tiger Fund, Variable Series. The following portfolio is available under the contract:

         o   Newport Tiger Fund, Variable Series

MFS VARIABLE INSURANCE TRUST

MFS Variable Insurance Trust is a trust with multiple portfolios. Massachusetts Financial Services Company is the investment adviser to each portfolio. The following Service Class portfolios are available under the contract:

         o MFS  Emerging  Growth  Series
         o MFS Global  Governments  Series
         o MFS Growth  With  Income  Series
         o MFS High  Income  Series
         o MFS  Research Series
         o MFS New Discovery Series

NEW ENGLAND ZENITH FUND

New England Zenith Fund is a mutual fund with multiple portfolios. New England Investment Management, Inc. ("NEIM") is the investment adviser. NEIM has hired sub-advisers to make the day-to-day investment decisions. The following portfolios are available under the contract:

           o Davis Venture Value Series (Class E)
           o Harris Oakmark Mid-Cap Value Series (Class B)

PIMCO VARIABLE INSURANCE TRUST

PIMCO Variable Insurance Trust is a mutual fund with multiple portfolios. Pacific Investment Management Company is the investment adviser to each portfolio. The following portfolios are available under the contract:

         o   PIMCO High Yield Bond Portfolio
         o   PIMCO Low Duration Bond Portfolio
         o   PIMCO StocksPLUS Growth and Income Portfolio
         o   PIMCO Total Return Bond Portfolio

PUTNAM VARIABLE TRUST

Putnam Variable Trust is a mutual fund with multiple portfolios. Putnam Investment Management, LLC is the investment adviser to each portfolio. The following portfolios are available under the contract:

         o Putnam  VT  Growth  and  Income  Fund - Class IB  Shares
         o Putnam  VT International  Growth Fund - Class IB Shares
         o Putnam VT  International New  Opportunities  Fund - Class IB Shares
         o Putnam VT New Value Fund - Class IB Shares
         o Putnam VT Vista Fund - Class IB Shares

SCUDDER VARIABLE LIFE INVESTMENT FUND

Scudder Variable Life Investment Fund is a mutual fund with multiple portfolios. Zurich Scudder Investments, Inc. is the investment adviser to each portfolio. The following Class B portfolio is available under the contract:

         o   International Portfolio

Transfers

You can transfer money among the fixed account and the investment portfolios.

The contract provides that you can make 12 transfers every year. We measure a year from the anniversary of the day we issued your contract. We currently allow unlimited transfers during the accumulation phase but reserve the right to limit this in the future. The contract also provides that you can make 12 transfers each year without charge. We are not currently charging a transfer fee but we reserve the right to charge such a fee in the future. If such a charge were to be imposed it would be $25 for each transfer over 12. You can make a transfer to or from the fixed account and to or from any investment portfolio, subject to the limitations below. All transfers made on the same business day will be treated as one transfer. The following apply to any transfer:

     o    Your  request  for  transfer  must  clearly  state  which   investment
          portfolio(s) or the fixed account are involved in the transfer.

     o Your request for transfer must clearly state how much the transfer is for.

     o The minimum amount you can transfer is $500 from an investment portfolio, or your entire interest in the investment portfolio, if less (this does not apply to pre- scheduled transfer programs).

     o The minimum amount that may be transferred from the fixed account is $500, or your entire interest in the fixed account. Transfers out of the fixed account during the accumulation phase are limited to the greater of (a) 25% of the fixed account value at the beginning of the contract year, or (b) the amount transferred out of the fixed account in the prior contract year.

     o During the accumulation phase, your right to make transfers is subject to limitations or modification by us if we determine, in our sole opinion, that the exercise of the right by one or more owners with interests in the investment portfolio is, or would be to the disadvantage of other owners. Restrictions may be applied in any manner reasonably designed to prevent any use of the transfer right that is considered by us to be to the disadvantage of other owners. We will notify you in advance of any restrictions on transfers by written notice. A limitation or modification could be applied to transfers to, or from, one or more of the investment portfolios and could include, but is not limited to:

     >    the requirement of a minimum time period between each transfer;

     > not accepting a transfer request from an agent acting under a power of attorney on behalf of more than one owner;

     > limiting the dollar amount that may be transferred between the investment portfolios by an owner at any one time;

     > requiring that a written transfer request be provided to us, signed by an owner;

     o During the accumulation phase, to the extent permitted by applicable law, during times of drastic economic or market conditions, we may suspend the transfer privilege temporarily without notice and treat transfer requests based on their separate components (a redemption order with simultaneous request for purchase of another investment portfolio). In such a case, the redemption order would be processed at the source investment portfolio's next determined accumulation unit value. However, the purchase of the new investment portfolio would be effective at the next determined accumulation unit value for the new investment portfolio only after we receive the proceeds from the source investment portfolio, or we otherwise receive cash on behalf of the source investment portfolio.

     o For transfers during the accumulation phase, we have reserved the right to restrict transfers to the fixed account if either of the following conditions exist:

     > the credited interest rate is equal to the guaranteed minimum (currently 3%); or

     > your contract value in the fixed account equals or exceeds our published maximum for fixed account contract values (currently, there is no limit).

     o During the accumulation phase, no transfers to the fixed account are allowed for 180 days after the date of a transfer out of the fixed account.

     o During the income phase, you cannot make transfers from the fixed account to the investment portfolios. You can, however, make transfers during the income phase from the investment portfolios to the fixed account and among the investment portfolios.

Telephone Transfers. You and/or your registered representative on your behalf, can make transfers by telephone. Telephone transfers will be automatically permitted unless you tell us otherwise. If you own the contract with a joint owner, unless we are instructed otherwise, we will accept instructions from either you or the other owner. We will use reasonable procedures to confirm that instructions given us by telephone are genuine. We may tape record telephone instructions.

Pre-Scheduled Transfer Program. There are certain programs that involve transfers that we have pre-scheduled. When a transfer is made as a result of such a program, we do not count the transfer in determining the applicability of any transfer fee and certain minimums do not apply. The current pre-scheduled transfers are made in conjunction with the following: Dollar Cost Averaging, Three Months Market Entry, Automatic Rebalancing and Recognized Asset Allocation Programs.

Dollar Cost Averaging Programs

We offer two dollar cost averaging programs described below. By allocating amounts on a regular schedule as opposed to allocating the total amount at one particular time, you may be less susceptible to the impact of market fluctuations. You can elect only one Dollar Cost Averaging program at a time. The dollar cost averaging programs are available only during the accumulation phase.

We reserve the right to modify, terminate or suspend any of the dollar cost averaging programs. There is no additional charge for participating in any of the dollar cost averaging programs. If you participate in any of the dollar cost averaging programs, the transfers made under the program are not taken into account in determining any transfer fee. We may, from time to time, offer other dollar cost averaging programs which have terms different from those described in this prospectus.

The two dollar cost averaging programs are:

1.       Standard Dollar Cost Averaging (DCA)

         This program is for new purchase payments only and allows you to systematically transfer a set amount each month from the fixed account or from any investment portfolio to any of the other investment portfolio(s). These transfers are made on a date you select or, if you do not select a date, on the date that purchase payments are allocated to the dollar cost averaging program. You can terminate the program at any time, at which point transfers under the program will stop.

2.       Enhanced Dollar Cost Averaging Program (EDCA)

         The Enhanced Dollar Cost Averaging (EDCA) Program allows you to systematically transfer amounts from the EDCA account to any investment portfolio(s). The transfer amount will be equal to the amount allocated in the EDCA account divided by the number of DCA months. For example, a $12,000 allocation to a 6-month DCA will consist of six $2,000 transfers, and a final transfer of the interest processed separately as a seventh transfer.

         You can make subsequent purchase payments while you have an active EDCA account in effect. Subsequent purchase payments may be allocated by you to your existing EDCA account. When this happens we create "buckets" within your EDCA account.

               o The EDCA transfer amount will be increased by the subsequent purchase payment divided by the number of EDCA months (6or 12 months as you selected) and thereby accelerates the time period over which transfers are made.

               o Each allocation (bucket) resulting from a subsequent purchase payment will earn interest at the then-current interest rate applied to new allocations to an EDCA account of the same monthly term.

               o Allocations (buckets) resulting from each purchase payment, along with the interest credited, will be transferred on a first-in-first out basis. Using the example above, a subsequent $6,000 allocation to a 6 month EDCA will increase the ECDA transfer amount from $2,000 to $3,000 ($2,000 to $6,000/6). This increase will have the effect of accelerating the rate at which the 1st payment bucket is exhausted. (See Appendix C for further examples of EDCA with multiple purchase Payments.)

         The interest rate earned in an EDCA account will be the 3%, plus any additional interest which we may declare from time to time.

         The first transfer we make under the EDCA program is the date your purchase payment is allocated to your EDCA account. Subsequent transfers will be made each month thereafter on the same day. However, transfers will be made on the 1st day of the following month for purchase payments allocated on the 29th, 30th, or 31st day of a month. If such a day is not a business day, the transfer will take place on the next business day. Transfers will continue on a monthly basis until all amounts are transferred from your EDCA account. Your EDCA account will be terminated as of the last transfer.

         If you decide you no longer want to participate in the program, all money remaining in your Enhanced DCA account will be transferred to the Money Market Portfolio, unless you specify otherwise.

Three Month Market Entry Program

Alternatively, you can participate in the Three Month Market Entry Program which operates in the same manner as the Enhanced Dollar Cost Averaging Program, except it is of 3 months duration.

Automatic Rebalancing Program

Once your money has been allocated to the investment portfolios, the performance of each portfolio may cause your allocation to shift. You can direct us to automatically rebalance your contract to return to your original percentage allocations by selecting our Automatic Rebalancing Program. You can tell us whether to rebalance quarterly, semi-annually or annually. We will measure these periods from the anniversary of the date we issued your contract. If a Dollar Cost Averaging (either DCA or EDCA) program is in effect, rebalancing allocations will be based on your current EDCA or DCA allocations. If you are not participating in a Dollar Cost Averaging program, we will make allocations based upon your current purchase payment allocations, unless you tell us otherwise.

The Automatic Rebalancing Program is available only during the accumulation phase. There is no additional charge for participating in the Automatic Rebalancing Program. If you participate in the Automatic Rebalancing Program, the transfers made under the program are not taken into account in determining any transfer fee.

Example:
         Assume that you want your initial purchase payment split between 2 investment portfolios. You want 40% to be in the J.P. Morgan Quality Bond Portfolio and 60% to be in the J.P. Morgan Select Equity
         Portfolio. Over the next 2 1/2 months the bond market does very well while the stock market performs poorly. At the end of the first quarter, the J.P. Morgan Quality Bond Portfolio now represents 50% of your holdings because of its increase in value. If you have chosen to have your holdings rebalanced quarterly, on the first day of the next quarter, we will sell some of your units in the J.P. Morgan Quality Bond Portfolio to bring its value back to 40% and use the money to buy more units in the J.P. Morgan Select Equity Portfolio to increase those holdings to 60%.

Recognized Asset Allocation Programs

We recognize the value to certain owners of having available, on a continuous basis, advice for the allocation of your money among the investment options available under the contracts. Certain providers of these types of services have agreed to provide such services to owners in accordance with our administrative rules regarding such programs.

We have made no independent investigation of these programs. We have only established that these programs are compatible with our administrative systems and rules. Recognized asset allocation programs are only available during the accumulation phase. Currently, we do not charge for participating in a recognized asset allocation program.

Even though we permit the use of recognizing asset allocation programs, the contract was not designed for professional market timing organizations. Repeated patterns of frequent transfers are disruptive to the operations of the investment portfolios, and when we become aware of such disruptive practices, we may impose restrictions on transfers pursuant to the terms of the contract.

If you participate in an Recognized Asset Allocation Program, the transfers made under the program are not taken into account in determining any transfer fee.

Voting Rights

We are the legal owner of the investment portfolio shares. However, we believe that when an investment portfolio solicits proxies in conjunction with a vote of shareholders, we are required to obtain from you and other affected owners instructions as to how to vote those shares. When we receive those instructions, we will vote all of the shares we own in proportion to those instructions. This will also include any shares that we own on our own behalf. Should we determine that we are no longer required to comply with the above, we will vote the shares in our own right.

Substitution

We may apply to the Securities and Exchange Commission for permission to substitute one or more of the investment portfolios you have selected with another portfolio. We would not do this without the prior approval of the Securities and Exchange Commission. We will give you notice of our intent to do this and confirmation of unit activity after it occurs.

4.   EXPENSES

There are charges and other expenses associated with the contracts that reduce the return on your investment in the contract. These charges and expenses are:

Product Charges

Separate Account Product Charges

Each day, we make a deduction for our separate account product charges (which consist of the mortality and expense charge, the administration charge and the charges related to any death benefit riders). We do this as part of our calculation of the value of the accumulation units and the annuity units.

Mortality and Expense Charge. We assess a daily mortality and expense charge which is equal, on an annual basis, to 1.15% of the average daily net asset value of each investment portfolio, after fund expenses have been deducted. This charge is for all the insurance benefits e.g., guarantee of annuity rates, certain death benefits, for certain expenses of the contract, and for assuming the risk (expense risk) that the current charges will be insufficient in the future to cover the cost of administering the contract. If the charges under the contract are not sufficient, then we will bear the loss. We do, however, expect to profit from this charge. The mortality and expense charge cannot be increased. We may use any profits we make from this charge to pay for the costs of distributing the contract.

Administration Charge. This charge is equal, on an annual basis, to .25% of the daily value of the contract invested in an investment portfolio, after fund expenses have been deducted. This charge, together with the account fee (see below), is for the expenses associated with the administration of the contract. Some of these expenses are: preparation of the contract, confirmations, annual reports and statements, maintenance of contract records, personnel costs, legal and accounting fees, filing fees, and computer and systems costs.

Death Benefit Rider Charges. If you select one of the following death benefit riders, we assess a daily charge during the accumulation phase equal, on an annual basis, to the percentages below of the average daily net asset value of each investment portfolio:

      Compounded-Plus Death Benefit                             .15%
      Additional Death Benefit - Earnings Preservation Benefit  .25%

Account Fee

During the accumulation phase, every contract year on your contract anniversary which is the date when your contract was issued, we will deduct $30 from your contract as an account fee if your account value is less than $50,000. If you make a complete withdrawal from your contract, the full account fee will be deducted from the account value regardless of the account value. During the accumulation phase, the account fee is deducted pro-rata from the investment portfolios. This charge is for administrative expenses(see above). This charge cannot be increased.

A pro rata portion of the charge will be deducted from the account value if the annuity date is other than a contract anniversary. If your account value on the annuity date is at least $50,000, then we will not deduct the account fee. After the annuity date, the charge will be collected monthly out of the annuity payment, regardless of the size of your contract.


GMIB - Living Benefit Rider Charge

We offer a Guaranteed Minimum Income Benefit - Living Benefit rider which you can select when you purchase the contract. If you select the Living Benefit rider, we will assess a charge during the accumulation phase equal to .35% of the income base (see Annuity Payments (The Income Phase)- Guaranteed Minimum Income Benefit - Living Benefit Rider for a discussion of how the income base is determined) at the time the rider charge is assessed. The charge is first assessed at the first contract anniversary and then at each subsequent contract anniversary, up to and including the anniversary on or immediately before the date the rider is exercised. If you make a full withdrawal (surrender) or if you begin to receive annuity payments at the annuity date, a pro-rata portion of the rider charge will be assessed. The Living Benefit rider charge is deducted pro-rata from each investment portfolio and the fixed account in the ratio each account bears to your total account value.

Withdrawal Charge

During the accumulation phase, you can make withdrawals from your contract. Once a contract year after the first contract year, you can withdraw up to 10% of your total purchase payments, less the total free withdrawal amount previously withdrawn in the same contract year, and no withdrawal charge will be assessed (free withdrawal amount).

A withdrawal charge is assessed against purchase payments withdrawn in excess of the free withdrawal amount. After we have had a purchase payment for 7 years, there is no charge when you withdraw that purchase payment. We do not assess a withdrawal charge on earnings withdrawn from the contract. Earnings are defined as the value in your contract minus remaining purchase payments. The withdrawal charge is calculated at the time of each withdrawal. We keep track of each purchase payment from the date of its receipt. Amounts will be withdrawn from your contract in the following order:

     o Earnings in the contract (earnings are equal to your account value, less purchase payments not withdrawn); and then

     o    The free withdrawal amount described above, if any; then

     o Purchase payments not previously withdrawn, in the order such purchase payments were made: the oldest purchase payment first, the next purchase payment second, etc. until all purchase payments have been withdrawn.

Withdrawal charges are determined in accordance with the following:
                                                               % Charge
Number of Complete Years                                     (of Purchase
from Receipt of Purchase Payment                               Payment)
--------------------------------                              --------
0                                                             7
1                                                             6
2                                                             6
3                                                             5
4                                                             4
5                                                             3
6                                                             2
7 and thereafter                                              0

When the withdrawal is for only part of the value of your contract, the withdrawal charge is deducted from the remaining account value, if sufficient, or from the amount withdrawn.

If the account value is smaller than the total of all purchase payments, the withdrawal charge only applies up to the account value.

We do not assess the withdrawal charge on any payments paid out as annuity payments or as death benefits. In addition, we will not assess the withdrawal charge on required minimum distributions from qualified contracts but only as to amounts required to be distributed from this contract.

NOTE: For tax purposes, earnings are considered to come out first.

Reduction or Elimination of the Withdrawal Charge

General

We may reduce or eliminate the amount of the withdrawal charge when the contract is sold under circumstances which reduce our sales expense. Some examples are: if there is a large group of individuals that will be purchasing the contract or a prospective purchaser already had a relationship with us. We may not deduct a withdrawal charge under a contract issued to an officer, director, employee, or a family member of our officer, director, or employee of ours or any of our affiliates and we may not deduct a withdrawal charge under a contract issued to an officer, director or employee or family member of an officer, director or employee of a broker-dealer which is participating in the offering of the contract.

Nursing Home or Hospital Confinement Waiver

We will not impose a withdrawal charge if, after you have owned the contract for one year, you, or your joint owner, becomes confined to a nursing home and/or hospital for at least 90 consecutive days or confined for a total of at least 90 days if there is no more than a 6 month break in confinement and the confinements are for related causes under a doctor's care. The confinement must begin after the first contract anniversary and you must have been the owner continuously since the contract was issued (or have become the owner as the spousal beneficiary who continues the contract). This waiver terminates on the annuity date. We will not accept additional purchase payments once this waiver is used. This is called the Nursing Home or Hospital Confinement Waiver.

Terminal Illness Waiver

After the first contract anniversary, we will waive the withdrawal charge if you, or your joint owner, are terminally ill and not expected to live more than 12 months; you were not diagnosed with the terminal illness on the date we issued your contract; and you have been the owner continuously since the contract was issued (or have become the owner as the spousal beneficiary who continues the contract). This waiver terminates on the annuity date. We will not accept additional purchase payments once this waiver is used. This is called the Terminal Illness Waiver.

Premium Taxes

Some states and other governmental entities (e.g., municipalities) charge premium taxes or similar taxes. We are responsible for the payment of these taxes and will make a deduction from the value of the contract for them. Some of these taxes are due when the contract is issued, others are due when annuity payments begin. It is our current practice to not charge anyone for these taxes until annuity payments begin. We may some time in the future discontinue this practice and assess the charge when the tax is due. Premium taxes generally range from 0% to 4%, depending on the state.

Transfer Fee

We currently allow unlimited transfers without charge during the accumulation period. However, we have reserved the right to limit the number of transfers to 12 free transfers per year and to charge a transfer fee of $25 for transfers greater than 12 in any year. We are currently waiving the transfer fee but reserve the right to charge it in the future. The transfer fee is deducted from the investment portfolio or fixed account from which the transfer is made. However, if the entire interest in an account is being transferred, the transfer fee will be deducted from the amount which is transferred.

If the transfer is part of a pre-scheduled transfer program, it will not count in determining the transfer fee.

Income Taxes

We will deduct from the contract for any income taxes which it incurs because of the contract. At the present time, we are not making any such deductions.

Investment Portfolio Expenses

There are deductions from and expenses paid out of the assets of the various investment portfolios, which are described in the fee table in this prospectus and the fund prospectuses. These deductions and expenses are not charges under the terms of the contract but are represented in the share values of the investment options.

5.   ANNUITY PAYMENTS (THE INCOME PHASE)

Annuity Date

Under the contract you can receive regular income payments (referred to as annuity payments). You can choose the month and year in which those payments begin. We call that date the annuity date. Your annuity date must be the first day of a calendar month and must be at least 30 days after we issue the contract. Annuity payments must begin by the first day of the calendar month following the annuitant's 90th birthday or 10 years from the date we issue your contract, whichever is later (this requirement may be changed by us).

We ask you to choose your annuity date when you purchase the contract. You can change it at any time before the annuity date with 30 days notice to us. Unless you choose an annuity date, it will be the later of the first day of the calendar month after the annuitant's 90th birthday or ten (10) years from the date your contract was issued.

Annuity Payments

You (unless another payee is named) will receive the annuity payments during the income phase. The annuitant is the natural person(s) whose life we look to in the determination of annuity payments.

During the income phase, you have the same investment choices you had just before the start of the income phase. At the annuity date, you can choose whether payments will come from the:

        o         fixed account,
        o         the available investment portfolio(s), or
        o         a combination of both.

If you don't tell us otherwise, your annuity payments will be based on the investment allocations that were in place on the annuity date.

If you choose to have any portion of your annuity payments come from the investment portfolio(s), the dollar amount of your payment will depend upon 3 things:

1) the value of your contract in the investment portfolio(s) on the annuity date,

2) the assumed investment rate (you select) used in the annuity table for the contract, and

3)   the performance of the investment portfolios you selected.

At the time you purchase the contract,  you select the assumed investment return
(AIR), which must be acceptable to us. You can change the AIR with 30 days notice to us prior to annuity date. If you do not select an AIR, we will use 3%. If the actual performance exceeds the AIR, your annuity payments will increase. Similarly, if the actual investment performance is less than the AIR, your annuity payments will decrease.

Annuity payments are made monthly (or at any frequency permitted under the contract) unless you have less than $5,000 to apply toward an Annuity Option. In that case, we may provide your annuity payment in a single lump sum instead of annuity payments. Likewise, if your annuity payments would be or become less than $100 a month, we have the right to change the frequency of payments so that your annuity payments are at least $100.

Annuity Options

You can choose among income plans. We call those annuity options. We ask you to choose an annuity option when you purchase the contract. You can change it at any time before the annuity date with 30 days notice to us. If you do not choose an annuity option at the time you purchase the contract, Option 2 which provides a life annuity with 10 years of guaranteed annuity payments will automatically be applied.

You can choose one of the following annuity options or any other annuity option acceptable to us. After annuity payments begin, you cannot change the annuity option.

Option 1. Life Annuity. Under this option, we will make annuity payments so long as the annuitant is alive. We stop making annuity payments after the annuitant's death.

Option 2. Life Annuity With 10 Years of Annuity Payments Guaranteed. Under this option, we will make annuity payments so long as the annuitant is alive. However, if, when the annuitant dies, we have made annuity payments for less than ten years, we will then continue to make annuity payments for the rest of the 10 year period. If you do not want to continue receiving annuity payments, you may elect to have the present value of the guaranteed variable annuity payments remaining (as of the date due proof of the annuitant's death is received at our annuity service office) commuted at the AIR selected. We will require return of your contract and proof of death before we pay the commuted values.

Option 3. Joint and Last Survivor Annuity. Under this option, we will make annuity payments so long as the annuitant and a second person (joint annuitant) are both alive. When either annuitant dies, we will continue to make annuity payments, so long as the survivor continues to live. We will stop making annuity payments after the last survivor's death.

Option 4. Joint and Last Survivor Annuity with 10 Years of Annuity Payments Guaranteed. Under this option, we will make annuity payments so long as the annuitant and a second person (joint annuitant) are both alive. When either annuitant dies, we will continue to make annuity payments, so long as the survivor continues to live. However, if, at the last death of the annuitant and the joint annuitant, we have made annuity payments for less than ten years, we will then continue to make annuity payments for the rest of the 10 year period. If you do not want to continue receiving annuity payments, you may elect to have the present value of the guaranteed variable annuity payments remaining (as of the date due proof of the annuitant's death is received at our annuity service office) commuted at the AIR selected. We will require return of your contract and proof of death before we pay the commuted values.

Guaranteed Minimum Income Benefit - Living Benefit

At the time you buy the contract, you can elect the guaranteed minimum income benefit (Living Benefit) rider. This benefit may not be available in your state.

The Living Benefit guarantees you a minimum (floor) of fixed income once you begin to receive annuity payments. This floor of fixed income results from annuitizing the Living Income Base (described below) at the Living Benefit annuity purchase rates. You always retain the right to receive annuity payments at any time under the terms of the base annuity contract at the current rates. Upon the exercise of the Living Benefit, your annuity payments will be the greater of:

     o the annuity payment determined by applying the amount of the Income Base to the Guaranteed Minimum Income Benefit annuity table as described in the guaranteed minimum income benefit (Living Benefit) rider; or

     o the annuity payment determined by applying the adjusted account value to the then current fixed annuity option table as found in your contract (for the same annuity option).

When you elect to receive annuity payments under the Living Benefit, you have your choice of two annuity options:

     o a life annuity with a ten year period certain (certain period shortens for ages 80 and above); or

     o    a joint survivor life annuity with a 10 year period certain.

You can only elect the Living Benefit when you purchase the contract and you are under age 75.

Example of Living Benefit:

                           For a male age 55 with an initial purchase payment of $100,000 and no subsequent purchase payments or partial withdrawals, the following minimum (floor) of fixed income is guaranteed under the Living Benefit for various ages at which annuity payments begin:

  Issue Age:               Age when payments begin       Minimum Monthly Annuity
                                                                 Payments

      55                              65                               $788
                                      70                             $1,187
                                      75                             $1,812

                           The example does not show the impact of the Highest Anniversary Value (see below) and it also does not reflect the impact of any applicable premium taxes.


Exercising the Living Benefit:

     o You may only elect an annuity date that is within 30 days after any contract anniversary beginning with the 10th contract anniversary.

     o You must elect an annuity date on or before the 30th day following the contract anniversary immediately after your 85th birthday.

Terminating the Living Benefit Rider:

The Living Benefit rider will terminate upon the earliest of:

     o The date you elect to receive annuity payments either under the Living Benefit rider or the contract;

     o The 30th day following the contract anniversary immediately after your 85th birthday;

     o    The date you make a complete withdrawal of your account value;

     o Death of the owner (unless the spouse is the beneficiary and elects to continue the contract), or death of the annuitant if a non-natural person owns the contract; or

     o Change of the owner, for any reason.

When the Living Benefit rider terminates, the corresponding Living Benefit rider charge terminates.

Income Base

The income base is the greater of (a) or (b) minus (c) below:

     (a) On the Issue Date, the Highest Anniversary Value is equal to your initial purchase payment. The Highest Anniversary Value is increased by additional purchase payments and will be reduced by the percentage reduction in account value caused by subsequent partial withdrawals.

          On each contract anniversary prior to your 81st birthday, the Highest Anniversary Value will be reset equal to the greater of the Highest Anniversary Value at that time or the account value. After your 81st birthday, the Highest Anniversary Value will be increased for subsequent purchase payments and reduced by the percentage reduction in account value caused by subsequent partial withdrawals.


     (b)  Annual Increase Amount:  On the issue date, the annual increase amount
          is equal to your initial purchase  payment.  Thereafter,  the   annual
          increase amount is equal to (i) less (ii), where:

         (i) is purchase payments accumulated at the annual increase rate. The annual increase rate is 6% per year through the contract anniversary immediately prior to your 81st birthday, and 0% per year thereafter;


         (ii) is withdrawal adjustments accumulated at the annual increase rate. Withdrawal adjustments in a contract year are determined according to (1) or (2) as defined below:

                           (1) The withdrawal adjustment for each partial withdrawal in a contract year is the value of the annual increase amount immediately prior to the withdrawal multiplied by the percentage reduction in account value attributable to that partial withdrawal; or

                           (2) If total partial withdrawals in a contract year are 6% or less of the annual increase amount on the previous contract anniversary, the total withdrawal adjustments for that contract year will be set equal to the dollar amount of total partial withdrawals in that contract year. These withdrawal
                                    adjustments   will  replace  the  withdrawal
                                    adjustments defined in (1) above and will be treated as though the corresponding partial withdrawals occurred at the end of that contract year.

       (c) An amount equal to the withdrawal charge which would be assessed upon a complete withdrawal plus premium and other taxes.

It is possible that the income base can be greater than your account value. The income base is not available for withdrawals and is only used for purposes of calculating the Living Benefit Payment and charges for the Living Benefit rider.

While the Living Benefit rider is in effect, the owner (or joint owners) and annuitant (or joint annuitants) must be the same. If a non-natural person owns the contract, then annuitant will be deemed to be the owner in determining the income base and Living Benefit payment. If joint owners are named, the age of the oldest will be used to determine the income base.

The election of the Living Benefit may or may or may not satisfy the minimum distribution requirements. You should contact your own tax adviser about your circumstances.

6.   TAXES

NOTE: We have prepared the following information on taxes as a general discussion of the subject. It is not intended as tax advice to any individual. You should consult your own tax adviser about your own circumstances. We have included an additional discussion regarding taxes in the Statement of Additional Information.

Annuity Contracts in General

Annuity contracts are a means of setting aside money for future needs - usually retirement. Congress recognized how important saving for retirement was and provided special rules in the Internal Revenue Code of 1986 (Code) for annuities.

Simply stated, these rules provide that you will not be taxed on the earnings on the money held in your annuity contract until you take the money out. This is referred to as tax deferral. There are different rules as to how you will be taxed depending on how you take the money out and the type of contract--qualified or non-qualified (see the following sections).

You, as the owner, will not be taxed on increases in the value of your contract until a distribution occurs either as a withdrawal or as annuity payments. When you make a withdrawal you are taxed on the amount of the withdrawal that is earnings. For annuity payments, different rules apply. A portion of each annuity payment is treated as a partial return of your purchase payments and will not be taxed. The remaining portion of the annuity payment will be treated as ordinary income. How the annuity payment is divided between taxable and non-taxable portions depends upon the period over which the annuity payments are expected to be made. Annuity payments received after you have received all of your purchase payments are fully includable in income.

When a non-qualified contract is owned by a non-natural person (e.g., corporation or certain other entities other than a trust holding the contract as an agent for a natural person), the contract will generally not be treated as an annuity for tax purposes.

Qualified and Non-Qualified Contracts

If you purchase the contract as an individual and not under any pension plan, specially sponsored program or an individual retirement annuity, your contract is referred to as a non-qualified contract.

If you purchase the contract under a pension plan, specially sponsored program, or an individual retirement annuity, your contract is referred to as a qualified contract. Examples of qualified plans are: Individual Retirement Annuities
(IRAs), Tax-Sheltered Annuities (sometimes referred to as 403(b) contracts), and pension and profit-sharing plans, which include 401(k) plans and H.R. 10 plans.

A qualified contract will not provide any necessary or additional tax deferral if it is used to fund a qualified plan that is tax deferred. However, the contract has features and benefits other than tax deferral that may make it an appropriate investment for a qualified plan. Loans will not be available under the contract. You should consult your tax adviser regarding these features and benefits prior to purchasing a qualified contract.

Withdrawals - Non-Qualified Contracts

If you make a withdrawal from your non-qualified contract, the Code treats such a withdrawal as first coming from earnings and then from your purchase payments. Such withdrawn earnings are included in income.

The Code also provides that any amount received under an annuity contract which is included in income may be subject to a penalty. The amount of the penalty is equal to 10% of the amount that is includable in income. Certain withdrawals are not subject to the penalty. They include any amounts:

(1)  paid on or after the taxpayer reaches age 59 1/2;

(2)  paid after you die;

(3) paid if the taxpayer becomes totally disabled (as that term is defined in the Code);

(4) paid in a series of substantially equal payments made annually (or more frequently) for life or a period not exceeding life expectancy;

(5)  paid under an immediate annuity; or

(6)  which come from purchase payments made prior to August 14, 1982.

Withdrawals - Qualified Contracts

If you make a withdrawal from your qualified contract, a portion of the withdrawal is treated as taxable income. This portion depends on the ratio of pre-tax purchase payments to the after-tax purchase payments in your contract. If all of your purchase payments were made with pre-tax money then the full amount of any withdrawal is includable in taxable income. Special rules may apply to withdrawals from certain types of qualified contracts.

The Code also provides that any amount received under a qualified contract which is included in income may be subject to a penalty. The amount of the penalty is equal to 10% of the amount that is includable in income. Certain withdrawals are not subject to the penalty. They include any amounts:

(1)  paid on or after you reach age 59 1/2;

(2)  paid after you die;

(3)  paid if you become totally disabled (as that term is defined in the Code);

(4) paid to you after leaving your employment in a series of substantially equal periodic payments made annually (or more frequently) under a lifetime annuity;

(5) paid to you after you have attained age 55 and you have left your employment;

(6)  paid for certain allowable medical expenses (as defined in the Code);

(7)  paid pursuant to a qualified domestic relations order;

(8)  paid on account of an IRS levy upon the qualified contract;

(9)  paid from an IRA for medical insurance (as defined in the Code);

(10) paid from an IRA for qualified higher education expenses; or

(11) paid from an IRA for up to $10,000 for qualified first-time homebuyer expenses (as defined in the Code).

The exceptions in (5) and (7) above do not apply to IRAs. The exception in (4) above applies to IRAs but without the requirement of leaving employment.

We have provided a more complete discussion in the Statement of Additional Information.

Withdrawals - Tax-Sheltered Annuities

The Code limits the withdrawal of amounts attributable to purchase payments made under a salary reduction agreement by owners from Tax-Sheltered Annuities. Withdrawals can only be made when an owner:

         (1) reaches age 59 1/2;
         (2) leaves his/her job;
         (3) dies;
         (4) becomes  disabled (as that term is defined in the Code);  or
         (5) in the case of hardship.

However, in the case of hardship, the owner can only withdraw an amount equal to the purchase payments and not any earnings.

Death Benefits

Any death benefits paid under the contract are taxable to the beneficiary. The rules governing the taxation of payments from an annuity contract, as discussed above, generally apply to the payment of death benefits and depend on whether the death benefits are paid as a lump sum or annuity payments. Estate taxes may also apply.

Certain death benefits may be purchased under your contract. Although these types of benefits are used as investment protection and should not give rise to any adverse tax effects, the Internal Revenue Service could take the position that some or all of the charges for these death benefits should be treated as a partial withdrawal from the contract. In such case, the amount of the partial withdrawal may be includable in taxable income and subject to the 10% penalty if the owner is under age 59 1/2.

If the death benefit riders are to be used with a qualified contract, such death benefits may be considered by the Internal Revenue Service as "incidental death benefits." The Code imposes limits on the amount of incidental death benefits allowable for qualified contracts, and if the death benefits selected by you are considered to exceed such limits, the provisions of such benefits could result in currently taxable income to the owners of the qualified contracts. Furthermore, the Code provides that the assets of an IRA (including Roth IRAs) may not be invested in life insurance, but may provide in the case of death during the accumulation phase for a death benefit payment equal to the greater of purchase payments or account value. The contract offers death benefits which may exceed the greater of purchase payments or account value. If these death benefits are determined by the Internal Revenue Service as providing life insurance, the contract may not qualify as an IRA (including Roth IRAs). You should consult your tax adviser regarding these features and benefits prior to purchasing a contract.

Diversification

The Code provides that the underlying investments for a variable annuity must satisfy certain diversification requirements in order to be treated as an annuity contract. We believe that the investment portfolios are being managed so as to comply with the requirements.

Neither the Code nor the Internal Revenue Service Regulations issued to date provide guidance as to the circumstances under which you, because of the degree of control you exercise over the underlying investments, and not us would be considered the owner of the shares of the investment portfolios. If you are considered the owner of the shares, it will result in the loss of the favorable tax treatment for the contract. It is unknown to what extent owners are permitted to select investment portfolios, to make transfers among the investment portfolios or the number and type of investment portfolios owners may select from without being considered the owner of the shares. If any guidance is provided which is considered a new position, then the guidance would generally be applied prospectively. However, if such guidance is considered not to be a new position, it may be applied retroactively. This would mean that you, as the owner of the contract, could be treated as the owner of the shares of the investment portfolios.

Due to the uncertainty in this area, we reserve the right to modify the contract in an attempt to maintain favorable tax treatment.

7.  ACCESS TO YOUR MONEY

You (or in the case of (3) below, your beneficiary) can have access to the money in your contract:

(1)  by making a withdrawal (either a partial or a complete withdrawal);

(2)  by electing to receive annuity payments; or

(3)  when a death benefit is paid to your beneficiary.

Under most circumstances, withdrawals can only be made during the accumulation phase.

When you make a complete withdrawal you will receive the withdrawal value of the contract. The withdrawal value of the contract is the account value of the contract at the end of the business day when we receive a written request for a withdrawal:

        o         less any applicable withdrawal charge,
        o         less any premium tax,
        o         less any account fee, and
        o         less any applicable pro-rata Living Benefit rider charge.

Unless you instruct us otherwise, any partial withdrawal will be made pro-rata from all the investment portfolios and the fixed account you selected. Under most circumstances the amount of any partial withdrawal must be for at least $500, or your entire interest in the investment portfolio or fixed account. We require that after a partial withdrawal is made you keep at least $2,000 in the contract. If the withdrawal would result in the account value being less than $2,000 after a partial withdrawal, we will treat the withdrawal request as a request for a full withdrawal.

We will pay the amount of any withdrawal from the Separate  Account within seven
(7) days of when we receive the request in good order unless the suspension of payments or transfers provision is in effect.

There are limits to the amount you can withdraw from a qualified plan referred to as a 403(b) plan. For a more complete explanation see "Taxes" and the discussion in the Statement of Additional Information.

Income taxes, tax penalties and certain restrictions may apply to any withdrawal you make.

Systematic Withdrawal Program

You may elect the Systematic Withdrawal Program at any time. We do not assess a charge for this program. This program provides an automatic payment to you of up to 10% of your total purchase payments each year. You can receive payments monthly or quarterly. While the Systematic Withdrawal Program is in effect you can make additional withdrawals. However, such withdrawals plus the systematic withdrawals will be considered when determining the applicability of any withdrawal charge. (For a discussion of withdrawal charge see "Expenses" above.)

Income taxes, tax penalties and certain restrictions may apply to Systematic Withdrawals.

Suspension of Payments or Transfers

We may be required to suspend or postpone payments for withdrawals or transfers for any period when:

     (1) the New York Stock Exchange is closed (other than customary weekend and holiday closings);

     (2)  trading on the New York Stock Exchange is restricted;

     (3) an emergency exists as a result of which disposal of shares of the investment portfolios is not reasonably practicable or we cannot reasonably value the shares of the investment portfolios;

     (4) during any other period when the Securities and Exchange Commission, by order, so permits for the protection of owners.

We have reserved the right to defer payment for a withdrawal or transfer from the fixed account for the period permitted by law but not for more than six months.

8.  PERFORMANCE

We periodically advertise performance of the various investment portfolios. We will calculate performance by determining the percentage change in the value of an accumulation unit by dividing the increase (decrease) for that unit by the value of the accumulation unit at the beginning of the period. This performance number reflects the deduction of the separate account product charges (including death benefit rider charges) and the investment portfolio expenses. It does not reflect the deduction of any applicable account fee, withdrawal charge and Living Benefit rider charge. The deduction of these charges would reduce the percentage increase or make greater any percentage decrease. Any advertisement will also include total return figures which reflect the deduction of the separate account product charges (including death benefit rider charges), account fee, withdrawal charges, Living Benefit rider charge and the investment portfolio expenses.

For periods starting prior to the date the contracts were first offered, the performance will be based on the historical performance of the corresponding investment portfolios for the periods commencing from the date on which the particular investment portfolio was made available through the Separate Account.

In addition, for certain investment portfolios performance may be shown for the period commencing from the inception date of the investment portfolio. These figures should not be interpreted to reflect actual historical performance of the Separate Account.

We may, from time to time, include in our advertising and sales materials, tax deferred compounding charts and other hypothetical illustrations, which may include comparisons of currently taxable and tax deferred investment programs, based on selected tax brackets.

We may advertise the Guaranteed Minimum Income Benefit - Living Benefit using illustrations showing how the benefit works with historical performance of specific investment portfolios or with a hypothetical rate of return (which rate will not exceed 12%) or a combination of historical and hypothetical returns. These illustrations will reflect the deduction of all applicable charges including the portfolio expenses of the underlying investment portfolios.

Appendix B and the statement of additional information contain performance information. Future performance will vary and results shown are not necessarily representative of future results.

9.  DEATH BENEFIT

Upon Your Death

If you die during the accumulation phase, we will pay a death benefit to your beneficiary(ies). If you have a joint owner, the death benefit will be paid when the first owner dies. Upon the death of either owner, the surviving joint owner will be the primary beneficiary. Any other beneficiary designation will be treated as a contingent beneficiary, unless instructed otherwise.

The death benefit is determined as of the end of the business day on which we receive both due proof of death and an election for the payment method. The
Annual Step-up is the death benefit for your contract (which is the least expensive option). At the time you purchase the contract, you can select the Compounded-Plus death benefit rider. You can also select the Additional Death Benefit - Earnings Preservation Benefit. If you do not select the Compounded-Plus death benefit, the Annual Step-Up death benefit will be your death benefit. If you are 80 years old or older at the time you purchase the contract, the Annual Step-Up death benefit is the death benefit for your contract and you cannot select any other death benefit riders.

If you select one of these death benefits, we will issue a rider to your contract. The death benefits are described below. Check your contract and rider for the specific provisions applicable. One or more riders may not be available in your state (check with your registered representative regarding availability).

If a non-natural person owns the contract, then annuitant will be deemed to be the owner in determining the death benefit. If there are joint owners, the age of the oldest owner will be used to determine the death benefit amount.

Annual Step-Up Death Benefit

The death benefit will be the greatest of:

     (1)  the account value; or

     (2) total purchase payments, reduced proportionately by the percentage reduction in account value attributable to each partial withdrawal; or

     (3)  the highest anniversary value, as defined below.

         On the date we issue your contract, the highest anniversary value is equal to your initial purchase payment. Thereafter, the highest anniversary value (as recalculated) will be increased by subsequent purchase payments and reduced proportionately by the percentage reduction in account value attributable to each subsequent partial withdrawal. On each contract anniversary prior to your 81st birthday, the highest anniversary value will be recalculated and set equal to the greater of the highest anniversary value before the recalculation or the account value on the date of the recalculation.

If the owner is a natural person and the owner is changed to someone other than a spouse, the death benefit is equal to the greatest of (1), (2) or (3); however, for purposes of calculating (2) and (3) above:

         o Subsection (2) is changed to provide: "The account value as of the effective date of the change of owner, increased by purchase payments received after the date of change of owner, and reduced proportionately by the percentage reduction in account value attributable to each partial withdrawal made after such date"; and
         o for subsection (3), the highest anniversary value will be recalculated to equal your account value as of the effective date of the change of owner.

In the event that a beneficiary who is the spouse of the owner elects to continue the contract in his or her name after the owner dies, the death benefit is equal to the greatest of (1), (2) or (3).

Compounded-Plus Death Benefit

If you select the Compounded-Plus death benefit rider, the death benefit will be the greater of:

         (1)      the account value; or
         (2)      the enhanced death benefit.

         The enhanced death benefit is the greater of (a) or (b) below:

     (a)  Highest  Anniversary  Value:  On the date we issue your contract,  the highest anniversary value is equal to your initial purchase payment. Thereafter, the highest anniversary value (as recalculated) will be increased by subsequent purchase payments and reduced proportionately by the percentage reduction in account value attributable to each subsequent partial withdrawal. On each contract anniversary prior to your 81st birthday, the highest anniversary value will be recalculated and set equal to the greater of the highest anniversary value before the recalculation or the account value on the date of the recalculation.

     (b) Annual Increase Amount: On the date we issue your contract, the annual increase amount is equal to your initial purchase payment. Thereafter, the annual increase amount is equal to (i) less (ii), where:

     (i) is purchase payments accumulated at the annual increase rate. The annual increase rate is 5% per year through the contract anniversary immediately prior to your 81st birthday, and 0% per year thereafter; and

     (ii) is withdrawal adjustments accumulated at the annual increase rate. A withdrawal adjustment is equal to the value of the annual increase amount immediately prior to a withdrawal multiplied by the percentage reduction in account value attributable to that partial withdrawal.

If the owner is a natural person and the owner is changed to someone other than a spouse, the death benefit is equal to the greatest of (1) or (2); however, for purposes of calculating the enhanced death benefit under (2) above:

     (a) for the highest anniversary value, the highest anniversary value will be recalculated to equal your account value as of the effective date of the owner change; and

     (b) for the annual increase amount, the current annual increase amount will be reset to equal your account value as of the effective date of the owner change. For purposes of the calculation of the annual increase amount thereafter, the account value on the effective date of the owner change will be treated as the initial purchase payment and purchase payments received and partial withdrawals taken prior to the change of owner will not be taken into account.

In the event that a beneficiary who is the spouse of the owner elects to continue the contract in his or her name after the owner dies, the death benefit amount is equal to the greater of (1) or (2).

Additional Death Benefit - Earnings Preservation Benefit

The Additional Death Benefit - Earnings Preservation Benefit pays an additional death benefit that is intended to help pay part of the income taxes due at the time of death of the owner or joint owner. The benefit is only available up to age 80 (on the contract issue date) In certain situations, this benefit may not be available for qualified plans (check with your registered representative for details).

Before the contract anniversary immediately prior to your 81st birthday, the additional death benefit is equal to the "benefit percentage" (determined in accordance with the table below) times the result of (a) - (b), where:

     (a)  is the death benefit under your contract; and

     (b) is total purchase payments not withdrawn. For purposes of calculating this value, partial withdrawals are first applied against earnings in the contract, and then against purchase payments not withdrawn.

On or after the contract anniversary immediately prior to your 81st birthday, the additional death benefit is equal to the "benefit percentage" (determined in accordance with table below) times the result of (a) - (b), where:

         (a) is the death benefit on the contract anniversary immediately prior to your 81st birthday, increased by subsequent purchase payments and reduced proportionately by the percentage reduction in account value attributable to each subsequent partial withdrawal; and

         (b) is total purchase payments not withdrawn. For purposes of calculating this value partial withdrawals are first applied against earnings in the contract, and then against purchase payments not withdrawn.

                                     Benefit Percentage

                              Issue Age                    Percentage

                           Ages 69 or younger                 40%
                           Ages 70-79                         25%
                           Ages 80 and above                   0%

If the owner is a natural person and the owner is changed to someone other than a spouse, the additional death benefit is as defined above; however, for the purposes of calculating subsection (b) above "total purchase payments not withdrawn" will be reset to equal the account value as of the effective date of the owner change, and purchase payments received and partial withdrawals taken prior to the change of owner will not be taken into account.

In the event that a beneficiary who is the spouse of the owner elects to continue the contract in his or her name after the owner dies, the additional death benefit will be determined and payable upon receipt of due proof of death of the first spousal beneficiary. Alternatively, the spousal beneficiary may elect to have the additional death benefit determined and added to the account value upon the election, in which case the additional death benefit rider will terminate (and the corresponding death benefit rider charge will also terminate).

General Death Benefit Provisions

The death benefit  amount  remains in the Separate  Account  until  distribution begins. From the time the death benefit is determined until complete distribution is made, any amount in the Separate Account will continue to be subject to the investment risk. This risk is borne by the beneficiary.

A beneficiary must elect the death benefit to be paid under one of the payment options (unless the owner has previously made the election). The entire death benefit must be paid within 5 years of the date of death unless the beneficiary elects to have the death benefit payable under an annuity option. The death benefit payable under an annuity option must be paid over the beneficiary's lifetime or for a period not extending beyond the beneficiary's life expectancy. Payment must begin within one year of the date of death. If the beneficiary is the spouse of the owner, he/she can continue the contract in his/her own name. If continued, the account value will be adjusted to equal the death benefit. (See the provisions above for the specifics on spousal continuation of a contract.)

If a lump sum payment is elected and all the necessary requirements are met, the payment will be made within 7 days. Payment to the beneficiary under an annuity option may only be elected during the 60 day period beginning with the date MetLife Investors receives proof of death. If MetLife Investors does not receive an election during such time, it will make a single sum payment to the beneficiary at the end of the 60 day period.

If the owner or a joint owner, who is not the annuitant, dies during the income phase, any remaining payments under the annuity option elected will continue at least as rapidly as under the method of distribution in effect at the time of the owner's death. Upon the death of the owner or a joint owner during the income phase, the beneficiary becomes the owner.

Death of Annuitant

If the annuitant, not an owner or joint owner, dies during the accumulation phase, you automatically become the annuitant. You can select a new annuitant if you do not want to be the annuitant. However, if the owner is a non-natural person (for example, a corporation), then the death of the primary annuitant will be treated as the death of the owner, and a new annuitant may not be named.

Upon the death of the annuitant after annuity payments begin, the death benefit, if any, will be as provided for in the annuity option selected. Death benefits will be paid at least as rapidly as under the method of distribution in effect at the annuitant's death.

10. OTHER INFORMATION

MetLife Investors

MetLife Investors Insurance Company of California (" MetLife Investors") was originally incorporated on September 6, 1972 as Industrial Indemnity Life Insurance Company, a California corporation and changed its name to Xerox Financial Life Insurance Company in 1986. On June 1, 1995, a wholly-owned subsidiary of General American Life Insurance Company purchased MetLife Investors which on that date changed its name to Cova Financial Life Insurance Company. On January 6, 2000, Metropolitan Life Insurance Company (MetLife) acquired GenAmerica Corporation, the ultimate parent company of MetLife Investors Insurance Company (formerly "Cova Financial Services Life Insurance Company"), the parent company of MetLife Investors Insurance Company of California. MetLife, headquartered in New York City since 1868, is a leading provider of insurance and financial products and services to individual and group customers. We changed our name to MetLife Investors Insurance Company of California on February ____, 2001. In certain states the new name may not yet be approved. In those states, we will continue to use Cova Financial Life Insurance Company until our new name is approved.

MetLife Investors Insurance Company of California is presently licensed to do business in the state of California.

The Separate Account

We have established a separate account, MetLife Investors Variable Annuity Account Five (Separate Account), to hold the assets that underlie the contracts. Our Board of Directors adopted a resolution to establish the Separate Account under California insurance law on March 24, 1992. We have registered the Separate Account with the Securities and Exchange Commission as a unit investment trust under the Investment Company Act of 1940. The Separate Account is divided into sub-accounts.

The assets of the Separate Account are held in our name on behalf of the Separate Account and legally belong to us. However, those assets that underlie the contracts, are not chargeable with liabilities arising out of any other business we may conduct. All the income, gains and losses (realized or unrealized) resulting from these assets are credited to or charged against the contracts and not against any other contracts we may issue.

We reserve the right to transfer assets of the Separate Account to another account, and to modify the structure or operation of the Separate Account, subject to necessary regulatory approvals. If we do so, we guarantee that the modification will not affect your account value.

Distributor

MetLife Investors Distribution Company, 610 Newport Center Drive, Suite 1400, Newport Beach, California 92660, acts as the distributor of the contracts. MetLife Investors Distribution Company is our affiliate.

Commissions will be paid to broker-dealers who sell the contracts. Broker-dealers will be paid commissions up to 6.5% of purchase payments. Under certain circumstances, we may pay a lower amount on purchase payments with annual trail commissions up to .40% of account value. Sometimes, we may enter into an agreement with the broker-dealer to pay the broker-dealer persistency bonuses, in addition to the standard commissions.

Ownership

Owner

You, as the owner of the contract, have all the interest and rights under the contract. The owner is as designated at the time the contract is issued, unless changed.

Joint Owner

The contract can be owned by joint owners, limited to two natural persons. Upon the death of either owner, the surviving owner will be the primary beneficiary. Any other beneficiary designation will be treated as a contingent beneficiary unless otherwise indicated.

Beneficiary

The beneficiary is the person(s) or entity you name to receive any death benefit. The beneficiary is named at the time the contract is issued unless changed at a later date. Unless an irrevocable beneficiary has been named, you can change the beneficiary at any time before you die. If joint owners are named, unless you tell us otherwise, the surviving joint owner will be the primary beneficiary. Any other beneficiary designation will be treated as a contingent beneficiary (unless you tell us otherwise).

Annuitant

The annuitant is the natural person(s) on whose life we base annuity payments. You can change the annuitant at any time prior to the annuity date, unless an owner is not a natural person. Any reference to annuitant includes any joint annuitant under an annuity option. The annuitant and the owner do not have to be the same person except as required under certain sections of the Internal Revenue Code.

Assignment

You can assign the contract at any time during your lifetime. We will not be bound by the assignment until the written notice of the assignment is recorded by us. We will not be liable for any payment or other action we take in accordance with the contract before we record the assignment. An assignment may be a taxable event.

If the contract is issued pursuant to a qualified plan, there may be limitations on your ability to assign the contract.

Financial Statements

Our consolidated financial statements and those of the Separate Account have been included in the Statement of Additional Information.

Table of Contents of the Statement of Additional Information

   Company
   Experts
   Custodian
   Legal Opinions
   Distribution
   Calculation of Performance Information
   Federal Tax Status
   Annuity Provisions
   Financial Statements



                                   APPENDIX A


PARTICIPATING INVESTMENT PORTFOLIOS

Below are the investment objectives of each investment portfolio available under the contract. The fund prospectuses contain more complete information, including a description of the investment objectives, policies, restrictions and risks. THERE CAN BE NO ASSURANCE THAT THE INVESTMENT OBJECTIVES WILL BE ACHIEVED.

AIM VARIABLE INSURANCE FUNDS

AIM Variable Insurance Funds is a mutual fund with multiple portfolios. A I M Advisors, Inc. is the investment adviser to each portfolio. The following portfolios are available under the contract:

AIM V.I. CAPITAL APPRECIATION FUND

Investment Objective: The Fund's investment objective is growth of capital through investment in common stocks, with emphasis on medium- and small-sized companies. The portfolio managers focus on companies they believe are likely to benefit from new or innovative products, services or processes as well as those that have experienced above-average, long-term growth in earnings and have excellent prospects for future growth.

AIM V.I. INTERNATIONAL EQUITY FUND

Investment Objective: The Fund's investment objective is to provide long-term growth of capital by investing in a diversified portfolio of international equity securities whose issuers are considered to have strong earnings momentum.

AIM V.I. VALUE FUND

Investment Objective: The Fund's investment objective is to achieve long-term growth of capital by investing primarily in equity securities judged by the Fund's investment advisor to be undervalued relative to the investment advisor's appraisal of the current or projected earnings of the companies issuing the securities, or relative to current market values of assets owned by the companies issuing the securities or relative to the equity market generally. Income is a secondary objective.

ALLIANCE VARIABLE PRODUCTS SERIES FUND, INC.:

Alliance Variable Products Series Fund, Inc. is a mutual fund with multiple portfolios. Alliance Capital Management L.P. is the investment adviser to each portfolio. The following portfolios are available under the contract:

PREMIER GROWTH PORTFOLIO (Class B)

Investment Objective: The Portfolio's investment objective is growth of capital by pursuing aggressive investment policies. The Portfolio invests primarily in equity securities of U.S. companies. Normally, the Portfolio invests in about 40-50 companies, with the 25 most highly regarded of these companies usually constituting approximately 70% of the Portfolio's net assets.

REAL ESTATE INVESTMENT PORTFOLIO (Class B)

Investment Objective: The Portfolio's investment objective is total return from long-term growth of capital and income principally through investing in equity securities of companies that are primarily engaged in or related to the real estate industry.

AMERICAN CENTURY VARIABLE PORTFOLIOS, INC.:

American Century Investment Management, Inc. is the investment adviser to each portfolio. The following portfolios are available under the contract:

VP INCOME & GROWTH FUND

Investment Objective: The Fund seeks capital growth by investing in common stocks. Income is a secondary objective.

VP INTERNATIONAL FUND

Investment   Objective:   The  Fund  seeks   capital   growth  by  investing  in
internationally diversified stocks of companies that the adviser believes will increase in value over time.

VP VALUE FUND

Investment Objective: The Fund seeks long-term capital growth by investing primarily in common stocks. Income is a secondary objective.

MET INVESTORS SERIES TRUST:

Met Investors Series Trust is managed by Met Investors Advisory Corp. (Met Investors Advisory), which is an affiliate of MetLife Investors. Met Investors Series Trust is a mutual fund with multiple portfolios. Met Investors Advisory has engaged sub-advisers to provide investment advice for the individual investment portfolios. The following Class B portfolios are available under the contract:


J.P. MORGAN INTERNATIONAL EQUITY PORTFOLIO

Investment Objective: The J.P. Morgan International Equity Portfolio seeks to provide a high total return from a portfolio of equity securities of foreign corporations.

J.P. MORGAN ENHANCED INDEX PORTFOLIO

Investment Objective: The J.P. Morgan Enhanced Index Portfolio seeks to provide long-term growth of capital and income.

J.P. MORGAN QUALITY BOND PORTFOLIO

Investment Objective: The J.P. Morgan Quality Bond Portfolio seeks to provide a high total return consistent with moderate risk of capital and maintenance of liquidity.

J.P. MORGAN SELECT EQUITY PORTFOLIO

Investment Objective: The J.P. Morgan Select Equity Portfolio seeks to provide long-term growth of capital and income.

J.P. MORGAN SMALL CAP STOCK PORTFOLIO

Investment Objective: The J.P. Morgan Small Cap Stock Portfolio seeks to provide a high total return from a portfolio of equity securities of small companies.

LORD ABBETT BOND DEBENTURE PORTFOLIO

Investment Objective: The Lord Abbett Bond Debenture Portfolio seeks to provide high current income and the opportunity for capital appreciation to produce a high total return.

LORD ABBETT DEVELOPING GROWTH PORTFOLIO

Investment Objective: The Lord Abbett Developing Growth Portfolio seeks long-term growth of capital through a diversified and actively-managed portfolio consisting of developing growth companies, many of which are traded over the counter.

LORD ABBETT GROWTH AND INCOME PORTFOLIO

Investment Objective: The Lord Abbett Growth and Income Portfolio seeks to achieve long-term growth of capital and income without excessive fluctuation in market value.

LORD ABBETT MID-CAP VALUE PORTFOLIO

Investment Objective: The Lord Abbett Mid-Cap Value Portfolio seeks capital appreciation through investments, primarily in equity securities, which are believed to be undervalued in the marketplace.

LORD ABBETT GROWTH OPPORTUNITIES PORTFOLIO

Investment Objective: The Lord Abbett Growth Opportunities Portfolio seeks capital appreciation.

JANUS AGGRESSIVE GROWTH PORTFOLIO

Investment Objective: The Janus Aggressive Growth Portfolio seeks long-term growth of capital.

MFS RESEARCH INTERNATIONAL PORTFOLIO

Investment Objective: The MFS Research International Portfolio seeks capital appreciation.

MFS MID-CAP GROWTH PORTFOLIO

Investment Objective: The MFS Mid-Cap Growth Portfolio seeks long-term growth of capital.

OPPENHEIMER CAPITAL APPRECIATION PORTFOLIO

Investment Objective: The Oppenheimer Capital Appreciation Portfolio seeks capital appreciation.

PIMCO INNOVATION PORTFOLIO

Investment Objective: The PIMCO Innovation Portfolio seeks capital appreciation;
     no consideration is given to income.

PIMCO TOTAL RETURN PORTFOLIO

Investment Objective: The PIMCO Total Return Portfolio seeks maximum total return, consistent with the preservation of capital and prudent investment management.

PIMCO MONEY MARKET PORTFOLIO

Investment Objective: The PIMCO Money Market Portfolio seeks maximum current income, consistent with preservation of capital and daily liquidity.

MET/PUTNAM RESEARCH PORTFOLIO

Investment   Objective:   The  Met/Putnam   Research   Portfolio  seeks  capital
appreciation.

DREYFUS STOCK INDEX FUND (Service Shares):

The Dreyfus Corporation serves as the Fund's manager. Dreyfus has hired its affiliate, Mellon Equity Associates, to serve as the Fund's index fund manager and provide day-to-day management of the Fund's investments.

Investment Objective: The Fund seeks to match the total return of the Standard & Poor's 500 Composite Stock Price Index. To pursue this goal, the Fund generally invests in all 500 stocks in the S&P 500 in proportion to their weighting in the index.

DREYFUS VARIABLE INVESTMENT FUND (Service Shares):

The Dreyfus Variable Investment Fund is a mutual fund with multiple portfolios. The Dreyfus Corporation serves as the investment adviser. Fayez Sarofim & Co. serves as sub-investment adviser to the Appreciation Portfolio, and provides day-to-day management. The following portfolios are available under the contract:

APPRECIATION PORTFOLIO

Investment Objective: The Portfolio seeks long-term capital growth consistent with the preservation of capital; current income is a secondary goal. To pursue these goals, the Portfolio invests in common stocks focusing, on "blue chip" companies with total market values of more than $5 billion at the time of purchase. These established companies have demonstrated sustained patterns of profitability, strong balance sheets, an expanding global presence and the potential to achieve predictable, above-average earnings growth.

DISCIPLINED STOCK PORTFOLIO

Investment Objective: The Portfolio seeks investment returns (consisting of capital appreciation and income) that are greater than the total return performance of stocks represented by the Standard & Poor's 500 Composite Stock Price Index (S&P 500). To pursue this goal, the Portfolio invests in a blended portfolio of growth and value stocks chosen through a disciplined investment process. Consistency of returns and stability of the Portfolio's share price compared to the S&P 500 are primary goals of the process.


FIDELITY VARIABLE INSURANCE PRODUCTS

Fidelity Variable Insurance Products is a mutual fund with multiple portfolios. Fidelity Management & Research Company is the investment manager. Beginning January 1, 2001, FMR Co., Inc. became the sub-adviser for the fund. The following Service Class 2 portfolios are available under the contract:

HIGH INCOME PORTFOLIO

Investment Objective: The High Income Portfolio seeks a high level of current income while also considering growth of capital.

GROWTH PORTFOLIO

Investment Objective: The Growth Portfolio seeks to achieve capital appreciation.

FRANKLIN TEMPLETON VARIABLE INSURANCE PRODUCTS TRUST, CLASS 2 SHARES:

Franklin Templeton Variable Insurance Products Trust is a mutual fund with multiple portfolios. Effective May 1, 2000 the portfolios of Templeton Variable Products Series Fund were merged into similar portfolios of Franklin Templeton Variable Insurance Products Trust. Each portfolio has two classes of shares:
Class 1 and Class 2. The portfolios available in connection with your contract are Class 2 shares. Franklin Advisers, Inc. is the investment adviser for the Franklin Small Cap Fund, Franklin Large Cap Growth Securities Fund and the Templeton Global Income Securities Fund, Franklin Mutual Advisers, LLC is the investment adviser for the Mutual Shares Securities Fund, Templeton Investment Counsel, LLC is the investment adviser for the Templeton International Securities Fund, Templeton Global Advisers Limited is the investment adviser to the Templeton Growth Securities Fund and Templeton Asset Management Ltd. is the investment adviser for the Templeton Developing Markets Securities Fund. The following portfolios are available under the contract:

MUTUAL SHARES SECURITIES FUND

Investment Objective and Principal Investments: The Fund's principal goal is capital appreciation. Its secondary goal is income. Under normal market conditions, the Fund will invest at least 65% of its total assets in equity securities of companies that the manager believes are available at market prices less than their value based on certain recognized or objective criteria (intrinsic value).

FRANKLIN SMALL CAP FUND

Investment Objective and Principal Investments: The Fund's investment goal is long-term capital growth. Under normal market conditions, the Fund will invest at least 65% of its total assets in equity securities of U.S. small capitalization (small cap) growth companies.

TEMPLETON INTERNATIONAL SECURITIES FUND

Investment Objective and Principal Investments: The Fund's investment goal is long-term capital growth. Under normal market conditions, the Fund will invest at least 65% of its total assets in the equity securities of companies located outside the U.S., including in emerging markets.

TEMPLETON  DEVELOPING  MARKETS  SECURITIES FUND

Investment Objective and Principal Investments: The Fund's investment goal is long-term capital appreciation. Under normal market conditions, the Fund will invest at least 65% of its total assets in emerging market equity securities. Emerging market equity securities generally include equity securities that trade in emerging markets or are issued by companies that derive significant revenue from goods, services, or sales produced, or that have their principal activities or assets in emerging market countries.

FRANKLIN LARGE CAP GROWTH SECURITIES FUND

Investment Objective and Principal Investments: The Franklin Large Cap Growth Securities Fund seeks capital appreciation. Under normal market conditions, the fund will invest at least 65% of its total assets in equity securities of U.S. large-cap growth companies.

TEMPLETON GLOBAL INCOME SECURITIES FUND

Investment Objective and Principal Investments: The Templeton Global Income Securities Fund seeks high current income, consistent with preservation of capital. Capital appreciation is a secondary consideration. Under normal market conditions, the fund will invest at least 65% of its total assets in the debt securities of governments and their political subdivisions and agencies, supranational organizations, and companies located anywhere in the world, including emerging markets.

TEMPLETON GROWTH SECURITIES FUND

Investment Objective and Principal Investments: The Templeton Growth Securities Fund seeks long-term capital growth. Under normal market conditions, the funds will invest at least 65% of its total assets in the equity securities of companies located anywhere in the world, including those in the U.S. and emerging markets.

GOLDMAN SACHS VARIABLE INSURANCE TRUST:

Goldman Sachs Variable Insurance Trust is a mutual fund with multiple portfolios. Goldman Sachs Asset Management ("Goldman Sachs"), a unit of the
Investment Management Division ("IMD") of Goldman, Sachs & Co., is the investment adviser for the Goldman Sachs VIT Growth and Income Fund and Goldman Sachs VIT Internet Tollkeeper Fund and Goldman Sachs Asset Management International, a unit of IMD, is the investment adviser for the Goldman Sachs VIT International Equity Fund and the Goldman Sachs VIT Global Income Fund. The following portfolios are available under the contract:

GOLDMAN SACHS VIT GLOBAL INCOME FUND

Investment Objective: The Fund seeks a high total return, emphasizing current income, and, to a lesser extent, providing opportunities for capital appreciation. The Fund seeks this objective by investing primarily in fixed-income securities of U.S. and foreign issuers and enters into transactions in foreign currencies.

GOLDMAN SACHS VIT INTERNET TOLLKEEPER FUND

Investment Objective: The Fund seeks long-term growth of capital. The Fund seeks this objective by investing, under normal circumstances, at least 90% of its total assets in equity securities and at least 65% of its total assets in equity securities of "Internet Tollkeeper" companies, which are companies in the media, telecommunications, technology and Internet sectors which provide access, infrastructure, content and services to Internet companies and Internet users.


GOLDMAN SACHS VIT GROWTH AND INCOME FUND

Investment Objective: The Fund seeks long-term growth of capital and growth of income.

GOLDMAN SACHS VIT INTERNATIONAL EQUITY FUND

Investment Objective: The Fund seeks long-term capital appreciation by investing primarily in equity securities of companies organized outside the United States or whose securities are principally traded outside the United States. The Fund intends to invest in companies with public stock market capitalizations that are larger than $1 billion at the time of investment.

INVESCO VARIABLE INVESTMENT FUNDS, INC.:

INVESCO Variable Investment Funds, Inc. is a mutual fund with multiple portfolios. INVESCO Funds Group, Inc. is the investment adviser. The following portfolios are available under the contract:

INVESCO VIF - DYNAMICS FUND

Investment Objective: The Fund seeks to make your investment grow. It is actively managed. Because its strategy includes many short-term factors -
including current information about a company, investor interest, price movements of a company's securities and general market and monetary conditions - securities in its portfolio usually are bought and sold relatively frequently. The Fund invests in a variety of securities that the adviser believes present opportunities for capital growth - primarily common stocks of mid-sized companies - those with market caps between $2 billion and $5 billion at the time of purchase but also other types of securities including convertible securities and bonds.

INVESCO VIF - HIGH YIELD FUND

Investment Objective: The Fund seeks to provide a high level of current income through investments in debt securities. It also seeks to make an investment grow. The Fund invests primarily in bonds and other debt securities, as well as in preferred stocks. Often, but not always, when stock markets are up, debt markets are down, and vice versa. The Fund invests primarily in a diversified portfolio of high yield corporate bonds rated below investment grade, commonly known as "junk bonds," and preferred stock with medium to lower credit ratings. These investments generally offer higher rates of return, but are riskier than investments in securities of issuers with higher credit ratings. These debt securities are highly sensitive to changes in interest rates; in general, as interest rates rise, the value of these securities will decline. Because the debt securities held by the Fund tend to be lower rated, they are more susceptible to the impact of overall fluctuations in the economy than other, higher-rated debt securities. Although these securities carry with them higher risks, they generally provide higher yields - and therefore higher income - than higher-rated debt securities.

KEMPER VARIABLE SERIES:

Kemper Variable Series is a mutual fund with multiple portfolios. Zurich Scudder Investments, Inc. is the investment adviser for the Kemper Government Securities Portfolio, the Kemper Small Cap Growth Portfolio and the Kemper Small Cap Value Portfolio. The following portfolios are available under the contract:

KEMPER GOVERNMENT SECURITIES PORTFOLIO

Investment Objective: Kemper Government Securities seeks high current return consistent with preservation of capital. The Portfolio pursues its objective by investing at least 65% of its total assets in U.S. Government securities and repurchase agreements of U.S. Government securities.

KEMPER SMALL CAP GROWTH PORTFOLIO

Investment Objective: Kemper Small Cap Growth Portfolio seeks maximum appreciation of investors' capital. The Portfolio pursues its objective by investing at least 65% of its total assets in small capitalization stocks similar in size to those companies comprising the Russell 2000 Index. Many of these companies would be in the early stages of their life cycle. Equity securities in which the Portfolio invests consist primarily of common stocks, but may include convertible securities, including warrants and rights.

KEMPER SMALL CAP VALUE PORTFOLIO

Investment Objective: Kemper Small Cap Value Portfolio seeks long-term capital appreciation. The Portfolio pursues its investment objective by investing primarily in a diversified portfolio of the stocks of small U.S. companies, which are those similar in size to those comprising the Russell 2000 Index and that the investment manager believes to be undervalued. Under normal market conditions, the Portfolio invests at least 65% of its assets in small capitalization stocks similar in size to those comprising the Russell 2000 Index.

LIBERTY VARIABLE INVESTMENT TRUST:

Liberty Variable Investment Trust is a mutual fund with multiple portfolios. Liberty Advisory Services Corp. (LASC) is the investment manager to the Trust. LASC has engaged Newport Fund Management, Inc. as sub-adviser to provide investment advice for the Newport Tiger Fund, Variable Series. The following portfolio is available under the contract:

NEWPORT TIGER FUND, VARIABLE SERIES

Investment Objective: The Fund seeks long-term capital appreciation. Under normal market conditions, the Fund invests primarily in stocks of companies located in the nine Tiger countries of Asia. The Tigers of Asia are Hong Kong, Singapore, South Korea, Taiwan, Malaysia, Thailand, Indonesia, The People's Republic of China and the Philippines. The Fund typically invests in stocks of larger, well-established companies.

MFS VARIABLE INSURANCE TRUST:

MFS Variable Insurance Trust is a trust with multiple portfolios. Massachusetts Financial Services Company is the investment adviser to each portfolio. The following Service Class portfolios are available under the contract:

MFS EMERGING GROWTH SERIES

Investment Objective: The Series' investment objective is long term growth of capital. The Series invests, under normal market conditions, at least 65% of its total assets in common stocks and related securities of emerging growth companies.

MFS GLOBAL GOVERNMENTS SERIES

Investment Objective: The Series' investment objective is to provide income and capital appreciation. The Series invests primarily in U.S. and foreign government securities.

MFS GROWTH WITH INCOME SERIES

Investment Objective: The Series' investment objective is to provide reasonable current income and long-term growth of capital and income. The Series invests, under normal market conditions, at least 65% of its total assets in common stocks and related securities.

MFS HIGH INCOME SERIES

Investment Objective: The Series' investment objective is to provide high current income by investing primarily in a professionally managed diversified portfolio of fixed income securities, some of which may involve equity features. The Series invests, under normal market conditions, at least 80% of its total assets in high yield fixed income securities which generally are lower rated bonds commonly known as junk bonds. Junk bonds are subject to a substantially higher degree of risk than higher rated bonds.

MFS RESEARCH SERIES

Investment Objective: The Series' investment objective is long-term growth of capital and future income. The Series invests, under normal market conditions, at least 80% of its total assets in common stocks and related securities, such as preferred stocks, convertible securities and depositary receipts.

MFS NEW DISCOVERY SERIES

Investment Objective: The Series' investment objective is capital appreciation. The Series invests, under normal market conditions, at least 65% of its total assets in equity securities of emerging growth companies.

NEW ENGLAND ZENITH FUND

New England Zenith Fund is a mutual fund with multiple portfolios. New England Investment Management, Inc. ("NEIM") is the investment adviser. NEIM has hired sub-advisers to make the day-to-day investment decisions. The following portfolios are available under the contract:

Davis Venture Value Series (Class E)

Investment Objective: The investment objective of the Davis Venture Value Series is growth of capital.

Harris Oakmark Mid-Cap Value Series (Class B)

Investment Objective: The investment objective of the Harris Oakmark Mid-Cap Value Series is long-term capital appreciation.

PIMCO VARIABLE INSURANCE TRUST:

PIMCO Variable Insurance Trust is a mutual fund with multiple portfolios. Pacific Investment Management Company is the investment adviser to each portfolio. The following portfolios are available under the contract:

PIMCO HIGH YIELD BOND PORTFOLIO

Investment Objective: The High Yield Bond Portfolio seeks to maximize total return, consistent with preservation of capital and prudent investment management. The High Yield Bond Portfolio invests under normal circumstances at least 65% of its assets in a diversified portfolio of high yield securities rated at least B by Moody's or S&P, or, if unrated, determined by the adviser to be of comparable quality.

PIMCO LOW DURATION BOND PORTFOLIO

Investment Objective: The Low Duration Bond Portfolio seeks to maximize total return, consistent with preservation of capital and prudent investment management. The Low Duration Bond Portfolio invests under normal circumstances at least 65% of its assets in a diversified portfolio of fixed income instruments of varying maturities.

PIMCO STOCKSPLUS GROWTH AND INCOME PORTFOLIO

Investment Objective: The StocksPLUS Growth and Income Portfolio seeks to achieve a total return which exceeds the total return performance of the S&P
500. The StocksPLUS Growth and Income Portfolio invests in common stocks, options, futures, options on futures and swaps. Under normal market conditions, the Portfolio invests substantially all of its assets in S&P 500 derivatives, backed by a portfolio of fixed income instruments.

PIMCO TOTAL RETURN BOND PORTFOLIO

Investment Objective: The PIMCO Total Return Bond Portfolio seeks to maximize total return, consistent with preservation of capital and prudent investment management. The Total Return Bond Portfolio invests under normal circumstances at least 65% of its assets in a diversified portfolio of fixed income instruments of varying maturities.

PUTNAM VARIABLE TRUST:

Putnam Variable Trust is a mutual fund with multiple portfolios. Putnam Investment Management, LLC is the investment adviser to each portfolio. The following portfolios are available under the contract:

PUTNAM VT GROWTH AND INCOME FUND-CLASS IB SHARES

Investment Objective: The Fund seeks capital growth and current income.

PUTNAM VT INTERNATIONAL GROWTH FUND-CLASS IB SHARES

Investment Objective: The Fund seeks capital appreciation.

PUTNAM VT INTERNATIONAL NEW OPPORTUNITIES FUND-CLASS IB SHARES

Investment Objective: The Fund seeks long-term capital appreciation.

PUTNAM VT NEW VALUE FUND-CLASS IB SHARES

Investment Objective: The Fund seeks long-term capital appreciation.

PUTNAM VT VISTA FUND-CLASS IB SHARES

Investment Objective: The Fund seeks capital appreciation.

SCUDDER VARIABLE LIFE INVESTMENT FUND:

The Scudder Variable Life Investment Fund is a mutual fund with multiple portfolios. Zurich Scudder Investments, Inc. is the investment adviser to each portfolio. The following Class B portfolio is available under the contract:

INTERNATIONAL PORTFOLIO

Investment Objective: The International Portfolio seeks long-term growth of capital primarily through diversified holdings of marketable foreign equity investments.


                               APPENDIX B

PERFORMANCE INFORMATION

Future performance will vary and the results shown are not necessarily representative of future results.

Note: The figures below present investment performance information for the periods ended September 30, 2000. While these numbers represent the returns as of that date, they do not represent performance information of the portfolios since that date. Performance information for the periods after September 30, 2000 may be different than the numbers shown below.

PART 1 - SEPARATE ACCOUNT PERFORMANCE

There are 2 charts below. Chart 1 is for contracts with the Annual Step-Up death benefit with no additional riders, which is the least expensive way to purchase the contract. Chart 2 is for contracts with the Compounded-Plus death benefit and the Earnings Preservation benefit, which is the most expensive way to purchase the contract. For purposes of calculating performance information, the Living Benefit rider charge is reflected as a percentage of account value. The statement of additional information contains more performance information.


         o Column A presents performance figures for the accumulation units which reflect the separate account product charges (including death benefit rider charges), the account fee, and Living Benefit rider charge, the fees and expenses of each portfolio, and assumes that you make a withdrawal at the end of the period and therefore the withdrawal charge is reflected.
         o Column B presents performance figures for the accumulation units which reflect the separate account product charges (including death benefit rider charges) and fees and expenses of each portfolio.

Total Return for the periods ended September 30, 2000:

CHART 1

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                                                                                    Accumulation Unit Performance

                                                                       Column A                                Column B
                                                                     (reflects all                        (reflects separate
                                                                      charges and                       account product charges
                                                                  portfolio expenses)                   and portfolio expenses)
- ----------------------------------------------------------------------------------------------------------------------------------

                                Separate Account
                                 Inception Date                                    Since                                Since
Portfolio                        in Portfolio               1 yr         5 yrs     inception          1 yr      5 yrs    inception
- ----------------------------------------------------------------------------------------------------------------------------------
AIM Variable Insurance
Funds

   AIM V.I. Capital
     Appreciation                   12/31/97               47.27%           n/a       24.48%           53.29%      n/a      26.34%

   AIM V.I. International
     Equity                         12/31/97               10.15%           n/a       11.80%           16.04%      n/a      13.88%

   AIM V.I. Value                   12/31/97                2.66%           n/a       15.21%           8.52%       n/a      17.21%

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Met Investors Series Trust, Class B (1) (2)

   Lord Abbett Bond Debenture        5/20/96                0.12%            n/a      6.47%            5.97%       n/a      7.61%

   Lord Abbett Developing Growth     11/7/97                -1.27%           n/a      2.72%            4.57%       n/a      4.93%

   J.P. Morgan International Equity  5/14/96                -3.94%           n/a      6.60%            1.90%       n/a      7.73%

   J.P. Morgan Enhanced Index        5/16/96                -0.45%           n/a      17.23%           5.40%       n/a      18.19%






   Lord Abbett Growth and Income(3)  7/20/95                9.00%            14.03%   14.40%           14.88%      14.83%   15.18%

   Lord Abbett Mid-Cap Value         11/7/97                27.88%           n/a      10.64%           33.83%      n/a      12.66%

   J.P. Morgan Quality Bond          5/20/96                -1.04%           n/a      3.31%            4.81%       n/a       4.51%

   J.P. Morgan Select Equity         5/15/96                6.76%            n/a      13.25%           12.63%      n/a      14.27%

   J.P. Morgan Small Cap Stock       5/15/96                30.67%           n/a      11.12%           36.63%      n/a      12.18%

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Franklin Templeton Variable Insurance Products Trust,
Class 2 Shares
   Templeton International
     Securities(4)(9)                9/21/98               1.70%             n/a      11.75%           7.56%        n/a      14.63%

   Franklin Small Cap (5)(10)         3/1/99                63.92%           n/a      59.02%           70.00%       n/a      62.24%

   Templeton Global Income
     Securities (6)(10)               3/1/99                -10.58%         n/a        -8.68%         -4.77%         n/a     -4.69%

   Templeton Growth
     Securities (7)(10)              1/19/99                 -0.07%         n/a         5.18%          5.78%         n/a      8.77%

   Franklin Large Cap Growth
     Securities (8)(10)               3/1/99                 35.57%         n/a         25.62%        41.54%         n/a     29.13%

---------------------------------------------------------------------------------------------------------------------------------

CHART 2

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                                                                                    Accumulation Unit Performance

                                                                       Column A                                Column B
                                                                     (reflects all                        (reflects separate
                                                                      charges and                       account product charges
                                                                  portfolio expenses)                   and portfolio expenses)
- ----------------------------------------------------------------------------------------------------------------------------------

                                Separate Account
                                 Inception Date                                    Since                                Since
Portfolio                        in Portfolio               1 yr         5 yrs     inception          1 yr      5 yrs    inception
- ----------------------------------------------------------------------------------------------------------------------------------
AIM Variable Insurance
Funds

   AIM V.I. Capital
     Appreciation                   12/31/97                46.68%       n/a          23.97%        52.70%         n/a      25.84%

   AIM V.I. International
     Equity                         12/31/97                9.69%        n/a          11.34%        15.57%         n/a      13.43%

   AIM V.I. Value                   12/31/97                2.23%        n/a          14.73%        8.09%          n/a      16.75%

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Met Investors Series Trust, Class B (1) (2)

   Lord Abbett Bond Debenture        5/20/96                 -0.30%      n/a          6.17%           5.55%        n/a      7.30%

   Lord Abbett Developing Growth    11/07/97                 -1.69%      n/a          2.29%           4.16%        n/a      4.51%

   J.P. Morgan International Equity  5/14/96                 -4.35%      n/a          6.17%           1.49%        n/a      7.30%

   J.P. Morgan Enhanced Index        5/16/96                 -0.87%      n/a         16.94%            4.98%       n/a      17.91%

   Lord Abbett Growth and Income (3) 7/20/95                  8.54%     13.57%       13.94%           14.42%       14.37%   14.72%

   Lord Abbett Mid-Cap Value         11/7/97                 27.35%      n/a         10.18%           33.30%       n/a      12.21%

   J.P. Morgan Quality Bond          5/20/96                 -1.45%      n/a          2.89%            4.39%       n/a       4.10%

   J.P. Morgan Select Equity         5/15/96                  6.31%      n/a         12.97%           12.18%       n/a      13.99%

   J.P. Morgan Small Cap Stock       5/15/96                 30.13%      n/a         10.84%           36.09%       n/a      11.91%

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Franklin Templeton Variable Insurance Products Trust,
Class 2 Shares

   Templeton International
     Securities (4)(9)                9/21/98                 1.28%      n/a         11.28%           7.13%        n/a      14.18%

   Franklin Small Cap(5)(10)          3/1/99                  63.27%     n/a         58.39%          69.34%        n/a      61.61%

   Templeton Global Income
     Securities (6)(10)               3/1/99                 -10.96%     n/a         -9.07%          -5.15%        n/a      -5.07%

   Templeton Growth
     Securities (7)(10)              1/19/99                  -0.49%     n/a          4.74%           5.36%        n/a      8.34%

   Franklin Large Cap Growth
     Securities (8)(10)               3/1/99                  35.02%     n/a         25.11%          40.99%        n/a      28.62%

-------------------------------------------------------------------------------------------------------------------------------

(1) Pursuant to an Agreement and Plan of Reorganization the portfolios of Cova Series Trust ("Predecessor Fund") have been reorganized into corresponding portfolios of Met Investors Series Trust. The assets of the portfolios of the Predecessor Fund were transferred to corresponding portfolios of Met Investors Series Trust. Performance information shown above reflects historical performance of each Predecessor Fund portfolio. Each portfolio of Met Investors Series Trust will be managed by the same investment manager using the same investment objective and strategy as its Predecessor Fund portfolio.

(2)  For  periods  prior  to  the  inception  of  Class  B  shares,  performance information shown is the performance of the shares of the portfolio's Predecessor Fund adjusted to reflect Class B 12b-1 fees. The Predecessor Fund shares did not pay Rule 12b-1 fees.

(3) On February 12, 2001, the assets of the Lord Abbett Growth and Income Portfolio of Cova Series Trust were transferred to the Lord Abbett Growth and Income Portfolio of Met Investors Series Trust. Sub-account performance shown reflects historical performance of the Cova Series Trust portfolio (from January 8, 1999 through September 30, 2000) and of the Growth and Income Portfolio of Lord Abbett Series Fund, Inc. (from July 20, 1995 through January 7, 1999). On January 8, 1999 all of the assets of the sub-account were transferred from the Growth and Income Portfolio of Lord Abbett Series Fund, Inc. to the Lord Abbett Growth and Income Portfolio of Cova Series Trust pursuant to a substitution order issued by the Securities and Exchange Commission. Lord, Abbett & Co. has managed the assets underlying this sub-account since its inception, pursuant to the same investment objective and strategy to be used by the Lord Abbett Growth and Income Portfolio of Met Investors Series Trust.

(4) Previously, the Templeton International Fund. Effective May 1, 2000, the Templeton International Fund merged into the Templeton International Equity Fund. Performance shown reflects historical performance of the Templeton International Fund.

(5) Effective May 1, 2000, the Franklin Small Cap Investments Fund (previously offered under the contract) merged into the Franklin Small Cap Fund. Performance shown reflects historical performance of the Franklin Small Cap Fund.

(6) Effective May 1, 2000, the Templeton Bond Fund merged into the Templeton Global Income Securities Fund. Performance shown reflects historical performance of the Templeton Global Income Securities Fund.

(7) Effective May 1, 2000, the Templeton Stock Fund merged into the Templeton Growth Securities Fund. Performance shown reflects historical performance of the Templeton Growth Securities Fund.

(8) Effective May 1, 2000, the Franklin Large Cap Growth Investments Fund merged into the Franklin Large Cap Growth Securities Fund. Performance shown reflects historical performance of the Franklin Large Cap Growth Securities Fund.

(9) For periods beginning on May 1, 1999, Class 2 fund performance reflects an additional 12b-1 fee expense, which also affects future performance.

(10) For periods beginning on January 6, 1999, Class 2 fund performance reflects an additional 12b-1 fee expense, which also affects future performance.

--------------------------------------------------------------------------------

PART 2 - HISTORICAL FUND PERFORMANCE

The contracts are new and therefore have no performance history. However, certain portfolios have been in existence for some time and have an investment history. In order to show how the historical performance of the portfolios affects the contract's accumulation unit values, the following performance information was developed.

The information is based upon the historical experience of the portfolios and is for the periods shown. The chart below shows the investment performance of the portfolios and the accumulation unit performance calculated by assuming that the contracts were invested in the portfolios for the same periods.

There are 2 charts below. Chart 1 is for contracts with the Annual Step-Up death benefit with no additional riders, which is the least expensive way to purchase the contract. Chart 2 is for contracts with the Compounded-Plus death benefit and the Earnings Preservation benefit, which is the most expensive way to purchase the contract. For purposes of calculating performance information, the Living Benefit rider charge is reflected as a percentage of account value.

o The performance figures in Column A reflect the fees and expenses paid by each portfolio.

o Column B presents performance figures for the accumulation units which reflect the separate account product charges (including death benefit rider charges), the account fee, and Living Benefit rider charge, the fees and expenses of each portfolio, and assumes that you make a withdrawal at the end of the period and therefore the withdrawal charge is reflected.

o Column C presents performance figures for the accumulation units which reflect the separate account product charges (including death benefit rider charges) and the fees and expenses of each portfolio.

Total Return for the periods ended September 30, 2000:

CHART 1


- ----------------------------------------------------------------------------------------------------------------------------------
                                                                                      Accumulation Unit Performance
                                                                                  Column B                     Column C
                                                                                (reflects all             (reflects separate
                                             Portfolio Performance              charges and             account product charges
                                                   Column A                  portfolio expenses)        and portfolio expenses)
- ----------------------------------------------------------------------------------------------------------------------------------

                          Portfolio                         10 yrs or                     10 yrs or                     10 yrs or
                          Inception                         since                         since                         since
Portfolio                 Date            1 yr      5 yrs   inception    1 yr      5 yrs  inception   1 yr      5 yrs    inception
- ----------------------------------------------------------------------------------------------------------------------------------
AIM Variable Insurance Funds

   AIM V.I. Capital
     Appreciation         5/5/93          55.39%  20.47%   22.07%       47.27%   18.04%   19.90%     53.29%   18.82%   20.39%

   AIM V.I.
     International Equity 5/5/93          17.66%  14.42%   13.86%       10.15%   12.10%   11.87%     16.04%   12.92%   12.34%

   AIM V.I. Value         5/5/93          10.04%  17.64%   19.42%        2.66%   15.23%   17.29%      8.52%   16.02%   17.77%

- ----------------------------------------------------------------------------------------------------------------------------------
Met Investors Series Trust, Class B (1) (2)

   Lord Abbett
       Bond Debenture        5/1/96       7.47%     n/a    9.14%        0.12%      n/a    6.52%      5.97%     n/a    7.64%

   Lord Abbett
       Developing Growth    8/20/97       6.05%     n/a    8.68%       -1.27%      n/a    5.39%      4.57%     n/a    7.17%
   J.P. Morgan
       International Equity  5/1/96       3.33%     n/a    8.89%       -3.94%      n/a    6.37%      1.90%     n/a    7.48%

   J.P. Morgan
       Enhanced Index        5/1/96       6.88%     n/a   20.05%       -0.45%      n/a   17.42%      5.40%     n/a   18.37%

   Lord Abbett
       Growth and Income(3) 12/11/89     16.50%  16.47%   17.05%        9.00%   14.03%   14.96%     14.88%  14.83%   15.41%

   Lord Abbett
       Mid-Cap Value        8/20/97      35.72%     n/a   13.34%        27.88%      n/a   10.09%    33.83%     n/a   11.77%

   J.P. Morgan
       Quality Bond          5/1/96       6.29%     n/a    6.05%        -1.04%      n/a    3.39%     4.81%     n/a    4.57%

   J.P. Morgan
       Select Equity         5/1/96      14.22%     n/a   15.91%         6.76%      n/a   13.29%    12.63%     n/a   14.30%

   J.P. Morgan
       Small Cap Stock       5/1/96      38.56%     n/a   14.58%        30.67%      n/a   11.83%    36.63%     n/a   12.87%

------------------------------------------------------------------------------------------------------------------------------------

Franklin Templeton Variable Insurance Products Trust,
Class 2 Shares
  Templeton
  International
     Securities Fund(4)(9)  5/01/92       9.07% 13.22%   13.27%         1.70%   10.84%    11.24%      7.56%   11.66%   11.70%

  Franklin Small Cap
     Fund (5)(10)           11/01/95       72.31%    n/a   26.91%        63.92%     n/a   24.36%      70.00%     n/a   25.19%

  Templeton Global Income
    Securities Fund (6)(10) 01/24/89       -3.42%   2.84%   4.93%       -10.58%   0.44%    3.04%      -4.77%    1.41%   3.48%

  Templeton Growth Securities
    Fund (7)(10)            03/15/94        7.27%   11.73%   11.37%       -0.07%   9.35%    9.19%      5.78%    10.19%   9.82%

  Franklin Large Cap Growth
    Securities Fund (8)(10) 04/30/96       43.49%    n/a   22.80%        35.57%     n/a   20.18%      41.54%     n/a   21.12%

------------------------------------------------------------------------------------------------------------------------------------

New England Zenith Fund

Davis Venture Value (11)      10/31/94    21.10%   19.89%   22.14%       13.52%   17.46%    19.77%      19.42%    18.23%   20.44%

Harris Oakmark Mid-Cap
    Value (12)                 04/30/93    14.94%    7.57%   10.91%        7.46%    5.18%     8.91%      13.34%     6.07%    9.37%


CHART 2
- ----------------------------------------------------------------------------------------------------------------------------------
                                                                                      Accumulation Unit Performance
                                                                                  Column B                     Column C
                                                                                (reflects all             (reflects separate
                                             Portfolio Performance              charges and             account product charges
                                                   Column A                  portfolio expenses)        and portfolio expenses)
- ----------------------------------------------------------------------------------------------------------------------------------

                          Portfolio                         10 yrs or                     10 yrs or                     10 yrs or
                          Inception                         since                         since                         since
Portfolio                 Date            1 yr      5 yrs   inception    1 yr      5 yrs  inception   1 yr      5 yrs    inception
- ----------------------------------------------------------------------------------------------------------------------------------
AIM Variable Insurance Funds

   AIM V.I. Capital
     Appreciation         5/5/93      55.39%    20.47%   22.07%        46.68%    17.57%     19.43%      52.70%     18.35%    19.91%

   AIM V.I.
     International Equity 5/5/93      17.66%    14.42%   13.86%         9.69%    11.65%     11.42%      15.57%     12.47%    11.89%

   AIM V.I. Value         5/5/93      10.04%    17.64%   19.42%         2.23%    14.77%     16.83%       8.09%     15.56%    17.31%







- ----------------------------------------------------------------------------------------------------------------------------------
Met Investors Series Trust, Class B (1) (2)

   Lord Abbett
       Bond Debenture        5/1/96   7.47%     n/a    9.14%            -0.30%      n/a      6.09%      5.55%     n/a    7.21%

   Lord Abbett
       Developing Growth    8/20/97   6.05%     n/a    8.68%            -1.69%      n/a    4.96%      4.16%     n/a    6.74%

   J.P. Morgan
       International Equity  5/1/96   3.33%     n/a    8.89%            -4.35%      n/a    5.94%      1.49%     n/a    7.05%

   J.P. Morgan
       Enhanced Index        5/1/96   6.88%     n/a   20.05%            -0.87%      n/a   16.94%      4.98%     n/a   17.90%

   Lord Abbett
       Growth and Income(3) 12/11/89 16.50%  16.47%   17.05%             8.54%    13.57%   14.50%    14.42%   14.37%  14.95%

   Lord Abbett
       Mid-Cap Value        8/20/97  35.72%     n/a   13.34%            27.35%      n/a    9.63%    33.30%     n/a   11.33%

   J.P. Morgan
       Quality Bond          5/1/96   6.29%     n/a    6.05%            -1.45%      n/a    2.96%     4.39%     n/a    4.16%

  J.P. Morgan
       Select Equity         5/1/96  14.22%     n/a   15.91%             6.31%      n/a   12.83%    12.18%     n/a   13.85%

   J.P. Morgan
       Small Cap Stock       5/1/96  38.56%     n/a   14.58%            30.13%      n/a   11.37%    36.09%     n/a   12.42%

------------------------------------------------------------------------------------------------------------------------------------

Franklin Templeton Variable Insurance Products Trust,
Class 2 Shares
  Templeton
     International
     Securities Fund (4)(9) 5/01/92  9.07%    13.22%   13.27%           1.28%    10.39%     10.80%   7.13%     11.22%  11.26%

  Franklin Small Cap
     Fund (5)(10)         11/01/95  72.31%      n/a   26.91%           63.27%      n/a     23.87%   69.34%       n/a   24.70%

  Templeton Global Income
    Securities Fund        01/24/89  -3.42%    2.84%    4.93%         -10.96%    0.03%      2.62%   -5.15%     1.01%    3.06%

  Templeton Growth
   Securities Fund (7)(10) 03/15/94   7.27%    11.73%  11.37%          -0.49%     8.91%     8.75%    5.36%      9.75%   9.39%

  Franklin Large Cap Growth
    Securities Fund (8)(10) 04/30/96  43.49%      n/a   22.80%         35.02%      n/a     19.70%   40.99%       n/a   20.64%


------------------------------------------------------------------------------------------------------------------------------------

New England Zenith Fund

Davis Venture Value (11)   10/31/94   21.10%    19.89%   22.14%        13.05%    16.98%     19.28%  18.95%     17.76%    19.96%

Harris Oakmark Mid-Cap
     Value (12)            04/30/93   14.94%     7.57%   10.91%         7.01%     4.75%      8.47%  12.89%      5.65%     8.93%

------------------------------------------------------------------------------------------------------------------------------------

(1) Pursuant to an Agreement and Plan of Reorganization the portfolios of Cova Series Trust ("Predecessor Fund") have been reorganized into corresponding portfolios of Met Investors Series Trust. The assets of the portfolios of the Predecessor Fund were transferred to corresponding portfolios of Met Investors Series Trust. Performance information shown above reflects historical performance of each Predecessor Fund portfolio. Each portfolio of Met Investors Series Trust will be managed by the same investment manager using the same investment objective and strategy as its Predecessor Fund portfolio.

(2)  For  periods  prior  to  the  inception  of  Class  B  shares,  performance information shown is the performance of the shares of the portfolio's Predecessor Fund adjusted to reflect Class B 12b-1 fees. The Predecessor Fund shares did not pay Rule 12b-1 fees.

(3) On February 12, 2001, the assets of the Lord Abbett Growth and Income Portfolio of Cova Series Trust were transferred to the Lord Abbett Growth and Income Portfolio of Met Investors Series Trust. Performance shown reflects historical performance of the Cova Series Trust portfolio (from January 8, 1999 through September 30, 2000) and of the Growth and Income Portfolio of Lord Abbett Series Fund, Inc. (from December 11, 1989 through January 7, 1999). On January 8, 1999 all of the assets of the sub-account were transferred from the Growth and Income Portfolio of Lord Abbett Series Fund, Inc. to the Lord Abbett Growth and Income Portfolio of Cova Series Trust pursuant to a substitution order issued by the Securities and Exchange Commission. Lord, Abbett & Co. has managed the assets underlying this sub-account since its inception, pursuant to the same investment objective and strategy to be used by the Lord Abbett Growth and Income Portfolio of Met Investors Series Trust.

(4) Previously, the Templeton International Fund. Effective May 1, 2000, the Templeton International Fund merged into the Templeton International Equity Fund. Performance shown reflects historical performance of the Templeton International Fund.

(5) Effective May 1, 2000, the Franklin Small Cap Investments Fund (previously offered under the contract) merged into the Franklin Small Cap Fund. Performance shown reflects historical performance of the Franklin Small Cap Fund.

(6) Effective May 1, 2000, the Templeton Bond Fund merged into the Templeton Global Income Securities Fund. Performance shown reflects historical performance of the Templeton Global Income Securities Fund.

(7) Effective May 1, 2000, the Templeton Stock Fund merged into the Templeton Growth Securities Fund. Performance shown reflects historical performance of the Templeton Growth Securities Fund.

(8) Effective May 1, 2000, the Franklin Large Cap Growth Investments Fund merged into the Franklin Large Cap Growth Securities Fund. Performance shown reflects historical performance of the Franklin Large Cap Growth Securities Fund.

(9) For periods beginning on May 1, 1999, Class 2 fund performance reflects an additional 12b-1 fee expense, which also affects future performance.

(10) For periods beginning on January 6, 1999, Class 2 fund performance reflects an additional 12b-1 fee expense, which also affects future performance.

(11) Performance information shown is the performance of the initial class adjusted to reflect the .15% 12b-1 fee of the Class E Shares.

(12) Performance information shown is the performance of the initial class adjusted to reflect the .25% 12b-1 fee of the Class B Shares.



                                   APPENDIX C

EDCA Example with Multiple Purchase Payments


6-Month EDCA

The following example demonstrates how the 6-month Enhanced Dollar Cost Averaging (EDCA) program operates when multiple purchase payments are allocated to the program. The example assumes that a $12,000 purchase payment is allocated to the EDCA program at the beginning of the first month and the first transfer of $2,000 also occurs on that date. The $10,000 remaining after the EDCA transfer is allocated to the 1st Payment Bucket where it is credited with a 12% effective annual interest rate. The EDCA transfer amount of $2,000 is determined by dividing the $12,000 allocation amount by 6 (the number of months in the EDCA program). Thereafter, a $2,000 transfer is made from the EDCA at the beginning of each month. Amounts remaining in the EDCA Account Value are accumulated at the EDCA interest rate using following formula:

Account Value 1st Payment Bucket (month 2) =
Account Value 1st Payment Bucket (month 1) x (1+EDCA Rate) ^ (1/12) - EDCA Transfer Amount

At the beginning of the 4th month, a second purchase payment of $6,000 is allocated to the EDCA program. The entire $6,000 is allocated to the 2nd Payment Bucket where it is credited with a 12% effective annual interest rate. This second purchase payment triggers an increase in the EDCA transfer amount to $3,000. The increased EDCA transfer amount is determined by adding $1,000 (the $6,000 allocation amount divided by 6) to the current EDCA transfer amount. The $3,000 monthly EDCA transfers will first be applied against the account value in the 1st Payment Bucket until exhausted and then against the account value in the 2nd Payment Bucket until it is exhausted.


                                                                                        -----------Account Values---------
     Beg of         Amount Allocated         Actual EDCA             EDCA             1st Payment          2nd Payment
     Month               to EDCA              Transfer           Account Value          Bucket               Bucket
     -----               -------              --------           -------------          ------               -----
       1                           12000                2000                10000               10000
       2                                                2000                 8095                8095
       3                                                2000                 6172                6172
       4                            6000                3000                 9230                3230                 6000
       5                                                3000                 6309                 261                 6048
       6                                                3000                 3359                   0                 3359
       7                                                3000                  386                   0                  386
       8                                                 389                    0                   0                    0
       9                                                   0                    0                   0                    0
       10                                                  0                    0                   0                    0
       11                                                  0                    0                   0                    0
       12                                                  0                    0                   0                    0
       13                                                  0                    0                   0                    0
       14                                                  0                    0                   0                    0
       15                                                  0                    0                   0                    0

12-Month EDCA

The following example demonstrates how the 12-month Enhanced Dollar Cost Averaging (EDCA) program operates when multiple purchase payments are allocated to the program. The example assumes that a $24,000 purchase payment is allocated to the EDCA program at the beginning of the first month and the first transfer of $2,000 also occurs on that date. The $22,000 remaining after the EDCA transfer is allocated to the 1st Payment Bucket where it is credited with a 12% effective annual interest rate. The EDCA transfer amount of $2,000 is determined by dividing the $24,000 allocation amount by 12 (the number of months in the EDCA program). Thereafter, a $2,000 transfer is made from the EDCA at the beginning of each month. Amounts remaining in the EDCA account value are accumulated at the EDCA interest rate using the following formula:


Account Value 1st Payment Bucket (month 2) =
Account Value 1st Payment Bucket (month 1) x (1+EDCA Rate) ^ (1/12)- EDCA Transfer Amount

At the beginning of the 6th month, a second purchase payment of $12,000 is allocated to the EDCA program. The entire $12,000 is allocated to the 2nd Payment Bucket where it is credited with a 12% effective annual interest rate. This second purchase payment triggers an increase in the EDCA transfer amount to $3,000. The increased EDCA transfer amount is determined by adding $1,000 (the $12,000 allocation amount divided by 12) to the current EDCA transfer amount. The $3,000 monthly EDCA transfers will first be applied against the account value in the 1st Payment Bucket until exhausted and then against the account value in the 2nd Payment Bucket until it is exhausted.



                                                                                        -----------Account Values---------
     Beg of         Amount Allocated         Actual EDCA             EDCA             1st Payment          2nd Payment
     Month               to EDCA              Transfer           Account Value          Bucket               Bucket
     -----               -------              --------           -------------          ------               ------
       1                           24000                2000                22000               22000
       2                                                2000                20209               20209
       3                                                2000                18401               18401
       4                                                2000                16575               16575
       5                                                2000                14732               14732
       6                           12000                3000                23872               11872                12000
       7                                                3000                21801                8985                12096
       8                                                3000                18262                6070                12192
       9                                                3000                15417                3128                12289
       10                                               3000                12545                 157                12387
       11                                               3000                 9645                   0                 9645
       12                                               3000                 6722                   0                 6722
       13                                               3000                 3776                   0                 3776
       14                                               3000                  806                   0                  806
       15                                                812                    0                   0                    0



----------------------------------------------------------------------------------------------------------------------------

Please send me, at no charge, the Statement of Additional Information dated ____________, for the annuity contract issued by MetLife Investors.

(Please print or type and fill in all information)




- ------------------------------------------------------------------------------
Name




- ------------------------------------------------------------------------------
Address



- ------------------------------------------------------------------------------
City                State          Zip Code




- ------------------------------
- ------------------------------
- ------------------------------

                MetLife Investors Insurance Company of California
                             Attn: Variable Products
                            610 Newport Center Drive
                                   Suite 1400
                             Newport Beach, CA 92660



                                     PART B

                       STATEMENT OF ADDITIONAL INFORMATION

                  INDIVIDUAL VARIABLE DEFERRED ANNUITY CONTRACT

                                    issued by

                 METLIFE INVESTORS VARIABLE ANNUITY ACCOUNT FIVE

                                       AND

                METLIFE INVESTORS INSURANCE COMPANY OF CALIFORNIA
                (formerly, Cova Financial Life Insurance Company)

THIS IS NOT A PROSPECTUS. THIS STATEMENT OF ADDITIONAL INFORMATION SHOULD BE READ IN CONJUNCTION WITH THE PROSPECTUS DATED___________ FOR THE INDIVIDUAL VARIABLE DEFERRED ANNUITY CONTRACT WHICH IS DESCRIBED HEREIN.

THE PROSPECTUS CONCISELY SETS FORTH INFORMATION THAT A PROSPECTIVE INVESTOR OUGHT TO KNOW BEFORE INVESTING. FOR A COPY OF THE PROSPECTUS CALL OR WRITE US
AT: 610  Newport  Center  Drive,  Suite 1400,  Newport  Beach,  CA 92660,  (800)
848-3854.


THIS STATEMENT OF ADDITIONAL INFORMATION IS DATED _____________.

                                TABLE OF CONTENTS

                                                                            Page

COMPANY

EXPERTS

CUSTODIAN

LEGAL OPINIONS

DISTRIBUTION
     Reduction or Elimination of the Withdrawal Charge

CALCULATION OF PERFORMANCE INFORMATION
     Total Return
     Performance Information
     Historical Unit Values
     Reporting Agencies

FEDERAL TAX STATUS
     General
     Diversification
     Multiple Contracts
     Partial 1035 Exchanges
     Contracts  Owned by Other than Natural Persons
     Tax Treatment of Assignments or  Transfer  of  Ownership
     Death  Benefits
     Income  Tax  Withholding
     Tax Treatment of  Withdrawals -  Non-Qualified  Contracts
     Qualified  Plans
     Tax Treatment of Withdrawals - Qualified  Contracts
     Tax-Sheltered  Annuities - Withdrawal Limitations

ANNUITY PROVISIONS
     Variable Annuity
     Fixed Annuity
     Annuity Unit Value
     Net Investment Factor
     Mortality and Expense Guarantee


FINANCIAL STATEMENTS

                                     COMPANY

MetLife Investors Insurance Company of California (" MetLife Investors" or the "Company")) was originally incorporated on September 6, 1972 as Industrial Indemnity Life Insurance Company, a California corporation and changed its name to Xerox Financial Life Insurance Company in 1986. On June 1, 1995, a wholly-owned subsidiary of General American Life Insurance Company purchased MetLife Investors which on that date changed its name to Cova Financial Life Insurance Company. On January 6, 2000, Metropolitan Life Insurance Company
(MetLife) acquired GenAmerica Corporation, the ultimate parent company of MetLife Investors Insurance Company (formerly "Cova Financial Services Life Insurance Company"), the parent company of MetLife Investors Insurance Company of California. MetLife, headquartered in New York City since 1868, is a leading provider of insurance and financial products and services to individual and group customers. We changed our name to MetLife Investors Insurance Company of California on February ____, 2001. In certain states the new name may not yet be approved. In those states, we will continue to use Cova Financial Life Insurance Company until our new name is approved.

MetLife Investors Insurance Company of California is presently licensed to do business in the state of California.

                                     EXPERTS

The balance sheets of the Company as of December 31, 1999 and 1998, and the related statements of income, shareholder's equity, and cash flows for each of the years in the three-year period ended December 31, 1999, and the statement of assets and liabilities of the Separate Account as of December 31, 1999, and the related statement of operations for the year then ended and the statements of changes in net assets for the two years then ended, have been included herein in reliance upon the reports of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                                    CUSTODIAN

MetLife Investors Insurance Company of California, One Tower Lane, Oakbrook Terrace, IL 60181, is the custodian of the assets of the Separate Account. The custodian has custody of all cash of the Separate Account and handles the collection of proceeds of shares of the underlying funds bought and sold by the Separate Account.

                                 LEGAL OPINIONS

Blazzard, Grodd & Hasenauer, P. C., Westport, Connecticut has provided advice on certain matters relating to the federal securities and income tax laws in connection with the Contracts.

                                  DISTRIBUTION

MetLife  Investors  Distribution  Company  acts  as  the  distributor.   MetLife
Investors Distribution Company is an affiliate of the Company. The offering is on a continuous basis.

Reduction or Elimination of the Withdrawal Charge

The amount of the Withdrawal Charge on the Contracts may be reduced or eliminated when sales of the Contracts are made to individuals or to a group of individuals in a manner that results in savings of sales expenses. The entitlement to reduction of the Withdrawal Charge will be determined by the Company after examination of all the relevant factors such as:


1. The size and type of group to which sales are to be made will be considered. Generally, the sales expenses for a larger group are less than for a smaller group because of the ability to implement large numbers of Contracts with fewer sales contacts.

2. The total amount of purchase payments to be received will be considered. Per Contract sales expenses are likely to be less on larger purchase payments than on smaller ones.

3. Any prior or existing relationship with the Company will be considered. Per Contract sales expenses are likely to be less when there is a prior existing relationship because of the likelihood of implementing the Contract with fewer sales contacts.

4. There may be other circumstances, of which the Company is not presently aware, which could result in reduced sales expenses.

If, after consideration of the foregoing factors, the Company determines that there will be a reduction in sales expenses, the Company may provide for a reduction or elimination of the Withdrawal Charge.

The Withdrawal Charge may be eliminated when the Contracts are issued to an officer, director or employee of the Company or any of its affiliates. In no event will any reduction or elimination of the Withdrawal Charge be permitted where the reduction or elimination will be unfairly discriminatory to any person.

                     CALCULATION OF PERFORMANCE INFORMATION

Total Return

From time to time, the Company may advertise performance data. Such data will show the percentage change in the value of an Accumulation Unit based on the performance of an investment portfolio over a period of time, usually a calendar year, determined by dividing the increase (decrease) in value for that unit by the Accumulation Unit value at the beginning of the period.

Any such advertisement will include total return figures for the time periods indicated in the advertisement. Such total return figures will reflect the deduction of the separate account product charges (including death benefit rider charges), the expenses for the underlying investment portfolio being advertised and any applicable account fee, withdrawal charges, and Living Benefit rider charge. For purposes of calculating performance information, the Living Benefit rider charge is reflected as a percentage of account value. Premium taxes are not reflected.

The hypothetical value of a contract purchased for the time periods described in the advertisement will be determined by using the actual Accumulation Unit values for an initial $1,000 purchase payment, and deducting any applicable account fee and any applicable withdrawal charges to arrive at the ending hypothetical value. The average annual total return is then determined by computing the fixed interest rate that a $1,000 purchase payment would have to earn annually, compounded annually, to grow to the hypothetical value at the end of the time periods described. The formula used in these calculations is:

                          n
                 P (1 + T)   = ERV

Where:

     P =          a hypothetical initial payment of $1,000

     T =          average annual total return

     n =          number of years

   ERV = ending redeemable value at the end of the time periods used (or fractional portion thereof) of a hypothetical $1,000 payment made at the beginning of the 1,5 or 10 year periods used.

The Company may also advertise performance data which will be calculated in the same manner as described above but which will not reflect the deduction of any account fee, withdrawal charge, and Living Benefit rider charge. Premium taxes are not reflected. The deduction of such charges would reduce any percentage increase or make greater any percentage decrease.

Owners should note that the investment results of each investment portfolio will fluctuate over time, and any presentation of the investment portfolio's total return for any period should not be considered as a representation of what an investment may earn or what the total return may be in any future period.

The contracts are new and therefore have no performance history. However, the Separate Account and certain portfolios have been in existence for sometime and consequently have an investment performance history. In order to show how the historical investment performance of the Separate Account and the portfolios affect accumulation unit values, performance information was developed. The information is based upon the historical experience of the Separate Account and the portfolios and is for the periods shown. The prospectus (Appendix B) contains performance information.

Future performance of the portfolios will vary and the results shown are not necessarily representative of future results. Performance for periods ending after those shown may vary substantially from the examples shown. The performance for a Portfolio is calculated for a specified period of time by assuming an initial purchase payment of $1,000 allocated to the Portfolio. There are performance figures for the Accumulation Units which reflect the separate account product charges (including death benefit rider charges) as well as the portfolio expenses. There are also performance figures for the Accumulation Units which reflect the separate account product charge (including death benefit rider charges), the account fee, and Living Benefit rider charge, the portfolio expenses, and assume that you make a withdrawal at the end of the period and therefore the withdrawal charge is reflected. The percentage increases (decreases) are determined by subtracting the initial purchase payment from the ending value and dividing the remainder by the beginning value. The performance may also show figures when no withdrawal is assumed.

PERFORMANCE INFORMATION

Future performance will vary and the results shown are not necessarily representative of future results.

Note: The figures below present investment performance information for the periods ended September 30, 2000. While these numbers represent the returns as of that date, they do not represent performance information of the portfolios since that date. Performance information for the periods after September 30, 2000 may be different than the numbers shown below.

PART 1 - SEPARATE ACCOUNT PERFORMANCE

There are 4 charts below. Each chart presents performance information based upon which riders you select.

Chart 1 is for contracts with the Annual Step-Up death benefit with no additional riders.

Chart 2 is for  contracts  with the  Compounded-Plus  death benefit.

Chart 3 is for contracts with the Annual Step-Up death benefit and the Earnings Preservation benefit.

Chart 4 is for contracts with the Compounded-Plus death benefit and the Earnings Preservation benefit.


         o Column A presents performance figures for the accumulation units which reflect the separate account product charges (including death benefit rider charges), the account fee, and Living Benefit rider charge, the fees and expenses of each portfolio, and assumes that you make a withdrawal at the end of the period and therefore the withdrawal charge is reflected.
         o Column B presents performance figures for the accumulation units which reflect the separate account product charges (including death benefit rider charges) and fees and expenses of each portfolio.

Total Return for the periods ended September 30, 2000:

CHART 1

- ----------------------------------------------------------------------------------------------------------------------------------


                                                                                    Accumulation Unit Performance

                                                                       Column A                                Column B
                                                                     (reflects all                        (reflects separate
                                                                      charges and                       account product charges
                                                                  portfolio expenses)                   and portfolio expenses)
- ----------------------------------------------------------------------------------------------------------------------------------

                                Separate Account
                                 Inception Date                                    Since                                Since
Portfolio                        in Portfolio               1 yr         5 yrs     inception          1 yr      5 yrs    inception


- ----------------------------------------------------------------------------------------------------------------------------------
AIM Variable Insurance
Funds

  AIM V.I. Capital
     Appreciation                   12/31/97                47.27%         n/a      24.48%           53.29%    n/a      26.34%

   AIM V.I. International
     Equity                         12/31/97                10.15%         n/a      11.80%           16.04%    n/a      13.88%

   AIM V.I. Value                   12/31/97                2.66%          n/a      15.21%           8.52%     n/a      17.21%
- ----------------------------------------------------------------------------------------------------------------------------------

Met Investors Series Trust, Class B (1) (2)

   Lord Abbett Bond Debenture        5/20/96             0.12%            n/a      6.47%            5.97%      n/a      7.61%

   Lord Abbett Developing Growth    11/7/97              -1.27%           n/a      2.72%            4.57%      n/a      4.93%

   J.P. Morgan International Equity  5/14/96             -3.94%           n/a      6.60%            1.90%      n/a      7.73%

   J.P. Morgan Enhanced Index        5/16/96             -0.45%           n/a      17.23%           5.40%      n/a      18.19%

   Lord Abbett Growth and Income(3) 7/20/95              9.00%            14.03%   14.40%           14.88%     14.83%   15.18%

   Lord Abbett Mid-Cap Value        11/7/97              27.88%           n/a      10.64%           33.83%     n/a      12.66%

   J.P. Morgan Quality Bond          5/20/96             -1.04%           n/a      3.31%            4.81%      n/a      4.51%

   J.P. Morgan Select Equity         5/15/96             6.76%            n/a      13.25%           12.63%     n/a      14.27%

   J.P. Morgan Small Cap Stock       5/15/96             30.67%           n/a      11.12%           36.63%     n/a      12.18%


---------------------------------------------------------------------------------------------------------------------------------

Franklin Templeton Variable Insurance Products Trust,
Class 2 Shares


   Templeton International
     Securities(4)(9)               9/21/98                1.70%         n/a       11.75%           7.56%      n/a      14.63%

   Franklin Small Cap(5)(10)        3/1/99                 63.92%        n/a       59.02%          70.00%      n/a      62.24%

   Templeton Global Income
     Securities (6)(10)             3/1/99                -10.58%        n/a       -8.68%          -4.77%      n/a     -4.69%

   Templeton Growth
      Securities(7)(10)             1/19/99                -0.07%        n/a        5.18%           5.78%      n/a      8.77%

   Franklin Large Cap Growth
     Securities (8)(10)              3/1/99               35.57%         n/a       25.62%        41.54%        n/a     29.13%

---------------------------------------------------------------------------------------------------------------------------------



CHART 2

- -------------------------------------------------------------------------------------------------------------------------


                                                                                    Accumulation Unit Performance

                                                                       Column A                                Column B
                                                                     (reflects all                        (reflects separate
                                                                      charges and                       account product charges
                                                                  portfolio expenses)                   and portfolio expenses)
- ----------------------------------------------------------------------------------------------------------------------------------

                                Separate Account
                                 Inception Date                                    Since                                Since
Portfolio                        in Portfolio               1 yr         5 yrs     inception          1 yr      5 yrs    inception
- ----------------------------------------------------------------------------------------------------------------------------------

AIM Variable Insurance
Funds

   AIM V.I. Capital
     Appreciation                   12/31/97                47.05%           n/a       24.29%           53.07%      n/a      26.15%

   AIM V.I. International
     Equity                         12/31/97                9.98%            n/a       11.63%           15.86%      n/a      13.71%

   AIM V.I. Value                   12/31/97                2.50%            n/a       15.03%           8.36%       n/a      17.04%


- ----------------------------------------------------------------------------------------------------------------------------------

Met Investors Series Trust, Class B (1) (2)

   Lord Abbett Bond Debenture        5/20/96                -0.04%           n/a         6.31%            5.81%     n/a       7.45%

   Lord Abbett Developing Growth    11/07/97                -1.43%           n/a         2.56%            4.42%     n/a       4.77%

   J.P. Morgan International Equity  5/14/96                -4.09%           n/a         6.44%            1.74%     n/a       7.57%

   J.P. Morgan Enhanced Index        5/16/96                -0.61%           n/a        17.05%            5.24%     n/a      18.02%

   Lord Abbett Growth and Income(3)  7/20/95                 8.83%        13.86%        14.23%           14.71%     14.65%   15.01%






   Lord Abbett Mid-Cap Value        11/07/97                27.68%           n/a        10.47%           33.63%     n/a      12.49%

   J.P. Morgan Quality Bond          5/20/96                -1.19%           n/a         3.15%            4.65%     n/a       4.36%

   J.P. Morgan Select Equity         5/15/96                 6.59%           n/a        13.07%           12.46%     n/a      14.09%

   J.P. Morgan Small Cap Stock       5/15/96                30.47%           n/a        10.95%           36.43%     n/a      12.01%
- ----------------------------------------------------------------------------------------------------------------------------------

Franklin Templeton Variable Insurance Products Trust,
Class 2 Shares
   Templeton International
     Securities (4)(9)               9/21/98                1.54%          n/a          11.58%           7.40%      n/a      14.46%

   Franklin Small Cap (5)(10)        2/26/99                63.67%         n/a          58.79%           69.75%     n/a      62.00%

   Templeton Global Income
     Securities (6)(10)               3/1/99               -10.72%         n/a          -8.83%          -4.91%      n/a     -4.83%

   Templeton Growth
     Securities (7)(10)              1/19/99                -0.23%         n/a           5.02%           5.62%      n/a      8.61%

   Franklin Large Cap Growth
     Securities (8)(10)               3/1/99                35.36%         n/a          25.43%          41.34%      n/a     28.94%

- ----------------------------------------------------------------------------------------------------------------------------------

CHART 3




                                                                                    Accumulation Unit Performance

                                                                       Column A                                Column B
                                                                     (reflects all                        (reflects separate
                                                                      charges and                       account product charges
                                                                  portfolio expenses)                   and portfolio expenses)
- ----------------------------------------------------------------------------------------------------------------------------------

                                Separate Account
                                 Inception Date                                    Since                                Since
Portfolio                        in Portfolio               1 yr         5 yrs     inception          1 yr      5 yrs    inception
- ----------------------------------------------------------------------------------------------------------------------------------
AIM Variable Insurance
Funds

   AIM V.I. Capital
     Appreciation                   12/31/97               46.90%       n/a           24.16%           52.92%      n/a      26.02%

   AIM V.I. International
     Equity                         12/31/97               9.86%        n/a           11.51%           15.75%      n/a      13.60%

   AIM V.I. Value                   12/31/97               2.39%        n/a           14.91%           8.25%       n/a      16.93%

- ----------------------------------------------------------------------------------------------------------------------------------

Met Investors Series Trust, Class B (1) (2)

   Lord Abbett Bond Debenture        5/20/96              -0.14%       n/a            6.20%            5.71%       n/a       7.34%

   Lord Abbett Developing Growth    11/07/97              -1.53%       n/a            2.45%            4.31%       n/a       4.67%

   J.P. Morgan International Equity  5/14/96              -4.20%       n/a            6.33%            1.64%       n/a       7.46%

   J.P. Morgan Enhanced Index       5/16/96               -0.72%       n/a           16.93%            5.13%       n/a      17.90%

   Lord Abbett Growth and Income(3) 7/20/95                8.71%      13.74%         14.11%           14.59%       14.54%   14.89%

   Lord Abbett Mid-Cap Value        11/7/97               27.55%       n/a           10.36%           33.50%       n/a      12.37%

   J.P. Morgan Quality Bond          5/20/96              -1.30%       n/a            3.05%            4.55%       n/a       4.25%

   J.P. Morgan Select Equity         5/15/96               6.48%       n/a           12.96%           12.35%       n/a      13.98%

   J.P. Morgan Small Cap Stock       5/15/96              30.33%       n/a           10.83%           36.29%       n/a      11.90%


- ----------------------------------------------------------------------------------------------------------------------------------

Franklin Templeton Variable Insurance Products Trust,
Class 2 Shares
   Templeton International
     Securities (4)(9)             9/21/98                  1.44%          n/a           11.45%          7.29%        n/a     14.34%

   Franklin Small Cap (5)(10)      2/26/99                 63.51%          n/a           58.63%          69.59%       n/a     61.85%

   Templeton Global Income
     Securities (6)(10)             3/1/99                 -10.82%         n/a           -8.92%         -5.01%        n/a     -4.93%

   Templeton Growth
     Securities(7)(10)             1/19/99                  -0.34%         n/a            4.91%          5.52%        n/a      8.50%

   Franklin Large Cap Growth
     Securities (8)(10)             3/1/99                  35.22%         n/a            25.30%        41.20%        n/a     28.81%

---------------------------------------------------------------------------------------------------------------------------------

CHART 4


                                                                                    Accumulation Unit Performance

                                                                       Column A                                Column B
                                                                     (reflects all                        (reflects separate
                                                                      charges and                       account product charges
                                                                  portfolio expenses)                   and portfolio expenses)
- ----------------------------------------------------------------------------------------------------------------------------------

                                Separate Account
                                 Inception Date                                    Since                                Since
Portfolio                        in Portfolio               1 yr         5 yrs     inception          1 yr      5 yrs    inception
- ----------------------------------------------------------------------------------------------------------------------------------
AIM Variable Insurance
Funds

   AIM V.I. Capital
     Appreciation                   12/31/97                 46.68%      n/a          23.97%           52.70%       n/a      25.84%

   AIM V.I. International
     Equity                         12/31/97                 9.69%       n/a          11.34%           15.57%       n/a      13.43%

   AIM V.I. Value                   12/31/97                 2.23%       n/a          14.73%           8.09%        n/a      16.75%
- ----------------------------------------------------------------------------------------------------------------------------------

Met Investors Series Trust, Class B (1) (2)

   Lord Abbett Bond Debenture        5/20/96                -0.30%       n/a          6.17%           5.55%        n/a      7.30%

   Lord Abbett Developing Growth    11/07/97                -1.69%       n/a          2.29%           4.16%        n/a      4.51%

   J.P. Morgan International Equity  5/14/96                -4.35%       n/a          6.17%           1.49%        n/a      7.30%

   J.P. Morgan Enhanced Index        5/16/96                -0.87%       n/a         16.94%            4.98%       n/a      17.91%

   Lord Abbett Growth and Income(3)  7/20/95                 8.54%     13.57%        13.94%           14.42%       14.37%   14.72%

   Lord Abbett Mid-Cap Value        11/07/97                27.35%       n/a         10.18%           33.30%       n/a      12.21%

   J.P. Morgan Quality Bond          5/20/96                -1.45%       n/a          2.89%            4.39%       n/a       4.10%

   J.P. Morgan Select Equity         5/15/96                 6.31%       n/a         12.97%           12.18%       n/a      13.99%

   J.P. Morgan Small Cap Stock       5/15/96                30.13%       n/a         10.84%           36.09%       n/a      11.91%

- ----------------------------------------------------------------------------------------------------------------------------------

Franklin Templeton Variable Insurance Products Trust,
Class 2 Shares
   Templeton International
     Securities (4)(9)             5/1/98                    1.28%       n/a         11.28%           7.13%         n/a      14.18%

   Franklin Small Cap (5)(10)      3/1/99                   63.27%       n/a         58.39%           69.34%        n/a      61.61%

   Templeton Global Income
     Securities (6)(10)             3/1/99                 -10.96%       n/a         -9.07%           -5.15%         n/a     -5.07%

   Templeton Growth
     Securities (7)(10)            1/19/99                  -0.49%       n/a          4.74%            5.36%         n/a      8.34%

   Franklin Large Cap Growth
     Securities (8)(10)             3/1/99                  35.02%       n/a         25.11%           40.99%         n/a     28.62%


---------------------------------------------------------------------------------------------------------------------------------

(1) Pursuant to an Agreement and Plan of Reorganization the portfolios of Cova Series Trust ("Predecessor Fund") have been reorganized into corresponding portfolios of Met Investors Series Trust. The assets of the portfolios of the Predecessor Fund were transferred to corresponding portfolios of Met Investors Series Trust. Performance information shown above reflects historical performance of each Predecessor Fund portfolio. Each portfolio of Met Investors Series Trust will be managed by the same investment manager using the same investment objective and strategy as its Predecessor Fund portfolio.

(2)  For  periods  prior  to  the  inception  of  Class  B  shares,  performance information shown is the performance of the shares of the portfolio's Predecessor Fund adjusted to reflect Class B 12b-1 fees. The Predecessor Fund shares did not pay Rule 12b-1 fees.

(3) On February 12, 2001, the assets of the Lord Abbett Growth and Income Portfolio of Cova Series Trust were transferred to the Lord Abbett Growth and Income Portfolio of Met Investors Series Trust. Sub-account performance shown reflects historical performance of the Cova Series Trust portfolio (from January 8, 1999 through September 30, 2000) and of the Growth and Income Portfolio of Lord Abbett Series Fund, Inc. (from July 20, 1995 through January 7, 1999). On January 8, 1999 all of the assets of the sub-account were transferred from the Growth and Income Portfolio of Lord Abbett Series Fund, Inc. to the Lord Abbett Growth and Income Portfolio of Cova Series Trust pursuant to a substitution order issued by the Securities and Exchange Commission. Lord, Abbett & Co. has managed the assets underlying this sub-account since its inception, pursuant to the same investment objective and strategy to be used by the Lord Abbett Growth and Income Portfolio of Met Investors Series Trust.

(4) Previously, the Templeton International Fund. Effective May 1, 2000, the Templeton International Fund merged into the Templeton International Equity Fund. Performance shown reflects historical performance of the Templeton International Fund.

(5)  Effective  May  1,  2000,  the  Franklin  Small  Cap  Investments   Fund
(previously offered under the contract) merged into the Franklin Small Cap Fund. Performance shown reflects historical performance of the Franklin Small Cap Fund.

(6) Effective May 1, 2000, the Templeton Bond Fund merged into the Templeton Global Income Securities Fund. Performance shown reflects historical performance of the Templeton Global Income Securities Fund.

(7) Effective May 1, 2000, the Templeton Stock Fund merged into the Templeton Growth Securities Fund. Performance shown reflects historical performance of the Templeton Growth Securities Fund.

(8) Effective May 1, 2000, the Franklin Large Cap Growth Investments Fund merged into the Franklin Large Cap Growth Securities Fund. Performance shown reflects historical performance of the Franklin Large Cap Growth Securities Fund.

(9) For periods beginning on May 1, 1999, Class 2 fund performance reflects an additional 12b-1 fee expense, which also affects future performance.

(10) For periods beginning on January 6, 1999, Class 2 fund performance reflects an additional 12b-1 fee expense, which also affects future performance.

- ------------------------------------------------------------------------------


PART 2 - HISTORICAL FUND PERFORMANCE

The contracts are new and therefore have no performance history. However, certain portfolios have been in existence for some time and have an investment history. In order to show how the historical performance of the portfolios affects the contract's accumulation unit values, the following performance information was developed.

The information is based upon the historical experience of the portfolios and is for the periods shown. The charts below show the investment performance of the portfolios and the accumulation unit performance calculated by assuming that the contracts were invested in the portfolios for the same periods.

There are 4 charts below. Each chart presents performance information based upon which riders you select.

Chart 1 is for contracts with the Annual Step-Up death benefit with no additional riders.

Chart 2 is for contracts with the Compounded-Plus death benefit.

Chart 3 is for contracts with the Annual Step-Up death benefit and the Earnings Preservation benefit.

Chart 4 is for contracts with the Compounded-Plus death benefit and the Earnings Preservation benefit.

o The performance figures in Column A reflect the fees and expenses paid by each portfolio.

o Column B presents performance figures for the accumulation units which reflect the separate account product charges (including death benefit rider charges), the account fee, and Living Benefit rider charge, the fees and expenses of each portfolio, and assumes that you make a withdrawal at the end of the period and therefore the withdrawal charge is reflected

o Column C presents performance figures for the accumulation units which reflect the separate account product charges (including death benefit rider charges) and the fees and expenses of each portfolio.


Total Return for the periods ended September 30, 2000:


CHART 1


- ----------------------------------------------------------------------------------------------------------------------------------
                                                                                      Accumulation Unit Performance
                                                                                  Column B                     Column C
                                                                                (reflects all             (reflects separate
                                             Portfolio Performance              charges and             account product charges
                                                   Column A                  portfolio expenses)        and portfolio expenses)
- ----------------------------------------------------------------------------------------------------------------------------------

                          Portfolio                         10 yrs or                     10 yrs or                     10 yrs or
                          Inception                         since                         since                         since
Portfolio                 Date            1 yr      5 yrs   inception    1 yr      5 yrs  inception   1 yr      5 yrs    inception
- ----------------------------------------------------------------------------------------------------------------------------------

AIM Variable Insurance Funds

   AIM V.I. Capital
     Appreciation         5/5/93        55.39%  20.47%   22.07%       47.27%   18.04%   19.90%       53.29%    18.82%    20.39%

   AIM V.I.
     International Equity 5/5/93        17.66%  14.42%   13.86%       10.15%   12.10%   11.87%       16.04%    12.92%    12.34%

   AIM V.I. Value         5/5/93        10.04%  17.64%   19.42%        2.66%   15.23%   17.29%        8.52%    16.02%    17.77%
- ----------------------------------------------------------------------------------------------------------------------------------

Met Investors Series Trust, Class B (1) (2)

   Lord Abbett
       Bond Debenture        5/1/96      7.47%     n/a    9.14%        0.12%      n/a    6.52%        5.97%     n/a    7.64%

   Lord Abbett
       Developing Growth    8/20/97      6.05%     n/a    8.68%       -1.27%      n/a    5.39%        4.57%     n/a    7.17%
   J.P. Morgan
       International Equity  5/1/96      3.33%     n/a    8.89%       -3.94%      n/a    6.37%        1.90%     n/a    7.48%





   J.P. Morgan
       Enhanced Index        5/1/96      6.88%     n/a   20.05%       -0.45%      n/a   17.42%        5.40%     n/a   18.37%

   Lord Abbett
       Growth and Income(3) 12/11/89    16.50%  16.47%   17.05%        9.00%   14.03%   14.96%       14.88%  14.83%   15.41%

   Lord Abbett
       Mid-Cap Value        8/20/97     35.72%     n/a   13.34%        27.88%      n/a   10.09%      33.83%     n/a   11.77%

   J.P. Morgan
       Quality Bond          5/1/96     6.29%     n/a    6.05%        -1.04%      n/a    3.39%       4.81%     n/a    4.57%

   J.P. Morgan
       Select Equity         5/1/96    14.22%     n/a   15.91%         6.76%      n/a   13.29%      12.63%     n/a   14.30%

   J.P. Morgan
       Small Cap Stock       5/1/96    38.56%     n/a   14.58%        30.67%      n/a   11.83%      36.63%     n/a   12.87%

------------------------------------------------------------------------------------------------------------------------------------

Franklin Templeton Variable Insurance Products Trust,
Class 2 Shares
  Templeton
  International
     Securities Fund (4)(9) 5/01/92       9.07% 13.22%   13.27%        1.70%   10.84%   11.24%      7.56%   11.66%   11.70%

  Franklin Small Cap
     Fund (5)(10)           11/01/95     72.31%    n/a   26.91%        63.92%     n/a   24.36%      70.00%     n/a   25.19%

  Templeton Global Income
    Securities Fund (6)(10) 01/24/89     -3.42%   2.84%   4.93%       -10.58%   0.44%    3.04%      -4.77%    1.41%   3.48%

  Templeton Growth Securities
    Fund (7)(10)            03/15/94      7.27%   11.73%   11.37%       -0.07%   9.35%    9.19%      5.78%    10.19%   9.82%

  Franklin Large Cap Growth
    Securities Fund (8)(10) 04/30/96     43.49%    n/a   22.80%        35.57%     n/a    20.18%      41.54%     n/a   21.12%

- ----------------------------------------------------------------------------------------------------------------------------------

New England Zenith Fund

Davis Venture Value (11)      10/31/94    21.10%   19.89%   22.14%     13.52%   17.46%  19.77%      19.42%   18.23%   20.44%

Harris Oakmark Mid-Cap
    Value (12)                04/30/93    14.94%    7.57%   10.91%     7.46%    5.18%    8.91%      13.34%    6.07%    9.37%

CHART 2
- ----------------------------------------------------------------------------------------------------------------------------------
                                                                                      Accumulation Unit Performance

                                                                                  Column B                     Column C
                                                                                (reflects all             (reflects separate
                                             Portfolio Performance              charges and             account product charges
                                                   Column A                  portfolio expenses)        and portfolio expenses)
- ----------------------------------------------------------------------------------------------------------------------------------

                          Portfolio                         10 yrs or                     10 yrs or                     10 yrs or
                          Inception                         since                         since                         since
Portfolio                 Date            1 yr      5 yrs   inception    1 yr      5 yrs  inception   1 yr      5 yrs    inception
- ----------------------------------------------------------------------------------------------------------------------------------
AIM Variable Insurance Funds

   AIM V.I. Capital
     Appreciation         5/5/93    55.39%    20.47%   22.07%        47.05%    17.86%     19.72%      53.07%     18.64%    20.21%

   AIM V.I.
     International Equity 5/5/93    17.66%    14.42%   13.86%         9.98%    11.93%     11.70%      15.86%     12.75%    12.17%

   AIM V.I. Value         5/5/93    10.04%    17.64%   19.42%         2.50%    15.06%     17.12%       8.36%     15.85%    17.60%

- ----------------------------------------------------------------------------------------------------------------------------------

Met Investors Series Trust, Class B (1) (2)

   Lord Abbett
       Bond Debenture      5/1/96   7.47%     n/a      9.14%         -0.04%      n/a      6.36%        5.81%      n/a       7.48%

   Lord Abbett
       Developing Growth   8/20/97   6.05%     n/a     8.68%         -1.43%      n/a      5.23%        4.42%      n/a       7.01%

   J.P. Morgan
       International Equity  5/1/96  3.33%     n/a     8.89%         -4.09%      n/a      6.21%        1.74%      n/a       7.32%

   J.P. Morgan
       Enhanced Index      5/1/96    6.88%     n/a    20.05%         -0.61%      n/a     17.24%        5.24%      n/a      18.20%

   Lord Abbett
       Growth and
       Income(3)          12/11/89  16.50%  16.47%    17.05%          8.83%    13.86%    14.78%       14.71%    14.65%     15.24%

   Lord Abbett
       Mid-Cap Value       8/20/97  35.72%     n/a    13.34%         27.68%      n/a      9.92%       33.63%     n/a       11.61%

   J.P. Morgan
       Quality Bond         5/1/96   6.29%     n/a    6.05%          -1.19%      n/a      3.23%        4.65%     n/a       4.42%

   J.P. Morgan
       Select Equity        5/1/96  14.22%     n/a   15.91%           6.59%      n/a     13.12%       12.46%     n/a      14.13%

   J.P. Morgan
       Small Cap Stock      5/1/96  38.56%     n/a   14.58%          30.47%      n/a     11.66%       36.43%     n/a      12.70%







------------------------------------------------------------------------------------------------------------------------------------

Franklin Templeton Variable Insurance Products Trust,
Class 2 Shares
  Templeton
     International
     Securities Fund (4)(9) 5/01/92   9.07%    13.22%   13.27%        1.54%    10.67%   11.07%       7.40%     11.49%    11.53%

  Franklin Small Cap
     Fund (5)(10)          11/01/95  72.31%      n/a    26.91%       63.67%      n/a    24.18%      69.75%        n/a    25.00%

  Templeton Global Income
    Securities Fund(6)(10) 01/24/89  -3.42%     2.84%    4.93%      -10.72%    0.29%     2.88%      -4.91%      1.26%     3.32%

  Templeton Growth Securities
    Fund (7)(10)           03/15/94   7.27%    11.73%   11.37%      -0.23%     9.18%     9.03%       5.62%     10.03%     9.66%

  Franklin Large Cap Growth
    Securities Fund (8)(10) 04/30/96  43.49%     n/a    22.80%      35.36%      n/a     20.00%      41.34%        n/a    20.94%


- ----------------------------------------------------------------------------------------------------------------------------------


New England Zenith Fund

Davis Venture Value (11)    10/31/94   21.10%    19.89% 22.14%    13.35%    17.28%       19.58%     19.24%   18.05%     20.26%

Harris Oakmark Mid-Cap
    Value (12)              04/30/93   14.94%     7.57% 10.91%     7.29%     5.02%        8.74%     13.17%    5.91%      9.20%

CHART 3


- ----------------------------------------------------------------------------------------------------------------------------------
                                                                                      Accumulation Unit Performance
                                                                                  Column B                     Column C
                                                                                (reflects all             (reflects separate
                                             Portfolio Performance              charges and             account product charges
                                                   Column A                  portfolio expenses)        and portfolio expenses)
- ----------------------------------------------------------------------------------------------------------------------------------

                          Portfolio                         10 yrs or                     10 yrs or                     10 yrs or
                          Inception                         since                         since                         since
Portfolio                 Date            1 yr      5 yrs   inception    1 yr      5 yrs  inception   1 yr      5 yrs    inception
- ----------------------------------------------------------------------------------------------------------------------------------
AIM Variable Insurance Funds
   AIM V.I. Capital
     Appreciation         5/5/93        55.39%    20.47%    22.07%    46.90%    17.74%     19.60%     52.92%   18.52%     20.09%

   AIM V.I.
     International Equity 5/5/93        17.66%    14.42%    13.86%     9.86%    11.82%     11.59%     15.75%   12.64%     12.06%

   AIM V.I. Value         5/5/93        10.04%    17.64%    19.42%     2.39%    14.94%     17.00%      8.25%   15.73%     17.48%

- ----------------------------------------------------------------------------------------------------------------------------------

Met Investors Series Trust, Class B (1) (2)

   Lord Abbett
       Bond Debenture        5/1/96      7.47%     n/a    9.14%       -0.14%      n/a      6.25%      5.71%     n/a    7.37%

   Lord Abbett
       Developing Growth    8/20/97      6.05%     n/a    8.68%       -1.53%      n/a      5.12%      4.31%     n/a    6.90%

   J.P. Morgan
       International Equity  5/1/96      3.33%     n/a    8.89%       -4.20%      n/a      6.10%      1.64%     n/a    7.22%

   J.P. Morgan
       Enhanced Index        5/1/96      6.88%     n/a   20.05%       -0.72%      n/a     17.12%      5.13%     n/a   18.08%

   Lord Abbett
       Growth and Income(3) 12/11/89    16.50%  16.47%   17.05%        8.71%    13.74%    14.67%     14.59%  14.54%   15.12%

   Lord Abbett
       Mid-Cap Value        8/20/97     35.72%     n/a   13.34%       27.55%      n/a      9.80%     33.50%     n/a   11.49%

   J.P. Morgan
       Quality Bond          5/1/96      6.29%     n/a    6.05%       -1.30%      n/a      3.12%      4.55%     n/a    4.31%

   J.P. Morgan
       Select Equity         5/1/96     14.22%     n/a   15.91%        6.48%      n/a     13.00%     12.35%     n/a   14.02%

   J.P. Morgan
       Small Cap Stock       5/1/96     38.56%     n/a   14.58%       30.33%      n/a     11.54%     36.29%     n/a   12.59%

- ----------------------------------------------------------------------------------------------------------------------------------

Franklin Templeton Variable Insurance Products Trust,
Class 2 Shares

  Templeton
     International
     Securities Fund (4)(9)  5/01/92     9.07%    13.22%  13.27%      1.44%    10.56%     10.96%     7.29%   11.38%   11.42%

  Franklin Small Cap
     Fund (5)(10)           11/01/95    72.31%       n/a  26.91%      63.51%       n/a     24.05%    69.59%      n/a   24.88%






  Templeton Global Income
    Securities Fund (6)(10)   01/24/89   -3.42%    2.84%  4.93%     -10.82%     0.18%      2.78%    -5.01%    1.16%      3.22%

  Templeton Growth Securities
    Fund (7)(10)              03/15/94    7.27%   11.73% 11.37%      -0.34%     9.07%      8.92%     5.52%    9.92%      9.55%

  Franklin Large Cap Growth
    Securities Fund (8)(10)   04/30/96   43.49%     n/a  22.80%      35.22%       n/a     19.88%    41.20%      n/a     20.82%


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New England Zenith Fund

Davis Venture Value (11)     10/31/94   21.10%   19.89%  22.14%    13.23%   17.16%      19.46%     19.12%   17.93%     20.14%

Harris Oakmark Mid-Cap
    Value (12)               04/30/93   14.94%    7.57%  10.91%     7.18%    4.91%       8.63%     13.06%    5.81%      9.09%



CHART 4


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                                                                                      Accumulation Unit Performance
                                                                                  Column B                     Column C
                                                                                (reflects all             (reflects separate
                                             Portfolio Performance              charges and             account product charges
                                                   Column A                  portfolio expenses)        and portfolio expenses)
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                          Portfolio                         10 yrs or                     10 yrs or                     10 yrs or
                          Inception                         since                         since                         since
Portfolio                 Date            1 yr      5 yrs   inception    1 yr      5 yrs  inception   1 yr      5 yrs    inception
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AIM Variable Insurance Funds

   AIM V.I. Capital
     Appreciation         5/5/93      55.39%    20.47%   22.07%        46.68%    17.57%     19.43%      52.70%     18.35%    19.91%

   AIM V.I.
     International Equity 5/5/93      17.66%    14.42%   13.86%         9.69%    11.65%     11.42%      15.57%     12.47%    11.89%

   AIM V.I. Value         5/5/93      10.04%    17.64%   19.42%         2.23%    14.77%     16.83%       8.09%     15.56%    17.31%


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Met Investors Series Trust, Class B (1) (2)





   Lord Abbett
       Bond Debenture        5/1/96       7.47%     n/a    9.14%       -0.30%      n/a    6.09%          5.55%     n/a       7.21%

   Lord Abbett
       Developing Growth    8/20/97       6.05%     n/a    8.68%       -1.69%      n/a    4.96%          4.16%     n/a       6.74%

   J.P. Morgan
       International Equity  5/1/96       3.33%     n/a    8.89%       -4.35%      n/a    5.94%          1.49%     n/a       7.05%

   J.P. Morgan
       Enhanced Index        5/1/96       6.88%     n/a   20.05%       -0.87%      n/a   16.94%          4.98%     n/a      17.90%

   Lord Abbett
       Growth and Income(3) 12/11/89     16.50%  16.47%   17.05%        8.54%    13.57%   14.50%        14.42%   14.37%     14.95%

   Lord Abbett
       Mid-Cap Value        8/20/97      35.72%     n/a   13.34%        27.35%      n/a    9.63%        33.30%     n/a      11.33%

   J.P. Morgan
       Quality Bond          5/1/96       6.29%     n/a    6.05%        -1.45%      n/a    2.96%         4.39%     n/a       4.16%

   J.P. Morgan
       Select Equity         5/1/96      14.22%     n/a   15.91%         6.31%      n/a   12.83%        12.18%     n/a      13.85%

   J.P. Morgan
       Small Cap Stock       5/1/96      38.56%     n/a   14.58%        30.13%      n/a   11.37%        36.09%     n/a      12.42%


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Franklin Templeton Variable Insurance Products Trust,
Class 2 Shares
  Templeton
     International
     Securities Fund (4)(9) 5/01/92     9.07%    13.22%   13.27%        1.28%    10.39%     10.80%      7.13%     11.22%    11.26%

  Franklin Small Cap
     Fund (5)(10)          11/01/95     72.31%      n/a   26.91%        63.27%      n/a     23.87%      69.34%       n/a    24.70%

  Templeton Global Income
   Securities Fund (6)(10) 01/24/89     -3.42%    2.84%    4.93%       -10.96%    0.03%      2.62%      -5.15%     1.01%     3.06%

  Templeton Growth Securities
    Fund (7)(10)           03/15/94      7.27%    11.73%  11.37%        -0.49%     8.91%     8.75%       5.36%      9.75%    9.39%

  Franklin Large Cap Growth
   Securities Fund (8)(10) 04/30/96     43.49%      n/a   22.80%        35.02%      n/a     19.70%      40.99%       n/a    20.64%

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New England Zenith Fund

Davis Venture Value (11)   10/31/94   21.10%    19.89%   22.14%        13.05%    16.98%     19.28%      18.95%     17.76%    19.96%

Harris Oakmark Mid-Cap
    Value (12)             04/30/93   14.94%     7.57%   10.91%         7.01%     4.75%      8.47%      12.89%      5.65%     8.93%


(1) Pursuant to an Agreement and Plan of Reorganization the portfolios of Cova Series Trust ("Predecessor Fund") have been reorganized into corresponding portfolios of Met Investors Series Trust. The assets of the portfolios of the Predecessor Fund were transferred to corresponding portfolios of Met Investors Series Trust. Performance information shown above reflects historical performance of each Predecessor Fund portfolio. Each portfolio of Met Investors Series Trust will be managed by the same investment manager using the same investment objective and strategy as its Predecessor Fund portfolio.

(2)  For  periods  prior  to  the  inception  of  Class  B  shares,  performance information shown is the performance of the shares of the portfolio's Predecessor Fund adjusted to reflect Class B 12b-1 fees. The Predecessor Fund shares did not pay Rule 12b-1 fees.

(3) On February 12, 2001, the assets of the Lord Abbett Growth and Income Portfolio of Cova Series Trust were transferred to the Lord Abbett Growth and Income Portfolio of Met Investors Series Trust. Performance shown reflects historical performance of the Cova Series Trust portfolio (from January 8, 1999 through September 30, 2000) and of the Growth and Income Portfolio of Lord Abbett Series Fund, Inc. (from December 11, 1989 through January 7, 1999). On January 8, 1999 all of the assets of the sub-account were transferred from the Growth and Income Portfolio of Lord Abbett Series Fund, Inc. to the Lord Abbett Growth and Income Portfolio of Cova Series Trust pursuant to a substitution order issued by the Securities and Exchange Commission. Lord, Abbett & Co. has managed the assets underlying this sub-account since its inception, pursuant to the same investment objective and strategy to be used by the Lord Abbett Growth and Income Portfolio of Met Investors Series Trust.

(4) Previously, the Templeton International Fund. Effective May 1, 2000, the Templeton International Fund merged into the Templeton International Equity Fund. Performance shown reflects historical performance of the Templeton International Fund.

(5) Effective May 1, 2000, the Franklin Small Cap Investments Fund (previously offered under the contract) merged into the Franklin Small Cap Fund. Performance shown reflects historical performance of the Franklin Small Cap Fund.

(6) Effective May 1, 2000, the Templeton Bond Fund merged into the Templeton Global Income Securities Fund. Performance shown reflects historical performance of the Templeton Global Income Securities Fund.

(7) Effective May 1, 2000, the Templeton Stock Fund merged into the Templeton

Growth Securities Fund. Performance shown reflects historical performance of the Templeton Growth Securities Fund.

(8) Effective May 1, 2000, the Franklin Large Cap Growth Investments Fund merged into the Franklin Large Cap Growth Securities Fund. Performance shown reflects historical performance of the Franklin Large Cap Growth Securities Fund.

(9) For periods beginning on May 1, 1999, Class 2 fund performance reflects an additional 12b-1 fee expense, which also affects future performance.

(10) For periods beginning on January 6, 1999, Class 2 fund performance reflects an additional 12b-1 fee expense, which also affects future performance.

(11) Performance information shown is the performance of the initial class adjusted to reflect the .15% 12b-1 fee of the Class E Shares.

(12) Performance information shown is the performance of the initial class adjusted to reflect the .25% 12b-1 fee of the Class B Shares.


Historical Unit Values

The Company may also show historical Accumulation Unit values in certain advertisements containing illustrations. These illustrations will be based on actual Accumulation Unit values.

In addition, the Company may distribute sales literature which compares the percentage change in Accumulation Unit values for any of the investment portfolios against established market indices such as the Standard & Poor's 500 Composite Stock Price Index, the Dow Jones Industrial Average or other management investment companies which have investment objectives similar to the investment portfolio being compared. The Standard & Poor's 500 Composite Stock Price Index is an unmanaged, unweighted average of 500 stocks, the majority of which are listed on the New York Stock Exchange. The Dow Jones Industrial Average is an unmanaged, weighted average of thirty blue chip industrial corporations listed on the New York Stock Exchange. Both the Standard & Poor's 500 Composite Stock Price Index and the Dow Jones Industrial Average assume quarterly reinvestment of dividends.

Reporting Agencies

The Company may also distribute sales literature which compares the performance of the Accumulation Unit values of the Contracts with the unit values of variable annuities issued by other insurance companies. Such information will be derived from the Lipper Variable Insurance Products Performance Analysis Service, the VARDS Report or from Morningstar.

The Lipper Variable Insurance Products Performance Analysis Service is published by Lipper Analytical Services, Inc., a publisher of statistical data which currently tracks the performance of almost 4,000 investment companies. The rankings compiled by Lipper may or may not reflect the deduction of asset-based insurance charges. The Company's sales literature utilizing these rankings will indicate whether or not such charges have been deducted. Where the charges have not been deducted, the sales literature will indicate that if the charges had been deducted, the ranking might have been lower.

The VARDS Report is a monthly variable annuity industry analysis compiled by Variable Annuity Research & Data Service of Roswell, Georgia and published by Financial Planning Resources, Inc. The VARDS rankings may or may not reflect the deduction of asset-based insurance charges. In addition, VARDS prepares risk adjusted rankings, which consider the effects of market risk on total return performance. This type of ranking may address the question as to which funds provide the highest total return with the least amount of risk. Other ranking services may be used as sources of performance comparison, such as CDA/Weisenberger.

Morningstar rates a variable annuity against its peers with similar investment objectives. Morningstar does not rate any variable annuity that has less than three years of performance data.


                               FEDERAL TAX STATUS

General


NOTE: The following description is based upon the Company's understanding of current federal income tax law applicable to annuities in general. The Company cannot predict the probability that any changes in such laws will be made. Purchasers are cautioned to seek competent tax advice regarding the possibility of such changes. The Company does not guarantee the tax status of the Contracts. Purchasers bear the complete risk that the Contracts may not be treated as "annuity contracts" under federal income tax laws. It should be further understood that the following discussion is not exhaustive and that special rules not described herein may be applicable in certain situations. Moreover, no attempt has been made to consider any applicable state or other tax laws.

Section 72 of the Internal Revenue Code of 1986, as amended (the "Code") governs taxation of annuities in general. An Owner is not taxed on increases in the value of a Contract until distribution occurs, either in the form of a lump sum payment or as annuity payments under the Annuity Option selected. For a lump sum payment received as a total withdrawal (total surrender), the recipient is taxed on the portion of the payment that exceeds the cost basis of the Contract. For Non-Qualified Contracts, this cost basis is generally the purchase payments, while for Qualified Contracts there may be no cost basis. The taxable portion of the lump sum payment is taxed at ordinary income tax rates.

For annuity payments, a portion of each payment in excess of an exclusion amount is includible in taxable income. The exclusion amount for payments based on a fixed annuity option is determined by multiplying the payment by the ratio that the cost basis of the Contract (adjusted for any period or refund feature) bears to the expected return under the Contract. The exclusion amount for payments based on a variable annuity option is determined by dividing the cost basis of the Contract (adjusted for any period certain or refund guarantee) by the number of years over which the annuity is expected to be paid. Payments received after the investment in the Contract has been recovered (i.e. when the total of the excludible amount equals the investment in the Contract) are fully taxable. The taxable portion is taxed at ordinary income tax rates. For certain types of Qualified Plans there may be no cost basis in the Contract within the meaning of
Section 72 of the Code. Owners, annuitants and beneficiaries under the Contracts should seek competent financial advice about the tax consequences of any distributions.

The Company is taxed as a life insurance company under the Code. For federal income tax purposes, the Separate Account is not a separate entity from the Company, and its operations form a part of the Company.


Diversification

Section 817(h) of the Code imposes certain diversification standards on the underlying assets of variable annuity contracts. The Code provides that a variable annuity contract will not be treated as an annuity contract for any period (and any subsequent period) for which the investments are not, in accordance with regulations prescribed by the United States Treasury Department ("Treasury Department"), adequately diversified. Disqualification of the Contract as an annuity contract would result in the imposition of federal income tax to the Owner with respect to earnings allocable to the Contract prior to the receipt of payments under the Contract. The Code contains a safe harbor provision which provides that annuity contracts such as the Contract meet the diversification requirements if, as of the end of each quarter, the underlying assets meet the diversification standards for a regulated investment company and no more than fifty-five percent (55%) of the total assets consist of cash, cash items, U.S. Government securities and securities of other regulated investment companies.

On March 2, 1989, the Treasury Department issued Regulations (Treas. Reg.1.817-5), which established diversification requirements for the investment portfolios underlying variable contracts such as the Contract. The Regulations amplify the diversification requirements for variable contracts set forth in the Code and provide an alternative to the safe harbor provision described above. Under the Regulations, an investment portfolio will be deemed adequately diversified if: (1) no more than 55% of the value of the total assets of the portfolio is represented by any one investment; (2) no more than 70% of the value of the total assets of the portfolio is represented by any two investments; (3) no more than 80% of the value of the total assets of the portfolio is represented by any three investments; and (4) no more than 90% of the value of the total assets of the portfolio is represented by any four investments.

The Code provides that, for purposes of determining whether or not the diversification standards imposed on the underlying assets of variable contracts by Section 817(h) of the Code have been met, "each United States government agency or instrumentality shall be treated as a separate issuer."

The Company intends that all investment portfolios underlying the Contracts will
be  managed  in  such  a  manner  as  to  comply   with  these   diversification
requirements.

The Treasury Department has indicated that the diversification Regulations do not provide guidance regarding the circumstances in which Owner control of the investments of the Separate Account will cause the Owner to be treated as the owner of the assets of the Separate Account, thereby resulting in the loss of favorable tax treatment for the Contract. At this time it cannot be determined whether additional guidance will be provided and what standards may be contained in such guidance.

The amount of Owner control which may be exercised under the Contract is different in some respects from the situations addressed in published rulings issued by the Internal Revenue Service in which it was held that the policy owner was not the owner of the assets of the separate account. It is unknown whether these differences, such as the owner's ability to transfer among investment choices or the number and type of investment choices available, would cause the owner to be considered as the owner of the assets of the separate account resulting in the imposition of federal income tax to the owner with respect to earnings allocable to the contract prior to receipt of payments under the contract.

In the event any forthcoming guidance or ruling is considered to set forth a new position, such guidance or ruling will generally be applied only prospectively. However, if such ruling or guidance was not considered to set forth a new position, it may be applied retroactively resulting in the Owners being retroactively determined to be the owners of the assets of the Separate Account.

Due to the uncertainty in this area, the Company reserves the right to modify the Contract in an attempt to maintain favorable tax treatment.

Multiple Contracts

The Code provides that multiple non-qualified annuity contracts which are issued within a calendar year to the same contract owner by one company or its affiliates are treated as one annuity contract for purposes of determining the tax consequences of any distribution. Such treatment may result in adverse tax consequences including more rapid taxation of the distributed amounts from such combination of contracts. For purposes of this rule, contracts received in a
Section 1035 exchange will be considered issued in the year of the exchange. Owners should consult a tax adviser prior to purchasing more than one non-qualified annuity contract in any calendar year.

Partial 1035 Exchanges

Section 1035 of the Code provides that an annuity contract may be exchanged in a tax-free transaction for another annuity contract. Historically, it was presumed that only the exchange of an entire contract, as opposed to a partial exchange, would be accorded tax-free status. In 1998 in Conway vs. Commissioner, the Tax Court held that the direct transfer of a portion of an annuity contract into another annuity contract qualified as a non-taxable exchange. On November 22, 1999, the Internal Revenue Service filed an Action on Decision which indicated that it acquiesced in the Tax Court decision in Conway. However, in its acquiescence with the decision of the Tax Court, the Internal Revenue Service stated that it will challenge transactions where taxpayers enter into a series of partial exchanges and annuitizations as part of a design to avoid application of the 10% premature distribution penalty or other limitations imposed on annuity contracts under the Code. In the absence of further guidance from the Internal Revenue Service it is unclear what specific types of partial exchange designs and transactions will be challenged by the Internal Revenue Service. Due to the uncertainty in this area owners should consult their own tax advisers prior to entering into a partial exchange of an annuity contract.


Contracts Owned by Other than Natural Persons

Under Section 72(u) of the Code, the investment earnings on premiums for the Contracts will be taxed currently to the Owner if the Owner is a non-natural person, e.g., a corporation or certain other entities. Such Contracts generally will not be treated as annuities for federal income tax purposes. However, this treatment is not applied to a Contract held by a trust or other entity as an agent for a natural person nor to Contracts held by Qualified Plans. Purchasers should consult their own tax counsel or other tax adviser before purchasing a Contract to be owned by a non- natural person.

Tax Treatment of Assignments or Transfer of Ownership

An assignment, pledge or transfer of ownership of a Contract may be a taxable event. Owners should therefore consult competent tax advisers should they wish to assign, pledge or transfer ownership of their Contracts.

Death Benefits

Any death benefits paid under the Contract are taxable to the beneficiary. The rules governing the taxation of payments from an annuity contract, as discussed above, generally apply to the payment of death benefits and depend on whether the death benefits are paid as a lump sum or as annuity payments. Estate taxes may also apply.

Certain death benefits may be purchased under your contract. Although these types of benefits are used as investment protection and should not give rise to any adverse tax effects, the Internal Revenue Service could take the position that some or all of the charges for these death benefits should be treated as a partial withdrawal from the contract. In such case, the amount of the partial withdrawal may be includable in taxable income and subject to the 10% penalty if the owner is under age 59 1/2.

If the death benefit riders are to be used with a qualified contract, such death benefits may be considered by the Internal Revenue Service as "incidental death benefits". The Code imposes limits on the amount of incidental death benefits allowable for qualified contracts, and if the death benefits selected by you are considered to exceed such limits, the provisions of such benefits could result in currently taxable income to the owners of the qualified contracts. Furthermore, the Code provides that the assets of an IRA (including Roth IRAs) may not be invested in life insurance, but may provide in the case of death during the accumulation phase for a death benefit payment equal to the greater of purchase payments or account value. The contract offers death benefits which may exceed the greater of purchase payments or account value. If these death benefits are determined by the Internal Revenue Service as providing life insurance, the contract may not qualify as an IRA (including Roth IRAs). You should consult your tax adviser regarding these features and benefits prior to purchasing a contract.

Income Tax Withholding

All distributions or the portion thereof which is includible in the gross income of the Owner are subject to federal income tax withholding. Generally, amounts are withheld from periodic payments at the same rate as wages and at the rate of 10% from non-periodic payments. However, the Owner, in most cases, may elect not to have taxes withheld or to have withholding done at a different rate.

Certain  distributions  from  retirement  plans  qualified  under Section 401 or
Section 403(b) of the Code, which are not directly rolled over to another eligible retirement plan or individual retirement account or individual retirement annuity, are subject to a mandatory 20% withholding for federal income tax. The 20% withholding requirement generally does not apply to: a) a series of substantially equal payments made at least annually for the life or life expectancy of the participant or joint and last survivor expectancy of the participant and a designated beneficiary, or for a specified period of 10 years or more; or b) distributions which are required minimum distributions; or c) the portion of the distributions not includible in gross income (i.e. returns of after-tax contributions); or d) hardship withdrawals. Participants should consult their own tax counsel or other tax adviser regarding withholding requirements.


Tax Treatment of Withdrawals - Non-Qualified Contracts

Section 72 of the Code governs treatment of distributions from annuity contracts. It provides that if the Contract value exceeds the aggregate purchase payments made, any amount withdrawn will be treated as coming first from the earnings and then, only after the income portion is exhausted, as coming from the principal. Withdrawn earnings are includible in gross income. It further provides that a ten percent (10%) penalty will apply to the income portion of any premature distribution. However, the penalty is not imposed on amounts received: (a) after the taxpayer reaches age 59 1/2; (b) after the death of the Owner; (c) if the taxpayer is totally disabled (for this purpose disability is as defined in Section 72(m)(7) of the Code); (d) in a series of substantially equal periodic payments made not less frequently than annually for the life (or life expectancy) of the taxpayer or for the joint lives (or joint life expectancies) of the taxpayer and his or her Beneficiary; (e) under an immediate annuity; or (f) which are allocable to purchase payments made prior to August 14, 1982.

With respect to (d) above, if the series of substantially equal periodic payments is modified before the later of your attaining age 59 1/2 or 5 years from the date of the first periodic payment, then the tax for the year of the modification is increased by an amount equal to the tax which would have been imposed (the 10% penalty tax) but for the exception, plus interest for the tax years in which the exception was used.

The above information does not apply to Qualified Contracts. However, separate tax withdrawal penalties and restrictions may apply to such Qualified Contracts. (See "Tax Treatment of Withdrawals - Qualified Contracts" below.)

Qualified Plans

The Contracts offered herein are designed to be suitable for use under various types of Qualified Plans. Taxation of participants in each Qualified Plan varies with the type of plan and terms and conditions of each specific plan. Owners, annuitants and beneficiaries are cautioned that benefits under a Qualified Plan may be subject to the terms and conditions of the plan regardless of the terms and conditions of the Contracts issued pursuant to the plan. Some retirement plans are subject to distribution and other requirements that are not incorporated into the Company's administrative procedures. The Company is not bound by the terms and conditions of such plans to the extent such terms conflict with the terms of a contract, unless the Company specifically consents to be bound. Owners, participants and Beneficiaries are responsible for determining that contributions, distributions and other transactions with respect to the Contracts comply with applicable law. A Qualified Contract will not provide any necessary or additional tax deferral if it is used to fund a Qualified Plan that is tax deferred. However, the Contract has features and benefits other than tax deferral that may make it an appropriate investment for a Qualified Plan. Following are general descriptions of the types of Qualified Plans with which the Contracts may be used. Such descriptions are not exhaustive and are for general informational purposes only. The tax rules regarding Qualified Plans are very complex and will have differing applications depending on individual facts and circumstances. Each purchaser should obtain competent tax advice prior to purchasing a Contract issued under a Qualified Plan.

Contracts issued pursuant to Qualified Plans include special provisions restricting Contract provisions that may otherwise be available as described herein. Generally, Contracts issued pursuant to Qualified Plans are not transferable except upon surrender or annuitization. Various penalty and excise taxes may apply to contributions or distributions made in violation of applicable limitations. Furthermore, certain withdrawal penalties and restrictions may apply to surrenders from Qualified Contracts. (See "Tax Treatment of Withdrawals - Qualified Contracts" below.)

On July 6, 1983, the Supreme Court decided in Arizona Governing Committee v. Norris that optional annuity benefits provided under an employer's deferred compensation plan could not, under Title VII of the Civil Rights Act of 1964, vary between men and women. The Contracts sold by the Company in connection with Qualified Plans will utilize annuity tables which do not differentiate on the basis of sex. Such annuity tables will also be available for use in connection with certain non-qualified deferred compensation plans.

a.  Tax-Sheltered Annuities

Section 403(b) of the Code permits the purchase of "tax-sheltered annuities" by public schools and certain charitable, educational and scientific organizations described in Section 501(c)(3) of the Code. These qualifying employers may make contributions to the Contracts for the benefit of their employees. Such contributions are not includible in the gross income of the employees until the employees receive distributions from the Contracts. The amount of contributions to the tax- sheltered annuity is limited to certain maximums imposed by the Code. Furthermore, the Code sets forth additional restrictions governing such items as transferability, distributions, nondiscrimination and withdrawals. (See "Tax Treatment of Withdrawals - Qualified Contracts" and "Tax-Sheltered Annuities - Withdrawal Limitations" below.) Employee loans are not allowable under the Contracts. Any employee should obtain competent tax advice as to the tax treatment and suitability of such an investment.

b.  Individual Retirement Annuities

Section 408(b) of the Code permits eligible individuals to contribute to an individual retirement program known as an "Individual Retirement Annuity" ("IRA"). Under applicable limitations, certain amounts may be contributed to an IRA which will be deductible from the individual's taxable income. These IRAs are subject to limitations on eligibility, contributions, transferability and distributions. (See "Tax Treatment of Withdrawals - Qualified Contracts" below.) Under certain conditions, distributions from other IRAs and other Qualified Plans may be rolled over or transferred on a tax-deferred basis into an IRA. Sales of Contracts for use with IRAs are subject to special requirements imposed by the Code, including the requirement that certain informational disclosure be given to persons desiring to establish an IRA. Purchasers of Contracts to be qualified as Individual Retirement Annuities should obtain competent tax advice as to the tax treatment and suitability of such an investment.

Roth IRAs

Section 408A of the Code provides that beginning in 1998, individuals may purchase a new type of non-deductible IRA, known as a Roth IRA. Purchase payments for a Roth IRA are limited to a maximum of $2,000 per year and are not deductible from taxable income. Lower maximum limitations apply to individuals with adjusted gross incomes between $95,000 and $110,000 in the case of single taxpayers, between $150,000 and $160,000 in the case of married taxpayers filing joint returns, and between $0 and $10,000 in the case of married taxpayers filing separately. An overall $2,000 annual limitation continues to apply to all of a taxpayer's IRA contributions, including Roth IRA and non-Roth IRAs.

Qualified distributions from Roth IRAs are free from federal income tax. A qualified distribution requires that an individual has held the Roth IRA for at least five years and, in addition, that the distribution is made either after the individual reaches age 59 1/2, on the individual's death or disability, or as a qualified first-time home purchase, subject to a $10,000 lifetime maximum, for the individual, a spouse, child, grandchild, or ancestor. Any distribution which is not a qualified distribution is taxable to the extent of earnings in the distribution. Distributions are treated as made from contributions first and therefore no distributions are taxable until distributions exceed the amount of contributions to the Roth IRA. The 10% penalty tax and the regular IRA exceptions to the 10% penalty tax apply to taxable distributions from a Roth IRA.

Amounts may be rolled over from one Roth IRA to another Roth IRA. Furthermore, an individual may make a rollover contribution from a non-Roth IRA to a Roth IRA, unless the individual has adjusted gross income over $100,000 or the individual is a married taxpayer filing a separate return. The individual must pay tax on any portion of the IRA being rolled over that represents income or a previously deductible IRA contribution. However, for rollovers in 1998, the individual may pay that tax ratably over the four taxable year period beginning with tax year 1998.

Purchasers of Contracts to be qualified as a Roth IRA should obtain competent tax advice as to the tax treatment and suitability of such an investment.

c.  Pension and Profit-Sharing Plans

Sections 401(a) and 401(k) of the Code permit employers, including self-employed individuals, to establish various types of retirement plans for employees. These retirement plans may permit the purchase of the Contracts to provide benefits under the Plan. Contributions to the Plan for the benefit of employees will not be includible in the gross income of the employees until distributed from the Plan. The tax consequences to participants may vary depending upon the particular plan design. However, the Code places limitations and restrictions on all Plans including on such items as: amount of allowable contributions; form, manner and timing of distributions; transferability of benefits; vesting and nonforfeitability of interests; nondiscrimination in eligibility and participation; and the tax treatment of distributions, withdrawals and surrenders. (See "Tax Treatment of Withdrawals - Qualified Contracts" below.) Purchasers of Contracts for use with Pension or Profit Sharing Plans should obtain competent tax advice as to the tax treatment and suitability of such an investment.

Tax Treatment of Withdrawals - Qualified Contracts

In the case of a withdrawal under a Qualified Contract, a ratable portion of the amount received is taxable, generally based on the ratio of the individual's cost basis to the individual's total accrued benefit under the retirement plan. Special tax rules may be available for certain distributions from a Qualified Contract. Section 72(t) of the Code imposes a 10% penalty tax on the taxable portion of any distribution from qualified retirement plans, including Contracts issued and qualified under Code Sections 401 (Pension and Profit-Sharing Plans), 403(b) Tax-Sheltered Annuities) and 408 and 408A (Individual Retirement Annuities). To the extent amounts are not includible in gross income because they have been rolled over to an IRA or to another eligible Qualified Plan, no tax penalty will be imposed. The tax penalty will not apply to the following distributions: (a)if distribution is made on or after the date on which the Owner or Annuitant (as applicable) reaches age 59 1/2; (b) distributions following the death or disability of the Owner or Annuitant (as applicable) (for this purpose disability is as defined in Section 72(m)(7) of the Code); (c) after separation from service, distributions that are part of substantially equal periodic payments made not less frequently than annually for the life (or life expectancy) of the Owner or Annuitant (as applicable) or the joint lives (or joint life expectancies) of such Owner or Annuitant (as applicable) and his or her designated Beneficiary; (d) distributions to an Owner or Annuitant (as applicable) who separated from service after he has attained age 55;
(e)distributions made to the Owner or Annuitant (as applicable) to the extent such distributions do not exceed the amount allowable as a deduction under Code
Section 213 to the Owner or Annuitant (as applicable) for amounts paid during the taxable year for medical care; (f) distributions made to an alternate payee pursuant to a qualified domestic relations order; (g) distributions made on account of an IRS levy upon the Qualified Contract; (h) distributions from an Individual Retirement Annuity for the purchase of medical insurance (as described in Section 213(d)(1)(D) of the Code) for the Owner or Annuitant (as applicable) and his or her spouse and dependents if the Owner or Annuitant (as applicable) has received unemployment compensation for at least 12 weeks (this exception will no longer apply after the Owner or Annuitant (as applicable) has been re-employed for at least 60 days); (i) distributions from an Individual Retirement Annuity made to the Owner or Annuitant (as applicable) to the extent such distributions do not exceed the qualified higher education expenses (as defined in Section 72(t)(7) of the Code) of the Owner or Annuitant (as applicable) for the taxable year; and (j) distributions from an Individual Retirement Annuity made to the Owner or Annuitant (as applicable) which are qualified first-time home buyer distributions (as defined in Section 72(t)(8) of the Code). The exceptions stated in (d) and (f) above do not apply in the case of an Individual Retirement Annuity. The exception stated in (c) above applies to an Individual Retirement Annuity without the requirement that there be a separation from service.

With respect to (c) above, if the series of substantially equal periodic payments is modified before the later of your attaining age 59 1/2 or 5 years from the date of the first periodic payment, then the tax for the year of the modification is increased by an amount equal to the tax which would have been imposed (the 10% penalty tax) but for the exception, plus interest for the tax years in which the exception was used.

Generally, distributions from a qualified plan must commence no later than April 1st of the calendar year following the later of (a) the year in which the employee attains age 70 1/2 or (b) the calendar year in which the employee retires. The date set forth in (b) does not apply to an Individual Retirement Annuity. Required distributions must be over a period not exceeding the life expectancy of the individual or the joint lives or life expectancies of the individual and his or her designated beneficiary. If the required minimum distributions are not made, a 50% penalty tax is imposed as to the amount not distributed.

Tax-Sheltered Annuities - Withdrawal Limitations

The Code limits the withdrawal of amounts attributable to contributions made pursuant to a salary reduction agreement (as defined in Section 403(b)(11) of the Code) to circumstances only when the Owner: (1) attains age 59 1/2; (2) separates from service; (3) dies; (4) becomes disabled (within the meaning of Section 72(m)(7) of the Code); or (5) in the case of hardship. However, withdrawals for hardship are restricted to the portion of the Owner's Contract value which represents contributions made by the Owner and does not include any investment results. The limitations on withdrawals became effective on January 1, 1989 and apply only to salary reduction contributions made after December 31, 1988, to income attributable to such contributions and to income attributable to amounts held as of December 31, 1988. The limitations on withdrawals do not affect rollovers and transfers between certain Qualified Plans. Owners should consult their own tax counsel or other tax adviser regarding any distributions.

                               ANNUITY PROVISIONS

Variable Annuity

A variable annuity is an annuity with payments which: (1) are not predetermined as to dollar amount; and (2) will vary in amount in proportion to the amount that the net investment factor exceeds the assumed investment return selected. The Adjusted Contract Value (contract value, less any applicable premium taxes, account fee, and pro-rata Living Benefit rider charge) will be applied to the applicable Annuity Table to determine the first annuity payment. The Adjusted Contract Value is determined on the annuity calculation date, which is a business day no more than five (5) business days before the annuity date. The dollar amount of the first annuity payment is determined as follows:

The dollar amount of the first variable annuity payment is determined as follows. The first variable annuity payment will be based upon the annuity option elected, the annuitant's age and sex, and the appropriate variable annuity option table. If, as of the annuity calculation date, the then current variable annuity option rates applicable to this class of Contracts provide a first annuity payment greater than that which is guaranteed under the same annuity option under this Contract, the greater payment will be made.

The dollar amount of variable annuity payments after the first payment is determined as follows:

1. the dollar amount of the first variable annuity payment is divided by the value of an annuity unit for each applicable investment portfolio as of the annuity calculation date. This establishes the number of annuity units for each monthly payment. The number of annuity units for each applicable investment portfolio remains fixed during the annuity period, unless you transfer values from the investment portfolio to another investment portfolio;

2. the fixed number of annuity units per payment in each investment portfolio is multiplied by the annuity unit value for that investment portfolio for the business day for which the annuity payment is being calculated. This result is the dollar amount of the payment for each applicable investment portfolio, less any account fee. The account fee will be collected pro-rata out of each annuity payment.

The total dollar amount of each variable annuity payment is the sum of all investment portfolio variable annuity payments.

ANNUITY UNIT - The initial annuity unit value for each investment portfolio of the Separate Account was set by us.

The subsequent annuity unit value for each investment portfolio is determined by multiplying the annuity unit value for the immediately preceding business day by the net investment factor for the investment portfolio for the current business day and multiplying the result by a factor for each day since the last business day which offsets the assumed investment return used to develop the variable annuity tables.

(1) the dollar amount of the first Annuity Payment is divided by the value of an Annuity Unit as of the Annuity Date. This establishes the number of Annuity Units for each monthly payment. The number of Annuity Units remains fixed during the Annuity Payment period.

(2) the fixed number of Annuity Units is multiplied by the Annuity Unit value for the last Valuation Period of the month preceding the month for which the payment is due. This result is the dollar amount of the payment.

NET INVESTMENT FACTOR - The net investment factor for each investment portfolio is determined by dividing A by B and multiplying by (1-C) where:

A is               (i)     the net asset value per share of the portfolio at the
                           end of the current business day; plus
                  (ii)     any dividend or capital  gains per share  declared on
                           behalf of such portfolio that has an ex-dividend date as of the current business day.

B is the net asset value per share of the portfolio for the immediately preceding business day.

C is               (i)     the separate  account  product charges and for
                           each day since the last business day. The daily charge is equal to the annual separate account product charges divided by 365; plus
                  (ii)     a charge factor, if any,  for any  taxes or  any  tax
                           reserve we have established as a result of the operation of the Separate Account.

Transfers During the Annuity Phase:

o You may not make a transfer from the general account to the Separate Account;

o Transfers among the subaccounts will be made by converting the number of annuity units being transferred to the number of annuity units of the subaccount to which the transfer is made, so that the next annuity payment if it were made at that time would be the same amount that it would have been without the transfer. Thereafter, annuity payments will reflect changes in the value of the new annuity units; and

o You may make a transfer from the Separate Account to the general account . The amount transferred to the general account from a subaccount of the Separate Account will be equal to the product of "(a)" multiplied by "(b)" multiplied by

"(c)", where (a) is the number of annuity units representing your interest in the subaccount per annuity payment; (b) is the annuity unit value for the subaccount; and (c) is the present value of $1.00 per payment period for the remaining annuity benefit period based on the attained age of the annuitant at the time of transfer, calculated using the same actuarial basis as the variable annuity rates applied on the annuity date for the annuity option elected. Amounts transferred to the general account will be applied under the annuity option elected at the attained age of the annuitant at the time of the transfer using the fixed annuity option table. If at the time of transfer, the then current fixed annuity option rates applicable to this class of contracts provide a greater payment, the greater payment will be made. All amounts and annuity unit values will be determined as of the end of the business day on which the Company receives a notice.

Fixed Annuity

A fixed annuity is a series of payments made during the annuity phase which are guaranteed as to dollar amount by the Company and do not vary with the investment experience of the Separate Account. The general account value on the day immediately preceding the annuity date will be used to determine the fixed annuity monthly payment. The first monthly annuity payment will be based upon the annuity option elected and the appropriate annuity option table.

Mortality and Expense Guarantee

The Company guarantees that the dollar amount of each Annuity Payment after the first Annuity Payment will not be affected by variations in mortality or expense experience.


                              FINANCIAL STATEMENTS

The financial statements of the Company included herein should be considered only as bearing upon the ability of the Company to meet its obligations under the Contracts.



COVA VARIABLE ANNUITY ACCOUNT FIVE
Statement of Assets and Liabilities
September 30, 2000
Unaudited


Assets:
    Investments:
      Cova Series Trust (Cova):
        Lord Abbett Growth and Income Portfolio       2,096,633 shares at a net asset value of    $24.727624 per share  $ 51,844,762
        Bond Debenture Portfolio                      1,012,938 shares at a net asset value of    $12.084771 per share    12,241,124
        Developing Growth Portfolio                     191,794 shares at a net asset value of    $12.359581 per share     2,370,489
        Large Cap Research Portfolio                    183,398 shares at a net asset value of    $14.138463 per share     2,592,968
        Mid-Cap Value Portfolio                         173,750 shares at a net asset value of    $14.696734 per share     2,553,555
        Quality Bond Portfolio                          666,569 shares at a net asset value of    $10.701597 per share     7,133,356
        Small Cap Stock Portfolio                       718,833 shares at a net asset value of    $17.033988 per share    12,244,586
        Large Cap Stock Portfolio                     1,883,443 shares at a net asset value of    $18.121351 per share    34,130,525
        Select Equity Portfolio                       1,486,707 shares at a net asset value of    $15.139954 per share    22,508,670
        International Equity Portfolio                  935,134 shares at a net asset value of    $13.255736 per share    12,395,888
      General American Capital Company (GACC):
        Money Market Fund                               107,762 shares at a net asset value of    $21.213607 per share     2,286,031
      Russell Insurance Funds (Russell):
        Multi-Style Equity Fund                         299,916 shares at a net asset value of        $15.92 per share     4,774,662
        Aggressive Equity Fund                           60,413 shares at a net asset value of        $13.94 per share       842,155
        Non-U.S. Fund                                   159,441 shares at a net asset value of        $12.13 per share     1,934,020
        Core Bond Fund                                  278,909 shares at a net asset value of         $9.96 per share     2,777,934
        Real Estate Securities Fund                      22,124 shares at a net asset value of        $10.50 per share       232,300
      AIM Variable Insurance Funds, Inc. (AIM):
        AIM V.I. Value Fund                             171,942 shares at a net asset value of        $31.31 per share     5,383,494
        AIM V.I. Capital Appreciation Fund               83,302 shares at a net asset value of        $40.72 per share     3,392,047
        AIM V.I. International Equity Fund               24,250 shares at a net asset value of        $24.29 per share       589,041
      Alliance Variable Products Series Fund, Inc.
          (Alliance):
        Premier Growth Portfolio                        104,716 shares at a net asset value of        $37.20 per share     3,895,422
        Real Estate Investment Portfolio                 41,255 shares at a net asset value of        $10.56 per share       435,648
      Liberty Variable Investment Trust (Liberty):
        Newport Tiger Fund, Variable Series              37,993 shares at a net asset value of         $2.40 per share        91,184
      Goldman Sachs Variable Insurance Trust
          (Goldman Sachs):
        Growth and Income Fund                           33,907 shares at a net asset value of        $10.92 per share       370,263
        International Equity Fund                        28,738 shares at a net asset value of        $13.04 per share       374,749
        Global Income Fund                                4,916 shares at a net asset value of        $10.31 per share        50,683
        Internet Tollkeeper                               5,912 shares at a net asset value of         $9.78 per share        57,823
      Kemper Variable Series (Kemper):
        Dreman High Return Equity Portfolio                 112 shares at a net asset value of     $0.985180 per share           110
        Kemper Small Cap Growth Portfolio                69,877 shares at a net asset value of     $2.899640 per share       202,617
        Kemper Small Cap Value Portfolio                275,594 shares at a net asset value of     $1.110760 per share       306,119
        Kemper Government Securities Portfolio          229,127 shares at a net asset value of     $1.151600 per share       263,863
      MFS Variable Insurance Trust (MFS):
        MFS Bond Series                                      10 shares at a net asset value of        $10.92 per share           108
        MFS Research Series                              55,297 shares at a net asset value of        $23.80 per share     1,316,064
        MFS Growth with Income Series                    83,748 shares at a net asset value of        $21.58 per share     1,807,281
        MFS Emerging Growth Series                       54,734 shares at a net asset value of        $35.65 per share     1,951,280
        MFS Emerging Markets Equity Series                3,878 shares at a net asset value of         $6.88 per share        26,678
        MFS High Income Series                           27,204 shares at a net asset value of        $10.50 per share       285,640
        MFS Global Governments Series                     1,489 shares at a net asset value of         $9.67 per share        14,399
        MFS New Discovery Series                              5 shares at a net asset value of        $18.40 per share            96

COVA VARIABLE ANNUITY ACCOUNT FIVE
Statement of Assets and Liabilities
September 30, 2000
Unaudited


Assets, continued:
    Investments, continued:
      Oppenheimer Variable Account Funds (Oppenheimer):
        Oppenheimer Capital Appreciation Fund               10,232 shares at a net asset value of    $50.87 per share      $ 520,497
        Oppenheimer Main Street Growth & Income Fund        27,129 shares at a net asset value of    $23.59 per share        639,963
        Oppenheimer High Income Fund                        31,028 shares at a net asset value of     $9.69 per share        300,664
        Oppenheimer Bond Fund                               76,023 shares at a net asset value of    $11.01 per share        837,015
        Oppenheimer Strategic Bond Fund                     23,872 shares at a net asset value of     $4.70 per share        112,197
      Putnam Variable Trust (Putnam)
        Putnam VT Growth and Income Fund                    74,218 shares at a net asset value of    $24.80 per share      1,840,607
        Putnam VT New Value Fund                             3,983 shares at a net asset value of    $12.33 per share         49,105
        Putnam VT Vista Fund                                28,692 shares at a net asset value of    $24.79 per share        711,271
        Putnam VT International Growth Fund                110,487 shares at a net asset value of    $18.06 per share      1,995,398
        Putnam VT International New Opportunities Fund      19,268 shares at a net asset value of    $16.85 per share        324,661
      Franklin Templeton Variable Insurance Products
          Trust (Templeton):
        Templeton Global Income Securities Fund              1,563 shares at a net asset value of    $10.78 per share         16,850
        Franklin Small Cap Fund                             37,291 shares at a net asset value of    $26.69 per share        995,301
        Templeton Growth Securities Fund                    21,486 shares at a net asset value of    $13.02 per share        279,745
        Templeton International Securities Fund             43,716 shares at a net asset value of    $18.47 per share        807,443
        Templeton Developing Markets Securities Fund        53,886 shares at a net asset value of     $5.68 per share        306,073
        Mutual Shares Securities Fund                       24,884 shares at a net asset value of    $13.51 per share        336,188
        Franklin Large Cap Growth Securities Fund           32,027 shares at a net asset value of    $23.28 per share        745,580
      Variable Insurance Products Fund, Fund II and
          Fund III (Fidelity):
        VIP Growth Portfolio                                 2,597 shares at a net asset value of    $49.78 per share        129,298
        VIP II Contrafund Portfolio                            908 shares at a net asset value of    $25.41 per share         23,079
        VIP III Growth Opportunities Portfolio               1,158 shares at a net asset value of    $19.95 per share         23,102
        VIP III Growth & Income Portfolio                    6,713 shares at a net asset value of    $16.02 per share        107,543
        VIP Equity-Income Portfolio                          1,775 shares at a net asset value of    $24.54 per share         43,560
      American Century Variable Portfolios, Inc.
          (American Century):
        American Century VP Income & Growth Fund            41,837 shares at a net asset value of     $7.65 per share        320,051
        American Century VP International Fund               6,471 shares at a net asset value of    $10.80 per share         69,886
        American Century VP Value Fund                      27,847 shares at a net asset value of     $5.90 per share        164,296
      Dreyfus Stock Index Fund (Dreyfus):                    3,800 shares at a net asset value of    $37.55 per share        142,676
      Dreyfus Variable Investment Fund (Dreyfus):
        Dreyfus VIF Disciplined Stock Portfolio              1,676 shares at a net asset value of    $27.24 per share         45,665
        Dreyfus VIF Capital Appreciation Portfolio           6,254 shares at a net asset value of    $40.25 per share        251,729
      INVESCO Variable Investment Funds, Inc. (INVESCO):
        INVESCO VIF Dynamics Fund                           11,996 shares at a net asset value of    $23.67 per share        283,941
        INVESCO VIF High Yield Fund                          4,579 shares at a net asset value of    $11.31 per share         51,788
      PIMCO Variable Insurance Trust (PIMCO):
        PIMCO High Yield Bond Portfolio                         12 shares at a net asset value of     $8.67 per share            101
        PIMCO Low Duration Bond Portfolio                       11 shares at a net asset value of     $9.75 per share            105
        PIMCO StocksPLUS Growth & Income Portfolio               8 shares at a net asset value of    $12.86 per share            101
        PIMCO Total Return Bond Portfolio                    5,117 shares at a net asset value of     $9.56 per share         48,923
      Scudder Variable Life Investment Fund (Scudder):
        International Portfolio                              9,626 shares at a net asset value of    $14.66 per share        141,121
                                                                                                                       -------------
           Total assets                                                                                                $ 206,343,157
                                                                                                                       =============

COVA VARIABLE ANNUITY ACCOUNT FIVE
Statement of Assets and Liabilities
September 30, 2000
Unaudited


Sub-account liabilities:
    Russell Multi-Style Equity                                          $ 368
    Russell Aggressive Equity                                              65
    Russell Non-U.S.                                                      148
    Russell Core Bond                                                     213
    Russell Real Estate Securities                                         18
    AIM V.I. Value                                                        415
    AIM V.I. Capital Appreciation                                         259
    AIM V.I. International Equity                                          47
    Alliance Premier Growth                                               304
    Alliance Real Estate Investment                                        33
    Liberty Newport Tiger Fund, Variable                                  105
    Kemper Small Cap Growth                                               218
    Kemper Small Cap Value                                                339
    Kemper Government Securities                                          257
    MFS Research                                                          102
    MFS Growth with Income                                                140
    MFS Emerging Growth                                                   152
    MFS Emerging Markets Equity                                             2
    MFS High Income                                                        22
    MFS Global Governments                                                  1
    Putnam VT Growth and Income                                           140
    Putnam VT New Value                                                     4
    Putnam VT Vista                                                        54
    Putnam VT International Growth                                        153
    Putnam VT International New Opportunities                              25
    Fidelity VIP Growth                                                   147
    Fidelity VIP II Contrafund                                             25
    Fidelity VIP III Growth Opportunities                                  27
    Fidelity VIP III Growth & Income                                      119
    Fidelity VIP Equity-Income                                             48
    Dreyfus Stock Index                                                   157
    Dreyfus VIF Disciplined Stock                                          49
    Dreyfus VIF Capital Appreciation                                      273
    INVESCO VIF Dynamics                                                  301
    INVESCO VIF High Yield                                                 52
    PIMCO Total Return Bond                                                83
    Scudder International                                                 155
                                                              ----------------
           Total liabilities                                          $ 5,020
                                                              ================


COVA VARIABLE ANNUITY ACCOUNT FIVE
Statement of Assets and Liabilities
September 30, 2000
Unaudited


Sub-account net assets:
    Cova Lord Abbett Growth and Income                        $ 51,844,762
    Cova Bond Debenture                                         12,241,124
    Cova Developing Growth                                       2,370,489
    Cova Large Cap Research                                      2,592,968
    Cova Mid-Cap Value                                           2,553,555
    Cova Quality Bond                                            7,133,356
    Cova Small Cap Stock                                        12,244,586
    Cova Large Cap Stock                                        34,130,525
    Cova Select Equity                                          22,508,670
    Cova International Equity                                   12,395,888
    GACC Money Market                                            2,286,031
    Russell Multi-Style Equity                                   4,774,294
    Russell Aggressive Equity                                      842,090
    Russell Non-U.S.                                             1,933,872
    Russell Core Bond                                            2,777,721
    Russell Real Estate Securities                                 232,282
    AIM V.I. Value                                               5,383,079
    AIM V.I. Capital Appreciation                                3,391,788
    AIM V.I. International Equity                                  588,994
    Alliance Premier Growth                                      3,895,118
    Alliance Real Estate Investment                                435,615
    Liberty Newport Tiger Fund, Variable                            91,079
    Goldman Sachs Growth and Income                                370,263
    Goldman Sachs International Equity                             374,749
    Goldman Sachs Global Income                                     50,683
    Goldman Sachs Internet Tollkeeper                               57,823
    Kemper Dreman High Return Equity                                   110
    Kemper Small Cap Growth                                        202,399
    Kemper Small Cap Value                                         305,780
    Kemper Government Securities                                   263,606
    MFS Bond                                                           108
    MFS Research                                                 1,315,962
    MFS Growth with Income                                       1,807,141
    MFS Emerging Growth                                          1,951,128
    MFS Emerging Markets Equity                                     26,676
    MFS High Income                                                285,618
    MFS Global Governments                                          14,398
    MFS New Discovery                                                   96
    Oppenheimer Capital Appreciation                               520,497
    Oppenheimer Main Street Growth & Income                        639,963
    Oppenheimer High Income                                        300,664
    Oppenheimer Bond                                               837,015
    Oppenheimer Strategic Bond                                     112,197
    Putnam VT Growth and Income                                  1,840,467
    Putnam VT New Value                                             49,101
    Putnam VT Vista                                                711,217
    Putnam VT International Growth                               1,995,245
    Putnam VT International New Opportunities                      324,636


COVA VARIABLE ANNUITY ACCOUNT FIVE
Statement of Assets and Liabilities
September 30, 2000
Unaudited


Sub-account net assets, continued:
    Templeton Global Income Securities                                $ 16,850
    Franklin Small Cap                                                 995,301
    Templeton Growth Securities                                        279,745
    Templeton International Securities                                 807,443
    Templeton Developing Markets Securities                            306,073
    Templeton Mutual Shares Securities                                 336,188
    Franklin Large Cap Growth Securities                               745,580
    Fidelity VIP Growth                                                129,151
    Fidelity VIP II Contrafund                                          23,054
    Fidelity VIP III Growth Opportunities                               23,075
    Fidelity VIP III Growth & Income                                   107,424
    Fidelity VIP Equity-Income                                          43,512
    American Century VP Income & Growth                                320,051
    American Century VP International                                   69,886
    American Century VP Value                                          164,296
    Dreyfus Stock Index                                                142,519
    Dreyfus VIF Disciplined Stock                                       45,616
    Dreyfus VIF Capital Appreciation                                   251,456
    INVESCO VIF Dynamics                                               283,640
    INVESCO VIF High Yield                                              51,736
    PIMCO High Yield Bond                                                  101
    PIMCO Low Duration Bond                                                105
    PIMCO StocksPLUS Growth & Income                                       101
    PIMCO Total Return Bond                                             48,840
    Scudder International                                              140,966
                                                               ----------------
           Total net assets                                      $ 206,338,137
                                                               ================


See accompanying notes to financial statements.


COVA VARIABLE ANNUITY ACCOUNT FIVE
Statement of Operations
Period ended September 30, 2000
Unaudited



                                                                                     Cova
                                           ----------------------------------------------------------------------------------------
                                            Lord Abbett
                                             Growth                                 Large                                  Small
                                               and         Bond       Developing     Cap        Mid-Cap      Quality        Cap
                                             Income      Debenture     Growth      Research      Value        Bond         Stock
                                           -----------  -----------  -----------  ----------  -----------  -----------  -----------


Income:
   Dividends                             $    583,253      781,078            -       5,813        5,499      395,083          139
                                           -----------  -----------  -----------  ----------  -----------  -----------  -----------

Expenses:
   Mortality and expense risk                 459,078      110,928       19,954      21,634       16,893       64,262      112,262
   Administrative fee                          55,060       13,291        2,394       2,596        2,022        7,711       13,458
                                           -----------  -----------  -----------  ----------  -----------  -----------  -----------
       Total expenses                         514,138      124,219       22,348      24,230       18,915       71,973      125,720
                                           -----------  -----------  -----------  ----------  -----------  -----------  -----------

       Net investment income (expense)         69,115      656,859      (22,348)    (18,417)     (13,416)     323,110     (125,581)
                                           -----------  -----------  -----------  ----------  -----------  -----------  -----------

Net realized gain (loss) on investments:
   Realized gain (loss) on sale of fund
     shares                                   217,162       23,377        8,169       7,956       14,666        5,366      134,521
   Realized gain distributions                810,005            -      112,263     208,818       11,648            -      477,775
                                           -----------  -----------  -----------  ----------  -----------  -----------  -----------
       Net realized gain (loss)             1,027,167       23,377      120,432     216,774       26,314        5,366      612,296
                                           -----------  -----------  -----------  ----------  -----------  -----------  -----------

Change in unrealized appreciation           1,254,196     (370,062)    (391,600)   (112,308)     504,076       30,522     (356,810)
                                           -----------  -----------  -----------  ----------  -----------  -----------  -----------

       Net increase (decrease) in net
         assets from operations          $  2,350,478      310,174     (293,516)     86,049      516,974      358,998      129,905
                                           ===========  ===========  ===========  ==========  ===========  ===========  ===========


COVA VARIABLE ANNUITY ACCOUNT FIVE
Statement of Operations
Period ended September 30, 2000
Unaudited



                                                           Cova                       GACC                     Russell
                                           --------------------------------------  ----------  -------------------------------------

                                              Large                                              Multi-
                                               Cap        Select     International   Money       Style      Aggressive
                                              Stock       Equity        Equity       Market      Equity       Equity      Non-U.S.
                                           -----------  -----------  ------------  ----------  -----------  -----------  -----------


Income:
   Dividends                             $    215,690      110,390        57,532           -       13,771        1,126        1,734
                                           -----------  -----------  ------------  ----------  -----------  -----------  -----------

Expenses:
   Mortality and expense risk                 322,839      209,201       125,246      19,521       37,804        6,286       16,759
   Administrative fee                          38,711       25,104        15,009       2,342        4,536          754        2,011
                                           -----------  -----------  ------------  ----------  -----------  -----------  -----------
       Total expenses                         361,550      234,305       140,255      21,863       42,340        7,040       18,770
                                           -----------  -----------  ------------  ----------  -----------  -----------  -----------

       Net investment income (expense)       (145,860)    (123,915)      (82,723)    (21,863)     (28,569)      (5,914)     (17,036)
                                           -----------  -----------  ------------  ----------  -----------  -----------  -----------

Net realized gain (loss) on investments:
   Realized gain (loss) on sale of fund
     shares                                   246,929      168,906       113,750      44,097       (1,440)       3,459       12,947
   Realized gain distributions              2,686,453    1,480,216       837,655           -       94,044       12,854       48,421
                                           -----------  -----------  ------------  ----------  -----------  -----------  -----------
       Net realized gain (loss)             2,933,382    1,649,122       951,405      44,097       92,604       16,313       61,368
                                           -----------  -----------  ------------  ----------  -----------  -----------  -----------

Change in unrealized appreciation          (4,673,014)  (1,492,391)   (2,768,184)     53,214     (145,134)      29,879     (288,547)
                                           -----------  -----------  ------------  ----------  -----------  -----------  -----------

       Net increase (decrease) in net
         assets from operations          $ (1,885,492)      32,816    (1,899,502)     75,448      (81,099)      40,278     (244,215)
                                           ===========  ===========  ============  ==========  ===========  ===========  ===========


COVA VARIABLE ANNUITY ACCOUNT FIVE
Statement of Operations
Period ended September 30, 2000
Unaudited



                                                   Russell                          AIM                            Alliance
                                           ----------------------  --------------------------------------  -----------------------

                                                         Real                     V.I.          V.I.                      Real
                                             Core       Estate       V.I.       Capital      International   Premier     Estate
                                             Bond     Securities     Value     Appreciation    Equity        Growth     Investment
                                           ---------  -----------  ---------  ------------  -------------  ----------- -----------


Income:
   Dividends                             $   75,782        4,104          -             -              -            -      14,859
                                           ---------  -----------  ---------  ------------  -------------  ----------- -----------

Expenses:
   Mortality and expense risk                23,830        1,469     38,151        21,074          4,257       30,719       2,967
   Administrative fee                         2,860          176      4,524         2,497            511        3,686         356
                                           ---------  -----------  ---------  ------------  -------------  ----------- -----------
       Total expenses                        26,690        1,645     42,675        23,571          4,768       34,405       3,323
                                           ---------  -----------  ---------  ------------  -------------  ----------- -----------

       Net investment income (expense)       49,092        2,459    (42,675)      (23,571)        (4,768)     (34,405)     11,536
                                           ---------  -----------  ---------  ------------  -------------  ----------- -----------

Net realized gain (loss) on investments:
   Realized gain (loss) on sale of fund
     shares                                 (23,228)       3,397     23,450         6,776          3,433       24,375        (211)
   Realized gain distributions                    -            -          -             -              -      172,921           -
                                           ---------  -----------  ---------  ------------  -------------  ----------- -----------
       Net realized gain (loss)             (23,228)       3,397     23,450         6,776          3,433      197,296        (211)
                                           ---------  -----------  ---------  ------------  -------------  ----------- -----------

Change in unrealized appreciation           112,034       29,245   (385,655)      269,752        (91,731)    (334,281)     54,973
                                           ---------  -----------  ---------  ------------  -------------  ----------- -----------

       Net increase (decrease) in net
         assets from operations          $  137,898       35,101   (404,880)      252,957        (93,066)    (171,390)     66,298
                                           =========  ===========  =========  ============  =============  =========== ===========


COVA VARIABLE ANNUITY ACCOUNT FIVE
Statement of Operations
Period ended September 30, 2000
Unaudited



                                             Liberty                        Goldman Sachs                            Kemper
                                           -----------  --------------------------------------------------  ----------------------
                                             Newport                                                          Dreman
                                              Tiger      Growth                                                High        Small
                                              Fund,        and       International  Global      Internet      Return        Cap
                                            Variable     Income        Equity       Income     Tollkeeper     Equity      Growth
                                           -----------  ----------  -------------  ---------  ------------  -----------  ---------


Income:
   Dividends                             $          -           -              -          -             -            3          -
                                           -----------  ----------  -------------  ---------  ------------  -----------  ---------

Expenses:
   Mortality and expense risk                     635       2,803          3,734        366            77            -      1,602
   Administrative fee                              76         336            448         44             9            -        192
                                           -----------  ----------  -------------  ---------  ------------  -----------  ---------
       Total expenses                             711       3,139          4,182        410            86            -      1,794
                                           -----------  ----------  -------------  ---------  ------------  -----------  ---------

       Net investment income (expense)           (711)     (3,139)        (4,182)      (410)          (86)           3     (1,794)
                                           -----------  ----------  -------------  ---------  ------------  -----------  ---------

Net realized gain (loss) on investments:
   Realized gain (loss) on sale of fund
     shares                                     1,601      (1,051)         3,229        (12)            3            -      1,738
   Realized gain distributions                      -           -              -          -             -            4     15,923
                                           -----------  ----------  -------------  ---------  ------------  -----------  ---------
       Net realized gain (loss)                 1,601      (1,051)         3,229        (12)            3            4     17,661
                                           -----------  ----------  -------------  ---------  ------------  -----------  ---------

Change in unrealized appreciation              (9,469)      1,334        (44,389)     1,801        (3,887)          10     13,503
                                           -----------  ----------  -------------  ---------  ------------  -----------  ---------

       Net increase (decrease) in net
         assets from operations          $     (8,579)     (2,856)       (45,342)     1,379        (3,970)          17     29,370
                                           ===========  ==========  =============  =========  ============  ===========  =========


COVA VARIABLE ANNUITY ACCOUNT FIVE
Statement of Operations
Period ended September 30, 2000
Unaudited



                                                    Kemper                                       MFS
                                          -------------------------  -----------------------------------------------------------

                                             Small                                            Growth                  Emerging
                                              Cap       Government                             with      Emerging      Markets
                                             Value      Securities     Bond     Research      Income      Growth       Equity
                                          -----------  ------------  --------  -----------  ----------  -----------  -----------


Income:
   Dividends                            $      1,357        16,192         5          386       7,124            -            -
                                          -----------  ------------  --------  -----------  ----------  -----------  -----------

Expenses:
   Mortality and expense risk                  2,423         2,213         -       10,280      14,933       16,248          290
   Administrative fee                            291           266         -        1,234       1,792        1,950           35
                                          -----------  ------------  --------  -----------  ----------  -----------  -----------
       Total expenses                          2,714         2,479         -       11,514      16,725       18,198          325
                                          -----------  ------------  --------  -----------  ----------  -----------  -----------

       Net investment income (expense)        (1,357)       13,713         5      (11,128)     (9,601)     (18,198)        (325)
                                          -----------  ------------  --------  -----------  ----------  -----------  -----------

Net realized gain (loss) on investments:
   Realized gain (loss) on sale of fund
     shares                                     (250)         (567)        -        5,468       7,566       24,174        1,099
   Realized gain distributions                     -             -         -       66,248      12,936       92,802            -
                                          -----------  ------------  --------  -----------  ----------  -----------  -----------
       Net realized gain (loss)                 (250)         (567)        -       71,716      20,502      116,976        1,099
                                          -----------  ------------  --------  -----------  ----------  -----------  -----------

Change in unrealized appreciation              8,774           307         -       18,734      22,814     (133,535)      (5,464)
                                          -----------  ------------  --------  -----------  ----------  -----------  -----------

       Net increase (decrease) in net
         assets from operations         $      7,167        13,453         5       79,322      33,715      (34,757)      (4,690)
                                          ===========  ============  ========  ===========  ==========  ===========  ===========


COVA VARIABLE ANNUITY ACCOUNT FIVE
Statement of Operations
Period ended September 30, 2000
Unaudited



                                                            MFS                                  Oppenheimer
                                          -------------------------------------  -----------------------------------------------
                                                                                                Main Street
                                                                                                  Growth
                                             High        Global         New         Capital         &          High
                                            Income     Governments   Discovery    Appreciation    Income      Income      Bond
                                          ----------  ------------  -----------  -------------  ----------  ----------  --------


Income:
   Dividends                            $    19,987           574            -            586       2,033      26,961 #  58,840
                                          ----------  ------------  -----------  -------------  ----------  ----------  --------

Expenses:
   Mortality and expense risk                 2,363           119            -          4,467       5,281       2,493     7,275
   Administrative fee                           283            14            -            536         634         299       873
                                          ----------  ------------  -----------  -------------  ----------  ----------  --------
       Total expenses                         2,646           133            -          5,003       5,915       2,792     8,148
                                          ----------  ------------  -----------  -------------  ----------  ----------  --------

       Net investment income (expense)       17,341           441            -         (4,417)     (3,882)     24,169    50,692
                                          ----------  ------------  -----------  -------------  ----------  ----------  --------

Net realized gain (loss) on investments:
   Realized gain (loss) on sale of fund
     shares                                    (187)          (65)           -          2,512       1,225        (686)   (3,906)
   Realized gain distributions                    -             -            -         31,253      26,847           -         -
                                          ----------  ------------  -----------  -------------  ----------  ----------  --------
       Net realized gain (loss)                (187)          (65)           -         33,765      28,072        (686)   (3,906)
                                          ----------  ------------  -----------  -------------  ----------  ----------  --------

Change in unrealized appreciation           (20,952)         (328)          (4)         2,090     (20,458)    (24,952)  (24,805)
                                          ----------  ------------  -----------  -------------  ----------  ----------  --------

       Net increase (decrease) in net
         assets from operations         $    (3,798)           48           (4)        31,438       3,732      (1,469)   21,981
                                          ==========  ============  ===========  =============  ==========  ==========  ========

COVA VARIABLE ANNUITY ACCOUNT FIVE
Statement of Operations
Period ended September 30, 2000
Unaudited



                                          Oppenheimer                              Putnam                               Templeton
                                          -----------  --------------------------------------------------------------  -----------
                                                           VT                                                VT
                                                         Growth       VT                     VT         International    Global
                                           Strategic       and        New       VT       International      New          Income
                                             Bond        Income      Value     Vista       Growth       Opportunities   Securities
                                          -----------  -----------  -------  ---------  -------------  --------------  -----------


Income:
   Dividends                            $      6,969       28,041      388          -         32,837             141          523
                                          -----------  -----------  -------  ---------  -------------  --------------  -----------

Expenses:
   Mortality and expense risk                    796       14,618      301      4,546         16,935           2,757          104
   Administrative fee                             96        1,754       36        546          2,032             331           12
                                          -----------  -----------  -------  ---------  -------------  --------------  -----------
       Total expenses                            892       16,372      337      5,092         18,967           3,088          116
                                          -----------  -----------  -------  ---------  -------------  --------------  -----------

       Net investment income (expense)         6,077       11,669       51     (5,092)        13,870          (2,947)         407
                                          -----------  -----------  -------  ---------  -------------  --------------  -----------

Net realized gain (loss) on investments:
   Realized gain (loss) on sale of fund
     shares                                     (225)     (13,583)     (14)     3,159         13,790           1,212           (5)
   Realized gain distributions                     -      132,025    1,375      4,804        142,429          13,226            -
                                          -----------  -----------  -------  ---------  -------------  --------------  -----------
       Net realized gain (loss)                 (225)     118,442    1,361      7,963        156,219          14,438           (5)
                                          -----------  -----------  -------  ---------  -------------  --------------  -----------

Change in unrealized appreciation             (4,318)     (80,236)   2,360     81,372       (340,919)       (101,105)        (703)
                                          -----------  -----------  -------  ---------  -------------  --------------  -----------

       Net increase (decrease) in net
         assets from operations         $      1,534       49,875    3,772     84,243       (170,830)        (89,614)        (301)
                                          ===========  ===========  =======  =========  =============  ==============  ===========

COVA VARIABLE ANNUITY ACCOUNT FIVE
Statement of Operations
Period ended September 30, 2000
Unaudited



                                                                               Templeton                                Fidelity
                                          ---------------------------------------------------------------------------  -----------
                                                                                                           Franklin
                                           Franklin                              Developing    Mutual      Large Cap
                                             Small      Growth    International   Markets      Shares       Growth         VIP
                                              Cap     Securities   Securities    Securities   Securities   Securities    Growth
                                          -----------  ---------  ------------- -----------  -----------  -----------  -----------


Income:
   Dividends                            $      4,169      1,814         12,539       1,778        1,471        1,566           96
                                          -----------  ---------  ------------- -----------  -----------  -----------  -----------

Expenses:
   Mortality and expense risk                  6,533      1,913          6,259       2,114        1,849        3,925        1,085
   Administrative fee                            784        214            751         254          222          452          130
                                          -----------  ---------  ------------- -----------  -----------  -----------  -----------
       Total expenses                          7,317      2,127          7,010       2,368        2,071        4,377        1,215
                                          -----------  ---------  ------------- -----------  -----------  -----------  -----------

       Net investment income (expense)        (3,148)      (313)         5,529        (590)        (600)      (2,811)      (1,119)
                                          -----------  ---------  ------------- -----------  -----------  -----------  -----------

Net realized gain (loss) on investments:
   Realized gain (loss) on sale of fund
     shares                                     (550)       (64)          (528)      1,322           46           47          816
   Realized gain distributions                 9,584     34,468         73,894           -        1,228       21,645        9,551
                                          -----------  ---------  ------------- -----------  -----------  -----------  -----------
       Net realized gain (loss)                9,034     34,404         73,366       1,322        1,274       21,692       10,367
                                          -----------  ---------  ------------- -----------  -----------  -----------  -----------

Change in unrealized appreciation            (24,108)   (35,895)      (113,521)    (69,143)      15,604       29,197      (10,531)
                                          -----------  ---------  ------------- -----------  -----------  -----------  -----------

       Net increase (decrease) in net
         assets from operations         $    (18,222)    (1,804)       (34,626)    (68,411)      16,278       48,078       (1,283)
                                          ===========  =========  ============= ===========  ===========  ===========  ===========

COVA VARIABLE ANNUITY ACCOUNT FIVE
Statement of Operations
Period ended September 30, 2000
Unaudited



                                                                 Fidelity                               American Century
                                          ---------------------------------------------------  -----------------------------------
                                                                                                   VP
                                                          VIP III        VIP III      VIP        Income
                                            VIP II         Growth       Growth &    Equity-         &            VP          VP
                                           Contrafund   Opportunities    Income      Income      Growth     International   Value
                                          -----------  --------------  ----------- ----------  -----------  ------------- --------


Income:
   Dividends                            $         31             236        1,106        718           79              -       85
                                          -----------  --------------  ----------- ----------  -----------  ------------- --------

Expenses:
   Mortality and expense risk                    170             183          952        387        1,345            181      711
   Administrative fee                             20              22          114         46          161             22       85
                                          -----------  --------------  ----------- ----------  -----------  ------------- --------
       Total expenses                            190             205        1,066        433        1,506            203      796
                                          -----------  --------------  ----------- ----------  -----------  ------------- --------

       Net investment income (expense)          (159)             31           40        285       (1,427)          (203)    (711)
                                          -----------  --------------  ----------- ----------  -----------  ------------- --------

Net realized gain (loss) on investments:
   Realized gain (loss) on sale of fund
     shares                                       89             (12)         (49)      (133)         630            (21)     (94)
   Realized gain distributions                 1,112           1,195        7,220      2,705            -              2      217
                                          -----------  --------------  ----------- ----------  -----------  ------------- --------
       Net realized gain (loss)                1,201           1,183        7,171      2,572          630            (19)     123
                                          -----------  --------------  ----------- ----------  -----------  ------------- --------

Change in unrealized appreciation             (1,414)         (2,315)      (6,440)    (1,363)      (2,084)        (5,074)   8,085
                                          -----------  --------------  ----------- ----------  -----------  ------------- --------

       Net increase (decrease) in net
         assets from operations         $       (372)         (1,101)         771      1,494       (2,881)        (5,296)   7,497
                                          ===========  ==============  =========== ==========  ===========  ============= ========


COVA VARIABLE ANNUITY ACCOUNT FIVE
Statement of Operations
Period ended September 30, 2000
Unaudited



                                                          Dreyfus                           INVESCO                  PIMCO
                                          ---------------------------------------  ------------------------  ---------------------

                                                           VIF           VIF                        VIF        High        Low
                                             Stock      Disciplined    Capital         VIF         High       Yield     Duration
                                             Index        Stock      Appreciation   Dynamics       Yield       Bond       Bond
                                          -----------  -----------  -------------  -----------  -----------  --------  -----------


Income:
   Dividends                            $        855            5              3            -            -         6            5
                                          -----------  -----------  -------------  -----------  -----------  --------  -----------

Expenses:
   Mortality and expense risk                    814          286          1,211        1,413          208         -            -
   Administrative fee                             98           34            145          170           25         -            -
                                          -----------  -----------  -------------  -----------  -----------  --------  -----------
       Total expenses                            912          320          1,356        1,583          233         -            -
                                          -----------  -----------  -------------  -----------  -----------  --------  -----------

       Net investment income (expense)           (57)        (315)        (1,353)      (1,583)        (233)        6            5
                                          -----------  -----------  -------------  -----------  -----------  --------  -----------

Net realized gain (loss) on investments:
   Realized gain (loss) on sale of fund
     shares                                      253          348            141        2,521           56         -            -
   Realized gain distributions                   107            -              -            -            -         -            -
                                          -----------  -----------  -------------  -----------  -----------  --------  -----------
       Net realized gain (loss)                  360          348            141        2,521           56         -            -
                                          -----------  -----------  -------------  -----------  -----------  --------  -----------

Change in unrealized appreciation              4,126        2,690          2,662       40,371         (620)       (6)           -
                                          -----------  -----------  -------------  -----------  -----------  --------  -----------

       Net increase (decrease) in net
         assets from operations         $      4,429        2,723          1,450       41,309         (797)        -            5
                                          ===========  ===========  =============  ===========  ===========  ========  ===========


COVA VARIABLE ANNUITY ACCOUNT FIVE
Statement of Operations
Period ended September 30, 2000
Unaudited



                                                           PIMCO               Scudder
                                                -------------------------- ---------------

                                                 StocksPLUS      Total
                                                  Growth &       Return
                                                   Income         Bond      International        Total
                                                ------------  ------------ ---------------  ---------------


Income:
   Dividends                                  $           4         1,205             231        2,496,802
                                                ------------  ------------ ---------------  ---------------

Expenses:
   Mortality and expense risk                             -           238             749        1,815,319
   Administrative fee                                     -            28              90          217,595
                                                ------------  ------------ ---------------  ---------------
       Total expenses                                     -           266             839        2,032,914
                                                ------------  ------------ ---------------  ---------------

       Net investment income (expense)                    4           939            (608)         463,888
                                                ------------  ------------ ---------------  ---------------

Net realized gain (loss) on investments:
   Realized gain (loss) on sale of fund
     shares                                               -            75            (154)       1,088,821
   Realized gain distributions                            -             -           4,699        7,660,572
                                                ------------  ------------ ---------------  ---------------
       Net realized gain (loss)                           -            75           4,545        8,749,393
                                                ------------  ------------ ---------------  ---------------

Change in unrealized appreciation                        (6)          399         (20,453)      (9,924,090)
                                                ------------  ------------ ---------------  ---------------

       Net increase (decrease) in net
         assets from operations               $          (2)        1,413         (16,516)        (710,809)
                                                ============  ============ ===============  ===============


See accompanying notes to financial statements.

COVA VARIABLE ANNUITY ACCOUNT FIVE
Statement of Operations
Year ended December 31, 1999




                                                                                  Cova
                                         ----------------------------------------------------------------------------------------
                                                                                  VKAC      Lord Abbett
                                                                                 Growth       Growth
                                          Quality       Money        Stock        and          and          Bond      Developing
                                           Income       Market       Index       Income       Income     Debenture      Growth
                                         -----------  -----------  ----------  -----------  -----------  -----------  -----------


Income:
   Dividends                           $     27,755          223      13,623       13,703            -      213,945            -
                                         -----------  -----------  ----------  -----------  -----------  -----------  -----------

Expenses:
   Mortality and expense risk                   210           73         637          581      541,689      132,874       15,457
   Administrative fee                            25            9          76           70       65,003       15,945        1,855
                                         -----------  -----------  ----------  -----------  -----------  -----------  -----------
       Total expenses                           235           82         713          651      606,692      148,819       17,312
                                         -----------  -----------  ----------  -----------  -----------  -----------  -----------

       Net investment income (expense)       27,520          141      12,910       13,052     (606,692)      65,126      (17,312)
                                         -----------  -----------  ----------  -----------  -----------  -----------  -----------

Net realized gain (loss) on investments:
   Realized gain (loss) on sale of fund
     shares                                 (16,883)           -     308,128      112,186       84,440       22,689        3,868
   Realized gain distributions                    -            -     232,665      207,864            -       69,331            -
                                         -----------  -----------  ----------  -----------  -----------  -----------  -----------
       Net realized gain (loss)             (16,883)           -     540,793      320,050       84,440       92,020        3,868
                                         -----------  -----------  ----------  -----------  -----------  -----------  -----------

Change in unrealized appreciation           (19,209)           -    (491,713)    (316,285)   4,841,111       63,985      402,539
                                         -----------  -----------  ----------  -----------  -----------  -----------  -----------

       Net increase (decrease) in net
         assets from operations        $     (8,572)         141      61,990       16,817    4,318,859      221,131      389,095
                                         ===========  ===========  ==========  ===========  ===========  ===========  ===========


COVA VARIABLE ANNUITY ACCOUNT FIVE
Statement of Operations
Year ended December 31, 1999




                                                                                Cova
                                         ----------------------------------------------------------------------------------------

                                          Large                                Small       Large
                                           Cap       Mid-Cap      Quality       Cap         Cap         Select     International
                                         Research     Value        Bond        Stock       Stock        Equity        Equity
                                         ---------  -----------  ----------  ----------- -----------  -----------  --------------


Income:
   Dividends                           $    2,277        1,536      81,795       24,018      42,000       53,137          55,097
                                         ---------  -----------  ----------  ----------- -----------  -----------  --------------

Expenses:
   Mortality and expense risk              15,737       14,678      91,927      107,750     375,738      255,866         139,751
   Administrative fee                       1,888        1,761      11,031       12,930      45,088       30,704          16,770
                                         ---------  -----------  ----------  ----------- -----------  -----------  --------------
       Total expenses                      17,625       16,439     102,958      120,680     420,826      286,570         156,521
                                         ---------  -----------  ----------  ----------- -----------  -----------  --------------

       Net investment income (expense)    (15,348)     (14,903)    (21,163)     (96,662)   (378,826)    (233,433)       (101,424)
                                         ---------  -----------  ----------  ----------- -----------  -----------  --------------

Net realized gain (loss) on investments:
   Realized gain (loss) on sale of fund
     shares                                 5,023        8,245      12,963       93,813     451,839      192,962         118,922
   Realized gain distributions                  -            -      40,932            -     916,687    1,803,409         147,249
                                         ---------  -----------  ----------  ----------- -----------  -----------  --------------
       Net realized gain (loss)             5,023        8,245      53,895       93,813   1,368,526    1,996,371         266,171
                                         ---------  -----------  ----------  ----------- -----------  -----------  --------------

Change in unrealized appreciation         318,972       59,675    (245,367)   3,442,246   3,428,923     (112,938)      2,686,189
                                         ---------  -----------  ----------  ----------- -----------  -----------  --------------

       Net increase (decrease) in net
         assets from operations        $  308,647       53,017    (212,635)   3,439,397   4,418,623    1,650,000       2,850,936
                                         =========  ===========  ==========  =========== ===========  ===========  ==============


COVA VARIABLE ANNUITY ACCOUNT FIVE
Statement of Operations
Year ended December 31, 1999




                                           GACC     Lord Abbett                            Russell
                                         ---------  -----------  ------------------------------------------------------------

                                                      Growth      Multi-                                            Real
                                          Money        and        Style     Aggressive                   Core      Estate
                                          Market      Income      Equity      Equity       Non-U.S.      Bond    Securities
                                         ---------  -----------  ---------  ------------  -----------  --------- ------------


Income:
   Dividends                           $        -            -     13,821           924       14,139     98,425        1,818
                                         ---------  -----------  ---------  ------------  -----------  --------- ------------

Expenses:
   Mortality and expense risk              20,952       10,297     23,704         3,514       10,003     20,437          136
   Administrative fee                       2,514        1,236      2,844           422        1,200      2,452           16
                                         ---------  -----------  ---------  ------------  -----------  --------- ------------
       Total expenses                      23,466       11,533     26,548         3,936       11,203     22,889          152
                                         ---------  -----------  ---------  ------------  -----------  --------- ------------

       Net investment income (expense)    (23,466)     (11,533)   (12,727)       (3,012)       2,936     75,536        1,666
                                         ---------  -----------  ---------  ------------  -----------  --------- ------------

Net realized gain (loss) on investments:
   Realized gain (loss) on sale of fund
     shares                                43,206    4,505,534      3,410           258        8,592    (12,178)           1
   Realized gain distributions                  -            -    153,378         1,632       29,827     55,059            -
                                         ---------  -----------  ---------  ------------  -----------  --------- ------------
       Net realized gain (loss)            43,206    4,505,534    156,788         1,890       38,419     42,881            1
                                         ---------  -----------  ---------  ------------  -----------  --------- ------------

Change in unrealized appreciation          41,929   (2,782,796)   144,413        40,836      257,725   (145,900)        (393)
                                         ---------  -----------  ---------  ------------  -----------  --------- ------------

       Net increase (decrease) in net
         assets from operations        $   61,669    1,711,205    288,474        39,714      299,080    (27,483)       1,274
                                         =========  ===========  =========  ============  ===========  ========= ============

COVA VARIABLE ANNUITY ACCOUNT FIVE
Statement of Operations
Year ended December 31, 1999



                                                                                                                            Goldman
                                                           AIM                              Alliance          Liberty        Sachs
                                         -----------------------------------------  -----------------------  -----------  ----------
                                                                                                              Newport
                                                         V.I.            V.I.                     Real         Tiger        Growth
                                           V.I.         Capital      International  Premier      Estate        Fund,         and
                                           Value     Appreciation       Equity       Growth    Investment     Variable      Income
                                         ----------  -------------  -------------  ---------  ------------  -----------  -----------


Income:
   Dividends                           $     6,695            604          2,148          -         7,819          263         3,086
                                         ----------  -------------  -------------  ---------  ------------  -----------  -----------

Expenses:
   Mortality and expense risk               13,931          3,959          2,744     20,892         2,378          367         2,339
   Administrative fee                        1,671            475            329      2,507           285           44           281
                                         ----------  -------------  -------------  ---------  ------------  -----------  -----------
       Total expenses                       15,602          4,434          3,073     23,399         2,663          411         2,620
                                         ----------  -------------  -------------  ---------  ------------  -----------  -----------

       Net investment income (expense)      (8,907)        (3,830)          (925)   (23,399)        5,156         (148)          466
                                         ----------  -------------  -------------  ---------  ------------  -----------  -----------

Net realized gain (loss) on investments:
   Realized gain (loss) on sale of fund
     shares                                  5,130          1,592            631     27,142        (4,604)         106           359
   Realized gain distributions              35,012         18,846          9,013     21,117             -            -             -
                                         ----------  -------------  -------------  ---------  ------------  -----------  -----------
       Net realized gain (loss)             40,142         20,438          9,644     48,259        (4,604)         106           359
                                         ----------  -------------  -------------  ---------  ------------  -----------  -----------

Change in unrealized appreciation          311,587        206,131        107,456    463,999       (13,176)      15,947         6,892
                                         ----------  -------------  -------------  ---------  ------------  -----------  -----------

       Net increase (decrease) in net
         assets from operations        $   342,822        222,739        116,175    488,859       (12,624)      15,905         7,717
                                         ==========  =============  =============  =========  ============  ===========  ===========

COVA VARIABLE ANNUITY ACCOUNT FIVE
Statement of Operations
Year ended December 31, 1999




                                              Goldman Sachs                            Kemper                           MFS
                                         -----------------------  -------------------------------------------------- ---------
                                                                   Dreman
                                                                    High       Small        Small
                                         International  Global     Return       Cap          Cap        Government
                                            Equity      Income     Equity      Growth       Value       Securities     Bond
                                         ------------  ---------  ---------  -----------  -----------  ------------- ---------


Income:
   Dividends                           $       4,983      1,089          1            -        1,730          3,820         3
                                         ------------  ---------  ---------  -----------  -----------  ------------- ---------

Expenses:
   Mortality and expense risk                  3,183        412          1          938        2,446          1,895         1
   Administrative fee                            382         49          -          113          293            228         -
                                         ------------  ---------  ---------  -----------  -----------  ------------- ---------
       Total expenses                          3,565        461          1        1,051        2,739          2,123         1
                                         ------------  ---------  ---------  -----------  -----------  ------------- ---------

       Net investment income (expense)         1,418        628          -       (1,051)      (1,009)         1,697         2
                                         ------------  ---------  ---------  -----------  -----------  ------------- ---------

Net realized gain (loss) on investments:
   Realized gain (loss) on sale of fund
     shares                                    1,288         (7)         -        1,110       (2,773)          (721)        -
   Realized gain distributions                24,795        173          1            -            -              -         -
                                         ------------  ---------  ---------  -----------  -----------  ------------- ---------
       Net realized gain (loss)               26,083        166          1        1,110       (2,773)          (721)        -
                                         ------------  ---------  ---------  -----------  -----------  ------------- ---------

Change in unrealized appreciation             59,308     (1,589)       (13)      33,083       10,537           (130)       (4)
                                         ------------  ---------  ---------  -----------  -----------  ------------- ---------

       Net increase (decrease) in net
         assets from operations        $      86,809       (795)       (12)      33,142        6,755            846        (2)
                                         ============  =========  =========  ===========  ===========  ============= =========


COVA VARIABLE ANNUITY ACCOUNT FIVE
Statement of Operations
Year ended December 31, 1999




                                                                           MFS                                      Oppenheimer
                                         ------------------------------------------------------------------------  -------------

                                                     Growth                  Emerging
                                                      with      Emerging     Markets       High        Global        Capital
                                         Research    Income      Growth       Equity      Income    Governments    Appreciation
                                         ---------  ---------  -----------  -----------  ---------  -------------  -------------


Income:
   Dividends                           $      988      3,199            -           11      8,526            322            262
                                         ---------  ---------  -----------  -----------  ---------  -------------  -------------

Expenses:
   Mortality and expense risk               7,330     13,846       10,888          323      2,132             89          1,470
   Administrative fee                         879      1,662        1,307           39        256             11            176
                                         ---------  ---------  -----------  -----------  ---------  -------------  -------------
       Total expenses                       8,209     15,508       12,195          362      2,388            100          1,646
                                         ---------  ---------  -----------  -----------  ---------  -------------  -------------

       Net investment income (expense)     (7,221)   (12,309)     (12,195)        (351)     6,138            222         (1,384)
                                         ---------  ---------  -----------  -----------  ---------  -------------  -------------

Net realized gain (loss) on investments:
   Realized gain (loss) on sale of fund
     shares                                 2,134      4,845       15,552       (1,742)     1,396            (54)         1,944
   Realized gain distributions              5,219      3,839            -            -          -              -          2,880
                                         ---------  ---------  -----------  -----------  ---------  -------------  -------------
       Net realized gain (loss)             7,353      8,684       15,552       (1,742)     1,396            (54)         4,824
                                         ---------  ---------  -----------  -----------  ---------  -------------  -------------

Change in unrealized appreciation         151,202     71,703      596,456       13,160        414           (431)        53,315
                                         ---------  ---------  -----------  -----------  ---------  -------------  -------------

       Net increase (decrease) in net
         assets from operations        $  151,334     68,078      599,813       11,067      7,948           (263)        56,755
                                         =========  =========  ===========  ===========  =========  =============  =============


COVA VARIABLE ANNUITY ACCOUNT FIVE
Statement of Operations
Year ended December 31, 1999




                                                            Oppenheimer                                  Putnam
                                         -----------------------------------------------  -------------------------------------
                                         Main Street                                          VT
                                           Growth                                           Growth         VT
                                             &           High                Strategic       and          New           VT
                                           Income       Income      Bond        Bond        Income       Value        Vista
                                         -----------  -----------  --------  -----------  -----------  -----------  -----------


Income:
   Dividends                           $        815        8,100    22,575        1,644       15,328            3       22,701
                                         -----------  -----------  --------  -----------  -----------  -----------  -----------

Expenses:
   Mortality and expense risk                 3,304        1,968     6,941          656       15,747          394        2,089
   Administrative fee                           397          236       833           79        1,890           47          251
                                         -----------  -----------  --------  -----------  -----------  -----------  -----------
       Total expenses                         3,701        2,204     7,774          735       17,637          441        2,340
                                         -----------  -----------  --------  -----------  -----------  -----------  -----------

       Net investment income (expense)       (2,886)       5,896    14,801          909       (2,309)        (438)      20,361
                                         -----------  -----------  --------  -----------  -----------  -----------  -----------

Net realized gain (loss) on investments:
   Realized gain (loss) on sale of fund
     shares                                   6,139         (552)   (1,846)        (128)       3,242        1,153        3,690
   Realized gain distributions                1,373            -     2,168            -       76,488          667            -
                                         -----------  -----------  --------  -----------  -----------  -----------  -----------
       Net realized gain (loss)               7,512         (552)      322         (128)      79,730        1,820        3,690
                                         -----------  -----------  --------  -----------  -----------  -----------  -----------

Change in unrealized appreciation            50,323       (1,438)  (28,165)         265      (94,639)      (1,091)      71,288
                                         -----------  -----------  --------  -----------  -----------  -----------  -----------

       Net increase (decrease) in net
         assets from operations        $     54,949        3,906   (13,042)       1,046      (17,218)         291       95,339
                                         ===========  ===========  ========  ===========  ===========  ===========  ===========


COVA VARIABLE ANNUITY ACCOUNT FIVE
Statement of Operations
Year ended December 31, 1999




                                                    Putnam                                    Templeton
                                         ---------------------------- ------------------------------------------------------------
                                                            VT
                                             VT        International    Global     Franklin                             Developing
                                         International      New         Income      Small     Growth    International     Markets
                                           Growth      Opportunities   Securities    Cap    Securities   Securities     Securities
                                         ------------  -------------- ----------  ---------  ---------  -------------  -----------


Income:
   Dividends                           $           -              37          -          -          -          1,767          833
                                         ------------  -------------- ----------  ---------  ---------  -------------  -----------

Expenses:
   Mortality and expense risk                 11,652           1,364         37      1,010        628          2,882        1,197
   Administrative fee                          1,398             164          4        121         76            346          144
                                         ------------  -------------- ----------  ---------  ---------  -------------  -----------
       Total expenses                         13,050           1,528         41      1,131        704          3,228        1,341
                                         ------------  -------------- ----------  ---------  ---------  -------------  -----------

       Net investment income (expense)       (13,050)         (1,491)       (41)    (1,131)      (704)        (1,461)        (508)
                                         ------------  -------------- ----------  ---------  ---------  -------------  -----------

Net realized gain (loss) on investments:
   Realized gain (loss) on sale of fund
     shares                                   11,098           3,534          -     44,682       (197)           106        5,858
   Realized gain distributions                     -               -          -          -          -          6,140            -
                                         ------------  -------------- ----------  ---------  ---------  -------------  -----------
       Net realized gain (loss)               11,098           3,534          -     44,682       (197)         6,246        5,858
                                         ------------  -------------- ----------  ---------  ---------  -------------  -----------

Change in unrealized appreciation            515,817          91,568         (9)    33,706     14,590         62,767       33,553
                                         ------------  -------------- ----------  ---------  ---------  -------------  -----------

       Net increase (decrease) in net
         assets from operations        $     513,865          93,611        (50)    77,257     13,689         67,552       38,903
                                         ============  ============== ==========  =========  =========  =============  ===========

COVA VARIABLE ANNUITY ACCOUNT FIVE
Statement of Operations
Year ended December 31, 1999




                                                 Templeton                                   Fidelity
                                         ------------------------  ----------------------------------------------------------------
                                                       Franklin
                                           Mutual      Large Cap                              VIP III       VIP III        VIP
                                           Shares       Growth        VIP        VIP II        Growth       Growth &     Equity-
                                          Securities   Securities   Growth     Contrafund   Opportunities    Income       Income
                                         -----------  -----------  ----------  -----------  -------------  -----------  -----------


Income:
   Dividends                           $         35            -          11            5             14          153          124
                                         -----------  -----------  ----------  -----------  -------------  -----------  -----------

Expenses:
   Mortality and expense risk                   616          465         405           58             68          719          350
   Administrative fee                            74           56          49            7              9           86           42
                                         -----------  -----------  ----------  -----------  -------------  -----------  -----------
       Total expenses                           690          521         454           65             77          805          392
                                         -----------  -----------  ----------  -----------  -------------  -----------  -----------

       Net investment income (expense)         (655)        (521)       (443)         (60)           (63)        (652)        (268)
                                         -----------  -----------  ----------  -----------  -------------  -----------  -----------

Net realized gain (loss) on investments:
   Realized gain (loss) on sale of fund
     shares                                    (164)          29         212            3              3          180           (8)
   Realized gain distributions                    -            -         688           35             25          306          273
                                         -----------  -----------  ----------  -----------  -------------  -----------  -----------
       Net realized gain (loss)                (164)          29         900           38             28          486          265
                                         -----------  -----------  ----------  -----------  -------------  -----------  -----------

Change in unrealized appreciation             1,570       24,948      13,973        1,207            418        4,028       (1,623)
                                         -----------  -----------  ----------  -----------  -------------  -----------  -----------

       Net increase (decrease) in net
         assets from operations        $        751       24,456      14,430        1,185            383        3,862       (1,626)
                                         ===========  ===========  ==========  ===========  =============  ===========  ===========

COVA VARIABLE ANNUITY ACCOUNT FIVE
Statement of Operations
Year ended December 31, 1999




                                                    American Century                         Dreyfus                    INVESCO
                                         ------------------------------------  -------------------------------------  ------------
                                             VP
                                           Income                                            VIF           VIF
                                              &             VP          VP      Stock    Disciplined     Capital          VIF
                                           Growth      International   Value    Index       Stock      Appreciation     Dynamics
                                         -----------  --------------  -------  --------  -----------  --------------  ------------


Income:
   Dividends                           $          -               -        -         -            -               1             -
                                         -----------  --------------  -------  --------  -----------  --------------  ------------

Expenses:
   Mortality and expense risk                     5               -        3         -            -               -             8
   Administrative fee                             1               -        -         -            -               -             1
                                         -----------  --------------  -------  --------  -----------  --------------  ------------
       Total expenses                             6               -        3         -            -               -             9
                                         -----------  --------------  -------  --------  -----------  --------------  ------------

       Net investment income (expense)           (6)              -       (3)        -            -               1            (9)
                                         -----------  --------------  -------  --------  -----------  --------------  ------------

Net realized gain (loss) on investments:
   Realized gain (loss) on sale of fund
     shares                                       -               -        -         -            -               -             -
   Realized gain distributions                    -               -        -         -            1               -             -
                                         -----------  --------------  -------  --------  -----------  --------------  ------------
       Net realized gain (loss)                   -               -        -         -            1               -             -
                                         -----------  --------------  -------  --------  -----------  --------------  ------------

Change in unrealized appreciation               407              25      134         3            2               -         1,133
                                         -----------  --------------  -------  --------  -----------  --------------  ------------

       Net increase (decrease) in net
         assets from operations        $        401              25      131         3            3               1         1,124
                                         ===========  ==============  =======  ========  ===========  ==============  ============



COVA VARIABLE ANNUITY ACCOUNT FIVE
Statement of Operations
Year ended December 31, 1999




                                          INVESCO                         PIMCO                           Scudder
                                         -----------  -----------------------------------------------  ---------------

                                            VIF        High        Low        StocksPLUS     Total
                                            High       Yield     Duration     Growth &      Return
                                           Yield       Bond        Bond        Income         Bond      International       Total
                                         -----------  --------  -----------  ------------  ----------  ---------------  ------------


Income:
   Dividends                           $          7         1            1             2          36                -       777,978
                                         -----------  --------  -----------  ------------  ----------  ---------------  ------------

Expenses:
   Mortality and expense risk                     5         -            -             -           7                3     1,926,156
   Administrative fee                             -         -            -             -           1                -       231,138
                                         -----------  --------  -----------  ------------  ----------  ---------------  ------------
       Total expenses                             5         -            -             -           8                3     2,157,294
                                         -----------  --------  -----------  ------------  ----------  ---------------  ------------

       Net investment income (expense)            2         1            1             2          28               (3)   (1,379,316)
                                         -----------  --------  -----------  ------------  ----------  ---------------  ------------

Net realized gain (loss) on investments:
   Realized gain (loss) on sale of fund
     shares                                       -         -            -             -           -                -     6,077,380
   Realized gain distributions                    -         -            -             5           -                -     3,867,097
                                         -----------  --------  -----------  ------------  ----------  ---------------  ------------
       Net realized gain (loss)                   -         -            -             5           -                -     9,944,477
                                         -----------  --------  -----------  ------------  ----------  ---------------  ------------

Change in unrealized appreciation               (14)        -           (1)           (4)        (33)             516    14,495,013
                                         -----------  --------  -----------  ------------  ----------  ---------------  ------------

       Net increase (decrease) in net
         assets from operations        $        (12)        1            -             3          (5)             513    23,060,174
                                         ===========  ========  ===========  ============  ==========  ===============  ============


See accompanying notes to financial statements.


COVA VARIABLE ANNUITY ACCOUNT FIVE
Statement of Changes in Net Assets
Period ended September 30, 2000
Unaudited



                                                                                  Cova
                                         ----------------------------------------------------------------------------------------
                                          Lord Abbett
                                           Growth                                 Large                                  Small
                                             and         Bond       Developing     Cap        Mid-Cap      Quality        Cap
                                           Income      Debenture     Growth     Research       Value        Bond         Stock
                                         -----------  -----------  ----------  -----------  -----------  -----------  -----------


Increase (decrease) in net assets from
   operations:
     Net investment income (expense)   $     69,115      656,859     (22,348)     (18,417)     (13,416)     323,110     (125,581)
     Net realized gain (loss)             1,027,167       23,377     120,432      216,774       26,314        5,366      612,296
     Change in unrealized appreciation    1,254,196     (370,062)   (391,600)    (112,308)     504,076       30,522     (356,810)
                                         -----------  -----------  ----------  -----------  -----------  -----------  -----------
       Net increase (decrease) from
         operations                       2,350,478      310,174    (293,516)      86,049      516,974      358,998      129,905
                                         -----------  -----------  ----------  -----------  -----------  -----------  -----------

Contract transactions:
   Cova payments                                100          100         100          100          100          100          100
   Cova redemptions                               -            -           -            -            -            -            -
   Payments received from contract
     owners                                 639,634      273,409     292,874       39,032      137,099      134,517      342,512
   Transfers between sub-accounts
     (including fixed account), net       1,680,899      421,457     549,887      455,222      515,849     (246,676)     868,709
   Transfers for contract benefits and
     terminations                        (1,926,479)    (599,929)    (58,496)     (71,129)     (53,763)    (393,970)    (442,446)
                                         -----------  -----------  ----------  -----------  -----------  -----------  -----------
       Net increase (decrease) in net
         assets from contract
         transactions                       394,154       95,037     784,365      423,225      599,285     (506,029)     768,875
                                         -----------  -----------  ----------  -----------  -----------  -----------  -----------

       Net increase (decrease) in net
         assets                           2,744,632      405,211     490,849      509,274    1,116,259     (147,031)     898,780
                                         -----------  -----------  ----------  -----------  -----------  -----------  -----------

Net assets at beginning of period        49,100,130   11,835,913   1,879,640    2,083,694    1,437,296    7,280,387   11,345,806
                                         -----------  -----------  ----------  -----------  -----------  -----------  -----------
Net assets at end of period            $ 51,844,762   12,241,124   2,370,489    2,592,968    2,553,555    7,133,356   12,244,586
                                         ===========  ===========  ==========  ===========  ===========  ===========  ===========

COVA VARIABLE ANNUITY ACCOUNT FIVE
Statement of Changes in Net Assets
Period ended September 30, 2000
Unaudited



                                                         Cova                       GACC                    Russell
                                         --------------------------------------  -----------  ------------------------------------

                                            Large                                               Multi-
                                             Cap        Select     International    Money       Style     Aggressive
                                            Stock       Equity        Equity       Market       Equity      Equity      Non-U.S.
                                         -----------  -----------  ------------  -----------  ----------  -----------  -----------


Increase (decrease) in net assets from
   operations:
     Net investment income (expense)   $   (145,860)    (123,915)      (82,723)     (21,863)    (28,569)      (5,914)     (17,036)
     Net realized gain (loss)             2,933,382    1,649,122       951,405       44,097      92,604       16,313       61,368
     Change in unrealized appreciation   (4,673,014)  (1,492,391)   (2,768,184)      53,214    (145,134)      29,879     (288,547)
                                         -----------  -----------  ------------  -----------  ----------  -----------  -----------
       Net increase (decrease) from
         operations                      (1,885,492)      32,816    (1,899,502)      75,448     (81,099)      40,278     (244,215)
                                         -----------  -----------  ------------  -----------  ----------  -----------  -----------

Contract transactions:
   Cova payments                                100          100           100          100           -            -            -
   Cova redemptions                               -            -             -            -           -            -            -
   Payments received from contract
     owners                               1,007,754      301,886       228,625      121,636   1,244,154      177,015      536,445
   Transfers between sub-accounts
     (including fixed account), net       1,669,678      279,390       869,365      326,108     639,003      190,781      279,666
   Transfers for contract benefits and
     terminations                        (1,215,935)    (864,530)     (506,799)     (58,086)   (174,658)     (28,716)     (91,764)
                                         -----------  -----------  ------------  -----------  ----------  -----------  -----------
       Net increase (decrease) in net
         assets from contract
         transactions                     1,461,597     (283,154)      591,291      389,758   1,708,499      339,080      724,347
                                         -----------  -----------  ------------  -----------  ----------  -----------  -----------

       Net increase (decrease) in net
         assets                            (423,895)    (250,338)   (1,308,211)     465,206   1,627,400      379,358      480,132
                                         -----------  -----------  ------------  -----------  ----------  -----------  -----------

Net assets at beginning of period        34,554,420   22,759,008    13,704,099    1,820,825   3,146,894      462,732    1,453,740
                                         -----------  -----------  ------------  -----------  ----------  -----------  -----------
Net assets at end of period            $ 34,130,525   22,508,670    12,395,888    2,286,031   4,774,294      842,090    1,933,872
                                         ===========  ===========  ============  ===========  ==========  ===========  ===========

COVA VARIABLE ANNUITY ACCOUNT FIVE
Statement of Changes in Net Assets
Period ended September 30, 2000
Unaudited



                                                 Russell                         AIM                            Alliance
                                         ---------------------  --------------------------------------  ------------------------

                                                       Real                    V.I.           V.I.                      Real
                                            Core      Estate       V.I.       Capital     International   Premier      Estate
                                            Bond     Securities   Value     Appreciation     Equity       Growth      Investment
                                         ----------  ---------  ---------- -------------  ------------  -----------  -----------


Increase (decrease) in net assets from
   operations:
     Net investment income (expense)   $    49,092      2,459     (42,675)      (23,571)       (4,768)     (34,405)      11,536
     Net realized gain (loss)              (23,228)     3,397      23,450         6,776         3,433      197,296         (211)
     Change in unrealized appreciation     112,034     29,245    (385,655)      269,752       (91,731)    (334,281)      54,973
                                         ----------  ---------  ---------- -------------  ------------  -----------  -----------
       Net increase (decrease) from
         operations                        137,898     35,101    (404,880)      252,957       (93,066)    (171,390)      66,298
                                         ----------  ---------  ---------- -------------  ------------  -----------  -----------

Contract transactions:
   Cova payments                                 -          -         100           100           100            -            -
   Cova redemptions                              -        (91)          -             -             -            -            -
   Payments received from contract
     owners                                643,156    126,304     959,097       532,811       125,379    1,182,003      128,436
   Transfers between sub-accounts
     (including fixed account), net       (168,526)    29,832   2,241,111     1,584,584       221,997      479,566       24,467
   Transfers for contract benefits and
     terminations                         (133,918)   (14,459)    (71,349)      (43,239)       (2,752)     (90,888)      (3,523)
                                         ----------  ---------  ---------- -------------  ------------  -----------  -----------
       Net increase (decrease) in net
         assets from contract
         transactions                      340,712    141,586   3,128,959     2,074,256       344,724    1,570,681      149,380
                                         ----------  ---------  ---------- -------------  ------------  -----------  -----------

       Net increase (decrease) in net
         assets                            478,610    176,687   2,724,079     2,327,213       251,658    1,399,291      215,678
                                         ----------  ---------  ---------- -------------  ------------  -----------  -----------

Net assets at beginning of period        2,299,111     55,595   2,659,000     1,064,575       337,336    2,495,827      219,937
                                         ----------  ---------  ---------- -------------  ------------  -----------  -----------
Net assets at end of period            $ 2,777,721    232,282   5,383,079     3,391,788       588,994    3,895,118      435,615
                                         ==========  =========  ========== =============  ============  ===========  ===========


COVA VARIABLE ANNUITY ACCOUNT FIVE
Statement of Changes in Net Assets
Period ended September 30, 2000
Unaudited



                                           Liberty                        Goldman Sachs                          Kemper
                                         -----------  ---------------------------------------------------  ---------------------
                                           Newport                                                          Dreman
                                            Tiger       Growth                                               High       Small
                                            Fund,        and       International  Global       Internet     Return       Cap
                                          Variable      Income        Equity      Income      Tollkeeper    Equity      Growth
                                         -----------  -----------  ------------ -----------  ------------  ---------  ----------


Increase (decrease) in net assets from
   operations:
     Net investment income (expense)   $       (711)      (3,139)       (4,182)       (410)          (86)         3      (1,794)
     Net realized gain (loss)                 1,601       (1,051)        3,229         (12)            3          4      17,661
     Change in unrealized appreciation       (9,469)       1,334       (44,389)      1,801        (3,887)        10      13,503
                                         -----------  -----------  ------------ -----------  ------------  ---------  ----------
       Net increase (decrease) from
         operations                          (8,579)      (2,856)      (45,342)      1,379        (3,970)        17      29,370
                                         -----------  -----------  ------------ -----------  ------------  ---------  ----------

Contract transactions:
   Cova payments                                  -            -             -           -           100          -           -
   Cova redemptions                               -            -             -           -           (94)         -           -
   Payments received from contract
     owners                                  48,854       32,104         6,341      15,254        31,652          -      32,194
   Transfers between sub-accounts
     (including fixed account), net          14,913       66,532        16,527         688        30,221          -      18,739
   Transfers for contract benefits and
     terminations                            (4,750)      (7,784)       (4,607)        (52)          (86)         -      (4,963)
                                         -----------  -----------  ------------ -----------  ------------  ---------  ----------
       Net increase (decrease) in net
         assets from contract
         transactions                        59,017       90,852        18,261      15,890        61,793          -      45,970
                                         -----------  -----------  ------------ -----------  ------------  ---------  ----------

       Net increase (decrease) in net
         assets                              50,438       87,996       (27,081)     17,269        57,823         17      75,340
                                         -----------  -----------  ------------ -----------  ------------  ---------  ----------

Net assets at beginning of period            40,641      282,267       401,830      33,414             -         93     127,059
                                         -----------  -----------  ------------ -----------  ------------  ---------  ----------
Net assets at end of period            $     91,079      370,263       374,749      50,683        57,823        110     202,399
                                         ===========  ===========  ============ ===========  ============  =========  ==========

COVA VARIABLE ANNUITY ACCOUNT FIVE
Statement of Changes in Net Assets
Period ended September 30, 2000
Unaudited



                                                   Kemper                                      MFS
                                         -------------------------  ------------------------------------------------------------

                                            Small                                            Growth                   Emerging
                                             Cap       Government                             with       Emerging      Markets
                                            Value      Securities     Bond     Research      Income       Growth       Equity
                                         -----------  ------------  --------  -----------  -----------  -----------  -----------


Increase (decrease) in net assets from
   operations:
     Net investment income (expense)   $     (1,357)       13,713         5      (11,128)      (9,601)     (18,198)        (325)
     Net realized gain (loss)                  (250)         (567)        -       71,716       20,502      116,976        1,099
     Change in unrealized appreciation        8,774           307         -       18,734       22,814     (133,535)      (5,464)
                                         -----------  ------------  --------  -----------  -----------  -----------  -----------
       Net increase (decrease) from
         operations                           7,167        13,453         5       79,322       33,715      (34,757)      (4,690)
                                         -----------  ------------  --------  -----------  -----------  -----------  -----------

Contract transactions:
   Cova payments                                  -             -         -            -            -            -            -
   Cova redemptions                               -             -         -            -            -            -            -
   Payments received from contract
     owners                                  21,956         4,488         -      136,388      280,208      399,429            -
   Transfers between sub-accounts
     (including fixed account), net          32,397        33,105         -      184,885       88,646      168,566       (3,582)
   Transfers for contract benefits and
     terminations                            (2,174)       (7,130)        -      (10,515)     (30,626)     (25,980)          (2)
                                         -----------  ------------  --------  -----------  -----------  -----------  -----------
       Net increase (decrease) in net
         assets from contract
         transactions                        52,179        30,463         -      310,758      338,228      542,015       (3,584)
                                         -----------  ------------  --------  -----------  -----------  -----------  -----------

       Net increase (decrease) in net
         assets                              59,346        43,916         5      390,080      371,943      507,258       (8,274)
                                         -----------  ------------  --------  -----------  -----------  -----------  -----------

Net assets at beginning of period           246,434       219,690       103      925,882    1,435,198    1,443,870       34,950
                                         -----------  ------------  --------  -----------  -----------  -----------  -----------
Net assets at end of period            $    305,780       263,606       108    1,315,962    1,807,141    1,951,128       26,676
                                         ===========  ============  ========  ===========  ===========  ===========  ===========


COVA VARIABLE ANNUITY ACCOUNT FIVE
Statement of Changes in Net Assets
Period ended September 30, 2000
Unaudited



                                                            MFS                                    Oppenheimer
                                         --------------------------------------  -------------------------------------------------
                                                                                                Main Street
                                                                                                  Growth
                                            High         Global         New         Capital          &          High
                                           Income      Governments   Discovery    Appreciation    Income       Income      Bond
                                         -----------  ------------  -----------  -------------  -----------  ----------  ---------


Increase (decrease) in net assets from
   operations:
     Net investment income (expense)   $     17,341           441            -         (4,417)      (3,882)     24,169     50,692
     Net realized gain (loss)                  (187)          (65)           -         33,765       28,072        (686)    (3,906)
     Change in unrealized appreciation      (20,952)         (328)          (4)         2,090      (20,458)    (24,952)   (24,805)
                                         -----------  ------------  -----------  -------------  -----------  ----------  ---------
       Net increase (decrease) from
         operations                          (3,798)           48           (4)        31,438        3,732      (1,469)    21,981
                                         -----------  ------------  -----------  -------------  -----------  ----------  ---------

Contract transactions:
   Cova payments                                  -             -          100              -            -           -          -
   Cova redemptions                               -             -            -              -            -           -          -
   Payments received from contract
     owners                                  42,049             -            -        191,790       81,809      30,644     67,039
   Transfers between sub-accounts
     (including fixed account), net          25,513         5,193            -         36,383      140,472      15,313     39,143
   Transfers for contract benefits and
     terminations                            (1,147)       (1,613)           -        (12,400)     (15,431)     (4,886)   (26,601)
                                         -----------  ------------  -----------  -------------  -----------  ----------  ---------
       Net increase (decrease) in net
         assets from contract
         transactions                        66,415         3,580          100        215,773      206,850      41,071     79,581
                                         -----------  ------------  -----------  -------------  -----------  ----------  ---------

       Net increase (decrease) in net
         assets                              62,617         3,628           96        247,211      210,582      39,602    101,562
                                         -----------  ------------  -----------  -------------  -----------  ----------  ---------

Net assets at beginning of period           223,001        10,770            -        273,286      429,381     261,062    735,453
                                         -----------  ------------  -----------  -------------  -----------  ----------  ---------
Net assets at end of period            $    285,618        14,398           96        520,497      639,963     300,664    837,015
                                         ===========  ============  ===========  =============  ===========  ==========  =========

COVA VARIABLE ANNUITY ACCOUNT FIVE
Statement of Changes in Net Assets
Period ended September 30, 2000
Unaudited



                                        Oppenheimer                             Putnam                                Templeton
                                         ----------  --------------------------------------------------------------  -----------
                                                         VT                                                VT
                                                       Growth       VT                      VT        International    Global
                                          Strategic     and         New        VT       International     New          Income
                                            Bond       Income      Value      Vista       Growth      Opportunities   Securities
                                         ----------  ----------  ---------  ---------  ------------- --------------  -----------


Increase (decrease) in net assets from
   operations:
     Net investment income (expense)   $     6,077      11,669         51     (5,092)        13,870         (2,947)         407
     Net realized gain (loss)                 (225)    118,442      1,361      7,963        156,219         14,438           (5)
     Change in unrealized appreciation      (4,318)    (80,236)     2,360     81,372       (340,919)      (101,105)        (703)
                                         ----------  ----------  ---------  ---------  ------------- --------------  -----------
       Net increase (decrease) from
         operations                          1,534      49,875      3,772     84,243       (170,830)       (89,614)        (301)
                                         ----------  ----------  ---------  ---------  ------------- --------------  -----------

Contract transactions:
   Cova payments                                 -           -          -          -              -              -          100
   Cova redemptions                              -           -          -          -              -              -            -
   Payments received from contract
     owners                                 31,425     155,675          -    123,510        524,013        192,744        2,501
   Transfers between sub-accounts
     (including fixed account), net          2,962     152,350     21,456    191,262        146,603         22,421        6,856
   Transfers for contract benefits and
     terminations                           (1,060)    (19,830)      (433)    (2,929)       (23,084)          (269)         (22)
                                         ----------  ----------  ---------  ---------  ------------- --------------  -----------
       Net increase (decrease) in net
         assets from contract
         transactions                       33,327     288,195     21,023    311,843        647,532        214,896        9,435
                                         ----------  ----------  ---------  ---------  ------------- --------------  -----------

       Net increase (decrease) in net
         assets                             34,861     338,070     24,795    396,086        476,702        125,282        9,134
                                         ----------  ----------  ---------  ---------  ------------- --------------  -----------

Net assets at beginning of period           77,336   1,502,397     24,306    315,131      1,518,543        199,354        7,716
                                         ----------  ----------  ---------  ---------  ------------- --------------  -----------
Net assets at end of period            $   112,197   1,840,467     49,101    711,217      1,995,245        324,636       16,850
                                         ==========  ==========  =========  =========  ============= ==============  ===========


COVA VARIABLE ANNUITY ACCOUNT FIVE
Statement of Changes in Net Assets
Period ended September 30, 2000
Unaudited



                                                                             Templeton                                Fidelity
                                         --------------------------------------------------------------------------  -----------
                                                                                                         Franklin
                                          Franklin                             Developing    Mutual      Large Cap
                                          Small      Growth     International    Markets     Shares       Growth         VIP
                                           Cap      Securities   Securities    Securities  Securities    Securities    Growth
                                         --------  -----------  -------------  ----------  -----------  -----------  -----------


Increase (decrease) in net assets from
   operations:
     Net investment income (expense)   $  (3,148)        (313)         5,529        (590)        (600)      (2,811)      (1,119)
     Net realized gain (loss)              9,034       34,404         73,366       1,322        1,274       21,692       10,367
     Change in unrealized appreciation   (24,108)     (35,895)      (113,521)    (69,143)      15,604       29,197      (10,531)
                                         --------  -----------  -------------  ----------  -----------  -----------  -----------
       Net increase (decrease) from
         operations                      (18,222)      (1,804)       (34,626)    (68,411)      16,278       48,078       (1,283)
                                         --------  -----------  -------------  ----------  -----------  -----------  -----------

Contract transactions:
   Cova payments                             100          100            100           -            -          100            -
   Cova redemptions                            -            -              -           -            -            -            -
   Payments received from contract
     owners                              152,987       46,243        144,463     164,770      197,672      101,603       41,144
   Transfers between sub-accounts
     (including fixed account), net      743,316      119,709        143,453      67,020       26,714      464,702        4,360
   Transfers for contract benefits and
     terminations                        (10,909)        (212)       (13,181)     (9,471)      (3,047)     (25,668)           -
                                         --------  -----------  -------------  ----------  -----------  -----------  -----------
       Net increase (decrease) in net
         assets from contract
         transactions                    885,494      165,840        274,835     222,319      221,339      540,737       45,504
                                         --------  -----------  -------------  ----------  -----------  -----------  -----------

       Net increase (decrease) in net
         assets                          867,272      164,036        240,209     153,908      237,617      588,815       44,221
                                         --------  -----------  -------------  ----------  -----------  -----------  -----------

Net assets at beginning of period        128,029      115,709        567,234     152,165       98,571      156,765       84,930
                                         --------  -----------  -------------  ----------  -----------  -----------  -----------
Net assets at end of period            $ 995,301      279,745        807,443     306,073      336,188      745,580      129,151
                                         ========  ===========  =============  ==========  ===========  ===========  ===========


COVA VARIABLE ANNUITY ACCOUNT FIVE
Statement of Changes in Net Assets
Period ended September 30, 2000
Unaudited



                                                                Fidelity                                American Century
                                         --------------------------------------------------  ------------------------------------
                                                                                                 VP
                                                        VIP III      VIP III        VIP        Income
                                           VIP II        Growth      Growth &     Equity-         &            VP          VP
                                          Contrafund  Opportunities   Income      Income       Growth      International  Value
                                         -----------  ------------  ----------  -----------  -----------  ------------  ---------


Increase (decrease) in net assets from
   operations:
     Net investment income (expense)   $       (159)           31          40          285       (1,427)         (203)      (711)
     Net realized gain (loss)                 1,201         1,183       7,171        2,572          630           (19)       123
     Change in unrealized appreciation       (1,414)       (2,315)     (6,440)      (1,363)      (2,084)       (5,074)     8,085
                                         -----------  ------------  ----------  -----------  -----------  ------------  ---------
       Net increase (decrease) from
         operations                            (372)       (1,101)        771        1,494       (2,881)       (5,296)     7,497
                                         -----------  ------------  ----------  -----------  -----------  ------------  ---------

Contract transactions:
   Cova payments                                  -             -           -            -            -             -          -
   Cova redemptions                               -             -           -            -            -             -          -
   Payments received from contract
     owners                                   7,147        15,547       9,595            -      302,010        63,115    121,445
   Transfers between sub-accounts
     (including fixed account), net           6,798         2,298       5,148        3,694       15,076        12,206     32,163
   Transfers for contract benefits and
     terminations                                (6)            -          (4)           -       (4,655)         (264)    (2,040)
                                         -----------  ------------  ----------  -----------  -----------  ------------  ---------
       Net increase (decrease) in net
         assets from contract
         transactions                        13,939        17,845      14,739        3,694      312,431        75,057    151,568
                                         -----------  ------------  ----------  -----------  -----------  ------------  ---------

       Net increase (decrease) in net
         assets                              13,567        16,744      15,510        5,188      309,550        69,761    159,065
                                         -----------  ------------  ----------  -----------  -----------  ------------  ---------

Net assets at beginning of period             9,487         6,331      91,914       38,324       10,501           125      5,231
                                         -----------  ------------  ----------  -----------  -----------  ------------  ---------
Net assets at end of period            $     23,054        23,075     107,424       43,512      320,051        69,886    164,296
                                         ===========  ============  ==========  ===========  ===========  ============  =========


COVA VARIABLE ANNUITY ACCOUNT FIVE
Statement of Changes in Net Assets
Period ended September 30, 2000
Unaudited



                                                         Dreyfus                      INVESCO                  PIMCO
                                         ------------------------------------  ----------------------  ----------------------

                                                        VIF          VIF                       VIF       High        Low
                                           Stock    Disciplined    Capital         VIF        High       Yield     Duration
                                           Index       Stock     Appreciation   Dynamics      Yield      Bond        Bond
                                         ---------  -----------  ------------  -----------  ---------  ---------  -----------


Increase (decrease) in net assets from
   operations:
     Net investment income (expense)   $      (57)        (315)       (1,353)      (1,583)      (233)         6            5
     Net realized gain (loss)                 360          348           141        2,521         56          -            -
     Change in unrealized appreciation      4,126        2,690         2,662       40,371       (620)        (6)           -
                                         ---------  -----------  ------------  -----------  ---------  ---------  -----------
       Net increase (decrease) from
         operations                         4,429        2,723         1,450       41,309       (797)         -            5
                                         ---------  -----------  ------------  -----------  ---------  ---------  -----------

Contract transactions:
   Cova payments                                -            -             -            -          -          -            -
   Cova redemptions                             -            -             -            -          -          -            -
   Payments received from contract
     owners                                87,926       46,930       232,720      223,258     52,384          -            -
   Transfers between sub-accounts
     (including fixed account), net        51,521       (2,609)       20,333          354     (9,942)         -            -
   Transfers for contract benefits and
     terminations                          (1,460)      (1,531)       (3,148)      (3,031)         4          -            -
                                         ---------  -----------  ------------  -----------  ---------  ---------  -----------
       Net increase (decrease) in net
         assets from contract
         transactions                     137,987       42,790       249,905      220,581     42,446          -            -
                                         ---------  -----------  ------------  -----------  ---------  ---------  -----------

       Net increase (decrease) in net
         assets                           142,416       45,513       251,355      261,890     41,649          -            5
                                         ---------  -----------  ------------  -----------  ---------  ---------  -----------

Net assets at beginning of period             103          103           101       21,750     10,087        101          100
                                         ---------  -----------  ------------  -----------  ---------  ---------  -----------
Net assets at end of period            $  142,519       45,616       251,456      283,640     51,736        101          105
                                         =========  ===========  ============  ===========  =========  =========  ===========


COVA VARIABLE ANNUITY ACCOUNT FIVE
Statement of Changes in Net Assets
Period ended September 30, 2000
Unaudited



                                                       PIMCO                 Scudder
                                           ----------------------------  ----------------

                                             StocksPLUS       Total
                                              Growth &        Return
                                               Income          Bond       International         Total
                                           --------------  ------------  ----------------  ---------------


Increase (decrease) in net assets from
   operations:
     Net investment income (expense)     $             4           939              (608)         463,888
     Net realized gain (loss)                          -            75             4,545        8,749,393
     Change in unrealized appreciation                (6)          399           (20,453)      (9,924,090)
                                           --------------  ------------  ----------------  ---------------
       Net increase (decrease) from
         operations                                   (2)        1,413           (16,516)        (710,809)
                                           --------------  ------------  ----------------  ---------------

Contract transactions:
   Cova payments                                       -             -                 -            2,100
   Cova redemptions                                    -             -                 -             (185)
   Payments received from contract
     owners                                            -        47,880           139,178       13,823,862
   Transfers between sub-accounts
     (including fixed account), net                    -       (15,548)           12,993       16,073,692
   Transfers for contract benefits and
     terminations                                      -             -            (1,956)      (7,135,781)
                                           --------------  ------------  ----------------  ---------------
       Net increase (decrease) in net
         assets from contract
         transactions                                  -        32,332           150,215       22,763,688
                                           --------------  ------------  ----------------  ---------------

       Net increase (decrease) in net
         assets                                       (2)       33,745           133,699       22,052,879
                                           --------------  ------------  ----------------  ---------------

Net assets at beginning of period                    103        15,095             7,267      184,285,258
                                           --------------  ------------  ----------------  ---------------
Net assets at end of period              $           101        48,840           140,966      206,338,137
                                           ==============  ============  ================  ===============


See accompanying notes to financial statements.

COVA VARIABLE ANNUITY ACCOUNT FIVE
Statement of Changes in Net Assets
Year ended December 31, 1999




                                                                                  Cova
                                         ----------------------------------------------------------------------------------------
                                                                                  VKAC      Lord Abbett
                                                                                 Growth       Growth
                                          Quality       Money        Stock        and          and          Bond      Developing
                                           Income       Market       Index       Income       Income     Debenture      Growth
                                         -----------  -----------  ----------  -----------  -----------  -----------  -----------


Increase (decrease) in net assets from
   operations:
     Net investment income (expense)   $     27,520          141      12,910       13,052     (606,692)      65,126      (17,312)
     Net realized gain (loss)               (16,883)           -     540,793      320,050       84,440       92,020        3,868
     Change in unrealized appreciation      (19,209)           -    (491,713)    (316,285)   4,841,111       63,985      402,539
                                         -----------  -----------  ----------  -----------  -----------  -----------  -----------
       Net increase (decrease) from
         operations                          (8,572)         141      61,990       16,817    4,318,859      221,131      389,095
                                         -----------  -----------  ----------  -----------  -----------  -----------  -----------

Contract transactions:
   Cova payments                                  -            -           -            -            -            -            -
   Cova redemptions                               -            -           -            -            -            -            -
   Payments received from contract
     owners                                       -            -           -            -      944,389      381,414      194,722
   Transfers between sub-accounts
     (including fixed account), net        (762,919)    (267,611)  (2,368,403) (2,135,471)  46,839,738    3,039,279      525,525
   Transfers for contract benefits and
     terminations                                 -            -           -            -   (3,002,856)  (1,006,153)     (14,699)
                                         -----------  -----------  ----------  -----------  -----------  -----------  -----------
       Net increase (decrease) in net
         assets from contract
         transactions                      (762,919)    (267,611)  (2,368,403) (2,135,471)  44,781,271    2,414,540      705,548
                                         -----------  -----------  ----------  -----------  -----------  -----------  -----------

       Net increase (decrease) in net
         assets                            (771,491)    (267,470)  (2,306,413) (2,118,654)  49,100,130    2,635,671    1,094,643

Net assets at beginning of period           771,491      267,470   2,306,413    2,118,654            -    9,200,242      784,997
                                         -----------  -----------  ----------  -----------  -----------  -----------  -----------
Net assets at end of period            $          -            -           -            -   49,100,130   11,835,913    1,879,640
                                         ===========  ===========  ==========  ===========  ===========  ===========  ===========


COVA VARIABLE ANNUITY ACCOUNT FIVE
Statement of Changes in Net Assets
Year ended December 31, 1999




                                                                                  Cova
                                         ------------------------------------------------------------------------------------------

                                           Large                                 Small        Large
                                            Cap        Mid-Cap      Quality       Cap          Cap         Select     International
                                          Research      Value        Bond        Stock        Stock        Equity        Equity
                                         -----------  -----------  ----------  -----------  -----------  -----------  -------------


Increase (decrease) in net assets from
   operations:
     Net investment income (expense)   $    (15,348)     (14,903)    (21,163)     (96,662)    (378,826)    (233,433)      (101,424)
     Net realized gain (loss)                 5,023        8,245      53,895       93,813    1,368,526    1,996,371        266,171
     Change in unrealized appreciation      318,972       59,675    (245,367)   3,442,246    3,428,923     (112,938)     2,686,189
                                         -----------  -----------  ----------  -----------  -----------  -----------  -------------
       Net increase (decrease) from
         operations                         308,647       53,017    (212,635)   3,439,397    4,418,623    1,650,000      2,850,936
                                         -----------  -----------  ----------  -----------  -----------  -----------  -------------

Contract transactions:
   Cova payments                                  -            -           -            -            -            -              -
   Cova redemptions                               -            -           -            -            -            -              -
   Payments received from contract
     owners                                 267,991       87,258     531,392       82,315    1,374,292      724,675        196,744
   Transfers between sub-accounts
     (including fixed account), net         951,597      444,509   1,586,506      260,071    8,980,569    3,816,573      1,146,758
   Transfers for contract benefits and
     terminations                           (34,563)     (39,485)   (594,581)    (790,063)  (2,219,709)  (1,316,313)      (535,952)
                                         -----------  -----------  ----------  -----------  -----------  -----------  -------------
       Net increase (decrease) in net
         assets from contract
         transactions                     1,185,025      492,282   1,523,317     (447,677)   8,135,152    3,224,935        807,550
                                         -----------  -----------  ----------  -----------  -----------  -----------  -------------

       Net increase (decrease) in net
         assets                           1,493,672      545,299   1,310,682    2,991,720   12,553,775    4,874,935      3,658,486

Net assets at beginning of period           590,022      891,997   5,969,705    8,354,086   22,000,645   17,884,073     10,045,612
                                         -----------  -----------  ----------  -----------  -----------  -----------  -------------
Net assets at end of period            $  2,083,694    1,437,296   7,280,387   11,345,806   34,554,420   22,759,008     13,704,098
                                         ===========  ===========  ==========  ===========  ===========  ===========  =============


COVA VARIABLE ANNUITY ACCOUNT FIVE
Statement of Changes in Net Assets
Year ended December 31, 1999




                                             GACC      Lord Abbett                             Russell
                                         -----------  ------------  --------------------------------------------------------------

                                                        Growth        Multi-                                              Real
                                           Money          and         Style     Aggressive                   Core        Estate
                                           Market       Income        Equity      Equity      Non-U.S.       Bond      Securities
                                         -----------  ------------  ----------- -----------  -----------  -----------  -----------


Increase (decrease) in net assets from
   operations:
     Net investment income (expense)   $    (23,466)      (11,533)     (12,727)     (3,012)       2,936       75,536        1,666
     Net realized gain (loss)                43,206     4,505,534      156,788       1,890       38,419       42,881            1
     Change in unrealized appreciation       41,929    (2,782,796)     144,413      40,836      257,725     (145,900)        (393)
                                         -----------  ------------  ----------- -----------  -----------  -----------  -----------
       Net increase (decrease) from
         operations                          61,669     1,711,205      288,474      39,714      299,080      (27,483)       1,274
                                         -----------  ------------  ----------- -----------  -----------  -----------  -----------

Contract transactions:
   Cova payments                                  -             -            -           -            -            -          100
   Cova redemptions                               -             -            -           -            -            -            -
   Payments received from contract
     owners                                 455,426        60,200    1,215,160     190,633      485,053      661,201       25,949
   Transfers between sub-accounts
     (including fixed account), net         672,683   (38,834,205)   1,175,694     179,643      527,338    1,142,901       28,474
   Transfers for contract benefits and
     terminations                          (808,459)      (34,968)    (148,907)    (33,783)     (61,918)    (131,305)        (202)
                                         -----------  ------------  ----------- -----------  -----------  -----------  -----------
       Net increase (decrease) in net
         assets from contract
         transactions                       319,650   (38,808,973)   2,241,947     336,493      950,473    1,672,797       54,321
                                         -----------  ------------  ----------- -----------  -----------  -----------  -----------

       Net increase (decrease) in net
         assets                             381,319   (37,097,768)   2,530,421     376,207    1,249,553    1,645,314       55,595

Net assets at beginning of period         1,439,505    37,097,768      616,473      86,525      204,186      653,798            -
                                         -----------  ------------  ----------- -----------  -----------  -----------  -----------
Net assets at end of period            $  1,820,824             -    3,146,894     462,732    1,453,739    2,299,112       55,595
                                         ===========  ============  =========== ===========  ===========  ===========  ===========


COVA VARIABLE ANNUITY ACCOUNT FIVE
Statement of Changes in Net Assets
Year ended December 31, 1999



                                                                                                                          Goldman
                                                          AIM                              Alliance           Liberty      Sachs
                                         ----------------------------------------  ------------------------  ----------  -----------
                                                                                                              Newport
                                                         V.I.           V.I.                       Real        Tiger       Growth
                                            V.I.        Capital     International   Premier       Estate       Fund,        and
                                           Value      Appreciation     Equity        Growth     Investment   Variable      Income
                                         -----------  ------------  -------------  -----------  -----------  ----------  -----------


Increase (decrease) in net assets from
   operations:
     Net investment income (expense)   $     (8,907)       (3,830)          (925)     (23,399)       5,156        (148)         466
     Net realized gain (loss)                40,142        20,438          9,644       48,259       (4,604)        106          359
     Change in unrealized appreciation      311,587       206,131        107,456      463,999      (13,176)     15,947        6,892
                                         -----------  ------------  -------------  -----------  -----------  ----------  -----------
       Net increase (decrease) from
         operations                         342,822       222,739        116,175      488,859      (12,624)     15,905        7,717
                                         -----------  ------------  -------------  -----------  -----------  ----------  -----------

Contract transactions:
   Cova payments                                  -             -              -            -            -           -            -
   Cova redemptions                            (135)         (117)             -            -            -           -            -
   Payments received from contract
     owners                                 646,993       272,306         53,431      417,182       16,568       2,495       13,612
   Transfers between sub-accounts
     (including fixed account), net       1,658,069       505,453         (4,431)     799,089       50,292           -      132,926
   Transfers for contract benefits and
     terminations                           (26,208)       (1,538)        (2,052)    (128,479)     (10,924)          -       (1,905)
                                         -----------  ------------  -------------  -----------  -----------  ----------  -----------
       Net increase (decrease) in net
         assets from contract
         transactions                     2,278,719       776,104         46,948    1,087,792       55,936       2,495      144,633
                                         -----------  ------------  -------------  -----------  -----------  ----------  -----------

       Net increase (decrease) in net
         assets                           2,621,541       998,843        163,123    1,576,651       43,312      18,400      152,350

Net assets at beginning of period            37,459        65,732        174,213      919,176      176,625      22,242      129,917
                                         -----------  ------------  -------------  -----------  -----------  ----------  -----------
Net assets at end of period            $  2,659,000     1,064,575        337,336    2,495,827      219,937      40,642      282,267
                                         ===========  ============  =============  ===========  ===========  ==========  ===========

COVA VARIABLE ANNUITY ACCOUNT FIVE
Statement of Changes in Net Assets
Year ended December 31, 1999




                                                Goldman Sachs                               Kemper                           MFS
                                         --------------------------  ---------------------------------------------------  ---------
                                                                       Dreman
                                                                        High        Small        Small
                                         International    Global       Return        Cap          Cap       Government
                                            Equity        Income       Equity       Growth       Value      Securities      Bond
                                         -------------  -----------  -----------  -----------  ----------  -------------  ---------


Increase (decrease) in net assets from
   operations:
     Net investment income (expense)   $        1,418          628            -       (1,051)     (1,009)         1,697          2
     Net realized gain (loss)                  26,083          166            1        1,110      (2,773)          (721)         -
     Change in unrealized appreciation         59,308       (1,589)         (13)      33,083      10,537           (130)        (4)
                                         -------------  -----------  -----------  -----------  ----------  -------------  ---------
       Net increase (decrease) from
         operations                            86,809         (795)         (12)      33,142       6,755            846         (2)
                                         -------------  -----------  -----------  -----------  ----------  -------------  ---------

Contract transactions:
   Cova payments                                    -            -            -            -           -              -          -
   Cova redemptions                                 -            -            -            -           -           (106)         -
   Payments received from contract
     owners                                    24,746            -            -       17,391      46,547         44,475          -
   Transfers between sub-accounts
     (including fixed account), net           111,590        1,800            -       34,658      60,475        163,109          -
   Transfers for contract benefits and
     terminations                              (2,368)         (63)           -       (2,889)    (13,286)       (15,420)         -
                                         -------------  -----------  -----------  -----------  ----------  -------------  ---------
       Net increase (decrease) in net
         assets from contract
         transactions                         133,968        1,737            -       49,160      93,736        192,058          -
                                         -------------  -----------  -----------  -----------  ----------  -------------  ---------

       Net increase (decrease) in net
         assets                               220,777          942          (12)      82,302     100,491        192,904         (2)

Net assets at beginning of period             181,053       32,472          105       44,757     145,943         26,786        105
                                         -------------  -----------  -----------  -----------  ----------  -------------  ---------
Net assets at end of period            $      401,830       33,414           93      127,059     246,434        219,690        103
                                         =============  ===========  ===========  ===========  ==========  =============  =========

COVA VARIABLE ANNUITY ACCOUNT FIVE
Statement of Changes in Net Assets
Year ended December 31, 1999




                                                                             MFS                                      Oppenheimer
                                         --------------------------------------------------------------------------  --------------

                                                        Growth                  Emerging
                                                         with      Emerging     Markets       High       Global         Capital
                                          Research      Income      Growth       Equity      Income    Governments   Appreciation
                                         -----------  -----------  ----------  -----------  ---------  ------------  --------------


Increase (decrease) in net assets from
   operations:
     Net investment income (expense)   $     (7,221)     (12,309)    (12,195)        (351)     6,138           222          (1,384)
     Net realized gain (loss)                 7,353        8,684      15,552       (1,742)     1,396           (54)          4,824
     Change in unrealized appreciation      151,202       71,703     596,456       13,160        414          (431)         53,315
                                         -----------  -----------  ----------  -----------  ---------  ------------  --------------
       Net increase (decrease) from
         operations                         151,334       68,078     599,813       11,067      7,948          (263)         56,755
                                         -----------  -----------  ----------  -----------  ---------  ------------  --------------

Contract transactions:
   Cova payments                                  -            -           -            -          -             -               -
   Cova redemptions                               -            -           -            -          -             -            (135)
   Payments received from contract
     owners                                 136,206       89,380      81,860        1,988     33,546             -         113,274
   Transfers between sub-accounts
     (including fixed account), net         358,371      537,395     187,443       (5,243)    53,871         8,902          42,735
   Transfers for contract benefits and
     terminations                           (36,613)     (42,012)    (57,128)        (727)    (1,378)       (1,969)         (1,012)
                                         -----------  -----------  ----------  -----------  ---------  ------------  --------------
       Net increase (decrease) in net
         assets from contract
         transactions                       457,964      584,763     212,175       (3,982)    86,039         6,933         154,862
                                         -----------  -----------  ----------  -----------  ---------  ------------  --------------

       Net increase (decrease) in net
         assets                             609,298      652,841     811,988        7,085     93,987         6,670         211,617

Net assets at beginning of period           316,584      782,358     631,883       27,865    129,014         4,100          61,670
                                         -----------  -----------  ----------  -----------  ---------  ------------  --------------
Net assets at end of period            $    925,882    1,435,199   1,443,871       34,950    223,001        10,770         273,287
                                         ===========  ===========  ==========  ===========  =========  ============  ==============


COVA VARIABLE ANNUITY ACCOUNT FIVE
Statement of Changes in Net Assets
Year ended December 31, 1999




                                                              Oppenheimer                                  Putnam
                                         -------------------------------------------------  -------------------------------------
                                         Main Street                                            VT
                                           Growth                                             Growth         VT
                                            and          High                  Strategic       and           New           VT
                                           Income       Income       Bond         Bond        Income        Value        Vista
                                         -----------  -----------  ----------  -----------  -----------  -----------  -----------


Increase (decrease) in net assets from
   operations:
     Net investment income (expense)   $     (2,886)       5,896      14,801          909       (2,309)        (438)      20,361
     Net realized gain (loss)                 7,512         (552)        322         (128)      79,730        1,820        3,690
     Change in unrealized appreciation       50,323       (1,438)    (28,165)         265      (94,639)      (1,091)      71,288
                                         -----------  -----------  ----------  -----------  -----------  -----------  -----------
       Net increase (decrease) from
         operations                          54,949        3,906     (13,042)       1,046      (17,218)         291       95,339
                                         -----------  -----------  ----------  -----------  -----------  -----------  -----------

Contract transactions:
   Cova payments                                  -            -           -            -            -            -            -
   Cova redemptions                               -            -           -            -            -            -            -
   Payments received from contract
     owners                                  76,794      107,415      57,943       14,538      133,519       10,334       22,606
   Transfers between sub-accounts
     (including fixed account), net         162,572       46,608     220,942       35,210      588,208       (4,129)     133,827
   Transfers for contract benefits and
     terminations                           (18,819)      (1,231)    (19,740)        (737)    (115,667)      (5,309)     (16,893)
                                         -----------  -----------  ----------  -----------  -----------  -----------  -----------
       Net increase (decrease) in net
         assets from contract
         transactions                       220,547      152,792     259,145       49,011      606,060          896      139,540
                                         -----------  -----------  ----------  -----------  -----------  -----------  -----------

       Net increase (decrease) in net
         assets                             275,496      156,698     246,103       50,057      588,842        1,187      234,879

Net assets at beginning of period           153,884      104,364     489,350       27,279      913,554       23,119       80,253
                                         -----------  -----------  ----------  -----------  -----------  -----------  -----------
Net assets at end of period            $    429,380      261,062     735,453       77,336    1,502,396       24,306      315,132
                                         ===========  ===========  ==========  ===========  ===========  ===========  ===========

COVA VARIABLE ANNUITY ACCOUNT FIVE
Statement of Changes in Net Assets
Year ended December 31, 1999




                                                    Putnam                                       Templeton
                                         -----------------------------  ------------------------------------------------------------
                                                             VT
                                              VT        International    Global     Franklin                              Developing
                                         International       New         Income      Small     Growth     International    Markets
                                            Growth      Opportunities   Securities    Cap     Securities   Securities     Securities
                                         -------------  --------------  ---------  ---------  ----------  -------------  -----------


Increase (decrease) in net assets from
   operations:
     Net investment income (expense)   $      (13,050)         (1,491)       (41)    (1,131)       (704)        (1,461)        (508)
     Net realized gain (loss)                  11,098           3,534          -     44,682        (197)         6,246        5,858
     Change in unrealized appreciation        515,817          91,568         (9)    33,706      14,590         62,767       33,553
                                         -------------  --------------  ---------  ---------  ----------  -------------  -----------
       Net increase (decrease) from
         operations                           513,865          93,611        (50)    77,257      13,689         67,552       38,903
                                         -------------  --------------  ---------  ---------  ----------  -------------  -----------

Contract transactions:
   Cova payments                                    -               -        100        100         100              -            -
   Cova redemptions                                 -               -          -       (122)       (117)          (114)           -
   Payments received from contract
     owners                                   141,900           3,024      5,127      9,200      49,708        121,554       10,245
   Transfers between sub-accounts
     (including fixed account), net           229,893          48,759      2,539    231,115      52,225        318,945       53,093
   Transfers for contract benefits and
     terminations                             (30,601)           (665)         -   (189,520)        104         (1,334)      (3,225)
                                         -------------  --------------  ---------  ---------  ----------  -------------  -----------
       Net increase (decrease) in net
         assets from contract
         transactions                         341,192          51,118      7,766     50,773     102,020        439,051       60,113
                                         -------------  --------------  ---------  ---------  ----------  -------------  -----------

       Net increase (decrease) in net
         assets                               855,057         144,729      7,716    128,030     115,709        506,603       99,016

Net assets at beginning of period             663,486          54,626          -          -           -         60,631       53,149
                                         -------------  --------------  ---------  ---------  ----------  -------------  -----------
Net assets at end of period            $    1,518,543         199,355      7,716    128,030     115,709        567,234      152,165
                                         =============  ==============  =========  =========  ==========  =============  ===========



COVA VARIABLE ANNUITY ACCOUNT FIVE
Statement of Changes in Net Assets
Year ended December 31, 1999




                                                 Templeton                                 Fidelity
                                         ------------------------  --------------------------------------------------------------
                                                       Franklin
                                           Mutual      Large Cap                             VIP III      VIP III        VIP
                                           Shares       Growth       VIP       VIP II        Growth       Growth &     Equity-
                                          Securities   Securities   Growth   Contrafund    Opportunities   Income       Income
                                         -----------  -----------  --------  ------------  ------------  -----------  -----------


Increase (decrease) in net assets from
   operations:
     Net investment income (expense)   $       (655)        (521)     (443)          (60)          (63)        (652)        (268)
     Net realized gain (loss)                  (164)          29       900            38            28          486          265
     Change in unrealized appreciation        1,570       24,948    13,973         1,207           418        4,028       (1,623)
                                         -----------  -----------  --------  ------------  ------------  -----------  -----------
       Net increase (decrease) from
         operations                             751       24,456    14,430         1,185           383        3,862       (1,626)
                                         -----------  -----------  --------  ------------  ------------  -----------  -----------

Contract transactions:
   Cova payments                                  -          100         -             -             -            -            -
   Cova redemptions                            (121)        (120)        -             -             -            -            -
   Payments received from contract
     owners                                       -            -    41,465         6,405         4,570       41,668        3,029
   Transfers between sub-accounts
     (including fixed account), net          88,846      132,874    22,366           922            35       20,802       28,683
   Transfers for contract benefits and
     terminations                               (10)        (545)       46             -            (1)          58           (1)
                                         -----------  -----------  --------  ------------  ------------  -----------  -----------
       Net increase (decrease) in net
         assets from contract
         transactions                        88,715      132,309    63,877         7,327         4,604       62,528       31,711
                                         -----------  -----------  --------  ------------  ------------  -----------  -----------

       Net increase (decrease) in net
         assets                              89,466      156,765    78,307         8,512         4,987       66,390       30,085

Net assets at beginning of period             9,105            -     6,623           975         1,345       25,524        8,239
                                         -----------  -----------  --------  ------------  ------------  -----------  -----------
Net assets at end of period            $     98,571      156,765    84,930         9,487         6,332       91,914       38,324
                                         ===========  ===========  ========  ============  ============  ===========  ===========


COVA VARIABLE ANNUITY ACCOUNT FIVE
Statement of Changes in Net Assets
Year ended December 31, 1999




                                                      American Century                        Dreyfus                     INVESCO
                                         -------------------------------------  ---------------------------------------  -----------
                                             VP
                                           Income                                                VIF          VIF
                                              &            VP           VP         Stock     Disciplined    Capital         VIF
                                           Growth      International   Value       Index        Stock     Appreciation    Dynamics
                                         -----------  -------------  ---------  -----------  -----------  -------------  -----------


Increase (decrease) in net assets from
   operations:
     Net investment income (expense)   $         (6)             -         (3)           -            -              1           (9)
     Net realized gain (loss)                     -              -          -            -            1              -            -
     Change in unrealized appreciation          407             25        134            3            2              -        1,133
                                         -----------  -------------  ---------  -----------  -----------  -------------  -----------
       Net increase (decrease) from
         operations                             401             25        131            3            3              1        1,124
                                         -----------  -------------  ---------  -----------  -----------  -------------  -----------

Contract transactions:
   Cova payments                                100            100        100          100          100            100          100
   Cova redemptions                               -              -          -            -            -              -            -
   Payments received from contract
     owners                                  10,000              -      5,000            -            -              -       20,526
   Transfers between sub-accounts
     (including fixed account), net               -              -          -            -            -              -            -
   Transfers for contract benefits and
     terminations                                 -              -          -            -            -              -            -
                                         -----------  -------------  ---------  -----------  -----------  -------------  -----------
       Net increase (decrease) in net
         assets from contract
         transactions                        10,100            100      5,100          100          100            100       20,626
                                         -----------  -------------  ---------  -----------  -----------  -------------  -----------

       Net increase (decrease) in net
         assets                              10,501            125      5,231          103          103            101       21,750

Net assets at beginning of period                 -              -          -            -            -              -            -
                                         -----------  -------------  ---------  -----------  -----------  -------------  -----------
Net assets at end of period            $     10,501            125      5,231          103          103            101       21,750
                                         ===========  =============  =========  ===========  ===========  =============  ===========


COVA VARIABLE ANNUITY ACCOUNT FIVE
Statement of Changes in Net Assets
Year ended December 31, 1999




                                           INVESCO                       PIMCO                           Scudder
                                         -----------  -----------------------------------------------  -------------

                                            VIF        High        Low      StocksPLUS      Total
                                            High       Yield    Duration     Growth &       Return
                                           Yield       Bond       Bond        Income         Bond      International      Total
                                         -----------  --------  ----------  ------------  -----------  -------------  -------------


Increase (decrease) in net assets from
   operations:
     Net investment income (expense)   $          2         1           1             2           28             (3)   (1,379,316)
     Net realized gain (loss)                     -         -           -             5            -              -     9,944,477
     Change in unrealized appreciation          (14)        -          (1)           (4)         (33)           516    14,495,013
                                         -----------  --------  ----------  ------------  -----------  -------------  ------------
       Net increase (decrease) from
         operations                             (12)        1           -             3           (5)           513    23,060,174
                                         -----------  --------  ----------  ------------  -----------  -------------  ------------

Contract transactions:
   Cova payments                                100       100         100           100          100            100         1,800
   Cova redemptions                               -         -           -             -            -              -        (1,087)
   Payments received from contract
     owners                                  10,000         -           -             -       15,000          6,654    10,819,038
   Transfers between sub-accounts
     (including fixed account), net               -         -           -             -            -              -    34,060,088
   Transfers for contract benefits and
     terminations                                 -         -           -             -            -              -   (11,523,977)
                                         -----------  --------  ----------  ------------  -----------  -------------  ------------
       Net increase (decrease) in net
         assets from contract
         transactions                        10,100       100         100           100       15,100          6,754    33,355,862
                                         -----------  --------  ----------  ------------  -----------  -------------  ------------

       Net increase (decrease) in net
         assets                              10,088       101         100           103       15,095          7,267    56,416,036

Net assets at beginning of period                 -         -           -             -            -              -   127,869,227
                                         -----------  --------  ----------  ------------  -----------  -------------  ------------
Net assets at end of period            $     10,088       101         100           103       15,095          7,267   184,285,263
                                         ===========  ========  ==========  ============  ===========  =============  ============


See accompanying notes to financial statements.


COVA VARIABLE ANNUITY ACCOUNT FIVE
Notes to Financial Statements
September 30, 2000
Unaudited


(1)    ORGANIZATION

       Cova Variable Annuity Account Five (the Separate Account), a unit investment trust registered under the Investment Company Act of 1940 as amended, was established by Cova Financial Life Insurance Company (CFLIC) and exists in accordance with the regulations of the California Department of Insurance. The Separate Account is a funding vehicle for variable annuity contracts issued by CFLIC.

       The Separate Account is divided into sub-accounts with the assets of each sub-account invested in corresponding portfolios of the following investment companies which are diversified, open-end, management investment companies registered under the Investment Company Act of 1940 as amended. The sub-accounts available for investment vary between variable annuity contracts offered for sale by CFLIC.

            Cova Series Trust (Cova)                                                     10 portfolios
            General American Capital Company (GACC)                                       1 portfolio
            Russell Insurance Funds (Russell)                                             5 portfolios
            AIM Variable Insurance Funds, Inc. (AIM)                                      3 portfolios
            Alliance Variable Products Series Fund, Inc. (Alliance)                       2 portfolios
            Liberty Variable Investment Trust (Liberty)                                   1 portfolio
            Goldman Sachs Variable Insurance Trust (Goldman Sachs)                        4 portfolios
            Kemper Variable Series (Kemper)                                               4 portfolios
            MFS Variable Insurance Trust (MFS)                                            8 portfolios
            Oppenheimer Variable Account Funds (Oppenheimer)                              5 portfolios
            Putnam Variable Trust (Putnam)                                                5 portfolios
            Franklin Templeton Variable Insurance Products Trust (Templeton)              7 portfolios
            Variable Insurance Products Fund, Fund II and Fund III (Fidelity)             5 portfolios
            American Century Variable Portfolios, Inc. (American Century)                 3 portfolios
            Dreyfus Stock Index Fund (Dreyfus)                                            1 portfolio
            Dreyfus Variable Investment Fund (Dreyfus)                                    2 portfolios
            INVESCO Variable Investment Funds, Inc.                                       2 portfolios
            PIMCO Variable Insurance Trust                                                4 portfolios
            Scudder Variable Life Investment Fund                                         1 portfolio


(2)    SIGNIFICANT ACCOUNTING POLICIES

       (A)  INVESTMENT VALUATION

            Investments made in the portfolios of the investment companies are valued at the reported net asset value of such portfolios, which value their investment securities at fair value. The average cost method is used to compute the realized gains and losses on the sale of portfolio shares owned by the sub-accounts. Income from dividends and gains from realized capital gain distributions are recorded on the ex- distribution date.

COVA VARIABLE ANNUITY ACCOUNT FIVE
Notes to Financial Statements
September 30, 2000
Unaudited


       (B)  REINVESTMENT OF DISTRIBUTIONS

            With the exception of the GACC Money Market Fund, dividends and gains from realized gain distributions are reinvested in additional shares of the portfolio.

            GACC follows the Federal income tax practice known as consent dividending, whereby substantially all of its net investment income and realized capital gains are deemed to pass through to the Separate Account. As a result, GACC does not distribute dividends and realized capital gains. During December of each year, the accumulated net investment income and realized capital gains of the GACC Money Market Fund are allocated to the Separate Account by increasing the cost basis and recognizing a gain in the Separate Account.

       (C)  FEDERAL INCOME TAXES

            The operations of the Separate Account are included in the federal income tax return of CFLIC which is taxed as a Life Insurance Company under the provisions of the Internal Revenue Code (IRC). Under current IRC provisions, CFLIC believes it will be treated as the owner of the Separate Account assets for federal income tax purposes and does not expect to incur federal income taxes on the earnings of the Account to the extent the earnings are credited to the variable annuity contracts. Based on this, no charge has been made to the Separate Account for federal income taxes. A charge may be made in future years for federal income taxes that would be attributable to the variable annuity contracts.

       (D)  ANNUITY RESERVES

            Annuity reserves are computed for contracts in the payout stage according to the 1983a Mortality Table. The assumed investment return is 3%. The mortality risk is borne by CFLIC and may result in additional transfers to the Separate Account. Conversely, if reserves exceed amounts required, transfers may be made from the Separate Account to CFLIC.


(3)    SEPARATE ACCOUNT EXPENSES

       For variable annuity contracts with a contingent deferred sales charge, CFLIC deducts a daily charge from the net assets of the Separate Account sub-accounts equivalent to an annual rate of 1.25% for the assumption of mortality and expense risks and 0.15% for administrative expenses. For variable annuity contracts with a sales charge (Series A), CFLIC deducts a daily charge from the net assets of the Separate Account sub-accounts equivalent to an annual rate of 0.85% for the assumption of mortality and expense risks.


(4)    CONTRACT FEES

       For variable annuity contracts with a contingent deferred sales charge, there is no deduction from purchase payments for sales fees at the time a variable annuity contract is purchased. However, if all or a portion of the contract value is withdrawn, CFLIC deducts a surrender charge from the contract value or payment to the contract owner. The withdrawal fee is imposed on withdrawals of contract values attributable to purchase payments within five years after receipt and is equal to 5% of the purchase payment withdrawn. After the first contract anniversary, provided the contract value exceeds $5,000, the contract owner may make one withdrawal each contract year of up to 10% of the aggregate purchase payments (on deposit for more than one year) without incurring a surrender fee. During the period ended September 30, 2000, CFLIC deducted surrender fees of $78,639 from the Separate Account.

COVA VARIABLE ANNUITY ACCOUNT FIVE
Notes to Financial Statements
September 30, 2000
Unaudited


       For variable annuity contracts with a sales charge (Series A), CFLIC deducts a sales charge from the gross purchase payment before the payment is allocated to the Separate Account and / or a fixed account. The amount of the sales charge depends on the contract owner's investment at the time of the payment as follows:

                    Owner's            Sales Charge as a % of
                  Investment           Gross Purchase Payment
            ------------------------   ------------------------

            less than $50,000                   5.75%
            $50,000 - $99,999.99                4.50%
            $100,000 - $249,999.99              3.50%
            $250,000 - $499,999.99              2.50%
            $500,000 - $999,999.99              2.00%
            $1,000,000 or more                  1.00%


       CFLIC imposes an annual contract maintenance fee of $30 on variable annuity contracts with contract values less than $50,000 on the contract anniversary. This fee covers the cost of contract administration for the previous year and is prorated between the Separate Account sub-accounts and the fixed rate account to which the contract value is allocated. Subject to certain restrictions, the contract owner may transfer all or a portion of the accumulated value of the contract among the available sub-accounts and the fixed rate account. After 12 transfers are made in a contract year, CFLIC may deduct a transfer fee of $25 per additional transfer or, if less, 2% of the amount transferred, from the contract value. Transfers made in a dollar cost averaging program are not subject to the transfer fee. During the period ended September 30, 2000, CFLIC deducted contract maintenance and transfer fees of $31,121 from the Separate Account.

       Currently, CFLIC advances any premium taxes due at the time purchase payments are made and deducts premium taxes at the time annuity payments begin. CFLIC reserves the right to deduct premium taxes when incurred.

COVA VARIABLE ANNUITY ACCOUNT FIVE
Notes to Financial Statements
September 30, 2000
Unaudited


(5)    COST BASIS OF INVESTMENTS
       The cost basis of each sub-account's investment follows:


       Cova Lord Abbett Growth and Income                   $ 45,749,455
       Cova Bond Debenture                                    12,273,802
       Cova Developing Growth                                  2,301,918
       Cova Large Cap Research                                 2,334,206
       Cova Mid-Cap Value                                      1,975,288
       Cova Quality Bond                                       7,094,079
       Cova Small Cap Stock                                    9,161,982
       Cova Large Cap Stock                                   30,657,055
       Cova Select Equity                                     20,950,255
       Cova International Equity                              11,558,895
       GACC Money Market                                       2,182,141
       Russell Multi-Style Equity                              4,737,998
       Russell Aggressive Equity                                 773,193
       Russell Non-U.S.                                        1,962,998
       Russell Core Bond                                       2,808,257
       Russell Real Estate Securities                            203,449
       AIM V.I. Value                                          5,456,187
       AIM V.I. Capital Appreciation                           2,910,779
       AIM V.I. International Equity                             579,541
       Alliance Premier Growth                                 3,647,190
       Alliance Real Estate Investment                           411,042
       Liberty Newport Tiger Fund, Variable                       81,962
       Goldman Sachs Growth and Income                           373,250
       Goldman Sachs International Equity                        357,110
       Goldman Sachs Global Income                                50,658
       Goldman Sachs Internet Tollkeeper                          61,710
       Kemper Dreman High Return Equity                              108
       Kemper Small Cap Growth                                   152,042
       Kemper Small Cap Value                                    300,788
       Kemper Government Securities                              263,480
       MFS Bond                                                      107
       MFS Research                                            1,121,555
       MFS Growth with Income                                  1,657,775
       MFS Emerging Growth                                     1,400,784
       MFS Emerging Markets Equity                                26,667
       MFS High Income                                           308,803
       MFS Global Governments                                     14,969
       MFS New Discovery                                             100
       Oppenheimer Capital Appreciation                          455,735
       Oppenheimer Main Street Growth & Income                   610,870
       Oppenheimer High Income                                   329,125
       Oppenheimer Bond                                          877,482
       Oppenheimer Strategic Bond                                116,380
       Putnam VT Growth and Income                             1,970,833
       Putnam VT New Value                                        46,977
       Putnam VT Vista                                           550,797
       Putnam VT International Growth                          1,822,797
       Putnam VT International New Opportunities                 333,899
       Templeton Global Income Securities                         17,562
       Franklin Small Cap                                        985,703
       Templeton Growth Securities                               301,050
       Templeton International Securities                        853,486
       Templeton Developing Markets Securities                   338,092
       Templeton Mutual Shares Securities                        318,751
       Franklin Large Cap Growth Securities                      691,435
       Fidelity VIP Growth                                       124,738
       Fidelity VIP II Contrafund                                 23,187
       Fidelity VIP III Growth Opportunities                      24,980
       Fidelity VIP III Growth & Income                          106,171
       Fidelity VIP Equity-Income                                 45,911
       American Century VP Income & Growth                       321,729
       American Century VP International                          74,935
       American Century VP Value                                 156,077
       Dreyfus Stock Index                                       138,547
       Dreyfus VIF Disciplined Stock                              42,973
       Dreyfus VIF Capital Appreciation                          249,067
       INVESCO VIF Dynamics                                      242,437
       INVESCO VIF High Yield                                     52,422
       PIMCO High Yield Bond                                         107
       PIMCO Low Duration Bond                                       106
       PIMCO StocksPLUS Growth & Income                              111
       PIMCO Total Return Bond                                    48,558
       Scudder International                                     161,058
                                                         ----------------
                                                           $ 188,335,666
                                                         ================


COVA VARIABLE ANNUITY ACCOUNT FIVE
Notes to Financial Statements
September 30, 2000
Unaudited


(6)   UNIT FAIR VALUE

                                                  Commenced                    Sub-account Accumulation Unit Value
                                                                --------------------------------------------------------------------
                                                 Operations       9/30/00      12/31/99      12/31/98      12/31/97      12/31/96
                                                 ------------   ------------  ------------  ------------  ------------  ------------

      Cova Lord Abbett Growth and Income            01/08/99  $   41.283822     39.456973             -             -             -
      Cova Bond Debenture                           05/20/96      14.126328     13.765395     13.496510     12.881799     11.294929
      Cova Developing Growth                        11/07/97      12.540240     14.452893     11.067868     10.527555             -
      Cova Large Cap Research                       02/17/98      15.019792     14.635794     11.825638             -             -
      Cova Mid-Cap Value                            11/07/97      14.292869     10.875543     10.437956     10.467957             -
      Cova Quality Bond                             05/20/96      12.198309     11.567172     11.914509     11.155144     10.368767
      Cova Small Cap Stock                          05/15/96      18.246681     17.932499     12.582885     13.491493     11.308427
      Cova Large Cap Stock                          05/16/96      21.335734     22.548971     19.428505     14.889464     11.334982
      Cova Select Equity                            05/15/96      18.402799     18.384684     16.987203     14.053503     10.838053
      Cova International Equity                     05/14/96      14.148859     16.333932     12.889314     11.462436     10.967004
      GACC Money Market                             12/04/97      11.946821     11.525403     11.109949     10.667017             -
      Russell Multi-Style Equity                    12/31/97      14.258379     14.719616     12.740123     10.000000             -
      Russell Aggressive Equity                     12/31/97      11.074957     10.461908     10.001283     10.000000             -
      Russell Non-U.S.                              12/31/97      12.836887     14.706241     11.182808     10.000000             -
      Russell Core Bond                             12/31/97      10.975346     10.419502     10.631124     10.000000             -
      Russell Real Estate Securities                07/01/99      11.367201      9.395293      0.000000      0.000000             -
      AIM V.I. Value                                12/31/97      15.490479     16.748633     13.075597     10.000000             -
      AIM V.I. Capital Appreciation                 12/31/97      19.057913     16.827440     11.800084     10.000000             -
      AIM V.I. International Equity                 12/31/97      14.327579     17.458837     11.418467     10.000000             -
      Alliance Premier Growth                       12/31/97      18.278219     19.075994     14.620511     10.000000             -
      Alliance Real Estate Investment               12/31/97       9.219264      7.486033      8.000583     10.000000             -
      Liberty Newport Tiger Fund, Variable          12/31/97      13.959221     15.397535      9.278784     10.000000             -
      Goldman Sachs Growth and Income               03/31/98      10.223402     10.302541      9.911702             -             -
      Goldman Sachs International Equity            03/31/98      13.237786     14.844433     11.416783             -             -
      Goldman Sachs Global Income                   03/31/98      10.957171     10.556976     10.815310             -             -
      Goldman Sachs Internet Tollkeeper             07/03/00       9.402703             -             -             -
      Kemper Dreman High Return Equity              05/15/98      11.016000      9.270000     10.489000             -             -
      Kemper Small Cap Growth                       12/31/97      18.355133     15.505196     11.687795     10.000000             -
      Kemper Small Cap Value                        12/31/97       9.052731      8.886027      8.770360     10.000000             -
      Kemper Government Securities                  12/31/97      11.160174     10.558404     10.634608     10.000000             -
      MFS Bond                                      05/15/98      10.794000     10.288000     10.509000             -             -

COVA VARIABLE ANNUITY ACCOUNT FIVE
Notes to Financial Statements
September 30, 2000
Unaudited


(6)   UNIT FAIR VALUE

                                                  Commenced            Sub-account Accumulation Unit Net Assets (in thousands)
                                                                --------------------------------------------------------------------
                                                 Operations       9/30/00      12/31/99      12/31/98      12/31/97      12/31/96
                                                 ------------   ------------  ------------  ------------  ------------  ------------

      Cova Lord Abbett Growth and Income            01/08/99  $      51,558        49,100             -             -             -
      Cova Bond Debenture                           05/20/96         12,163        11,836         9,200         4,475           447
      Cova Developing Growth                        11/07/97          2,370         1,880           785            64             -
      Cova Large Cap Research                       02/17/98          2,593         2,084           590             -             -
      Cova Mid-Cap Value                            11/07/97          2,534         1,437           892            89             -
      Cova Quality Bond                             05/20/96          7,102         7,280         5,970         2,617           669
      Cova Small Cap Stock                          05/15/96         12,202        11,346         8,354         6,578         1,279
      Cova Large Cap Stock                          05/16/96         33,970        34,554        22,001        10,224         1,431
      Cova Select Equity                            05/15/96         22,448        22,759        17,884         9,845         2,011
      Cova International Equity                     05/14/96         12,335        13,704        10,046         6,351         1,360
      GACC Money Market                             12/04/97          2,286         1,821         1,440           150             -
      Russell Multi-Style Equity                    12/31/97          4,705         3,147           616             -             -
      Russell Aggressive Equity                     12/31/97            831           463            87             -             -
      Russell Non-U.S.                              12/31/97          1,897         1,454           204             -             -
      Russell Core Bond                             12/31/97          2,745         2,299           654             -             -
      Russell Real Estate Securities                07/01/99            224            56             -             -             -
      AIM V.I. Value                                12/31/97          5,218         2,659            37             -             -
      AIM V.I. Capital Appreciation                 12/31/97          3,297         1,065            66             -             -
      AIM V.I. International Equity                 12/31/97            589           337           174             -             -
      Alliance Premier Growth                       12/31/97          3,895         2,496           919             -             -
      Alliance Real Estate Investment               12/31/97            436           220           177             -             -
      Liberty Newport Tiger Fund, Variable          12/31/97             91            41            22             -             -
      Goldman Sachs Growth and Income               03/31/98            370           282           130             -             -
      Goldman Sachs International Equity            03/31/98            375           402           181             -             -
      Goldman Sachs Global Income                   03/31/98             51            33            32             -             -
      Goldman Sachs Internet Tollkeeper             07/03/00             58             -             -             -             -
      Kemper Dreman High Return Equity              05/15/98              -             -             -             -             -
      Kemper Small Cap Growth                       12/31/97            202           127            45             -             -
      Kemper Small Cap Value                        12/31/97            306           246           146             -             -
      Kemper Government Securities                  12/31/97            264           220            27             -             -
      MFS Bond                                      05/15/98              -             -             -             -             -


COVA VARIABLE ANNUITY ACCOUNT FIVE
Notes to Financial Statements
September 30, 2000
Unaudited


(6)   UNIT FAIR VALUE, CONTINUED:

                                                  Commenced                       Sub-account Accumulation Unit Value
                                                                --------------------------------------------------------------------
                                                 Operations       9/30/00      12/31/99      12/31/98      12/31/97      12/31/96
                                                 ------------   ------------  ------------  ------------  ------------  ------------

      MFS Research                                  12/31/97  $   16.050953     14.897867     12.179142     10.000000             -
      MFS Growth with Income                        12/31/97      12.893724     12.703932     12.075079     10.000000             -
      MFS Emerging Growth                           12/31/97      22.696598     23.079105     13.244101     10.000000             -
      MFS Emerging Markets Equity                   12/31/97       7.491248      8.967637      6.581757     10.000000             -
      MFS High Income                               12/31/97      10.202648     10.352934      9.863111     10.000000             -
      MFS Global Governments                        12/31/97      10.280974     10.252619     10.663503     10.000000             -
      MFS New Discovery                             09/01/00       9.561000             -             -             -
      Oppenheimer Capital Appreciation              12/31/97      18.421721     17.103249     12.244057     10.000000             -
      Oppenheimer Main Street Growth & Income       12/31/97      12.430711     12.409773     10.340279     10.000000             -
      Oppenheimer High Income                       12/31/97      10.145637     10.189165      9.907918     10.000000             -
      Oppenheimer Bond                              12/31/97      10.528805     10.246949     10.551643     10.000000             -
      Oppenheimer Strategic Bond                    12/31/97      10.490346     10.306821     10.164797     10.000000             -
      Putnam VT Growth and Income                   12/31/97      11.724148     11.422706     11.403244     10.000000             -
      Putnam VT New Value                           12/31/97      11.483158     10.379438     10.498075     10.000000             -
      Putnam VT Vista                               12/31/97      21.334062     17.797452     11.804097     10.000000             -
      Putnam VT International Growth                12/31/97      16.919058     18.522808     11.729428     10.000000             -
      Putnam VT International New Opportunities     12/31/97      17.079603     22.858952     11.420772     10.000000             -
      Templeton Global Income Securities            03/01/99       9.451389      9.702219             -             -             -
      Franklin Small Cap                            03/01/99      18.422100     17.718917             -             -             -
      Templeton Growth Securities                   03/02/99      13.399397     13.322067             -             -             -
      Templeton International Securities            09/21/98      10.621912     11.157985      9.149729             -             -
      Templeton Developing Markets Securities       09/21/98       8.385784     11.479237      7.557531             -             -
      Templeton Mutual Shares Securities            09/21/98      11.048332     10.433275      9.646506             -             -
      Franklin Large Cap Growth Securities          03/01/99      16.942039     14.687812             -             -             -
      Fidelity VIP Growth                           02/17/98      17.862539     17.780613     13.115493             -             -
      Fidelity VIP II Contrafund                    02/17/98      15.068711     15.235791     12.429344             -             -
      Fidelity VIP III Growth Opportunities         02/17/98      11.206575     12.142823     11.814000             -             -
      Fidelity VIP III Growth & Income              02/17/98      13.215331     13.198268     12.259160             -             -
      Fidelity VIP Equity-Income                    02/17/98      11.551063     11.196008     10.674283             -             -
      American Century VP Income & Growth           11/19/99       9.825450     10.324878             -             -             -
      American Century VP International             11/19/99      10.903647     12.517000             -             -             -

COVA VARIABLE ANNUITY ACCOUNT FIVE
Notes to Financial Statements
September 30, 2000
Unaudited


(6)   UNIT FAIR VALUE, CONTINUED:

                                                  Commenced             Sub-account Accumulation Unit Net Assets (in thousands)
                                                                --------------------------------------------------------------------
                                                 Operations       9/30/00      12/31/99      12/31/98      12/31/97      12/31/96
                                                 ------------   ------------  ------------  ------------  ------------  ------------

      MFS Research                                  12/31/97  $       1,316           926           317             -             -
      MFS Growth with Income                        12/31/97          1,807         1,435           782             -             -
      MFS Emerging Growth                           12/31/97          1,951         1,444           632             -             -
      MFS Emerging Markets Equity                   12/31/97             27            35            28             -             -
      MFS High Income                               12/31/97            286           223           129             -             -
      MFS Global Governments                        12/31/97             14            11             4             -             -
      MFS New Discovery                             09/01/00              -             -             -             -             -
      Oppenheimer Capital Appreciation              12/31/97            520           273            62             -             -
      Oppenheimer Main Street Growth & Income       12/31/97            640           429           154             -             -
      Oppenheimer High Income                       12/31/97            301           261           104             -             -
      Oppenheimer Bond                              12/31/97            837           735           489             -             -
      Oppenheimer Strategic Bond                    12/31/97            112            77            27             -             -
      Putnam VT Growth and Income                   12/31/97          1,840         1,502           914             -             -
      Putnam VT New Value                           12/31/97             49            24            23             -             -
      Putnam VT Vista                               12/31/97            711           315            80             -             -
      Putnam VT International Growth                12/31/97          1,995         1,519           663             -             -
      Putnam VT International New Opportunities     12/31/97            325           199            55             -             -
      Templeton Global Income Securities            03/01/99             17             8             -             -             -
      Franklin Small Cap                            03/01/99            995           128             -             -             -
      Templeton Growth Securities                   03/02/99            240           116             -             -             -
      Templeton International Securities            09/21/98            807           567            61             -             -
      Templeton Developing Markets Securities       09/21/98            306           152            53             -             -
      Templeton Mutual Shares Securities            09/21/98            336            99             9             -             -
      Franklin Large Cap Growth Securities          03/01/99            690           157             -             -             -
      Fidelity VIP Growth                           02/17/98            129            85             7             -             -
      Fidelity VIP II Contrafund                    02/17/98             23             9             1             -             -
      Fidelity VIP III Growth Opportunities         02/17/98             23             6             1             -             -
      Fidelity VIP III Growth & Income              02/17/98            107            92            26             -             -
      Fidelity VIP Equity-Income                    02/17/98             44            38             8             -             -
      American Century VP Income & Growth           11/19/99            320            11             -             -             -
      American Century VP International             11/19/99             70             -             -             -             -

COVA VARIABLE ANNUITY ACCOUNT FIVE
Notes to Financial Statements
September 30, 2000
Unaudited


(6)   UNIT FAIR VALUE, CONTINUED:

                                                  Commenced                       Sub-account Accumulation Unit Value
                                                                --------------------------------------------------------------------
                                                 Operations       9/30/00      12/31/99      12/31/98      12/31/97      12/31/96
                                                 ------------   ------------  ------------  ------------  ------------  ------------

      American Century VP Value                     11/19/99  $    9.915605      9.586953             -             -             -
      Dreyfus Stock Index                           11/19/99      10.080322     10.336000             -             -             -
      Dreyfus VIF Disciplined Stock                 11/19/99      10.339511     10.306000             -             -             -
      Dreyfus VIF Capital Appreciation              11/19/99      10.129366     10.128000             -             -             -
      INVESCO VIF Dynamics                          11/19/99      13.823379     11.148744             -             -             -
      INVESCO VIF High Yield                        11/19/99       9.842677     10.122749             -             -             -
      PIMCO High Yield Bond                         11/19/99      10.080000     10.078000             -             -             -
      PIMCO Low Duration Bond                       11/19/99      10.464000      9.969000             -             -             -
      PIMCO StocksPLUS Growth & Income              11/19/99      10.109000     10.311000             -             -             -
      PIMCO Total Return Bond                       11/19/99      10.388882      9.898482             -             -             -
      Scudder International                         11/19/99       9.267389     11.637458             -             -             -
      Cova Lord Abbett Growth and Income Series A   03/01/00      11.558209             -             -             -             -
      Cova Bond Debenture Series A                  03/01/00      10.172050             -             -             -             -
      Cova Developing Growth Series A               03/01/00       8.265906             -             -             -             -
      Cova Large Cap Research Series A              03/01/00      11.441836             -             -             -             -
      Cova Mid-Cap Value Series A                   03/01/00      13.577961             -             -             -             -
      Cova Quality Bond Series A                    03/01/00      10.539000             -             -             -             -
      Cova Small Cap Stock Series A                 03/01/00       8.332126             -             -             -             -
      Cova Large Cap Stock Series A                 03/01/00      10.200928             -             -             -             -
      Cova Select Equity Series A                   03/01/00      10.733454             -             -             -             -
      Cova International Equity Series A            03/01/00       8.525825             -             -             -             -
      GACC Money Market Series A                    03/01/00      10.354000             -             -             -             -
      AIM V.I. Value Series A                       03/01/00       9.099855             -             -             -             -
      AIM V.I. Capital Appreciation Series A        03/01/00      10.078684             -             -             -             -
      AIM V.I. International Equity Series A        03/01/00       8.899144             -             -             -             -
      Templeton Global Income Securities Series A   03/01/00       9.852000             -             -             -             -
      Franklin Small Cap Series A                   03/01/00       9.001397             -             -             -             -
      Templeton Growth Securities Series A          03/01/00       9.852040             -             -             -             -
      Templeton International Securities Series A   03/01/00       9.835000             -             -             -             -
      Franklin Large Cap Growth Securities Series A 03/01/00      10.718240             -             -             -             -


COVA VARIABLE ANNUITY ACCOUNT FIVE
Notes to Financial Statements
September 30, 2000
Unaudited


(6)   UNIT FAIR VALUE, CONTINUED:

                                                  Commenced             Sub-account Accumulation Unit Net Assets (in thousands)
                                                                --------------------------------------------------------------------
                                                 Operations       9/30/00      12/31/99      12/31/98      12/31/97      12/31/96
                                                 ------------   ------------  ------------  ------------  ------------  ------------

      American Century VP Value                     11/19/99  $         164             5             -             -             -
      Dreyfus Stock Index                           11/19/99            143             -             -             -             -
      Dreyfus VIF Disciplined Stock                 11/19/99             46             -             -             -             -
      Dreyfus VIF Capital Appreciation              11/19/99            251             -             -             -             -
      INVESCO VIF Dynamics                          11/19/99            284            22             -             -             -
      INVESCO VIF High Yield                        11/19/99             52            10             -             -             -
      PIMCO High Yield Bond                         11/19/99              -             -             -             -             -
      PIMCO Low Duration Bond                       11/19/99              -             -             -             -             -
      PIMCO StocksPLUS Growth & Income              11/19/99              -             -             -             -             -
      PIMCO Total Return Bond                       11/19/99             49            15             -             -             -
      Scudder International                         11/19/99            141             7             -             -             -
      Cova Lord Abbett Growth and Income Series A   03/01/00            103             -             -             -             -
      Cova Bond Debenture Series A                  03/01/00             72             -             -             -             -
      Cova Developing Growth Series A               03/01/00              -             -             -             -             -
      Cova Large Cap Research Series A              03/01/00              1             -             -             -             -
      Cova Mid-Cap Value Series A                   03/01/00             17             -             -             -             -
      Cova Quality Bond Series A                    03/01/00              -             -             -             -             -
      Cova Small Cap Stock Series A                 03/01/00             42             -             -             -             -
      Cova Large Cap Stock Series A                 03/01/00             77             -             -             -             -
      Cova Select Equity Series A                   03/01/00              -             -             -             -             -
      Cova International Equity Series A            03/01/00             56             -             -             -             -
      GACC Money Market Series A                    03/01/00              -             -             -             -             -
      AIM V.I. Value Series A                       03/01/00            163             -             -             -             -
      AIM V.I. Capital Appreciation Series A        03/01/00             95             -             -             -             -
      AIM V.I. International Equity Series A        03/01/00              1             -             -             -             -
      Templeton Global Income Securities Series A   03/01/00              -             -             -             -             -
      Franklin Small Cap Series A                   03/01/00              -             -             -             -             -
      Templeton Growth Securities Series A          03/01/00             40             -             -             -             -
      Templeton International Securities Series A   03/01/00              -             -             -             -             -
      Franklin Large Cap Growth Securities Series A 03/01/00             55             -             -             -             -

COVA VARIABLE ANNUITY ACCOUNT FIVE
Notes to Financial Statements
September 30, 2000
Unaudited


(6)   UNIT FAIR VALUE, CONTINUED

                                                  Commenced                     Sub-account Accumulation Unit Total Return*
                                                                --------------------------------------------------------------------
                                                 Operations        2000          1999          1998          1997          1996
                                                 ------------   ------------  ------------  ------------  ------------  ------------

      Cova Lord Abbett Growth and Income            01/08/99          4.63%         9.90%             -             -             -
      Cova Bond Debenture                           05/20/96          2.62%         1.99%         4.77%        14.05%        11.32%
      Cova Developing Growth                        11/07/97        -13.23%        30.58%         5.13%        -2.80%             -
      Cova Large Cap Research                       02/17/98          2.62%        23.76%         9.94%             -             -
      Cova Mid-Cap Value                            11/07/97         31.42%         4.19%        -0.29%         4.17%             -
      Cova Quality Bond                             05/20/96          5.46%        -2.92%         6.81%         7.58%         4.20%
      Cova Small Cap Stock                          05/15/96          1.75%        42.52%        -6.74%        19.31%         3.69%
      Cova Large Cap Stock                          05/16/96         -5.38%        16.06%        30.49%        31.36%        11.62%
      Cova Select Equity                            05/15/96          0.10%         8.23%        20.88%        29.67%         6.76%
      Cova International Equity                     05/14/96        -13.38%        26.73%        12.45%         4.52%         8.60%
      GACC Money Market                             12/04/97          3.66%         3.74%         4.15%         0.34%             -
      Russell Multi-Style Equity                    12/31/97         -3.13%        15.54%        27.40%             -             -
      Russell Aggressive Equity                     12/31/97          5.86%         4.61%         0.01%             -             -
      Russell Non-U.S.                              12/31/97        -12.71%        31.51%        11.83%             -             -
      Russell Core Bond                             12/31/97          5.34%        -1.99%         6.31%             -             -
      Russell Real Estate Securities                07/01/99         20.99%        -6.05%             -             -             -
      AIM V.I. Value                                12/31/97         -7.51%        28.09%        30.76%             -             -
      AIM V.I. Capital Appreciation                 12/31/97         13.26%        42.60%        18.00%             -             -
      AIM V.I. International Equity                 12/31/97        -17.94%        52.90%        14.19%             -             -
      Alliance Premier Growth                       12/31/97         -4.18%        30.47%        46.21%             -             -
      Alliance Real Estate Investment               12/31/97         23.15%        -6.43%       -19.99%             -             -
      Liberty Newport Tiger Fund, Variable          12/31/97         -9.34%        65.94%        -7.21%             -             -
      Goldman Sachs Growth and Income               03/31/98         -0.77%         3.94%       -11.60%             -             -
      Goldman Sachs International Equity            03/31/98        -10.82%        30.02%         1.94%             -             -
      Goldman Sachs Global Income                   03/31/98          3.79%        -2.39%         6.53%             -             -
      Goldman Sachs Internet Tollkeeper             07/03/00         -5.97%             -             -             -             -
      Kemper Dreman High Return Equity              05/15/98         18.84%       -11.62%         4.89%             -             -
      Kemper Small Cap Growth                       12/31/97         18.38%        32.66%        16.88%             -             -
      Kemper Small Cap Value                        12/31/97          1.88%         1.32%       -12.30%             -             -
      Kemper Government Securities                  12/31/97          5.70%        -0.72%         6.35%             -             -
      MFS Bond                                      05/15/98          4.92%        -2.10%         5.09%             -             -

*     The total return does not include contract fees.  The total return is not annualized.


COVA VARIABLE ANNUITY ACCOUNT FIVE
Notes to Financial Statements
September 30, 2000
Unaudited


(6)   UNIT FAIR VALUE, CONTINUED

                                                  Commenced             Sub-Account Expense as a % of Average Net Assets**
                                                                --------------------------------------------------------------------
                                                 Operations        2000          1999          1998          1997          1996
                                                 ------------   ------------  ------------  ------------  ------------  ------------

      Cova Lord Abbett Growth and Income            01/08/99          1.40%         1.40%             -             -             -
      Cova Bond Debenture                           05/20/96          1.40%         1.40%         1.40%         1.40%         1.40%
      Cova Developing Growth                        11/07/97          1.40%         1.40%         1.40%         1.40%             -
      Cova Large Cap Research                       02/17/98          1.40%         1.40%         1.40%             -             -
      Cova Mid-Cap Value                            11/07/97          1.40%         1.40%         1.40%         1.40%             -
      Cova Quality Bond                             05/20/96          1.40%         1.40%         1.40%         1.40%         1.40%
      Cova Small Cap Stock                          05/15/96          1.40%         1.40%         1.40%         1.40%         1.40%
      Cova Large Cap Stock                          05/16/96          1.40%         1.40%         1.40%         1.40%         1.40%
      Cova Select Equity                            05/15/96          1.40%         1.40%         1.40%         1.40%         1.40%
      Cova International Equity                     05/14/96          1.40%         1.40%         1.40%         1.40%         1.40%
      GACC Money Market                             12/04/97          1.40%         1.40%         1.40%         1.40%             -
      Russell Multi-Style Equity                    12/31/97          1.40%         1.40%         1.40%             -             -
      Russell Aggressive Equity                     12/31/97          1.40%         1.40%         1.40%             -             -
      Russell Non-U.S.                              12/31/97          1.40%         1.40%         1.40%             -             -
      Russell Core Bond                             12/31/97          1.40%         1.40%         1.40%             -             -
      Russell Real Estate Securities                07/01/99          1.40%         1.40%             -             -             -
      AIM V.I. Value                                12/31/97          1.40%         1.40%         1.40%             -             -
      AIM V.I. Capital Appreciation                 12/31/97          1.40%         1.40%         1.40%             -             -
      AIM V.I. International Equity                 12/31/97          1.40%         1.40%         1.40%             -             -
      Alliance Premier Growth                       12/31/97          1.40%         1.40%         1.40%             -             -
      Alliance Real Estate Investment               12/31/97          1.40%         1.40%         1.40%             -             -
      Liberty Newport Tiger Fund, Variable          12/31/97          1.40%         1.40%         1.39%             -             -
      Goldman Sachs Growth and Income               03/31/98          1.40%         1.40%         1.40%             -             -
      Goldman Sachs International Equity            03/31/98          1.40%         1.40%         1.40%             -             -
      Goldman Sachs Global Income                   03/31/98          1.40%         1.40%         1.40%             -             -
      Goldman Sachs Internet Tollkeeper             07/03/00          1.40%             -             -             -             -
      Kemper Dreman High Return Equity              05/15/98          1.40%         1.40%         0.55%             -             -
      Kemper Small Cap Growth                       12/31/97          1.40%         1.40%         1.40%             -             -
      Kemper Small Cap Value                        12/31/97          1.40%         1.40%         1.40%             -             -
      Kemper Government Securities                  12/31/97          1.40%         1.40%         1.38%             -             -
      MFS Bond                                      05/15/98          1.40%         1.40%         0.52%             -             -

**    annualized

COVA VARIABLE ANNUITY ACCOUNT FIVE
Notes to Financial Statements
September 30, 2000
Unaudited


(6)   UNIT FAIR VALUE, CONTINUED

                                                  Commenced                   Sub-account Accumulation Unit Total Return*
                                                                --------------------------------------------------------------------
                                                 Operations        2000          1999          1998          1997          1996
                                                 ------------   ------------  ------------  ------------  ------------  ------------

      MFS Research                                  12/31/97          7.74%        22.32%        21.79%             -             -
      MFS Growth with Income                        12/31/97          1.49%         5.21%        20.75%             -             -
      MFS Emerging Growth                           12/31/97         -1.66%        74.26%        32.44%             -             -
      MFS Emerging Markets Equity                   12/31/97        -16.46%        36.25%       -34.18%             -             -
      MFS High Income                               12/31/97         -1.45%         4.97%        -1.37%             -             -
      MFS Global Governments                        12/31/97          0.28%        -3.85%         6.63%             -             -
      MFS New Discovery                             09/01/00         -4.39%             -             -             -             -
      Oppenheimer Capital Appreciation              12/31/97          7.71%        39.69%        22.44%             -             -
      Oppenheimer Main Street Growth & Income       12/31/97          0.17%        20.01%         3.40%             -             -
      Oppenheimer High Income                       12/31/97         -0.43%         2.84%        -0.92%             -             -
      Oppenheimer Bond                              12/31/97          2.75%        -2.89%         5.52%             -             -
      Oppenheimer Strategic Bond                    12/31/97          1.78%         1.40%         1.65%             -             -
      Putnam VT Growth and Income                   12/31/97          2.64%         0.17%        14.03%             -             -
      Putnam VT New Value                           12/31/97         10.63%        -1.13%         4.98%             -             -
      Putnam VT Vista                               12/31/97         19.87%        50.77%        18.04%             -             -
      Putnam VT International Growth                12/31/97         -8.66%        57.92%        17.29%             -             -
      Putnam VT International New Opportunities     12/31/97        -25.28%       100.15%        14.21%             -             -
      Templeton Global Income Securities            03/01/99         -3.64%        -2.98%             -             -             -
      Franklin Small Cap                            03/01/99         -1.72%        77.19%             -             -             -
      Templeton Growth Securities                   03/02/99        -17.59%        33.22%             -             -             -
      Templeton International Securities            09/21/98         -4.80%        21.95%        15.92%             -             -
      Templeton Developing Markets Securities       09/21/98        -26.95%        51.89%        33.87%             -             -
      Templeton Mutual Shares Securities            09/21/98          1.05%         8.16%        11.61%             -             -
      Franklin Large Cap Growth Securities          03/01/99          9.29%        46.88%             -             -             -
      Fidelity VIP Growth                           02/17/98          0.46%        35.57%        31.16%             -             -
      Fidelity VIP II Contrafund                    02/17/98         -1.10%        22.58%        24.29%             -             -
      Fidelity VIP III Growth Opportunities         02/17/98         -7.71%         2.78%        18.14%             -             -
      Fidelity VIP III Growth & Income              02/17/98          0.13%         7.66%        22.59%             -             -
      Fidelity VIP Equity-Income                    02/17/98          3.17%         4.89%         6.74%             -             -
      American Century VP Income & Growth           11/19/99         -4.84%         3.25%             -             -             -
      American Century VP International             11/19/99        -12.89%        25.17%             -             -             -


*     The total return does not include contract fees.  The total return is not annualized.

COVA VARIABLE ANNUITY ACCOUNT FIVE
Notes to Financial Statements
September 30, 2000
Unaudited


(6)   UNIT FAIR VALUE, CONTINUED

                                                  Commenced                Sub-Account Expense as a % of Average Net Assets**
                                                                --------------------------------------------------------------------
                                                 Operations        2000          1999          1998          1997          1996
                                                 ------------   ------------  ------------  ------------  ------------  ------------

      MFS Research                                  12/31/97          1.40%         1.40%         1.40%             -             -
      MFS Growth with Income                        12/31/97          1.40%         1.40%         1.40%             -             -
      MFS Emerging Growth                           12/31/97          1.40%         1.40%         1.40%             -             -
      MFS Emerging Markets Equity                   12/31/97          1.40%         1.40%         1.40%             -             -
      MFS High Income                               12/31/97          1.40%         1.40%         1.40%             -             -
      MFS Global Governments                        12/31/97          1.40%         1.40%         1.37%             -             -
      MFS New Discovery                             09/01/00          1.40%             -             -             -             -
      Oppenheimer Capital Appreciation              12/31/97          1.40%         1.40%         1.40%             -             -
      Oppenheimer Main Street Growth & Income       12/31/97          1.40%         1.40%         1.40%             -             -
      Oppenheimer High Income                       12/31/97          1.40%         1.40%         1.40%             -             -
      Oppenheimer Bond                              12/31/97          1.40%         1.40%         1.40%             -             -
      Oppenheimer Strategic Bond                    12/31/97          1.40%         1.40%         1.40%             -             -
      Putnam VT Growth and Income                   12/31/97          1.40%         1.40%         1.40%             -             -
      Putnam VT New Value                           12/31/97          1.40%         1.40%         1.40%             -             -
      Putnam VT Vista                               12/31/97          1.40%         1.40%         1.40%             -             -
      Putnam VT International Growth                12/31/97          1.40%         1.40%         1.40%             -             -
      Putnam VT International New Opportunities     12/31/97          1.40%         1.40%         1.40%             -             -
      Templeton Global Income Securities            03/01/99          1.40%         1.40%             -             -             -
      Franklin Small Cap                            03/01/99          1.40%         1.40%             -             -             -
      Templeton Growth Securities                   03/02/99          1.40%         1.40%             -             -             -
      Templeton International Securities            09/21/98          1.40%         1.40%         1.40%             -             -
      Templeton Developing Markets Securities       09/21/98          1.40%         1.40%         1.40%             -             -
      Templeton Mutual Shares Securities            09/21/98          1.40%         1.40%         1.32%             -             -
      Franklin Large Cap Growth Securities          03/01/99          1.40%         1.40%             -             -             -
      Fidelity VIP Growth                           02/17/98          1.40%         1.40%         1.35%             -             -
      Fidelity VIP II Contrafund                    02/17/98          1.40%         1.40%         0.75%             -             -
      Fidelity VIP III Growth Opportunities         02/17/98          1.40%         1.40%         0.52%             -             -
      Fidelity VIP III Growth & Income              02/17/98          1.40%         1.40%         1.39%             -             -
      Fidelity VIP Equity-Income                    02/17/98          1.40%         1.40%         1.34%             -             -
      American Century VP Income & Growth           11/19/99          1.40%         1.40%             -             -             -
      American Century VP International             11/19/99          1.40%         1.40%             -             -             -

**    annualized

COVA VARIABLE ANNUITY ACCOUNT FIVE
Notes to Financial Statements
September 30, 2000
Unaudited


(6)   UNIT FAIR VALUE, CONTINUED

                                                  Commenced                  Sub-account Accumulation Unit Total Return*
                                                                --------------------------------------------------------------------
                                                 Operations        2000          1999          1998          1997          1996
                                                 ------------   ------------  ------------  ------------  ------------  ------------

      American Century VP Value                     11/19/99          3.43%        -4.13%             -             -             -
      Dreyfus Stock Index                           11/19/99         -2.47%         3.36%             -             -             -
      Dreyfus VIF Disciplined Stock                 11/19/99          0.32%         3.06%             -             -             -
      Dreyfus VIF Capital Appreciation              11/19/99          0.01%         1.28%             -             -             -
      INVESCO VIF Dynamics                          11/19/99         23.99%        11.49%             -             -             -
      INVESCO VIF High Yield                        11/19/99         -2.77%         1.23%             -             -             -
      PIMCO High Yield Bond                         11/19/99          0.02%         0.78%             -             -             -
      PIMCO Low Duration Bond                       11/19/99          4.97%        -0.31%             -             -             -
      PIMCO StocksPLUS Growth & Income              11/19/99         -1.96%         3.11%             -             -             -
      PIMCO Total Return Bond                       11/19/99          4.95%        -1.02%             -             -             -
      Scudder International                         11/19/99        -20.37%        16.38%             -             -             -
      Cova Lord Abbett Growth and Income Series A   03/01/00          5.15%             -             -             -             -
      Cova Bond Debenture Series A                  03/01/00          3.11%             -             -             -             -
      Cova Developing Growth Series A               03/01/00        -12.81%             -             -             -             -
      Cova Large Cap Research Series A              03/01/00          3.19%             -             -             -             -
      Cova Mid-Cap Value Series A                   03/01/00         32.08%             -             -             -             -
      Cova Quality Bond Series A                    03/01/00          6.10%             -             -             -             -
      Cova Small Cap Stock Series A                 03/01/00          2.21%             -             -             -             -
      Cova Large Cap Stock Series A                 03/01/00         -4.96%             -             -             -             -
      Cova Select Equity Series A                   03/01/00          0.63%             -             -             -             -
      Cova International Equity Series A            03/01/00        -12.95%             -             -             -             -
      GACC Money Market Series A                    03/01/00          4.41%             -             -             -             -
      AIM V.I. Value Series A                       03/01/00         -7.07%             -             -             -             -
      AIM V.I. Capital Appreciation Series A        03/01/00         13.80%             -             -             -             -
      AIM V.I. International Equity Series A        03/01/00        -18.45%             -             -             -             -
      Templeton Global Income Securities Series A   03/01/00         -3.11%             -             -             -             -
      Franklin Small Cap Series A                   03/01/00         -1.13%             -             -             -             -
      Templeton Growth Securities Series A          03/01/00        -17.24%             -             -             -             -
      Templeton International Securities Series A   03/01/00         -4.29%             -             -             -             -
      Franklin Large Cap Growth Securities Series A 03/01/00          9.76%             -             -             -             -

*     The total return does not include contract fees.  The total return is not annualized.


COVA VARIABLE ANNUITY ACCOUNT FIVE
Notes to Financial Statements
September 30, 2000
Unaudited


(6)   UNIT FAIR VALUE, CONTINUED

                                                  Commenced                Sub-Account Expense as a % of Average Net Assets**
                                                                --------------------------------------------------------------------
                                                 Operations        2000          1999          1998          1997          1996
                                                 ------------   ------------  ------------  ------------  ------------  ------------

      American Century VP Value                     11/19/99          1.40%         1.40%             -             -             -
      Dreyfus Stock Index                           11/19/99          1.40%         1.40%             -             -             -
      Dreyfus VIF Disciplined Stock                 11/19/99          1.40%         1.40%             -             -             -
      Dreyfus VIF Capital Appreciation              11/19/99          1.40%         1.40%             -             -             -
      INVESCO VIF Dynamics                          11/19/99          1.40%         1.40%             -             -             -
      INVESCO VIF High Yield                        11/19/99          1.40%         1.40%             -             -             -
      PIMCO High Yield Bond                         11/19/99          1.40%         1.40%             -             -             -
      PIMCO Low Duration Bond                       11/19/99          1.40%         1.40%             -             -             -
      PIMCO StocksPLUS Growth & Income              11/19/99          1.40%         1.40%             -             -             -
      PIMCO Total Return Bond                       11/19/99          1.40%         1.40%             -             -             -
      Scudder International                         11/19/99          1.40%         1.40%             -             -             -
      Cova Lord Abbett Growth and Income Series A   03/01/00          0.85%             -             -             -             -
      Cova Bond Debenture Series A                  03/01/00          0.85%             -             -             -             -
      Cova Developing Growth Series A               03/01/00          0.85%             -             -             -             -
      Cova Large Cap Research Series A              03/01/00          0.85%             -             -             -             -
      Cova Mid-Cap Value Series A                   03/01/00          0.85%             -             -             -             -
      Cova Quality Bond Series A                    03/01/00          0.85%             -             -             -             -
      Cova Small Cap Stock Series A                 03/01/00          0.85%             -             -             -             -
      Cova Large Cap Stock Series A                 03/01/00          0.85%             -             -             -             -
      Cova Select Equity Series A                   03/01/00          0.85%             -             -             -             -
      Cova International Equity Series A            03/01/00          0.85%             -             -             -             -
      GACC Money Market Series A                    03/01/00          0.85%             -             -             -             -
      AIM V.I. Value Series A                       03/01/00          0.85%             -             -             -             -
      AIM V.I. Capital Appreciation Series A        03/01/00          0.85%             -             -             -             -
      AIM V.I. International Equity Series A        03/01/00          0.85%             -             -             -             -
      Templeton Global Income Securities Series A   03/01/00          0.85%             -             -             -             -
      Franklin Small Cap Series A                   03/01/00          0.85%             -             -             -             -
      Templeton Growth Securities Series A          03/01/00          0.85%             -             -             -             -
      Templeton International Securities Series A   03/01/00          0.85%             -             -             -             -
      Franklin Large Cap Growth Securities Series A 03/01/00          0.85%             -             -             -             -

**    annualized

COVA VARIABLE ANNUITY ACCOUNT FIVE
Notes to Financial Statements
September 30, 2000
Unaudited


(7)    REALIZED GAIN (LOSS) AND CHANGE IN UNREALIZED APPRECIATION
       The realized gain (loss) on the sale of fund shares and the change in unrealized appreciation for each sub-account during the period ending
       September 30, 2000 and the year ending December 31, 1999 follows:

                                                                                  Sub-account Realized Gain (Loss)
                                                               ------------------------------------------------------------------
                                                                    Aggregate            Aggregate Cost
                                                Year or         Proceeds from Sales      of Fund Shares             Realized
                                                 Period          of Fund Shares             Redeemed              Gain (Loss)
                                               -----------     -------------------     -------------------     ------------------


       Cova Lord Abbett Growth and Income          2000             $ 2,582,958             $ 2,365,796              $ 217,162
                                                   1999               3,133,491               3,049,051                 84,440

       Cova Bond Debenture                         2000               1,034,846               1,011,469                 23,377
                                                   1999                 946,728                 924,039                 22,689

       Cova Developing Growth                      2000                  49,344                  41,175                  8,169
                                                   1999                  29,109                  25,241                  3,868

       Cova Large Cap Research                     2000                  80,104                  72,148                  7,956
                                                   1999                  44,923                  39,900                  5,023

       Cova Mid-Cap Value                          2000                 155,817                 141,151                 14,666
                                                   1999                 164,060                 155,815                  8,245

       Cova Quality Bond                           2000               1,283,980               1,278,614                  5,366
                                                   1999               1,843,153               1,830,190                 12,963

       Cova Small Cap Stock                        2000                 486,529                 352,008                134,521
                                                   1999               1,483,447               1,389,634                 93,813

       Cova Large Cap Stock                        2000               1,410,507               1,163,578                246,929
                                                   1999               2,143,398               1,691,559                451,839

       Cova Select Equity                          2000               1,737,101               1,568,195                168,906
                                                   1999               1,326,474               1,133,512                192,962

       Cova International Equity                   2000                 555,798                 442,048                113,750
                                                   1999                 868,689                 749,767                118,922

       GACC Money Market                           2000               1,236,304               1,192,207                 44,097
                                                   1999               2,410,357               2,367,151                 43,206

       Russell Multi-Style Equity                  2000                 359,082                 360,522                 (1,440)
                                                   1999                 201,087                 197,677                  3,410

COVA VARIABLE ANNUITY ACCOUNT FIVE
Notes to Financial Statements
September 30, 2000
Unaudited


(7)    REALIZED GAIN (LOSS), CONTINUED:
                                                                                  Sub-account Realized Gain (Loss)
                                                               ------------------------------------------------------------------
                                                                    Aggregate            Aggregate Cost
                                                Year or         Proceeds from Sales      of Fund Shares             Realized
                                                 Period          of Fund Shares             Redeemed              Gain (Loss)
                                               -----------     -------------------     -------------------     ------------------


       Russell Aggressive Equity                   2000                $ 54,509                $ 51,050                $ 3,459
                                                   1999                  54,526                  54,268                    258

       Russell Non-U.S.                            2000                 190,860                 177,913                 12,947
                                                   1999                 101,624                  93,032                  8,592

       Russell Core Bond                           2000                 507,038                 530,266                (23,228)
                                                   1999                 352,634                 364,812                (12,178)

       Russell Real Estate Securities              2000                  36,419                  33,022                  3,397
                                                   1999                   1,815                   1,814                      1

       AIM V.I. Value                              2000                 246,524                 223,074                 23,450
                                                   1999                 249,337                 244,207                  5,130

       AIM V.I. Capital Appreciation               2000                  44,869                  38,093                  6,776
                                                   1999                  35,568                  33,976                  1,592

       AIM V.I. International Equity               2000                  23,771                  20,338                  3,433
                                                   1999                  62,427                  61,796                    631

       Alliance Premier Growth                     2000                 135,187                 110,812                 24,375
                                                   1999                 229,266                 202,124                 27,142

       Alliance Real Estate Investment             2000                  19,640                  19,851                   (211)
                                                   1999                  62,352                  66,956                 (4,604)

       Liberty Newport Tiger Fund, Variable        2000                   5,655                   4,054                  1,601
                                                   1999                     294                     188                    106

       Goldman Sachs Growth and Income             2000                  43,771                  44,822                 (1,051)
                                                   1999                  24,697                  24,338                    359

       Goldman Sachs International Equity          2000                  28,035                  24,806                  3,229
                                                   1999                  26,414                  25,126                  1,288

       Goldman Sachs Global Income                 2000                     494                     506                    (12)
                                                   1999                     513                     520                     (7)


COVA VARIABLE ANNUITY ACCOUNT FIVE
Notes to Financial Statements
September 30, 2000
Unaudited


(7)    REALIZED GAIN (LOSS), CONTINUED:
                                                                                  Sub-account Realized Gain (Loss)
                                                               ------------------------------------------------------------------
                                                                    Aggregate            Aggregate Cost
                                                Year or         Proceeds from Sales      of Fund Shares             Realized
                                                 Period          of Fund Shares             Redeemed              Gain (Loss)
                                               -----------     -------------------     -------------------     ------------------


       Goldman Sachs Internet Tollkeeper           2000                   $ 690                   $ 687                    $ 3
                                                   1999                       -                       -                      -

       Kemper Dreman High Return Equity            2000                       -                       -                      -
                                                   1999                       1                       1                      -

       Kemper Small Cap Growth                     2000                   8,646                   6,908                  1,738
                                                   1999                   8,971                   7,861                  1,110

       Kemper Small Cap Value                      2000                  13,724                  13,974                   (250)
                                                   1999                  38,781                  41,554                 (2,773)

       Kemper Government Securities                2000                  49,165                  49,732                   (567)
                                                   1999                 167,850                 168,571                   (721)

       MFS Bond                                    2000                       -                       -                      -
                                                   1999                       1                       1                      -

       MFS Research                                2000                  30,137                  24,669                  5,468
                                                   1999                  33,705                  31,571                  2,134

       MFS Growth with Income                      2000                 107,123                  99,557                  7,566
                                                   1999                  73,640                  68,795                  4,845

       MFS Emerging Growth                         2000                  68,405                  44,231                 24,174
                                                   1999                  75,663                  60,111                 15,552

       MFS Emerging Markets Equity                 2000                   4,567                   3,468                  1,099
                                                   1999                  36,299                  38,041                 (1,742)

       MFS High Income                             2000                   6,878                   7,065                   (187)
                                                   1999                  38,805                  37,409                  1,396

       MFS Global Governments                      2000                   3,220                   3,285                    (65)
                                                   1999                   2,043                   2,097                    (54)

       MFS New Discovery                           2000                       -                       -                      -
                                                   1999                       -                       -                      -

COVA VARIABLE ANNUITY ACCOUNT FIVE
Notes to Financial Statements
September 30, 2000
Unaudited


(7)    REALIZED GAIN (LOSS), CONTINUED:
                                                                                  Sub-account Realized Gain (Loss)
                                                               ------------------------------------------------------------------
                                                                    Aggregate            Aggregate Cost
                                                Year or         Proceeds from Sales      of Fund Shares             Realized
                                                 Period          of Fund Shares             Redeemed              Gain (Loss)
                                               -----------     -------------------     -------------------     ------------------


       Oppenheimer Capital Appreciation             2000                $ 17,730                $ 15,218                $ 2,512
                                                    1999                  19,283                  17,339                  1,944

       Oppenheimer Main Street Growth & Income      2000                  17,218                  15,993                  1,225
                                                    1999                  66,494                  60,355                  6,139

       Oppenheimer High Income                      2000                   7,014                   7,700                   (686)
                                                    1999                  20,434                  20,986                   (552)

       Oppenheimer Bond                             2000                  96,351                 100,257                 (3,906)
                                                    1999                 134,169                 136,015                 (1,846)

       Oppenheimer Strategic Bond                   2000                   4,234                   4,459                   (225)
                                                    1999                  15,743                  15,871                   (128)

       Putnam VT Growth and Income                  2000                 122,811                 136,394                (13,583)
                                                    1999                 130,751                 127,509                  3,242

       Putnam VT New Value                          2000                     740                     754                    (14)
                                                    1999                  17,801                  16,648                  1,153

       Putnam VT Vista                              2000                  11,806                   8,647                  3,159
                                                    1999                  32,813                  29,123                  3,690

       Putnam VT International Growth               2000                  64,702                  50,912                 13,790
                                                    1999                 114,673                 103,575                 11,098

       Putnam VT International New Opportunities    2000                  17,585                  16,373                  1,212
                                                    1999                  16,020                  12,486                  3,534

       Templeton Global Income Securities           2000                     119                     124                     (5)
                                                    1999                      41                      41                      -

       Franklin Small Cap                           2000                  30,839                  31,389                   (550)
                                                    1999                 190,577                 145,895                 44,682

       Templeton Growth Securities                  2000                   1,674                   1,738                    (64)
                                                    1999                  25,941                  26,138                   (197)

COVA VARIABLE ANNUITY ACCOUNT FIVE
Notes to Financial Statements
September 30, 2000
Unaudited


(7)    REALIZED GAIN (LOSS), CONTINUED:
                                                                                   Sub-account Realized Gain (Loss)
                                                               ------------------------------------------------------------------
                                                                    Aggregate            Aggregate Cost
                                                Year or         Proceeds from Sales      of Fund Shares             Realized
                                                 Period          of Fund Shares             Redeemed              Gain (Loss)
                                               -----------     -------------------     -------------------     ------------------


       Templeton International Securities          2000                $ 64,403                $ 64,931                 $ (528)
                                                   1999                   2,257                   2,151                    106

       Templeton Developing Markets Securities     2000                  12,075                  10,753                  1,322
                                                   1999                  33,863                  28,005                  5,858

       Templeton Mutual Shares Securities          2000                  28,179                  28,133                     46
                                                   1999                   9,338                   9,502                   (164)

       Franklin Large Cap Growth Securities        2000                 213,403                 213,356                     47
                                                   1999                     393                     364                     29

       Fidelity VIP Growth                         2000                   9,128                   8,312                    816
                                                   1999                   1,642                   1,430                    212

       Fidelity VIP II Contrafund                  2000                   2,821                   2,732                     89
                                                   1999                      92                      89                      3

       Fidelity VIP III Growth Opportunities       2000                     212                     224                    (12)
                                                   1999                      76                      73                      3

       Fidelity VIP III Growth & Income            2000                   4,247                   4,296                    (49)
                                                   1999                   1,822                   1,642                    180

       Fidelity VIP Equity-Income                  2000                   1,268                   1,401                   (133)
                                                   1999                     540                     548                     (8)

       American Century VP Income & Growth         2000                  20,381                  19,751                    630
                                                   1999                       -                       -                      -

       American Century VP International           2000                     393                     414                    (21)
                                                   1999                       -                       -                      -

       American Century VP Value                   2000                   8,916                   9,010                    (94)
                                                   1999                       -                       -                      -

       Dreyfus Stock Index                         2000                   3,839                   3,586                    253
                                                   1999                       -                       -                      -


COVA VARIABLE ANNUITY ACCOUNT FIVE
Notes to Financial Statements
September 30, 2000
Unaudited


(7)    REALIZED GAIN (LOSS), CONTINUED:
                                                                                    Sub-account Realized Gain (Loss)
                                                               ------------------------------------------------------------------
                                                                    Aggregate            Aggregate Cost
                                                Year or         Proceeds from Sales      of Fund Shares             Realized
                                                 Period          of Fund Shares             Redeemed              Gain (Loss)
                                               -----------     -------------------     -------------------     ------------------


       Dreyfus VIF Disciplined Stock              2000                 $ 4,411                 $ 4,063                  $ 348
                                                  1999                       -                       -                      -

       Dreyfus VIF Capital Appreciation           2000                   3,277                   3,136                    141
                                                  1999                       -                       -                      -

       INVESCO VIF Dynamics                       2000                  18,918                  16,397                  2,521
                                                  1999                       -                       -                      -

       INVESCO VIF High Yield                     2000                  13,521                  13,465                     56
                                                  1999                       -                       -                      -

       PIMCO High Yield Bond                      2000                       -                       -                      -
                                                  1999                       -                       -                      -

       PIMCO Low Duration Bond                    2000                       -                       -                      -
                                                  1999                       -                       -                      -

       PIMCO StocksPLUS Growth & Income           2000                       -                       -                      -
                                                  1999                       -                       -                      -

       PIMCO Total Return Bond                    2000                  20,791                  20,716                     75
                                                  1999                       -                       -                      -

       Scudder International                      2000                   2,006                   2,160                   (154)
                                                  1999                       -                       -                      -


COVA VARIABLE ANNUITY ACCOUNT FIVE
Notes to Financial Statements
September 30, 2000
Unaudited


(7)    UNREALIZED APPRECIATION:
                                                                           Sub-account Unrealized Appreciation (Depreciation)
                                                               ------------------------------------------------------------------
                                                                  Appreciation            Appreciation
                                                Year or          (Depreciation)          (Depreciation)
                                                 Period           End of Period         Beginning of Period          Change
                                               -----------     -------------------     -------------------     ------------------


       Cova Lord Abbett Growth and Income         2000             $ 6,095,307             $ 4,841,111            $ 1,254,196
                                                  1999               4,841,111                       -              4,841,111

       Cova Bond Debenture                        2000                 (32,678)                337,384               (370,062)
                                                  1999                 337,384                 273,399                 63,985

       Cova Developing Growth                     2000                  68,571                 460,171               (391,600)
                                                  1999                 460,171                  57,633                402,538

       Cova Large Cap Research                    2000                 258,762                 371,070               (112,308)
                                                  1999                 371,070                  52,098                318,972

       Cova Mid-Cap Value                         2000                 578,267                  74,191                504,076
                                                  1999                  74,191                  14,516                 59,675

       Cova Quality Bond                          2000                  39,277                   8,755                 30,522
                                                  1999                   8,755                 254,122               (245,367)

       Cova Small Cap Stock                       2000               3,082,604               3,439,414               (356,810)
                                                  1999               3,439,414                  (2,832)             3,442,246

       Cova Large Cap Stock                       2000               3,473,470               8,146,484             (4,673,014)
                                                  1999               8,146,484               4,717,561              3,428,923

       Cova Select Equity                         2000               1,558,415               3,050,806             (1,492,391)
                                                  1999               3,050,806               3,163,743               (112,937)

       Cova International Equity                  2000                 836,993               3,605,177             (2,768,184)
                                                  1999               3,605,177                 918,988              2,686,189

       GACC Money Market                          2000                 103,890                  50,676                 53,214
                                                  1999                  50,676                   8,746                 41,930

       Russell Multi-Style Equity                 2000                  36,664                 181,798               (145,134)
                                                  1999                 181,798                  37,385                144,413

       Russell Aggressive Equity                  2000                  68,962                  39,083                 29,879
                                                  1999                  39,083                  (1,753)                40,836

COVA VARIABLE ANNUITY ACCOUNT FIVE
Notes to Financial Statements
September 30, 2000
Unaudited


(7)    UNREALIZED APPRECIATION, CONTINUED:
                                                                        Sub-account Unrealized Appreciation (Depreciation)
                                                               ------------------------------------------------------------------
                                                                  Appreciation            Appreciation
                                                Year or          (Depreciation)          (Depreciation)
                                                 Period           End of Period         Beginning of Period          Change
                                               -----------     -------------------     -------------------     ------------------


       Russell Non-U.S.                           2000               $ (28,978)              $ 259,569               (288,547)
                                                  1999                 259,569                   1,844                257,725

       Russell Core Bond                          2000                 (30,323)               (142,357)               112,034
                                                  1999                (142,357)                  3,543               (145,900)

       Russell Real Estate Securities             2000                  28,851                    (394)                29,245
                                                  1999                    (394)                      -                   (394)

       AIM V.I. Value                             2000                 (72,693)                312,962               (385,655)
                                                  1999                 312,962                   1,376                311,586

       AIM V.I. Capital Appreciation              2000                 481,268                 211,516                269,752
                                                  1999                 211,516                   5,386                206,130

       AIM V.I. International Equity              2000                   9,500                 101,231                (91,731)
                                                  1999                 101,231                  (6,224)               107,455

       Alliance Premier Growth                    2000                 248,232                 582,513               (334,281)
                                                  1999                 582,513                 118,514                463,999

       Alliance Real Estate Investment            2000                  24,606                 (30,367)                54,973
                                                  1999                 (30,367)                (17,191)               (13,176)

       Liberty Newport Tiger Fund, Variable       2000                   9,222                  18,691                 (9,469)
                                                  1999                  18,691                   2,743                 15,948

       Goldman Sachs Growth and Income            2000                  (2,987)                 (4,321)                 1,334
                                                  1999                  (4,321)                (11,213)                 6,892

       Goldman Sachs International Equity         2000                  17,639                  62,028                (44,389)
                                                  1999                  62,028                   2,720                 59,308

       Goldman Sachs Global Income                2000                      25                  (1,776)                 1,801
                                                  1999                  (1,776)                   (187)                (1,589)

       Goldman Sachs Internet Tollkeeper          2000                  (3,887)                      -                 (3,887)
                                                  1999                       -                       -                      -

COVA VARIABLE ANNUITY ACCOUNT FIVE
Notes to Financial Statements
September 30, 2000
Unaudited


(7)    UNREALIZED APPRECIATION, CONTINUED:
                                                                        Sub-account Unrealized Appreciation (Depreciation)
                                                               ------------------------------------------------------------------
                                                                  Appreciation            Appreciation
                                                Year or          (Depreciation)          (Depreciation)
                                                 Period           End of Period         Beginning of Period          Change
                                               -----------     -------------------     -------------------     ------------------


       Kemper Dreman High Return Equity           2000                     $ 2                    $ (8)                    10
                                                  1999                      (8)                      5                    (13)

       Kemper Small Cap Growth                    2000                  50,575                  37,072                 13,503
                                                  1999                  37,072                   3,989                 33,083

       Kemper Small Cap Value                     2000                   5,331                  (3,443)                 8,774
                                                  1999                  (3,443)                (13,980)                10,537

       Kemper Government Securities               2000                     383                      76                    307
                                                  1999                      76                     206                   (130)

       MFS Bond                                   2000                       1                       1                      -
                                                  1999                       1                       5                     (4)

       MFS Research                               2000                 194,509                 175,775                 18,734
                                                  1999                 175,775                  24,572                151,203

       MFS Growth with Income                     2000                 149,506                 126,692                 22,814
                                                  1999                 126,692                  54,989                 71,703

       MFS Emerging Growth                        2000                 550,496                 684,031               (133,535)
                                                  1999                 684,031                  87,574                596,457

       MFS Emerging Markets Equity                2000                      11                   5,475                 (5,464)
                                                  1999                   5,475                  (7,685)                13,160

       MFS High Income                            2000                 (23,163)                 (2,211)               (20,952)
                                                  1999                  (2,211)                 (2,625)                   414

       MFS Global Governments                     2000                    (570)                   (242)                  (328)
                                                  1999                    (242)                    189                   (431)

       MFS New Discovery                          2000                      (4)                      -                     (4)
                                                  1999                       -                       -                      -

       Oppenheimer Capital Appreciation           2000                  64,762                  62,672                  2,090
                                                  1999                  62,672                   9,357                 53,315

COVA VARIABLE ANNUITY ACCOUNT FIVE
Notes to Financial Statements
September 30, 2000
Unaudited


(7)    UNREALIZED APPRECIATION, CONTINUED:
                                                                          Sub-account Unrealized Appreciation (Depreciation)
                                                               ------------------------------------------------------------------
                                                                  Appreciation            Appreciation
                                                Year or          (Depreciation)          (Depreciation)
                                                 Period           End of Period         Beginning of Period          Change
                                               -----------     -------------------     -------------------     ------------------


       Oppenheimer Main Street Growth & Income     2000                $ 29,093                $ 49,551                (20,458)
                                                   1999                  49,551                    (771)                50,322

       Oppenheimer High Income                     2000                 (28,461)                 (3,509)               (24,952)
                                                   1999                  (3,509)                 (2,071)                (1,438)

       Oppenheimer Bond                            2000                 (40,467)                (15,662)               (24,805)
                                                   1999                 (15,662)                 12,503                (28,165)

       Oppenheimer Strategic Bond                  2000                  (4,183)                    135                 (4,318)
                                                   1999                     135                    (129)                   264

       Putnam VT Growth and Income                 2000                (130,226)                (49,990)               (80,236)
                                                   1999                 (49,990)                 44,649                (94,639)

       Putnam VT New Value                         2000                   2,128                    (232)                 2,360
                                                   1999                    (232)                    860                 (1,092)

       Putnam VT Vista                             2000                 160,474                  79,102                 81,372
                                                   1999                  79,102                   7,815                 71,287

       Putnam VT International Growth              2000                 172,601                 513,520               (340,919)
                                                   1999                 513,520                  (2,297)               515,817

       Putnam VT International New Opportunities   2000                  (9,238)                 91,867               (101,105)
                                                   1999                  91,867                     299                 91,568

       Templeton Global Income Securities          2000                    (712)                     (9)                  (703)
                                                   1999                      (9)                      -                     (9)

       Franklin Small Cap                          2000                   9,598                  33,706                (24,108)
                                                   1999                  33,706                       -                 33,706

       Templeton Growth Securities                 2000                 (21,305)                 14,590                (35,895)
                                                   1999                  14,590                       -                 14,590

       Templeton International Securities          2000                 (46,043)                 67,478               (113,521)
                                                   1999                  67,478                   4,711                 62,767


COVA VARIABLE ANNUITY ACCOUNT FIVE
Notes to Financial Statements
September 30, 2000
Unaudited


(7)    UNREALIZED APPRECIATION, CONTINUED:
                                                                       Sub-account Unrealized Appreciation (Depreciation)
                                                               ------------------------------------------------------------------
                                                                  Appreciation            Appreciation
                                                Year or          (Depreciation)          (Depreciation)
                                                 Period           End of Period         Beginning of Period          Change
                                               -----------     -------------------     -------------------     ------------------


       Templeton Developing Markets Securities     2000               $ (32,019)               $ 37,124                (69,143)
                                                   1999                  37,124                   3,570                 33,554

       Templeton Mutual Shares Securities          2000                  17,437                   1,833                 15,604
                                                   1999                   1,833                     263                  1,570

       Franklin Large Cap Growth Securities        2000                  54,145                  24,948                 29,197
                                                   1999                  24,948                       -                 24,948

       Fidelity VIP Growth                         2000                   4,560                  15,091                (10,531)
                                                   1999                  15,091                   1,118                 13,973

       Fidelity VIP II Contrafund                  2000                    (108)                  1,306                 (1,414)
                                                   1999                   1,306                      99                  1,207

       Fidelity VIP III Growth Opportunities       2000                  (1,878)                    437                 (2,315)
                                                   1999                     437                      19                    418

       Fidelity VIP III Growth & Income            2000                   1,372                   7,812                 (6,440)
                                                   1999                   7,812                   3,784                  4,028

       Fidelity VIP Equity-Income                  2000                  (2,351)                   (988)                (1,363)
                                                   1999                    (988)                    635                 (1,623)

       American Century VP Income & Growth         2000                  (1,678)                    406                 (2,084)
                                                   1999                     406                       -                    406

       American Century VP International           2000                  (5,049)                     25                 (5,074)
                                                   1999                      25                       -                     25

       American Century VP Value                   2000                   8,219                     134                  8,085
                                                   1999                     134                       -                    134

       Dreyfus Stock Index                         2000                   4,129                       3                  4,126
                                                   1999                       3                       -                      3

       Dreyfus VIF Disciplined Stock               2000                   2,692                       2                  2,690
                                                   1999                       2                       -                      2

COVA VARIABLE ANNUITY ACCOUNT FIVE
Notes to Financial Statements
September 30, 2000
Unaudited


(7)    UNREALIZED APPRECIATION, CONTINUED:
                                                                         Sub-account Unrealized Appreciation (Depreciation)
                                                               ------------------------------------------------------------------
                                                                  Appreciation            Appreciation
                                                Year or          (Depreciation)          (Depreciation)
                                                 Period           End of Period         Beginning of Period          Change
                                               -----------     -------------------     -------------------     ------------------


       Dreyfus VIF Capital Appreciation            2000                 $ 2,662                     $ -                  2,662
                                                   1999                       -                       -                      -

       INVESCO VIF Dynamics                        2000                  41,504                   1,133                 40,371
                                                   1999                   1,133                       -                  1,133

       INVESCO VIF High Yield                      2000                    (634)                    (14)                  (620)
                                                   1999                     (14)                      -                    (14)

       PIMCO High Yield Bond                       2000                      (6)                      -                     (6)
                                                   1999                       -                       -                      -

       PIMCO Low Duration Bond                     2000                      (1)                     (1)                     -
                                                   1999                      (1)                      -                     (1)

       PIMCO StocksPLUS Growth & Income            2000                     (10)                     (4)                    (6)
                                                   1999                      (4)                      -                     (4)

       PIMCO Total Return Bond                     2000                     365                     (34)                   399
                                                   1999                     (34)                      -                    (34)

       Scudder International                       2000                 (19,937)                    516                (20,453)
                                                   1999                     516                       -                    516

COVA VARIABLE ANNUITY ACCOUNT FIVE
Notes to Financial Statements
September 30, 2000
Unaudited

(8)    UNITS OUTSTANDING

                                                         09/30/00            12/31/99            12/31/98           12/31/97
                                                     ------------------  -----------------   -----------------  ------------------

       Sub-account accumulation units:
         Cova Lord Abbett Growth and Income               1,248,870          1,241,056                   -                   -
         Cova Bond Debenture                                860,986            859,300             681,676             347,400
         Cova Developing Growth                             188,999            130,053              70,926               6,039
         Cova Large Cap Research                            172,587            142,370              49,894                   -
         Cova Mid-Cap Value                                 177,315            132,159              85,457               8,510
         Cova Quality Bond                                  582,250            629,401             501,045             234,643
         Cova Small Cap Stock                               668,737            632,695             663,925             487,580
         Cova Large Cap Stock                             1,592,164          1,531,957           1,132,390             686,677
         Cova Select Equity                               1,219,834          1,237,436           1,052,797             700,550
         Cova International Equity                          871,807            838,996             779,375             554,105
         GACC Money Market                                  191,342            157,984             129,569              14,091
         Russell Multi-Style Equity                         329,966            213,789              48,388                   -
         Russell Aggressive Equity                           75,022             44,230               8,651                   -
         Russell Non-U.S.                                   147,771             98,852              18,259                   -
         Russell Core Bond                                  250,097            220,655              61,498                   -
         Russell Real Estate Securities                      19,691              5,917                   -                   -
         AIM V.I. Value                                     336,859            158,759               2,865                   -
         AIM V.I. Capital Appreciation                      172,997             63,264               5,570                   -
         AIM V.I. International Equity                       41,030             19,322              15,257                   -
         Alliance Premier Growth                            213,102            130,836              62,869                   -
         Alliance Real Estate Investment                     47,250             29,380              22,077                   -
         Liberty Newport Tiger Fund, Variable                 6,525              2,639               2,397                   -
         Goldman Sachs Growth and Income                     36,217             27,398              13,107                   -
         Goldman Sachs International Equity                  28,309             27,069              15,859                   -
         Goldman Sachs Global Income                          4,626              3,165               3,002                   -
         Goldman Sachs Internet Tollkeeper                    6,150                  -                   -                   -
         Kemper Dreman High Return Equity                        10                 10                  10                   -
         Kemper Small Cap Growth                             11,027              8,195               3,829                   -
         Kemper Small Cap Value                              33,778             27,733              16,641                   -
         Kemper Government Securities                        23,620             20,807               2,519                   -
         MFS Bond                                                10                 10                  10                   -
         MFS Research                                        81,987             62,149              25,994                   -
         MFS Growth with Income                             140,157            112,973              64,791                   -
         MFS Emerging Growth                                 85,966             62,562              47,710                   -
         MFS Emerging Markets Equity                          3,561              3,897               4,234                   -
         MFS High Income                                     27,995             21,540              13,080                   -
         MFS Global Governments                               1,400              1,050                 385                   -
         MFS New Discovery                                       10                  -                   -                   -
         Oppenheimer Capital Appreciation                    28,255             15,979               5,037                   -
         Oppenheimer Main Street Growth & Income             51,482             34,600              14,882                   -
         Oppenheimer High Income                             29,635             25,621              10,533                   -
         Oppenheimer Bond                                    79,498             71,773              46,377                   -
         Oppenheimer Strategic Bond                          10,695              7,503               2,684                   -
         Putnam VT Growth and Income                        156,981            131,527              80,114                   -
         Putnam VT New Value                                  4,276              2,342               2,202                   -
         Putnam VT Vista                                     33,337             17,707               6,799                   -
         Putnam VT International Growth                     117,929             81,982              56,566                   -

COVA VARIABLE ANNUITY ACCOUNT FIVE
Notes to Financial Statements
September 30, 2000
Unaudited

(8)    UNITS OUTSTANDING, CONTINUED:

                                                         09/30/00            12/31/99            12/31/98           12/31/97
                                                     ------------------  -----------------   -----------------  ------------------

       Sub-account accumulation units, continued:
         Putnam VT International New Opportunities            19,007              8,721               4,783                   -
         Templeton Global Income Securities                    1,772                795                   -                   -
         Franklin Small Cap                                   54,011              7,226                   -                   -
         Templeton Growth Securities                          17,919              8,686                   -                   -
         Templeton International Securities                   76,008             50,837               6,626                   -
         Templeton Developing Markets Securities              36,499             13,256               7,033                   -
         Templeton Mutual Shares Securities                   30,429              9,448                 944                   -
         Franklin Large Cap Growth Securities                 40,747             10,673                   -                   -
         Fidelity VIP Growth                                   7,230              4,777                 505                   -
         Fidelity VIP II Contrafund                            1,530                623                  78                   -
         Fidelity VIP III Growth Opportunities                 2,059                521                 114                   -
         Fidelity VIP III Growth & Income                      8,129              6,964               2,082                   -
         Fidelity VIP Equity-Income                            3,767              3,423                 772                   -
         American Century VP Income & Growth                  32,574              1,017                   -                   -
         American Century VP International                     6,409                 10                   -                   -
         American Century VP Value                            16,569                546                   -                   -
         Dreyfus Stock Index                                  14,138                 10                   -                   -
         Dreyfus VIF Disciplined Stock                         4,412                 10                   -                   -
         Dreyfus VIF Capital Appreciation                     24,824                 10                   -                   -
         INVESCO VIF Dynamics                                 20,519              1,951                   -                   -
         INVESCO VIF High Yield                                5,256                996                   -                   -
         PIMCO High Yield Bond                                    10                 10                   -                   -
         PIMCO Low Duration Bond                                  10                 10                   -                   -
         PIMCO StocksPLUS Growth & Income                         10                 10                   -                   -
         PIMCO Total Return Bond                               4,701              1,525                   -                   -
         Scudder International                                15,211                624                   -                   -
         Cova Lord Abbett Growth and Income Series A           8,907                  -                   -                   -
         Cova Bond Debenture Series A                          7,030                  -                   -                   -
         Cova Developing Growth Series A                          48                  -                   -                   -
         Cova Large Cap Research Series A                         66                  -                   -                   -
         Cova Mid-Cap Value Series A                           1,260                  -                   -                   -
         Cova Quality Bond Series A                               10                  -                   -                   -
         Cova Small Cap Stock Series A                         5,083                  -                   -                   -
         Cova Large Cap Stock Series A                         7,575                  -                   -                   -
         Cova Select Equity Series A                              39                  -                   -                   -
         Cova International Equity Series A                    6,624                  -                   -                   -
         GACC Money Market Series A                               10                  -                   -                   -
         AIM V.I. Value Series A                              17,947                  -                   -                   -
         AIM V.I. Capital Appreciation Series A                9,409                  -                   -                   -
         AIM V.I. International Equity Series A                  127                  -                   -                   -
         Templeton Global Income Securities Series A              10                  -                   -                   -
         Franklin Small Cap Series A                              35                  -                   -                   -
         Templeton Growth Securities Series A                  4,024                  -                   -                   -
         Templeton International Securities Series A              10                  -                   -                   -
         Franklin Large Cap Growth Securities Series A         5,155                  -                   -                   -

COVA VARIABLE ANNUITY ACCOUNT FIVE
Notes to Financial Statements
September 30, 2000
Unaudited


(8)    UNITS OUTSTANDING, CONTINUED:

                                                         09/30/00            12/31/99            12/31/98           12/31/97
                                                     ------------------  -----------------   -----------------  ------------------

       Sub-account annuity units:
         Cova Lord Abbett Growth and Income                    5,947              4,367                   -                   -
         Cova Bond Debenture                                     541                564                   -                   -
         Cova Mid-Cap Value                                      159                  -                   -                   -
         Cova Quality Bond                                     2,737                  -                   -                   -
         Cova Large Cap Stock                                  4,233                488                   -                   -
         Cova Select Equity                                    3,530                527                   -                   -
         Cova International Equity                               333                  -                   -                   -
         AIM V.I. Value                                          116                  -                   -                   -
         Russell Aggressive Equity                             1,099                  -                   -                   -
         Russell Core Bond                                     3,243                  -                   -                   -
         Russell Multi-Style                                   5,288                  -                   -                   -
         Russell Non-U.S.                                      3,122                  -                   -                   -
         Russell Real Estate Securities                          772                  -                   -                   -






                      COVA FINANCIAL LIFE INSURANCE COMPANY
  (a wholly owned subsidiary of Cova Financial Services Life Insurance Company)

                                 Balance Sheets




                                                                                         SEPTEMBER 30,
                                                                                              2000              DECEMBER 31,
                                         Assets                                           (UNAUDITED)               1999
                                                                                       -------------------   -------------------
                                                                                                    (in thousands)

Investments:
    Debt securities available-for-sale, at fair value
      (cost of $108,026 in 2000 and $101,690 in 1999)                                $            107,253                95,568
    Mortgage loans, net of allowance for potential loan
      loss of $40 in 2000 and 1999                                                                  5,275                 5,439
    Policy loans                                                                                    1,100                   938
    Short-term investments                                                                            194                    --
                                                                                       -------------------   -------------------

             Total investments                                                                    113,822               101,945

Cash and cash equivalents - interest-bearing                                                        1,279                   751
Cash - noninterest-bearing                                                                          1,206                 1,448
Accrued investment income                                                                           1,592                 1,624
Deferred policy acquisition costs                                                                   2,148                15,093
Present value of future profits                                                                        --                 1,740
Value of business acquired                                                                         19,649                    --
Goodwill                                                                                            2,662                 1,631
Deferred tax asset, net                                                                                32                 1,232
Receivable from OakRe                                                                               1,100                18,890
Federal and state income taxes recoverable                                                             75                    75
Reinsurance receivables                                                                               140                     9
Other assets                                                                                           16                    24
Separate account assets                                                                           208,502               186,040
                                                                                       -------------------   -------------------

             Total assets                                                            $            352,223               330,502
                                                                                       ===================   ===================


See accompanying notes to unaudited financial statements.

                      COVA FINANCIAL LIFE INSURANCE COMPANY
  (a wholly owned subsidiary of Cova Financial Services Life Insurance Company)

                            Balance Sheets, Continued




                                                                                       SEPTEMBER 30,
                                                                                           2000              DECEMBER 31,
                          Liabilities and Shareholder's Equity                          (UNAUDITED)              1999
                                                                                    --------------------  --------------------
                                                                                                 (in thousands)

Policyholder deposits                                                             $             109,980               116,184
Future policy benefits                                                                            6,761                 6,707
Payable on purchase of securities                                                                   375                    85
Accounts payable and other liabilities                                                            1,420                 1,589
Future purchase price payable to OakRe                                                               --                   172
Guaranty fund assessments                                                                         1,100                 1,100
Separate account liabilities                                                                    208,490               186,035
                                                                                    --------------------  --------------------

             Total liabilities                                                                  328,126               311,872
                                                                                    --------------------  --------------------

Shareholder's equity:
    Common stock, $233.34 par value, (authorized
      30,000 shares; issued and outstanding
      12,000 shares in 2000 and 1999)                                                             2,800                 2,800
    Additional paid-in capital                                                                   21,512                15,523
    Retained (deficits) earnings                                                                    (64)                1,993
    Accumulated other comprehensive loss,
      net of tax                                                                                   (151)               (1,686)
                                                                                    --------------------  --------------------

             Total shareholder's equity                                                          24,097                18,630
                                                                                    --------------------  --------------------

             Total liabilities and shareholder's equity                           $             352,223               330,502
                                                                                    ====================  ====================


See accompanying notes to unaudited financial statements.

                      COVA FINANCIAL LIFE INSURANCE COMPANY
  (a wholly owned subsidiary of Cova Financial Services Life Insurance Company)

                        Statements of Income (Unaudited)




                                                                          NINE MONTHS ENDED               THREE MONTHS ENDED
                                                                            SEPTEMBER 30,                    SEPTEMBER 30,
                                                                      2000              1999            2000             1999
                                                                  --------------   ---------------  --------------   --------------
                                                                                           (in thousands)

Revenues:
    Premiums                                                    $           335               861              86             (587)
    Net investment income                                                 6,703             5,809           2,354            1,954
    Net realized losses on sales of investments                             (98)             (202)            (90)            (199)
    Separate account fees                                                 2,110             1,584             738              580
    Other income                                                            181               315              48              155
                                                                  --------------   ---------------  --------------   --------------

             Total revenues                                               9,231             8,367           3,136            1,903
                                                                  --------------   ---------------  --------------   --------------

Benefits and expenses:
    Interest on policyholder deposits                                     4,429             4,642           1,575            1,689
    Current and future policy benefits                                      773             1,216             268             (478)
    Operating and other expenses                                          1,155               998             356              634
    Amortization of purchased intangible
      assets                                                              2,741               234             998              111
    Amortization of deferred policy
      acquisition costs                                                      18             1,177              16              411
                                                                  --------------   ---------------  --------------   --------------

             Total benefits and expenses                                  9,116             8,267           3,213            2,367
                                                                  --------------   ---------------  --------------   --------------

             Income (loss) before income taxes                              115               100             (77)            (464)
                                                                  --------------   ---------------  --------------   --------------

Income tax expense (benefit):
    Current                                                                  --              (206)             --             (411)
    Deferred                                                                179               152              84              177
                                                                  --------------   ---------------  --------------   --------------

             Total income tax expense (benefit)                             179               (54)             84             (234)
                                                                  --------------   ---------------  --------------   --------------

             Net (loss) income                                  $           (64)              154            (161)            (230)
                                                                  ==============   ===============  ==============   ==============


See accompanying notes to unaudited financial statements.

                      COVA FINANCIAL LIFE INSURANCE COMPANY
  (a wholly owned subsidiary of Cova Financial Services Life Insurance Company)

                       Statements of Shareholder's Equity




                                                                                         SEPTEMBER 30,
                                                                                             2000              DECEMBER 31,
                                                                                          (UNAUDITED)              1999
                                                                                      --------------------  --------------------
                                                                                                   (in thousands)
Common stock, at beginning
    and end of period                                                               $               2,800                 2,800
                                                                                      --------------------  --------------------

Additional paid-in capital:
    Balance at beginning of period                                                                 15,523                14,523
    Adjustment to reflect purchase acquisition                                                      3,489                    --
    Capital contribution                                                                            2,500                 1,000
                                                                                      --------------------  --------------------

Balance at end of period                                                                           21,512                15,523
                                                                                      --------------------  --------------------

Retained earnings:
    Balance at beginning of period                                                                  1,993                 1,833
    Adjustment to reflect purchase acquisition                                                     (1,993)                   --
    Net (loss) income                                                                                 (64)                  160
                                                                                      --------------------  --------------------

Balance at end of period                                                                              (64)                1,993
                                                                                      --------------------  --------------------

Accumulated other comprehensive income:
    Balance at beginning of period                                                                 (1,686)                  333
    Adjustment to reflect purchase acquisition                                                      1,686                    --
    Change in unrealized depreciation
      of debt securities                                                                             (773)               (7,552)
    Deferred federal income tax impact                                                                 81                 1,087
    Change in deferred policy acquisition costs
      attributable to unrealized depreciation                                                          --                 3,519
    Change in present value of future profits
      attributable to unrealized depreciation                                                          --                   927
    Change in value of business acquired
      attributable to unrealized depreciation                                                         541                    --
                                                                                      --------------------  --------------------

Balance at end of period                                                                             (151)               (1,686)
                                                                                      --------------------  --------------------

             Total shareholder's equity                                             $              24,097                18,630
                                                                                      ====================  ====================

Total comprehensive income:
    Net (loss) income                                                               $                 (64)                  160
    Other comprehensive income loss (change in net unrealized
      depreciation of debt and equity securities)                                                    (151)               (2,019)
                                                                                      --------------------  --------------------

             Total comprehensive loss                                               $                (215)               (1,859)
                                                                                      ====================  ====================


See accompanying notes to unaudited financial statements.

                      COVA FINANCIAL LIFE INSURANCE COMPANY
  (a wholly owned subsidiary of Cova Financial Services Life Insurance Company)

                      Statements of Cash Flows (Unaudited)




                                                                                   NINE MONTHS ENDED
                                                                                     SEPTEMBER 30,
                                                                                  2000          1999
                                                                              ------------  ------------
                                                                                          (in thousands)

Reconciliations of net income to net cash
    provided by operating activities:
Net (loss) income                                                           $         (64)  $       154
    Adjustments to reconcile net income to net cash
      provided by operating activities:
      Depreciation and amortization expenses                                         (931)           76
      Losses from sales of investments and businesses, net                             98           202
      Interest credited to policyholder account balances                            4,429         4,642
      Universal life and investment-type product policy fees                       (2,290)       (1,899)
      Change in accrued investment income                                              32           (45)
      Change in premiums and other receivables                                     17,666        12,903
      Change in deferred policy acquisition costs, net                             (1,617)       (4,855)
      Change in insurance related liabilities                                         253           575
      Change in income taxes payable                                                  177           (55)
      Change in other liabilities                                                    (317)          696
      Other, net                                                                      952         3,347
                                                                              ------------  ------------
Net cash provided by operating activities                                          18,388        15,741
                                                                              ------------  ------------

Cash flows from investing activities
    Sales, maturities and repayments of:
      Fixed maturities                                                             11,642        23,727
      Mortgage loans on real estate                                                    66           743
    Purchases of:
      Fixed maturities                                                            (23,586)      (27,361)
      Mortgage loans on real estate                                                    --          (990)
    Net change in short-term investments                                             (194)           --
    Net change in policy loans                                                       (162)          145
                                                                              ------------  ------------
Net cash provided by (used in) investing activities                               (12,234)       (3,736)
                                                                              ------------  ------------

Cash flows from financing activities
    Policyholder account balances:
      Deposits                                                                     21,585        29,697
      Withdrawals                                                                 (29,953)      (45,865)
    Capital contribution                                                            2,500         1,000
                                                                              ------------  ------------
Net cash used in financing activities                                              (5,868)      (15,168)
                                                                              ------------  ------------

Change in cash and cash equivalents                                                   286        (3,163)

Cash and cash equivalents, beginning of period                                      2,199         6,989
                                                                              ------------  ------------

Cash and cash equivalents, end of period                                    $       2,485 $       3,826
                                                                              ============  ============


See accompanying notes to unaudited consolidated financial statements.

                      COVA FINANCIAL LIFE INSURANCE COMPANY
  (a wholly owned subsidiary of Cova Financial Services Life Insurance Company)

               Notes to Interim Financial Statements - (Unaudited)

                           September 30, 2000 and 1999








(1)    BASIS OF PRESENTATION

       The interim financial statements for Cova Financial Life Insurance Company (the Company) have been prepared on the basis of generally accepted accounting principles (GAAP) and, in the opinion of management, reflect all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of results for such periods. The results of operations and cash flows for any interim period are not necessarily indicative of results for the full year. These financial statements should be read in conjunction with the financial statements as of December 31, 1999 and December 31, 1998, and for each of the years in the three-year period ended December 31, 1999 and related notes thereto, presented elsewhere herein. Interim financial data presented herein are unaudited.

(2)    MERGER

       The Company is a wholly owned subsidiary of Cova Financial Services Life Insurance Company (CFSLIC). CFSLIC is a wholly owned subsidiary of Cova Corporation, which is a wholly owned subsidiary of General American Life Insurance Company (GALIC), a Missouri domiciled life insurance company. GALIC is a wholly owned subsidiary of GenAmerica Corporation, which in turn is a wholly owned by the ultimate parent, General American Mutual Holding Company (GAMHC).

       On January 6, 2000, GenAmerica Corporation and all of its holdings were acquired by Metropolitan Life Insurance Company (MetLife), a New York domiciled life insurance company, for $1.2 billion in cash. For the purposes of financial reporting, the Company has accounted for the merger as if it took place on January 1, 2000.

(3)    CHANGE IN ACCOUNTING

       Upon the merger, the Company restated its financial statements in accordance with "push down purchase accounting". The net purchase price of approximately $22 million was allocated to the Company based on the fair values of the acquired assets and liabilities, including the estimated value of business acquired. These allocated values were dependent upon policies in force and market conditions at the time of closing. These allocations are summarized below:

                                                   JANUARY 1, 2000
                                                 ---------------------
                                                    (IN THOUSANDS)

        Total investments                         $      101,835
        Cash and cash equivalents                          2,199
        Value of business acquired                        20,180
        Goodwill                                           2,766
        Receivable from OakRe                             18,890
        Deferred tax benefits                                129
        Other assets                                       1,732
        Separate account assets                          186,040
                                                    ---------------

           Total assets acquired                         333,771
                                                    ---------------

        Policyholder deposits                            116,469
        Future policy benefits                             6,508
        Other liabilities                                  2,947
        Separate account liabilities                     186,035
                                                    ---------------

        Total liabilities assumed                        311,959
                                                    ---------------

            Adjusted purchase price               $       21,812
                                                    ===============


       In addition to revaluing all material tangible assets and liabilities to their respective estimated market values at the merger date, the Company also recorded in its financial statements the excess of cost over fair value of net assets acquired (goodwill) as well as the value of business acquired to be derived from the purchased and reinsured business. These amounts were determined in accordance with the purchase method of accounting. This new basis of accounting resulted in an increase in shareholder's equity of approximately $3 million on January 1, 2000 reflecting the application of push down purchase accounting. The Company's consolidated financial statements subsequent to January 1, 2000 reflect this new basis of accounting.

(4)     INVESTMENTS

       The Company's investments in debt and equity securities are considered available-for-sale and carried at estimated fair value, with the aggregate unrealized appreciation or depreciation being recorded as a separate component of shareholder's equity. The amortized cost, estimated fair value, and carrying value of investments at September 30, 2000 are as follows:



                                                                        SEPTEMBER 30, 2000
                                           -----------------------------------------------------------------------------
                                                               GROSS          GROSS         ESTIMATED
                                             AMORTIZED      UNREALIZED      UNREALIZED         FAIR         CARRYING
                                               COST            GAINS          LOSSES          VALUE           VALUE
                                           --------------  -------------- --------------- --------------- --------------
                                                                          (IN THOUSANDS)

        Debt securities:
            Corporate securities         $       71,449          1,058         (1,943)          70,564          70,564
            Mortgage-backed securities           13,832             86             (3)          13,915          13,915
        Asset-backed securities                  22,745             96            (67)          22,774          22,774
                                           --------------  -------------- --------------- --------------- --------------

                Total debt securities           108,026          1,240         (2,013)         107,253         107,253

        Mortgage loans (net)                      5,275             41              -            5,316           5,275
        Policy loans                              1,100              -              -            1,100           1,100
                                           --------------  -------------- --------------- --------------- --------------

                Total investments        $      114,401          1,281         (2,013)         113,669         113,628
                                           ==============  ============== =============== =============== ==============

        Company's beneficial interest
            in separate accounts         $           12              -              -               12              12
                                           ==============  ============== =============== =============== ==============



       The Company had two impaired debt securities with estimated fair value of approximately $400,000, of which one debt security, with estimated value of $300,000, became non-income producing in 2000. The Company's valuation allowance for potential losses on mortgage loans is $40,000 at September 30, 2000.

       The amortized cost and estimated fair value of debt securities at September 30, 2000, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Maturities of mortgage-backed securities will be substantially shorter than their contractual maturity because they require monthly principal installments and mortgagees may prepay principal.

                                                           SEPTEMBER 30, 2000
                                                       ------------------------------
                                                                         ESTIMATED
                                                        AMORTIZED           FAIR
                                                           COST            VALUE
                                                       --------------  --------------
                                                             (IN THOUSANDS)

        Less than one year                           $        4,491           4,224
        Due after one year through five years                34,392          33,756
        Due after five years through ten years               26,868          26,790
        Due after ten years                                   5,698           5,794
        Mortgage-backed securities                           36,577          36,689
                                                       --------------  --------------

                      Total                          $      108,026         107,253
                                                       ==============  ==============



        At September 30, 2000, approximately 92.2% of the Company's debt securities are investment grade or are nonrated but considered to be of investment grade. Of the 7.8% noninvestment grade debt securities, 5.6% are rated as BB, .7% are rated as B, and 1.5 % are rated C and treated as impaired.

        The components of investment income, realized capital losses, and unrealized appreciation (depreciation) are as follows:


                                                                        NINE MONTHS ENDED         THREE MONTHS ENDED
                                                                          SEPTEMBER 30,              SEPTEMBER 30,
                                                                       2000           1999         2000        1999
                                                                   ------------  ------------- ----------- -------------
                                                                                       (IN THOUSANDS)

        Income on debt securities                                $    6,081         5,376        2,067        1,811
        Income on mortgage loans                                        387           303          143           87
        Income on short-term investments                                243           161          152           65
        Interest on policy loans                                         60            63           21           21
        Miscellaneous interest                                           22             1            3            -
                                                                   ------------  ------------ ------------ -------------
               Total investment income                                6,793         5,904        2,386        1,984
        Investment expenses                                             (90)          (95)         (32)         (30)
                                                                   ------------  ------------ ------------ -------------
               Net investment income                             $    6,703         5,809        2,354        1,954
                                                                   ============  ============ ============ =============

        Net realized capital losses - debt securities            $      (98)         (252)         (90)        (248)
                                                                   ============  ============ ============ =============



                                                                                     SEPTEMBER 30,
                                                                                         2000          DECEMBER 31,
                                                                                       UNAUDITED          1999
                                                                                   ----------------   ----------------
                                                                                              (IN THOUSANDS)

        Unrealized depreciation are as follows:
            Debt securities                                                      $        (773)              (6,122)
            Effects on deferred acquisition costs amortization                               -                2,793
            Effects on PVFP amortization                                                     -                  735
            Effects on VOBA amortization                                                   541                    -
                                                                                   -----------------   ---------------
               Unrealized depreciation before income tax                                  (232)              (2,594)
            Unrealized income tax benefit                                                   81                  908
                                                                                   -----------------   ---------------
               Net change in unrealized depreciation on investments              $        (151)              (1,686)
                                                                                   =================   ===============



(5)     SECURITIES GREATER THAN 10% OF SHAREHOLDER'S EQUITY

        The Company does not have any individual security that exceeds 10% of shareholder's equity at September 30, 2000.

(6)     STATUTORY SURPLUS

        As of September 30, 2000, the Company's statutory capital and surplus was $10,190,160. The Company's statutory net losses for the periods ended September 30, 2000 and 1999 were $1,740,596 and $916,503 respectively.

(7)     RELATED-PARTY TRANSACTIONS

        On October 31, 1999, the Company's affiliate Cova Life Management Company (CLMC) purchased the remaining 51% interest in Cova Life Administrative Service Company (CLASC) from another affiliate, Navisys Incorporated, for $1,184,414.

        The Company has entered into management, operations, and servicing agreements with its affiliated companies. The affiliated companies are CLMC, which provides management services and the employees necessary to conduct the activities of the Company; Conning Asset Management and MetLife, which provide investment advice; and CLASC, which provides underwriting, policy issuance, claims, and other policy administration functions. Additionally, a portion of overhead and other corporate expenses is allocated by the Company's ultimate parent, GALIC. Expenses and fees paid to affiliated companies as of September 30, 2000 and 1999 were $1,799,167, and $1,312,500, respectively.


(8)     REINSURANCE

        Effective July 25, 1999, the company entered into a modified coinsurance agreement with MetLife. Under the agreement, the Company ceded life insurance and annuity business that was issued or renewed from July 25, 1999 through December 31, 1999 to MetLife. Net earnings to MetLife from that business are experience refunded to the Company. The agreement does not meet the conditions for reinsurance accounting under GAAP. In substance, the agreement represents a permanent guarantee by MetLife of new and renewed business during this period. There was no impact on the Company's financial statements resulting from the reinsurance transaction with MetLife. On January 6, 2000, the Company discontinued ceding new business under the modified coinsurance agreement with MetLife.

        On July 1, 2000, the Company recaptured all of the existing single premium deferred annuity policies ceded to OakRe Life Insurance Company (OakRe). On that same date, the Company terminated the June 1, 1995 reinsurance agreement with OakRe.

(9)     OTHER

        Certain 1999 amounts have been reclassified to conform to the 2000 presentation.




                       COVA VARIABLE ANNUITY ACCOUNT FIVE

                              Financial Statements

                           December 31, 1999 and 1998

                   (With Independent Auditors' Report Thereon)


                          INDEPENDENT AUDITORS' REPORT



    The Contract Owners of Cova Variable
      Annuity Account Five, Board of Directors and Shareholder of Cova Financial Life
      Insurance Company:


    We have audited the accompanying statement of assets and liabilities of each of the sub-accounts comprising Cova Variable Annuity Account Five of Cova Financial Life Insurance Company (the Separate Account), as of December 31, 1999, and the related statement of operations for the year then ended and the statements of changes in net assets for the two years then ended. These financial statements are the responsibility of the Separate Account's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of December 31, 1999 by correspondence with transfer agents. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the sub-accounts of Cova Variable Annuity Account Five of Cova Financial Life Insurance Company as of December 31, 1999, and the results of their operations and the changes in their net assets for each of the years presented, in conformity with generally accepted accounting principles.






    Chicago, Illinois
    March 20, 2000

COVA VARIABLE ANNUITY ACCOUNT FIVE
Statement of Assets and Liabilities
December 31, 1999



Assets:
    Investments:
      Cova Series Trust (Cova):
         Lord Abbett Growth and Income Portfolio     2,039,841 shares at a net asset value of  $24.070563 per share    $ 49,100,130
         Bond Debenture Portfolio                      948,800 shares at a net asset value of  $12.474609 per share      11,835,913
         Developing Growth Portfolio                   126,276 shares at a net asset value of  $14.885144 per share       1,879,640
         Large Cap Research Portfolio                  138,994 shares at a net asset value of  $14.991245 per share       2,083,694
         Mid-Cap Value Portfolio                       128,697 shares at a net asset value of  $11.168093 per share       1,437,296
         Quality Bond Portfolio                        682,366 shares at a net asset value of  $10.669328 per share       7,280,387
         Small Cap Stock Portfolio                     657,020 shares at a net asset value of  $17.268582 per share      11,345,806
         Large Cap Stock Portfolio                   1,671,325 shares at a net asset value of  $20.674865 per share      34,554,420
         Select Equity Portfolio                     1,412,512 shares at a net asset value of  $16.112437 per share      22,759,008
         International Equity Portfolio                844,627 shares at a net asset value of  $16.225039 per share      13,704,098
      General American Capital Company (GACC):
         Money Market Fund                              89,914 shares at a net asset value of  $20.252283 per share       1,820,964
      Russell Insurance Funds (Russell):
         Multi-Style Equity Fund                       187,441 shares at a net asset value of      $16.79 per share       3,147,134
         Aggressive Equity Fund                         34,638 shares at a net asset value of      $13.36 per share         462,767
         Non-US Fund                                   102,456 shares at a net asset value of      $14.19 per share       1,453,850
         Core Bond Fund                                238,515 shares at a net asset value of       $9.64 per share       2,299,288
         Real Estate Securities Fund                     6,311 shares at a net asset value of       $8.81 per share          55,599
      AIM Variable Insurance Funds, Inc. (AIM):
         AIM V.I. Value Fund                            79,379 shares at a net asset value of      $33.50 per share       2,659,202
         AIM V.I. Capital Appreciation Fund             29,923 shares at a net asset value of      $35.58 per share       1,064,656
         AIM V.I. International Equity Fund             11,518 shares at a net asset value of      $29.29 per share         337,362
      Alliance Variable Products Series
            Fund Inc. (Alliance):
         Premier Growth Portfolio                       61,706 shares at a net asset value of      $40.45 per share       2,496,017
         Real Estate Investment Portfolio               24,798 shares at a net asset value of       $8.87 per share         219,954
      Liberty Variable Investment Trust (Liberty):
         Newport Tiger Fund, Variable Series            15,513 shares at a net asset value of       $2.62 per share          40,645
      Goldman Sachs Variable Insurance
            Trust (Goldman Sachs):
         Growth and Income Fund                         25,922 shares at a net asset value of      $10.89 per share         282,289
         International Equity Fund                      27,772 shares at a net asset value of      $14.47 per share         401,861
         Global Income Fund                              3,399 shares at a net asset value of       $9.83 per share          33,417
      Kemper Variable Series (Kemper):
         Kemper-Dreman High Return Equity Portfolio        103 shares at a net asset value of   $0.896450 per share              93
         Kemper Small Cap Growth Portfolio              47,879 shares at a net asset value of   $2.653950 per share         127,069
         Kemper Small Cap Value Portfolio              227,158 shares at a net asset value of   $1.084940 per share         246,453
         Kemper Government Securities Portfolio        189,965 shares at a net asset value of   $1.156570 per share         219,707
      MFS Variable Insurance Trust (MFS):
         MFS Bond Series                                     9 shares at a net asset value of      $10.93 per share             103
         MFS Research Series                            39,672 shares at a net asset value of      $23.34 per share         925,952
         MFS Growth with Income Series                  67,354 shares at a net asset value of      $21.31 per share       1,435,308
         MFS Emerging Growth Series                     38,060 shares at a net asset value of      $37.94 per share       1,443,980
         MFS/Foreign & Colonial Emerging Markets
            Equity Series                                4,289 shares at a net asset value of       $8.15 per share          34,953
         MFS High Income Series                         19,410 shares at a net asset value of      $11.49 per share         223,018
         MFS Global Governments Series                   1,074 shares at a net asset value of      $10.03 per share          10,771





                                                                                                                         (Continued)

COVA VARIABLE ANNUITY ACCOUNT FIVE
Statement of Assets and Liabilities
December 31, 1999



Assets, continued:
    Investments, continued:
      Oppenheimer Variable Account Funds (Oppenheimer):
         Oppenheimer Capital Appreciation Fund             5,484 shares at a net asset value of  $49.84 per share      $ 273,307
         Oppenheimer Main Street Growth & Income Fund     17,435 shares at a net asset value of  $24.63 per share        429,413
         Oppenheimer High Income Fund                     24,355 shares at a net asset value of  $10.72 per share        261,082
         Oppenheimer Bond Fund                            63,846 shares at a net asset value of  $11.52 per share        735,510
         Oppenheimer Strategic Bond Fund                  15,562 shares at a net asset value of   $4.97 per share         77,342
      Putnam Variable Trust (Putnam)
         Putnam VT Growth and Income Fund                 56,064 shares at a net asset value of  $26.80 per share      1,502,511
         Putnam VT New Value Fund                          2,050 shares at a net asset value of  $11.86 per share         24,308
         Putnam VT Vista Fund                             15,240 shares at a net asset value of  $20.68 per share        315,155
         Putnam VT International Growth Fund              70,146 shares at a net asset value of  $21.65 per share      1,518,658
         Putnam VT International New Opportunities Fund    8,553 shares at a net asset value of  $23.31 per share        199,370
      Templeton Variable Products Series
            Fund (Templeton):
         Templeton Bond Fund                                 772 shares at a net asset value of   $9.99 per share          7,717
         Franklin Small Cap Investments Fund               8,109 shares at a net asset value of  $15.79 per share        128,039
         Templeton Stock Fund                              4,745 shares at a net asset value of  $24.39 per share        115,718
         Templeton International Fund                     25,496 shares at a net asset value of  $22.25 per share        567,277
         Templeton Developing Markets Fund                19,585 shares at a net asset value of   $7.77 per share        152,177
         Mutual Shares Investments Fund                    9,274 shares at a net asset value of  $10.63 per share         98,578
         Franklin Growth Investments Fund                  9,388 shares at a net asset value of  $16.70 per share        156,777
      Variable Insurance Products Fund, Fund II
            and Fund III (Fidelity):
         VIP Growth Portfolio                              1,546 shares at a net asset value of  $54.93 per share         84,936
         VIP II Contrafund Portfolio                         325 shares at a net asset value of  $29.15 per share          9,488
         VIP III Growth Opportunities Portfolio              274 shares at a net asset value of  $23.15 per share          6,332
         VIP III Growth & Income Portfolio                 5,313 shares at a net asset value of  $17.30 per share         91,921
         VIP Equity-Income Portfolio                       1,491 shares at a net asset value of  $25.71 per share         38,327
      American Century Variable Portfolios,
            Inc. (American Century):
         American Century VP Income & Growth Fund          1,313 shares at a net asset value of   $8.00 per share         10,507
         American Century VP International Fund               10 shares at a net asset value of  $12.50 per share            125
         American Century VP Value Fund                      880 shares at a net asset value of   $5.95 per share          5,234
      Dreyfus Stock Index Fund (Dreyfus)                       3 shares at a net asset value of  $38.45 per share            103
      Dreyfus Variable Investment Fund (Dreyfus):
         Dreyfus VIF Disciplined Stock Portfolio               4 shares at a net asset value of  $26.92 per share            103
         Dreyfus VIF Capital Appreciation                      3 shares at a net asset value of  $39.87 per share            101
      INVESCO Variable Investment Funds,
            Inc. (INVESCO):
         INVESCO VIF Dynamics Fund                         1,151 shares at a net asset value of  $18.90 per share         21,759
         INVESCO VIF High Yield Fund                         877 shares at a net asset value of  $11.51 per share         10,093
      PIMCO Variable Insurance Trust (PIMCO):
         PIMCO High Yield Bond Portfolio                      11 shares at a net asset value of   $9.18 per share            101
         PIMCO Low Duration Bond Portfolio                    10 shares at a net asset value of   $9.74 per share            100
         PIMCO StocksPLUS Growth & Income Portfolio            8 shares at a net asset value of  $13.56 per share            103
         PIMCO Total Return Bond Portfolio                 1,598 shares at a net asset value of   $9.45 per share         15,103
      Scudder Variable Life Investment Fund (Scudder):
         International Portfolio                             357 shares at a net asset value of  $20.34 per share          7,270
                                                                                                                   --------------
             Total assets                                                                                          $ 184,287,449
                                                                                                                   ==============





                                                                                                                        (Continued)

COVA VARIABLE ANNUITY ACCOUNT FIVE
Statement of Assets and Liabilities
December 31, 1999



Liabilities:
    GAAC Money Market                                                                                    $ 139
    Russell Multi-Style Equity                                                                             240
    Russell Aggressive Equity                                                                               34
    Russell Non-US                                                                                         110
    Russell Core Bond                                                                                      177
    Russell Real Estate Securities                                                                           4
    AIM V.I. Value                                                                                         202
    AIM V.I. Capital Appreciation                                                                           81
    AIM V.I. International Equity                                                                           26
    Alliance Premier Growth                                                                                190
    Alliance Real Estate                                                                                    17
    Liberty Newport Tiger Fund, Variable                                                                     3
    Goldman Sachs Growth & Income                                                                           22
    Goldman Sachs International Equity                                                                      31
    Goldman Sachs Global Income                                                                              2
    Kemper Small Cap Growth                                                                                 10
    Kemper Small Cap Value                                                                                  19
    Kemper Government Securities                                                                            17
    MFS Research                                                                                            70
    MFS Growth with Income                                                                                 110
    MFS Emerging Growth                                                                                    109
    MFS/Foreign & Colonial Emerging Markets Equity                                                           3
    MFS High Income                                                                                         17
    MFS Global Governments                                                                                   1
    Oppenheimer Capital Appreciation                                                                        21
    Oppenheimer Main Street Growth & Income                                                                 33
    Oppenheimer High Income                                                                                 20
    Oppenheimer Bond                                                                                        56
    Oppenheimer Strategic Bond                                                                               6
    Putnam VT Growth and Income                                                                            115
    Putnam VT New Value                                                                                      2
    Putnam VT Vista                                                                                         24
    Putnam VT International Growth                                                                         115
    Putnam International New Opportunities                                                                  15
    Templeton Bond                                                                                           1
    Franklin Small Cap Investments                                                                          10
    Templeton Stock                                                                                          9
    Templeton International                                                                                 43
    Templeton Developing Markets                                                                            12
    Templeton Mutual Shares Investments                                                                      7
    Franklin Growth Investments                                                                             12
    Fidelity VIP Growth                                                                                      6
    Fidelity VIP II Contrafund                                                                               1
    Fidelity VIP III Growth & Income                                                                         7
    Fidelity VIP Equity-Income                                                                               3
    American Century VP Income & Growth                                                                      6
    American Century VP Value                                                                                3
    INVESCO VIF Dynamics                                                                                     9
    INVESCO VIF High Yield                                                                                   5
    PIMCO Total Return Bond                                                                                  8
    Scudder International                                                                                    3
                                                                                               ----------------
                                                                                                       $ 2,186
                                                                                               ================

COVA VARIABLE ANNUITY ACCOUNT FIVE
Statement of Assets and Liabilities
December 31, 1999



Net assets:
    Accumulation units:
      Cova Lord Abbett Growth and Income        1,241,056 accumulation units at    $39.456973 per unit         $ 48,968,314
      Cova Bond Debenture                         859,300 accumulation units at    $13.765395 per unit           11,828,595
      Cova Developing Growth                      130,053 accumulation units at    $14.452893 per unit            1,879,640
      Cova Large Cap Research                     142,370 accumulation units at    $14.635794 per unit            2,083,694
      Cova Mid-Cap Value                          132,159 accumulation units at    $10.875543 per unit            1,437,296
      Cova Quality Bond                           629,401 accumulation units at    $11.567172 per unit            7,280,387
      Cova Small Cap Stock                        632,695 accumulation units at    $17.932499 per unit           11,345,806
      Cova Large Cap Stock                      1,531,957 accumulation units at    $22.548971 per unit           34,544,050
      Cova Select Equity                        1,237,436 accumulation units at    $18.384684 per unit           22,749,876
      Cova International Equity                   838,996 accumulation units at    $16.333932 per unit           13,704,098
      GACC Money Market                           157,984 accumulation units at    $11.525403 per unit            1,820,824
      Russell Multi-Style Equity                  213,789 accumulation units at    $14.719616 per unit            3,146,894
      Russell Aggressive Equity                    44,230 accumulation units at    $10.461908 per unit              462,732
      Russell Non-US                               98,852 accumulation units at    $14.706241 per unit            1,453,739
      Russell Core Bond                           220,655 accumulation units at    $10.419502 per unit            2,299,112
      Russell Real Estate Securities                5,917 accumulation units at     $9.395293 per unit               55,595
      AIM V.I. Value                              158,759 accumulation units at    $16.748633 per unit            2,659,000
      AIM V.I. Capital Appreciation                63,264 accumulation units at    $16.827440 per unit            1,064,575
      AIM V.I. International Equity                19,322 accumulation units at    $17.458837 per unit              337,336
      Alliance Premier Growth                     130,836 accumulation units at    $19.075994 per unit            2,495,827
      Alliance Real Estate Investment              29,380 accumulation units at     $7.486033 per unit              219,937
      Liberty Newport Tiger Fund, Variable          2,639 accumulation units at    $15.397535 per unit               40,642
      Goldman Sachs Growth and Income              27,398 accumulation units at    $10.302541 per unit              282,267
      Goldman Sachs International Equity           27,069 accumulation units at    $14.844433 per unit              401,830
      Goldman Sachs Global Income                   3,165 accumulation units at    $10.556976 per unit               33,414
      Kemper-Dreman High Return Equity                 10 accumulation units at     $9.270000 per unit                   93
      Kemper Small Cap Growth                       8,195 accumulation units at    $15.505196 per unit              127,059
      Kemper Small Cap Value                       27,733 accumulation units at     $8.886027 per unit              246,434
      Kemper Government Securities                 20,807 accumulation units at    $10.558404 per unit              219,690
      MFS Bond                                         10 accumulation units at    $10.288000 per unit                  103
      MFS Research                                 62,149 accumulation units at    $14.897867 per unit              925,882
      MFS Growth with Income                      112,973 accumulation units at    $12.703932 per unit            1,435,199
      MFS Emerging Growth                          62,562 accumulation units at    $23.079105 per unit            1,443,871
      MFS/Foreign & Colonial Emerging
        Markets Equity                              3,897 accumulation units at     $8.967637 per unit               34,950
      MFS High Income                              21,540 accumulation units at    $10.352934 per unit              223,001
      MFS Global Governments                        1,050 accumulation units at    $10.252619 per unit               10,770





                                                                                                                 (Continued)

COVA VARIABLE ANNUITY ACCOUNT FIVE
Statement of Assets and Liabilities
December 31, 1999



Net assets, continued:
    Accumulation units:
      Oppenheimer Capital Appreciation                15,979 accumulation units at      $17.103249 per unit            $ 273,287
      Oppenheimer Main Street Growth & Income         34,600 accumulation units at      $12.409773 per unit              429,380
      Oppenheimer High Income                         25,621 accumulation units at      $10.189165 per unit              261,062
      Oppenheimer Bond                                71,773 accumulation units at      $10.246949 per unit              735,453
      Oppenheimer Strategic Bond                       7,503 accumulation units at      $10.306821 per unit               77,336
      Putnam VT Growth and Income                    131,527 accumulation units at      $11.422706 per unit            1,502,396
      Putnam VT New Value                              2,342 accumulation units at      $10.379438 per unit               24,306
      Putnam VT Vista                                 17,707 accumulation units at      $17.797452 per unit              315,132
      Putnam VT International Growth                  81,982 accumulation units at      $18.522808 per unit            1,518,543
      Putnam VT International New Opportunities        8,721 accumulation units at      $22.858952 per unit              199,355
      Templeton Bond                                     795 accumulation units at       $9.702219 per unit                7,716
      Franklin Small Cap Investments                   7,226 accumulation units at      $17.718917 per unit              128,030
      Templeton Stock                                  8,686 accumulation units at      $13.322067 per unit              115,709
      Templeton International                         50,837 accumulation units at      $11.157985 per unit              567,234
      Templeton Developing Markets                    13,256 accumulation units at      $11.479237 per unit              152,165
      Templeton Mutual Shares Investments              9,448 accumulation units at      $10.433275 per unit               98,571
      Franklin Growth Investments                     10,673 accumulation units at      $14.687812 per unit              156,765
      Fidelity VIP Growth                              4,777 accumulation units at      $17.780613 per unit               84,930
      Fidelity VIP II Contrafund                         623 accumulation units at      $15.235791 per unit                9,487
      Fidelity VIP III Growth Opportunities              521 accumulation units at      $12.142823 per unit                6,332
      Fidelity VIP III Growth & Income                 6,964 accumulation units at      $13.198268 per unit               91,914
      Fidelity VIP Equity-Income                       3,423 accumulation units at      $11.196008 per unit               38,324
      American Century VP Income & Growth              1,017 accumulation units at      $10.324878 per unit               10,501
      American Century VP International                   10 accumulation units at      $12.517000 per unit                  125
      American Century VP Value                          546 accumulation units at       $9.586953 per unit                5,231
      Dreyfus Stock Index                                 10 accumulation units at      $10.336000 per unit                  103
      Dreyfus VIF Disciplined Stock                       10 accumulation units at      $10.306000 per unit                  103
      Dreyfus VIF Capital Appreciation                    10 accumulation units at      $10.128000 per unit                  101
      INVESCO VIF Dynamics                             1,951 accumulation units at      $11.148744 per unit               21,750
      INVESCO VIF High Yield                             996 accumulation units at      $10.122749 per unit               10,088
      PIMCO High Yield Bond                               10 accumulation units at      $10.078000 per unit                  101
      PIMCO Low Duration Bond                             10 accumulation units at       $9.969000 per unit                  100
      PIMCO StocksPLUS Growth & Income                    10 accumulation units at      $10.311000 per unit                  103
      PIMCO Total Return Bond                          1,525 accumulation units at       $9.898482 per unit               15,095
      Scudder International                              624 accumulation units at      $11.637458 per unit                7,267
                                                                                                                 ----------------
                                                                                                                     184,126,627

    Annuity units:
      Cova Lord Abbett Growth and Income               4,367 annuity units at           $30.184634 per unit              131,816
      Cova Bond Debenture                                564 annuity units at           $12.975024 per unit                7,318
      Cova Large Cap Stock                               488 annuity units at           $21.254267 per unit               10,370
      Cova Select Equity                                 527 annuity units at           $17.329070 per unit                9,132
                                                                                                                 ----------------
             Total net assets                                                                                      $ 184,285,263
                                                                                                                 ================


See accompanying notes to financial statements.

COVA VARIABLE ANNUITY ACCOUNT FIVE
Statement of Operations
Year ended December 31, 1999




                                                                                      Cova
                                            ----------------------------------------------------------------------------------------
                                                                                      VKAC     Lord Abbett
                                                                                     Growth      Growth
                                             Quality       Money        Stock         and         and          Bond      Developing
                                              Income       Market       Index        Income      Income     Debenture      Growth
                                            -----------  -----------  -----------  ----------- -----------  -----------  -----------
Income:
   Dividends                               $    27,755          223       13,623       13,703           -      213,945            -
                                            -----------  -----------  -----------  ----------- -----------  -----------  -----------

Expenses:
   Mortality and expense risk                      210           73          637          581     541,689      132,874       15,457
   Administrative fee                               25            9           76           70      65,003       15,945        1,855
                                            -----------  -----------  -----------  ----------- -----------  -----------  -----------
       Total expenses                              235           82          713          651     606,692      148,819       17,312
                                            -----------  -----------  -----------  ----------- -----------  -----------  -----------

       Net investment income (expense)          27,520          141       12,910       13,052    (606,692)      65,126      (17,312)
                                            -----------  -----------  -----------  ----------- -----------  -----------  -----------

Net realized gain (loss) on investments:
   Realized gain (loss) on sale of fund
     shares                                    (16,883)           -      308,128      112,186      84,440       22,689        3,868
   Realized gain distributions                       -            -      232,665      207,864           -       69,331            -
                                            -----------  -----------  -----------  ----------- -----------  -----------  -----------
       Net realized gain (loss)                (16,883)           -      540,793      320,050      84,440       92,020        3,868
                                            -----------  -----------  -----------  ----------- -----------  -----------  -----------

Change in unrealized appreciation              (19,209)           -     (491,713)    (316,285)  4,841,111       63,985      402,539
                                            -----------  -----------  -----------  ----------- -----------  -----------  -----------

       Net increase (decrease) in net
         assets from operations            $    (8,572)         141       61,990       16,817   4,318,859      221,131      389,095
                                            ===========  ===========  ===========  =========== ===========  ===========  ===========

COVA VARIABLE ANNUITY ACCOUNT FIVE
Statement of Operations
Year ended December 31, 1999




                                                                                   Cova
                                          ----------------------------------------------------------------------------------------

                                            Large                                 Small        Large
                                             Cap        Mid-Cap      Quality       Cap          Cap         Select     International
                                           Research      Value         Bond       Stock        Stock        Equity       Equity
                                          -----------  -----------  ----------- -----------  -----------  -----------  -----------
Income:
   Dividends                            $      2,277        1,536       81,795      24,018       42,000       53,137       55,097
                                          -----------  -----------  ----------- -----------  -----------  -----------  -----------

Expenses:
   Mortality and expense risk                 15,737       14,678       91,927     107,750      375,738      255,866      139,751
   Administrative fee                          1,888        1,761       11,031      12,930       45,088       30,704       16,770
                                          -----------  -----------  ----------- -----------  -----------  -----------  -----------
       Total expenses                         17,625       16,439      102,958     120,680      420,826      286,570      156,521
                                          -----------  -----------  ----------- -----------  -----------  -----------  -----------

       Net investment income (expense)       (15,348)     (14,903)     (21,163)    (96,662)    (378,826)    (233,433)    (101,424)
                                          -----------  -----------  ----------- -----------  -----------  -----------  -----------

Net realized gain (loss) on investments:
   Realized gain (loss) on sale of fund
     shares                                    5,023        8,245       12,963      93,813      451,839      192,962      118,922
   Realized gain distributions                     -            -       40,932           -      916,687    1,803,409      147,249
                                          -----------  -----------  ----------- -----------  -----------  -----------  -----------
       Net realized gain (loss)                5,023        8,245       53,895      93,813    1,368,526    1,996,371      266,171
                                          -----------  -----------  ----------- -----------  -----------  -----------  -----------

Change in unrealized appreciation            318,972       59,675     (245,367)  3,442,246    3,428,923     (112,938)   2,686,189
                                          -----------  -----------  ----------- -----------  -----------  -----------  -----------

       Net increase (decrease) in net
         assets from operations         $    308,647       53,017     (212,635)  3,439,397    4,418,623    1,650,000    2,850,936
                                          ===========  ===========  =========== ===========  ===========  ===========  ===========


COVA VARIABLE ANNUITY ACCOUNT FIVE
Statement of Operations
Year ended December 31, 1999




                                            GACC     Lord Abbett                             Russell
                                         ----------- -----------  --------------------------------------------------------------

                                                       Growth       Multi-                                              Real
                                           Money        and         Style      Aggressive                  Core        Estate
                                           Market      Income       Equity       Equity       Non-US       Bond      Securities
                                         ----------- -----------  -----------  -----------  -----------  ----------  -----------
Income:
   Dividends                           $          -           -       13,821          924       14,139      98,425        1,818
                                         ----------- -----------  -----------  -----------  -----------  ----------  -----------

Expenses:
   Mortality and expense risk                20,952      10,297       23,704        3,514       10,003      20,437          136
   Administrative fee                         2,514       1,236        2,844          422        1,200       2,452           16
                                         ----------- -----------  -----------  -----------  -----------  ----------  -----------
       Total expenses                        23,466      11,533       26,548        3,936       11,203      22,889          152
                                         ----------- -----------  -----------  -----------  -----------  ----------  -----------

       Net investment income (expense)      (23,466)    (11,533)     (12,727)      (3,012)       2,936      75,536        1,666
                                         ----------- -----------  -----------  -----------  -----------  ----------  -----------

Net realized gain (loss) on investments:
   Realized gain (loss) on sale of fund
     shares                                  43,206   4,505,534        3,410          258        8,592     (12,178)           1
   Realized gain distributions                    -           -      153,378        1,632       29,827      55,059            -
                                         ----------- -----------  -----------  -----------  -----------  ----------  -----------
       Net realized gain (loss)              43,206   4,505,534      156,788        1,890       38,419      42,881            1
                                         ----------- -----------  -----------  -----------  -----------  ----------  -----------

Change in unrealized appreciation            41,929  (2,782,796)     144,413       40,836      257,725    (145,900)        (393)
                                         ----------- -----------  -----------  -----------  -----------  ----------  -----------

       Net increase (decrease) in net
         assets from operations        $     61,669   1,711,205      288,474       39,714      299,080     (27,483)       1,274
                                         =========== ===========  ===========  ===========  ===========  ==========  ===========

COVA VARIABLE ANNUITY ACCOUNT FIVE
Statement of Operations
Year ended December 31, 1999




                                                        AIM                          Alliance             Liberty    Goldman Sachs
                                         ------------------------------------  ------------------------  ----------  -------------
                                                                                                          Newport
                                                                     V.I.                      Real        Tiger        Growth
                                                     V.I. Capital International Premier       Estate       Fund,         and
                                         V.I. Value  Appreciation   Equity       Growth     Investment    Variable      Income
                                         ----------- -----------  -----------  -----------  -----------  ----------  -------------
Income:
   Dividends                           $      6,695         604        2,148            -        7,819         263          3,086
                                         ----------- -----------  -----------  -----------  -----------  ----------  -------------

Expenses:
   Mortality and expense risk                13,931       3,959        2,744       20,892        2,378         367          2,339
   Administrative fee                         1,671         475          329        2,507          285          44            281
                                         ----------- -----------  -----------  -----------  -----------  ----------  -------------
       Total expenses                        15,602       4,434        3,073       23,399        2,663         411          2,620
                                         ----------- -----------  -----------  -----------  -----------  ----------  -------------

       Net investment income (expense)       (8,907)     (3,830)        (925)     (23,399)       5,156        (148)           466
                                         ----------- -----------  -----------  -----------  -----------  ----------  -------------

Net realized gain (loss) on investments:
   Realized gain (loss) on sale of fund
     shares                                   5,130       1,592          631       27,142       (4,604)        106            359
   Realized gain distributions               35,012      18,846        9,013       21,117            -           -              -
                                         ----------- -----------  -----------  -----------  -----------  ----------  -------------
       Net realized gain (loss)              40,142      20,438        9,644       48,259       (4,604)        106            359
                                         ----------- -----------  -----------  -----------  -----------  ----------  -------------

Change in unrealized appreciation           311,587     206,131      107,456      463,999      (13,176)     15,947          6,892
                                         ----------- -----------  -----------  -----------  -----------  ----------  -------------

       Net increase (decrease) in net
         assets from operations        $    342,822     222,739      116,175      488,859      (12,624)     15,905          7,717
                                         =========== ===========  ===========  ===========  ===========  ==========  =============

COVA VARIABLE ANNUITY ACCOUNT FIVE
Statement of Operations
Year ended December 31, 1999




                                               Goldman Sachs                           Kemper                            MFS
                                         -----------------------  -------------------------------------------------  -----------
                                                                    Kemper
                                                                    Dreman       Small        Small
                                        International  Global     High Return     Cap          Cap       Government
                                           Equity      Income       Equity       Growth       Value      Securities     Bond
                                         ----------- -----------  -----------  -----------  -----------  ----------  -----------
Income:
   Dividends                           $      4,983       1,089            1            -        1,730       3,820            3
                                         ----------- -----------  -----------  -----------  -----------  ----------  -----------

Expenses:
   Mortality and expense risk                 3,183         412            1          938        2,446       1,895            1
   Administrative fee                           382          49            -          113          293         228            -
                                         ----------- -----------  -----------  -----------  -----------  ----------  -----------
       Total expenses                         3,565         461            1        1,051        2,739       2,123            1
                                         ----------- -----------  -----------  -----------  -----------  ----------  -----------

       Net investment income (expense)        1,418         628            -       (1,051)      (1,009)      1,697            2
                                         ----------- -----------  -----------  -----------  -----------  ----------  -----------

Net realized gain (loss) on investments:
   Realized gain (loss) on sale of fund
     shares                                   1,288          (7)           -        1,110       (2,773)       (721)           -
   Realized gain distributions               24,795         173            1            -            -           -            -
                                         ----------- -----------  -----------  -----------  -----------  ----------  -----------
       Net realized gain (loss)              26,083         166            1        1,110       (2,773)       (721)           -
                                         ----------- -----------  -----------  -----------  -----------  ----------  -----------

Change in unrealized appreciation            59,308      (1,589)         (13)      33,083       10,537        (130)          (4)
                                         ----------- -----------  -----------  -----------  -----------  ----------  -----------

       Net increase (decrease) in net
         assets from operations        $     86,809        (795)         (12)      33,142        6,755         846           (2)
                                         =========== ===========  ===========  ===========  ===========  ==========  ===========

COVA VARIABLE ANNUITY ACCOUNT FIVE
Statement of Operations
Year ended December 31, 1999




                                                                                  MFS                                   Oppenheimer
                                         ----------------------------------------------------------------------------  -------------
                                                                                  F&C
                                                       Growth                   Emerging
                                                        with       Emerging     Markets        High        Global        Capital
                                          Research     Income       Growth       Equity       Income     Governments   Appreciation
                                         ----------- -----------  -----------  -----------  -----------  ------------  -------------
Income:
   Dividends                            $       988       3,199            -           11        8,526           322            262
                                         ----------- -----------  -----------  -----------  -----------  ------------  -------------

Expenses:
   Mortality and expense risk                 7,330      13,846       10,888          323        2,132            89          1,470
   Administrative fee                           879       1,662        1,307           39          256            11            176
                                         ----------- -----------  -----------  -----------  -----------  ------------  -------------
       Total expenses                         8,209      15,508       12,195          362        2,388           100          1,646
                                         ----------- -----------  -----------  -----------  -----------  ------------  -------------

       Net investment income (expense)       (7,221)    (12,309)     (12,195)        (351)       6,138           222         (1,384)
                                         ----------- -----------  -----------  -----------  -----------  ------------  -------------

Net realized gain (loss) on investments:
   Realized gain (loss) on sale of fund
     shares                                   2,134       4,845       15,552       (1,742)       1,396           (54)         1,944
   Realized gain distributions                5,219       3,839            -            -            -             -          2,880
                                         ----------- -----------  -----------  -----------  -----------  ------------  -------------
       Net realized gain (loss)               7,353       8,684       15,552       (1,742)       1,396           (54)         4,824
                                         ----------- -----------  -----------  -----------  -----------  ------------  -------------

Change in unrealized appreciation           151,202      71,703      596,456       13,160          414          (431)        53,315
                                         ----------- -----------  -----------  -----------  -----------  ------------  -------------

       Net increase (decrease) in net
         assets from operations         $   151,334      68,078      599,813       11,067        7,948          (263)        56,755
                                         =========== ===========  ===========  ===========  ===========  ============  =============


COVA VARIABLE ANNUITY ACCOUNT FIVE
Statement of Operations
Year ended December 31, 1999




                                                            Oppenheimer                                    Putnam
                                         -------------------------------------------------  -------------------------------------
                                         Main Street
                                           Growth                                           VT Growth
                                            and          High                   Strategic      and         VT New
                                           Income       Income        Bond        Bond        Income       Value       VT Vista
                                         -----------  -----------  -----------  ----------  -----------  -----------  -----------
Income:
   Dividends                           $        815        8,100       22,575       1,644       15,328            3       22,701
                                         -----------  -----------  -----------  ----------  -----------  -----------  -----------

Expenses:
   Mortality and expense risk                 3,304        1,968        6,941         656       15,747          394        2,089
   Administrative fee                           397          236          833          79        1,890           47          251
                                         -----------  -----------  -----------  ----------  -----------  -----------  -----------
       Total expenses                         3,701        2,204        7,774         735       17,637          441        2,340
                                         -----------  -----------  -----------  ----------  -----------  -----------  -----------

       Net investment income (expense)       (2,886)       5,896       14,801         909       (2,309)        (438)      20,361
                                         -----------  -----------  -----------  ----------  -----------  -----------  -----------

Net realized gain (loss) on investments:
   Realized gain (loss) on sale of fund
     shares                                   6,139         (552)      (1,846)       (128)       3,242        1,153        3,690
   Realized gain distributions                1,373            -        2,168           -       76,488          667            -
                                         -----------  -----------  -----------  ----------  -----------  -----------  -----------
       Net realized gain (loss)               7,512         (552)         322        (128)      79,730        1,820        3,690
                                         -----------  -----------  -----------  ----------  -----------  -----------  -----------

Change in unrealized appreciation            50,323       (1,438)     (28,165)        265      (94,639)      (1,091)      71,288
                                         -----------  -----------  -----------  ----------  -----------  -----------  -----------

       Net increase (decrease) in net
         assets from operations        $     54,949        3,906      (13,042)      1,046      (17,218)         291       95,339
                                         ===========  ===========  ===========  ==========  ===========  ===========  ===========


COVA VARIABLE ANNUITY ACCOUNT FIVE
Statement of Operations
Year ended December 31, 1999




                                                   Putnam                                     Templeton
                                        ---------------------------  ---------------------------------------------------------------
                                                           VT
                                             VT       International                Franklin
                                        International     New                     Small Cap                              Developing
                                           Growth     Opportunities     Bond      Investments    Stock     International  Markets
                                        ------------- -------------  -----------  -----------  ----------- ------------  -----------
Income:
   Dividends                          $            -            37            -            -            -        1,767          833
                                        ------------- -------------  -----------  -----------  ----------- ------------  -----------

Expenses:
   Mortality and expense risk                 11,652         1,364           37        1,010          628        2,882        1,197
   Administrative fee                          1,398           164            4          121           76          346          144
                                        ------------- -------------  -----------  -----------  ----------- ------------  -----------
       Total expenses                         13,050         1,528           41        1,131          704        3,228        1,341
                                        ------------- -------------  -----------  -----------  ----------- ------------  -----------

       Net investment income (expense)       (13,050)       (1,491)         (41)      (1,131)        (704)      (1,461)        (508)
                                        ------------- -------------  -----------  -----------  ----------- ------------  -----------

Net realized gain (loss) on investments:
   Realized gain (loss) on sale of fund
     shares                                   11,098         3,534            -       44,682         (197)         106        5,858
   Realized gain distributions                     -             -            -            -            -        6,140            -
                                        ------------- -------------  -----------  -----------  ----------- ------------  -----------
       Net realized gain (loss)               11,098         3,534            -       44,682         (197)       6,246        5,858
                                        ------------- -------------  -----------  -----------  ----------- ------------  -----------

Change in unrealized appreciation            515,817        91,568           (9)      33,706       14,590       62,767       33,553
                                        ------------- -------------  -----------  -----------  ----------- ------------  -----------

       Net increase (decrease) in net
         assets from operations       $      513,865        93,611          (50)      77,257       13,689       67,552       38,903
                                        ============= =============  ===========  ===========  =========== ============  ===========

COVA VARIABLE ANNUITY ACCOUNT FIVE
Statement of Operations
Year ended December 31, 1999




                                                   Templeton                                 Fidelity
                                         --------------------------  ---------------------------------------------------------------

                                           Mutual       Franklin                                VIP III      VIP III        VIP
                                           Shares        Growth         VIP        VIP II       Growth       Growth &     Equity-
                                         Investments   Investments    Growth     Contrafund   Opportunities   Income       Income
                                         ------------  ------------  ----------  -----------  ------------  -----------  -----------
Income:
   Dividends                            $         35             -          11            5            14          153          124
                                         ------------  ------------  ----------  -----------  ------------  -----------  -----------

Expenses:
   Mortality and expense risk                    616           465         405           58            68          719          350
   Administrative fee                             74            56          49            7             9           86           42
                                         ------------  ------------  ----------  -----------  ------------  -----------  -----------
       Total expenses                            690           521         454           65            77          805          392
                                         ------------  ------------  ----------  -----------  ------------  -----------  -----------

       Net investment income (expense)          (655)         (521)       (443)         (60)          (63)        (652)        (268)
                                         ------------  ------------  ----------  -----------  ------------  -----------  -----------

Net realized gain (loss) on investments:
   Realized gain (loss) on sale of fund
     shares                                     (164)           29         212            3             3          180           (8)
   Realized gain distributions                     -             -         688           35            25          306          273
                                         ------------  ------------  ----------  -----------  ------------  -----------  -----------
       Net realized gain (loss)                 (164)           29         900           38            28          486          265
                                         ------------  ------------  ----------  -----------  ------------  -----------  -----------

Change in unrealized appreciation              1,570        24,948      13,973        1,207           418        4,028       (1,623)
                                         ------------  ------------  ----------  -----------  ------------  -----------  -----------

       Net increase (decrease) in net
         assets from operations         $        751        24,456      14,430        1,185           383        3,862       (1,626)
                                         ============  ============  ==========  ===========  ============  ===========  ===========

COVA VARIABLE ANNUITY ACCOUNT FIVE
Statement of Operations
Year ended December 31, 1999




                                                     American Century                         Dreyfus                    INVESCO
                                        --------------------------------------- --------------------------------------  -----------

                                        VP Income                                               VIF           VIF
                                            &             VP                      Stock      Disciplined    Capital        VIF
                                          Growth     International   VP Value     Index        Stock      Appreciation   Dynamics
                                        -----------  -------------  ----------- -----------  -----------  ------------  -----------
Income:
   Dividends                          $          -              -            -           -            -             1            -
                                        -----------  -------------  ----------- -----------  -----------  ------------  -----------

Expenses:
   Mortality and expense risk                    5              -            3           -            -             -            8
   Administrative fee                            1              -            -           -            -             -            1
                                        -----------  -------------  ----------- -----------  -----------  ------------  -----------
       Total expenses                            6              -            3           -            -             -            9
                                        -----------  -------------  ----------- -----------  -----------  ------------  -----------

       Net investment income (expense)          (6)             -           (3)          -            -             1           (9)
                                        -----------  -------------  ----------- -----------  -----------  ------------  -----------

Net realized gain (loss) on investments:
   Realized gain (loss) on sale of fund
     shares                                      -              -            -           -            -             -            -
   Realized gain distributions                   -              -            -           -            1             -            -
                                        -----------  -------------  ----------- -----------  -----------  ------------  -----------
       Net realized gain (loss)                  -              -            -           -            1             -            -
                                        -----------  -------------  ----------- -----------  -----------  ------------  -----------

Change in unrealized appreciation              407             25          134           3            2             -        1,133
                                        -----------  -------------  ----------- -----------  -----------  ------------  -----------

       Net increase (decrease) in net
         assets from operations       $        401             25          131           3            3             1        1,124
                                        ===========  =============  =========== ===========  ===========  ============  ===========


COVA VARIABLE ANNUITY ACCOUNT FIVE
Statement of Operations
Year ended December 31, 1999




                                            INVESCO                               PIMCO                     Scudder
                                           ----------  -------------------------------------------------- -------------

                                              VIF         High         Low       StocksPLUS     Total
                                             High        Yield       Duration     Growth &      Return
                                             Yield        Bond         Bond        Income        Bond     International    Total
                                           ----------  -----------  -----------  -----------  ----------- -------------  ----------
Income:
   Dividends                             $         7            1            1            2           36             -      777,978
                                           ----------  -----------  -----------  -----------  ----------- -------------  -----------

Expenses:
   Mortality and expense risk                      5            -            -            -            7             3    1,926,156
   Administrative fee                              -            -            -            -            1             -      231,138
                                           ----------  -----------  -----------  -----------  ----------- -------------  -----------
       Total expenses                              5            -            -            -            8             3    2,157,294
                                           ----------  -----------  -----------  -----------  ----------- -------------  -----------

       Net investment income (expense)             2            1            1            2           28            (3)  (1,379,316)
                                           ----------  -----------  -----------  -----------  ----------- -------------  -----------

Net realized gain (loss) on investments:
   Realized gain (loss) on sale of fund
     shares                                        -            -            -            -            -             -    6,077,380
   Realized gain distributions                     -            -            -            5            -             -    3,867,097
                                           ----------  -----------  -----------  -----------  ----------- -------------  -----------
       Net realized gain (loss)                    -            -            -            5            -             -    9,944,477
                                           ----------  -----------  -----------  -----------  ----------- -------------  -----------

Change in unrealized appreciation                (14)           -           (1)          (4)         (33)          516   14,495,013
                                           ----------  -----------  -----------  -----------  ----------- -------------  -----------
       Net increase (decrease) in net
         assets from operations          $       (12)           1            -            3           (5)          513   23,060,174
                                           ==========  ===========  ===========  ===========  =========== =============  ===========


See accompanying notes to financial statements.

COVA VARIABLE ANNUITY ACCOUNT FIVE
Statement of Changes in Net Assets
Year ended December 31, 1999




                                                                                     Cova
                                           -----------------------------------------------------------------------------------------
                                                                                     VKAC      Lord Abbett
                                                                                    Growth       Growth
                                            Quality       Money        Stock         and          and          Bond      Developing
                                             Income       Market       Index        Income       Income     Debenture      Growth
                                           -----------  -----------  -----------  -----------  -----------  -----------  -----------
Increase (decrease) in net assets from
   operations:
     Net investment income (expense)     $     27,520          141       12,910       13,052     (606,692)      65,126      (17,312)
     Net realized gain (loss)                 (16,883)           -      540,793      320,050       84,440       92,020        3,868
     Change in unrealized appreciation        (19,209)           -     (491,713)    (316,285)   4,841,111       63,985      402,539
                                           -----------  -----------  -----------  -----------  -----------  -----------  -----------
       Net increase (decrease) from
         operations                            (8,572)         141       61,990       16,817    4,318,859      221,131      389,095
                                           -----------  -----------  -----------  -----------  -----------  -----------  -----------

Contract transactions:
   Cova payments                                    -            -            -            -            -            -            -
   Cova redemptions                                 -            -            -            -            -            -            -
   Payments received from contract
     owners                                         -            -            -            -      944,389      381,414      194,722
   Transfers between sub-accounts
     (including fixed account), net          (762,919)    (267,611)  (2,368,403)  (2,135,471)  46,839,738    3,039,279      525,525
   Transfers for contract benefits and
     terminations                                   -            -            -            -   (3,002,856)  (1,006,153)     (14,699)
                                           -----------  -----------  -----------  -----------  -----------  -----------  -----------
       Net increase (decrease) in net
         assets from contract
         transactions                        (762,919)    (267,611)  (2,368,403)  (2,135,471)  44,781,271    2,414,540      705,548
                                           -----------  -----------  -----------  -----------  -----------  -----------  -----------

       Net increase (decrease) in net
         assets                              (771,491)    (267,470)  (2,306,413)  (2,118,654)  49,100,130    2,635,671    1,094,643

Net assets at beginning of period             771,491      267,470    2,306,413    2,118,654            -    9,200,242      784,997
                                           -----------  -----------  -----------  -----------  -----------  -----------  -----------
Net assets at end of period              $          -            -            -            -   49,100,130   11,835,913    1,879,640
                                           ===========  ===========  ===========  ===========  ===========  ===========  ===========

COVA VARIABLE ANNUITY ACCOUNT FIVE
Statement of Changes in Net Assets
Year ended December 31, 1999




                                                                                    Cova
                                          -----------------------------------------------------------------------------------------

                                            Large                                  Small        Large
                                             Cap        Mid-Cap      Quality        Cap          Cap         Select    International
                                           Research      Value         Bond        Stock        Stock        Equity       Equity
                                          -----------  -----------  -----------  -----------  -----------  -----------  -----------
Increase (decrease) in net assets from
   operations:
     Net investment income (expense)    $    (15,348)     (14,903)     (21,163)     (96,662)    (378,826)    (233,433)    (101,424)
     Net realized gain (loss)                  5,023        8,245       53,895       93,813    1,368,526    1,996,371      266,171
     Change in unrealized appreciation       318,972       59,675     (245,367)   3,442,246    3,428,923     (112,938)   2,686,189
                                          -----------  -----------  -----------  -----------  -----------  -----------  -----------
       Net increase (decrease) from
         operations                          308,647       53,017     (212,635)   3,439,397    4,418,623    1,650,000    2,850,936
                                          -----------  -----------  -----------  -----------  -----------  -----------  -----------

Contract transactions:
   Cova payments                                   -            -            -            -            -            -            -
   Cova redemptions                                -            -            -            -            -            -            -
   Payments received from contract
     owners                                  267,991       87,258      531,392       82,315    1,374,292      724,675      196,744
   Transfers between sub-accounts
     (including fixed account), net          951,597      444,509    1,586,506      260,071    8,980,569    3,816,573    1,146,758
   Transfers for contract benefits and
     terminations                            (34,563)     (39,485)    (594,581)    (790,063)  (2,219,709)  (1,316,313)    (535,952)
                                          -----------  -----------  -----------  -----------  -----------  -----------  -----------
       Net increase (decrease) in net
         assets from contract
         transactions                      1,185,025      492,282    1,523,317     (447,677)   8,135,152    3,224,935      807,550
                                          -----------  -----------  -----------  -----------  -----------  -----------  -----------

       Net increase (decrease) in net
         assets                            1,493,672      545,299    1,310,682    2,991,720   12,553,775    4,874,935    3,658,486

Net assets at beginning of period            590,022      891,997    5,969,705    8,354,086   22,000,645   17,884,073   10,045,612
                                          -----------  -----------  -----------  -----------  -----------  -----------  -----------
Net assets at end of period             $  2,083,694    1,437,296    7,280,387   11,345,806   34,554,420   22,759,008   13,704,098
                                          ===========  ===========  ===========  ===========  ===========  ===========  ===========

COVA VARIABLE ANNUITY ACCOUNT FIVE
Statement of Changes in Net Assets
Year ended December 31, 1999




                                           GACC      Lord Abbett                              Russell
                                         ----------  ------------  ----------------------------------------------------------------

                                                       Growth        Multi-                                               Real
                                          Money          and         Style      Aggressive                   Core        Estate
                                          Market       Income        Equity       Equity       Non-US        Bond      Securities
                                         ----------  ------------  -----------  -----------  -----------  -----------  ------------
Increase (decrease) in net assets from
   operations:
     Net investment income (expense)    $  (23,466)      (11,533)     (12,727)      (3,012)       2,936       75,536         1,666
     Net realized gain (loss)               43,206     4,505,534      156,788        1,890       38,419       42,881             1
     Change in unrealized appreciation      41,929    (2,782,796)     144,413       40,836      257,725     (145,900)         (393)
                                         ----------  ------------  -----------  -----------  -----------  -----------  ------------
       Net increase (decrease) from
         operations                         61,669     1,711,205      288,474       39,714      299,080      (27,483)        1,274
                                         ----------  ------------  -----------  -----------  -----------  -----------  ------------

Contract transactions:
   Cova payments                                 -             -            -            -            -            -           100
   Cova redemptions                              -             -            -            -            -            -             -
   Payments received from contract
     owners                                455,426        60,200    1,215,160      190,633      485,053      661,201        25,949
   Transfers between sub-accounts
     (including fixed account), net        672,683   (38,834,205)   1,175,694      179,643      527,338    1,142,901        28,474
   Transfers for contract benefits and
     terminations                         (808,459)      (34,968)    (148,907)     (33,783)     (61,918)    (131,305)         (202)
                                         ----------  ------------  -----------  -----------  -----------  -----------  ------------
       Net increase (decrease) in net
         assets from contract
         transactions                      319,650   (38,808,973)   2,241,947      336,493      950,473    1,672,797        54,321
                                         ----------  ------------  -----------  -----------  -----------  -----------  ------------

       Net increase (decrease) in net
         assets                            381,319   (37,097,768)   2,530,421      376,207    1,249,553    1,645,314        55,595

Net assets at beginning of period        1,439,505    37,097,768      616,473       86,525      204,186      653,798             -
                                         ----------  ------------  -----------  -----------  -----------  -----------  ------------
Net assets at end of period             $1,820,824             -    3,146,894      462,732    1,453,739    2,299,112        55,595
                                         ==========  ============  ===========  ===========  ===========  ===========  ============


COVA VARIABLE ANNUITY ACCOUNT FIVE
Statement of Changes in Net Assets
Year ended December 31, 1999



                                                                                                                          Goldman
                                                             AIM                            Alliance           Liberty     Sachs
                                           --------------------------------------  ------------------------  -----------  ----------
                                                                                                              Newport
                                                                         V.I.                      Real        Tiger       Growth
                                                        V.I. Capital  International  Premier      Estate       Fund,        and
                                           V.I. Value   Appreciation    Equity       Growth     Investment    Variable     Income
                                           -----------  ------------  -----------  -----------  -----------  -----------  ----------
Increase (decrease) in net assets from
   operations:
     Net investment income (expense)      $    (8,907)       (3,830)        (925)     (23,399)       5,156         (148)        466
     Net realized gain (loss)                  40,142        20,438        9,644       48,259       (4,604)         106         359
     Change in unrealized appreciation        311,587       206,131      107,456      463,999      (13,176)      15,947       6,892
                                           -----------  ------------  -----------  -----------  -----------  -----------  ----------
       Net increase (decrease) from
         operations                           342,822       222,739      116,175      488,859      (12,624)      15,905       7,717
                                           -----------  ------------  -----------  -----------  -----------  -----------  ----------

Contract transactions:
   Cova payments                                    -             -            -            -            -            -           -
   Cova redemptions                              (135)         (117)           -            -            -            -           -
   Payments received from contract
     owners                                   646,993       272,306       53,431      417,182       16,568        2,495      13,612
   Transfers between sub-accounts
     (including fixed account), net         1,658,069       505,453       (4,431)     799,089       50,292            -     132,926
   Transfers for contract benefits and
     terminations                             (26,208)       (1,538)      (2,052)    (128,479)     (10,924)           -      (1,905)
                                           -----------  ------------  -----------  -----------  -----------  -----------  ----------
       Net increase (decrease) in net
         assets from contract
         transactions                       2,278,719       776,104       46,948    1,087,792       55,936        2,495     144,633
                                           -----------  ------------  -----------  -----------  -----------  -----------  ----------

       Net increase (decrease) in net
         assets                             2,621,541       998,843      163,123    1,576,651       43,312       18,400     152,350

Net assets at beginning of period              37,459        65,732      174,213      919,176      176,625       22,242     129,917
                                           -----------  ------------  -----------  -----------  -----------  -----------  ----------
Net assets at end of period               $ 2,659,000     1,064,575      337,336    2,495,827      219,937       40,642     282,267
                                           ===========  ============  ===========  ===========  ===========  ===========  ==========

COVA VARIABLE ANNUITY ACCOUNT FIVE
Statement of Changes in Net Assets
Year ended December 31, 1999




                                                 Goldman Sachs                           Kemper                            MFS
                                         ------------------------  ---------------------------------------------------  -----------

                                                                     Kemper-
                                                                     Dreman        Small        Small
                                         International  Global     High Return      Cap          Cap       Government
                                           Equity       Income       Equity        Growth       Value      Securities      Bond
                                         -----------  -----------  ------------  -----------  -----------  -----------  -----------
Increase (decrease) in net assets from
   operations:
     Net investment income (expense)   $      1,418          628             -       (1,051)      (1,009)       1,697            2
     Net realized gain (loss)                26,083          166             1        1,110       (2,773)        (721)           -
     Change in unrealized appreciation       59,308       (1,589)          (13)      33,083       10,537         (130)          (4)
                                         -----------  -----------  ------------  -----------  -----------  -----------  -----------
       Net increase (decrease) from
         operations                          86,809         (795)          (12)      33,142        6,755          846           (2)
                                         -----------  -----------  ------------  -----------  -----------  -----------  -----------

Contract transactions:
   Cova payments                                  -            -             -            -            -            -            -
   Cova redemptions                               -            -             -            -            -         (106)           -
   Payments received from contract
     owners                                  24,746            -             -       17,391       46,547       44,475            -
   Transfers between sub-accounts
     (including fixed account), net         111,590        1,800             -       34,658       60,475      163,109            -
   Transfers for contract benefits and
     terminations                            (2,368)         (63)            -       (2,889)     (13,286)     (15,420)           -
                                         -----------  -----------  ------------  -----------  -----------  -----------  -----------
       Net increase (decrease) in net
         assets from contract
         transactions                       133,968        1,737             -       49,160       93,736      192,058            -
                                         -----------  -----------  ------------  -----------  -----------  -----------  -----------

       Net increase (decrease) in net
         assets                             220,777          942           (12)      82,302      100,491      192,904           (2)

Net assets at beginning of period           181,053       32,472           105       44,757      145,943       26,786          105
                                         -----------  -----------  ------------  -----------  -----------  -----------  -----------
Net assets at end of period            $    401,830       33,414            93      127,059      246,434      219,690          103
                                         ===========  ===========  ============  ===========  ===========  ===========  ===========

COVA VARIABLE ANNUITY ACCOUNT FIVE
Statement of Changes in Net Assets
Year ended December 31, 1999




                                                                                  MFS                                  Oppenheimer
                                        -----------------------------------------------------------------------------  -----------
                                                                                   F&C
                                                       Growth                    Emerging
                                                        with       Emerging      Markets        High        Global      Capital
                                         Research      Income       Growth        Equity       Income     Governments  Appreciation
                                        -----------  -----------  ------------  -----------  -----------  -----------  -----------
Increase (decrease) in net assets from
   operations:
     Net investment income (expense)  $     (7,221)     (12,309)      (12,195)        (351)       6,138          222       (1,384)
     Net realized gain (loss)                7,353        8,684        15,552       (1,742)       1,396          (54)       4,824
     Change in unrealized appreciation     151,202       71,703       596,456       13,160          414         (431)      53,315
                                        -----------  -----------  ------------  -----------  -----------  -----------  -----------
       Net increase (decrease) from
         operations                        151,334       68,078       599,813       11,067        7,948         (263)      56,755
                                        -----------  -----------  ------------  -----------  -----------  -----------  -----------

Contract transactions:
   Cova payments                                 -            -             -            -            -            -            -
   Cova redemptions                              -            -             -            -            -            -         (135)
   Payments received from contract
     owners                                136,206       89,380        81,860        1,988       33,546            -      113,274
   Transfers between sub-accounts
     (including fixed account), net        358,371      537,395       187,443       (5,243)      53,871        8,902       42,735
   Transfers for contract benefits and
     terminations                          (36,613)     (42,012)      (57,128)        (727)      (1,378)      (1,969)      (1,012)
                                        -----------  -----------  ------------  -----------  -----------  -----------  -----------
       Net increase (decrease) in net
         assets from contract
         transactions                      457,964      584,763       212,175       (3,982)      86,039        6,933      154,862
                                        -----------  -----------  ------------  -----------  -----------  -----------  -----------

       Net increase (decrease) in net
         assets                            609,298      652,841       811,988        7,085       93,987        6,670      211,617

Net assets at beginning of period          316,584      782,358       631,883       27,865      129,014        4,100       61,670
                                        -----------  -----------  ------------  -----------  -----------  -----------  -----------
Net assets at end of period           $    925,882    1,435,199     1,443,871       34,950      223,001       10,770      273,287
                                        ===========  ===========  ============  ===========  ===========  ===========  ===========


COVA VARIABLE ANNUITY ACCOUNT FIVE
Statement of Changes in Net Assets
Year ended December 31, 1999




                                                             Oppenheimer                                 Putnam
                                        --------------------------------------------------   -------------------------------------
                                        Main Street
                                          Growth                                             VT Growth
                                           and          High                    Strategic       and         VT New
                                          Income       Income        Bond          Bond        Income       Value       VT Vista
                                        -----------  -----------  ------------  -----------  -----------  -----------  -----------
Increase (decrease) in net assets from
   operations:
     Net investment income (expense)  $     (2,886)       5,896        14,801          909       (2,309)        (438)      20,361
     Net realized gain (loss)                7,512         (552)          322         (128)      79,730        1,820        3,690
     Change in unrealized appreciation      50,323       (1,438)      (28,165)         265      (94,639)      (1,091)      71,288
                                        -----------  -----------  ------------  -----------  -----------  -----------  -----------
       Net increase (decrease) from
         operations                         54,949        3,906       (13,042)       1,046      (17,218)         291       95,339
                                        -----------  -----------  ------------  -----------  -----------  -----------  -----------

Contract transactions:
   Cova payments                                 -            -             -            -            -            -            -
   Cova redemptions                              -            -             -            -            -            -            -
   Payments received from contract
     owners                                 76,794      107,415        57,943       14,538      133,519       10,334       22,606
   Transfers between sub-accounts
     (including fixed account), net        162,572       46,608       220,942       35,210      588,208       (4,129)     133,827
   Transfers for contract benefits and
     terminations                          (18,819)      (1,231)      (19,740)        (737)    (115,667)      (5,309)     (16,893)
                                        -----------  -----------  ------------  -----------  -----------  -----------  -----------
       Net increase (decrease) in net
         assets from contract
         transactions                      220,547      152,792       259,145       49,011      606,060          896      139,540
                                        -----------  -----------  ------------  -----------  -----------  -----------  -----------

       Net increase (decrease) in net
         assets                            275,496      156,698       246,103       50,057      588,842        1,187      234,879

Net assets at beginning of period          153,884      104,364       489,350       27,279      913,554       23,119       80,253
                                        -----------  -----------  ------------  -----------  -----------  -----------  -----------
Net assets at end of period           $    429,380      261,062       735,453       77,336    1,502,396       24,306      315,132
                                        ===========  ===========  ============  ===========  ===========  ===========  ===========

COVA VARIABLE ANNUITY ACCOUNT FIVE
Statement of Changes in Net Assets
Year ended December 31, 1999




                                                   Putnam                                    Templeton
                                         -------------------------  ----------------------------------------------------------------
                                                          VT
                                             VT       International               Franklin
                                         International    New                     Small Cap                              Developing
                                           Growth     Opportunities    Bond      Investments     Stock      International Markets
                                         -----------  ------------  ------------ ------------  -----------  -----------  -----------
Increase (decrease) in net assets from
   operations:
     Net investment income (expense)    $   (13,050)       (1,491)          (41)      (1,131)        (704)      (1,461)        (508)
     Net realized gain (loss)                11,098         3,534             -       44,682         (197)       6,246        5,858
     Change in unrealized appreciation      515,817        91,568            (9)      33,706       14,590       62,767       33,553
                                         -----------  ------------  ------------ ------------  -----------  -----------  -----------
       Net increase (decrease) from
         operations                         513,865        93,611           (50)      77,257       13,689       67,552       38,903
                                         -----------  ------------  ------------ ------------  -----------  -----------  -----------

Contract transactions:
   Cova payments                                  -             -           100          100          100            -            -
   Cova redemptions                               -             -             -         (122)        (117)        (114)           -
   Payments received from contract
     owners                                 141,900         3,024         5,127        9,200       49,708      121,554       10,245
   Transfers between sub-accounts
     (including fixed account), net         229,893        48,759         2,539      231,115       52,225      318,945       53,093
   Transfers for contract benefits and
     terminations                           (30,601)         (665)            -     (189,520)         104       (1,334)      (3,225)
                                         -----------  ------------  ------------ ------------  -----------  -----------  -----------
       Net increase (decrease) in net
         assets from contract
         transactions                       341,192        51,118         7,766       50,773      102,020      439,051       60,113
                                         -----------  ------------  ------------ ------------  -----------  -----------  -----------

       Net increase (decrease) in net
         assets                             855,057       144,729         7,716      128,030      115,709      506,603       99,016

Net assets at beginning of period           663,486        54,626             -            -            -       60,631       53,149
                                         -----------  ------------  ------------ ------------  -----------  -----------  -----------
Net assets at end of period             $ 1,518,543       199,355         7,716      128,030      115,709      567,234      152,165
                                         ===========  ============  ============ ============  ===========  ===========  ===========


COVA VARIABLE ANNUITY ACCOUNT FIVE
Statement of Changes in Net Assets
Year ended December 31, 1999




                                                  Templeton                                 Fidelity
                                         ------------------------  ----------------------------------------------------------------

                                           Mutual      Franklin                                VIP III      VIP III        VIP
                                           Shares       Growth        VIP         VIP II       Growth       Growth &     Equity-
                                         Investments  Investments    Growth     Contrafund   Opportunities   Income       Income
                                         -----------  -----------  -----------  -----------  ------------  -----------  -----------
Increase (decrease) in net assets from
   operations:
     Net investment income (expense)   $       (655)        (521)        (443)         (60)          (63)        (652)        (268)
     Net realized gain (loss)                  (164)          29          900           38            28          486          265
     Change in unrealized appreciation        1,570       24,948       13,973        1,207           418        4,028       (1,623)
                                         -----------  -----------  -----------  -----------  ------------  -----------  -----------
       Net increase (decrease) from
         operations                             751       24,456       14,430        1,185           383        3,862       (1,626)
                                         -----------  -----------  -----------  -----------  ------------  -----------  -----------

Contract transactions:
   Cova payments                                  -          100            -            -             -            -            -
   Cova redemptions                            (121)        (120)           -            -             -            -            -
   Payments received from contract
     owners                                       -            -       41,465        6,405         4,570       41,668        3,029
   Transfers between sub-accounts
     (including fixed account), net          88,846      132,874       22,366          922            35       20,802       28,683
   Transfers for contract benefits and
     terminations                               (10)        (545)          46            -            (1)          58           (1)
                                         -----------  -----------  -----------  -----------  ------------  -----------  -----------
       Net increase (decrease) in net
         assets from contract
         transactions                        88,715      132,309       63,877        7,327         4,604       62,528       31,711
                                         -----------  -----------  -----------  -----------  ------------  -----------  -----------

       Net increase (decrease) in net
         assets                              89,466      156,765       78,307        8,512         4,987       66,390       30,085

Net assets at beginning of period             9,105            -        6,623          975         1,345       25,524        8,239
                                         -----------  -----------  -----------  -----------  ------------  -----------  -----------
Net assets at end of period            $     98,571      156,765       84,930        9,487         6,332       91,914       38,324
                                         ===========  ===========  ===========  ===========  ============  ===========  ===========

COVA VARIABLE ANNUITY ACCOUNT FIVE
Statement of Changes in Net Assets
Year ended December 31, 1999




                                                      American Century                         Dreyfus                    INVESCO
                                         --------------------------------------  -------------------------------------  -----------

                                         VP Income                                               VIF          VIF
                                             &            VP           VP          Stock      Disciplined   Capital        VIF
                                           Growth     International   Value        Index        Stock      Appreciation  Dynamics
                                         -----------  -----------  ------------  -----------  -----------  -----------  -----------
Increase (decrease) in net assets from
   operations:
     Net investment income (expense)   $         (6)           -            (3)           -            -            1           (9)
     Net realized gain (loss)                     -            -             -            -            1            -            -
     Change in unrealized appreciation          407           25           134            3            2            -        1,133
                                         -----------  -----------  ------------  -----------  -----------  -----------  -----------
       Net increase (decrease) from
         operations                             401           25           131            3            3            1        1,124
                                         -----------  -----------  ------------  -----------  -----------  -----------  -----------

Contract transactions:
   Cova payments                                100          100           100          100          100          100          100
   Cova redemptions                               -            -             -            -            -            -            -
   Payments received from contract
     owners                                  10,000            -         5,000            -            -            -       20,526
   Transfers between sub-accounts
     (including fixed account), net               -            -             -            -            -            -            -
   Transfers for contract benefits and
     terminations                                 -            -             -            -            -            -            -
                                         -----------  -----------  ------------  -----------  -----------  -----------  -----------
       Net increase (decrease) in net
         assets from contract
         transactions                        10,100          100         5,100          100          100          100       20,626
                                         -----------  -----------  ------------  -----------  -----------  -----------  -----------

       Net increase (decrease) in net
         assets                              10,501          125         5,231          103          103          101       21,750

Net assets at beginning of period                 -            -             -            -            -            -            -
                                         -----------  -----------  ------------  -----------  -----------  -----------  -----------
Net assets at end of period            $     10,501          125         5,231          103          103          101       21,750
                                         ===========  ===========  ============  ===========  ===========  ===========  ===========

COVA VARIABLE ANNUITY ACCOUNT FIVE
Statement of Changes in Net Assets
Year ended December 31, 1999




                                           INVESCO                          PIMCO                           Scudder
                                         -----------  --------------------------------------------------  -----------

                                                         High          Low       StocksPLUS     Total
                                            High        Yield       Duration      Growth &      Return
                                           Yield         Bond         Bond         Income        Bond      International   Total
                                         -----------  -----------  ------------  -----------  -----------  -----------   -----------
Increase (decrease) in net assets from
   operations:
     Net investment income (expense)   $          2            1             1            2           28           (3)   (1,379,316)
     Net realized gain (loss)                     -            -             -            5            -            -     9,944,477
     Change in unrealized appreciation          (14)           -            (1)          (4)         (33)         516    14,495,013
                                         -----------  -----------  ------------  -----------  -----------  -----------  ------------
       Net increase (decrease) from
         operations                             (12)           1             -            3           (5)         513    23,060,174
                                         -----------  -----------  ------------  -----------  -----------  -----------  ------------

Contract transactions:
   Cova payments                                100          100           100          100          100          100         1,800
   Cova redemptions                               -            -             -            -            -            -        (1,087)
   Payments received from contract
     owners                                  10,000            -             -            -       15,000        6,654    10,819,038
   Transfers between sub-accounts
     (including fixed account), net               -            -             -            -            -            -    34,060,088
   Transfers for contract benefits and
     terminations                                 -            -             -            -            -            -   (11,523,977)
                                         -----------  -----------  ------------  -----------  -----------  -----------  ------------
       Net increase (decrease) in net
         assets from contract
         transactions                        10,100          100           100          100       15,100        6,754    33,355,862
                                         -----------  -----------  ------------  -----------  -----------  -----------  ------------

       Net increase (decrease) in net
         assets                              10,088          101           100          103       15,095        7,267    56,416,036

Net assets at beginning of period                 -            -             -            -            -            -   127,869,227
                                         -----------  -----------  ------------  -----------  -----------  -----------  ------------
Net assets at end of period            $     10,088          101           100          103       15,095        7,267   184,285,263
                                         ===========  ===========  ============  ===========  ===========  ===========  ============


See accompanying notes to financial statements.

COVA VARIABLE ANNUITY ACCOUNT FIVE
Statement of Changes in Net Assets
Year ended December 31, 1998




                                                                                   Cova
                                          ----------------------------------------------------------------------------------------
                                                                                   VKAC
                                                                                  Growth                                  Large
                                           Quality       Money        Stock         and         Bond       Developing      Cap
                                            Income      Market        Index       Income      Debenture     Growth      Research
                                          ----------  -----------  -----------  -----------  -----------  -----------  -----------
Increase (decrease) in net assets from
   operations:
     Net investment income (expense)    $    31,278       11,868      (17,610)     (15,214)      92,644       (5,086)      (2,082)
     Net realized gain (loss)                 1,603            -      391,001      237,648       87,212       (1,333)          25
     Change in unrealized appreciation        4,531            -       98,370       64,902      110,064       57,229       52,098
                                          ----------  -----------  -----------  -----------  -----------  -----------  -----------
       Net increase (decrease) in
         net assets from operations          37,412       11,868      471,761      287,336      289,920       50,810       50,041
                                          ----------  -----------  -----------  -----------  -----------  -----------  -----------

Contract transactions:
   Cova payments                                  -            -            -            -            -            -            -
   Cova redemptions                               -            -            -            -            -            -            -
   Payments received from contract
     owners                                       -            -            -        1,000    1,051,661      334,325      237,270
   Transfers between sub-accounts
     (including fixed account), net          11,714     (111,191)     138,069      202,862    3,726,785      337,360      303,087
   Transfers for contract benefits and
     terminations                            (8,629)      (3,863)     (40,936)     (52,497)    (343,261)      (1,070)        (376)
                                          ----------  -----------  -----------  -----------  -----------  -----------  -----------
       Net increase (decrease) in net
         assets from contract
         transactions                         3,085     (115,054)      97,133      151,365    4,435,185      670,615      539,981
                                          ----------  -----------  -----------  -----------  -----------  -----------  -----------

       Net increase (decrease) in net
         assets                              40,497     (103,186)     568,894      438,701    4,725,105      721,425      590,022

Net assets at beginning of period           730,994      370,656    1,737,519    1,679,953    4,475,137       63,572            -
                                          ----------  -----------  -----------  -----------  -----------  -----------  -----------
Net assets at end of period             $   771,491      267,470    2,306,413    2,118,654    9,200,242      784,997      590,022
                                          ==========  ===========  ===========  ===========  ===========  ===========  ===========

COVA VARIABLE ANNUITY ACCOUNT FIVE
Statement of Changes in Net Assets
Year ended December 31, 1998




                                                                                  Cova                                   GACC
                                         ---------------------------------------------------------------------------  -----------

                                                                      Small        Large
                                           Mid-Cap      Quality        Cap          Cap       Select    International   Money
                                            Value        Bond         Stock        Stock      Equity       Equity       Market
                                         -----------  -----------  -----------  ----------- -----------  -----------  -----------
Increase (decrease) in net assets from
   operations:
     Net investment income (expense)   $     (5,560)      29,095      (95,891)    (176,715)   (152,047)      34,256       (6,981)
     Net realized gain (loss)                (4,501)      10,751      280,526      352,389     999,481       25,322       18,462
     Change in unrealized appreciation       11,980      212,005     (768,604)   4,086,693   1,878,770      827,333        8,306
                                         -----------  -----------  -----------  ----------- -----------  -----------  -----------
       Net increase (decrease) in
         net assets from operations           1,919      251,851     (583,969)   4,262,367   2,726,204      886,911       19,787
                                         -----------  -----------  -----------  ----------- -----------  -----------  -----------

Contract transactions:
   Cova payments                                  -            -            -            -           -            -            -
   Cova redemptions                               -            -            -            -           -            -            -
   Payments received from contract
     owners                                 593,364      828,237      664,035    1,433,747   1,284,829      470,560    1,894,032
   Transfers between sub-accounts
     (including fixed account), net         210,332    2,485,711    2,154,230    6,772,257   4,674,806    2,712,309     (358,103)
   Transfers for contract benefits and
     terminations                            (2,706)    (213,576)    (458,393)    (691,973)   (646,951)    (375,560)    (266,514)
                                         -----------  -----------  -----------  ----------- -----------  -----------  -----------
       Net increase (decrease) in net
         assets from contract
         transactions                       800,990    3,100,372    2,359,872    7,514,031   5,312,684    2,807,309    1,269,415
                                         -----------  -----------  -----------  ----------- -----------  -----------  -----------

       Net increase (decrease) in net
         assets                             802,909    3,352,223    1,775,903   11,776,398   8,038,888    3,694,220    1,289,202

Net assets at beginning of period            89,088    2,617,482    6,578,183   10,224,247   9,845,185    6,351,392      150,303
                                         -----------  -----------  -----------  ----------- -----------  -----------  -----------
Net assets at end of period            $    891,997    5,969,705    8,354,086   22,000,645  17,884,073   10,045,612    1,439,505
                                         ===========  ===========  ===========  =========== ===========  ===========  ===========

COVA VARIABLE ANNUITY ACCOUNT FIVE
Statement of Changes in Net Assets
Year ended December 31, 1998




                                         Lord Abbett                       Russell                                 AIM
                                         -----------  -------------------------------------------------  ------------------------

                                           Growth       Multi-
                                             and         Style      Aggressive                 Core                    V.I. Capital
                                           Income       Equity       Equity       Non-US       Bond       V.I. Value   Appreciation
                                         -----------  -----------  -----------  ----------- -----------  -----------  -----------
Increase (decrease) in net assets from
   operations:
     Net investment income (expense)   $    110,598       (2,142)        (365)        (884)      1,981          (29)        (179)
     Net realized gain (loss)             1,847,461          202          (45)         (78)          2          (47)       1,256
     Change in unrealized appreciation    1,268,706       37,385       (1,753)       1,844       3,543        1,376        5,386
                                         -----------  -----------  -----------  ----------- -----------  -----------  -----------
       Net increase (decrease) in
         net assets from operations       3,226,765       35,445       (2,163)         882       5,526        1,300        6,463
                                         -----------  -----------  -----------  ----------- -----------  -----------  -----------

Contract transactions:
   Cova payments                                  -          100          100          100         100          100          100
   Cova redemptions                               -         (127)         (95)         (93)       (103)           -            -
   Payments received from contract
     owners                               2,282,528      550,062       80,621      187,582     578,539       33,651       57,937
   Transfers between sub-accounts
     (including fixed account), net       8,659,268       31,554        8,298       15,688      70,898        2,043        1,227
   Transfers for contract benefits and
     terminations                        (1,472,455)        (561)        (236)          27      (1,162)         365            5
                                         -----------  -----------  -----------  ----------- -----------  -----------  -----------
       Net increase (decrease) in net
         assets from contract
         transactions                     9,469,341      581,028       88,688      203,304     648,272       36,159       59,269
                                         -----------  -----------  -----------  ----------- -----------  -----------  -----------

       Net increase (decrease) in net
         assets                          12,696,106      616,473       86,525      204,186     653,798       37,459       65,732

Net assets at beginning of period        24,401,662            -            -            -           -            -            -
                                         -----------  -----------  -----------  ----------- -----------  -----------  -----------
Net assets at end of period            $ 37,097,768      616,473       86,525      204,186     653,798       37,459       65,732
                                         ===========  ===========  ===========  =========== ===========  ===========  ===========


COVA VARIABLE ANNUITY ACCOUNT FIVE
Statement of Changes in Net Assets
Year ended December 31, 1998




                                            AIM              Alliance            Liberty              Goldman Sachs
                                        -----------  ------------------------  ----------- -------------------------------------
                                                                                 Newport
                                           V.I.                      Real         Tiger      Growth
                                         International Premier      Estate        Fund,        and     International   Global
                                          Equity       Growth      Investment   Variable     Income       Equity       Income
                                        -----------  -----------  -----------  ----------- -----------  -----------  -----------
Increase (decrease) in net assets from
   operations:
     Net investment income (expense)  $        187       (4,379)        (540)         355         125       (1,051)       1,029
     Net realized gain (loss)               (5,943)      (6,634)      (2,767)           4      (4,119)       1,202          330
     Change in unrealized appreciation      (6,224)     118,514      (17,191)       2,743     (11,213)       2,720         (187)
                                        -----------  -----------  -----------  ----------- -----------  -----------  -----------
       Net increase (decrease) in
         net assets from operations        (11,980)     107,501      (20,498)       3,102     (15,207)       2,871        1,172
                                        -----------  -----------  -----------  ----------- -----------  -----------  -----------

Contract transactions:
   Cova payments                               100          100          100          100         100          100          100
   Cova redemptions                           (100)        (138)         (81)           -         (97)         (86)           -
   Payments received from contract
     owners                                184,408      794,977      178,563       19,040     128,899      154,193       31,200
   Transfers between sub-accounts
     (including fixed account), net          3,073       20,139       19,454            -      16,047       23,975            -
   Transfers for contract benefits and
     terminations                           (1,288)      (3,403)        (913)           -         175            -            -
                                        -----------  -----------  -----------  ----------- -----------  -----------  -----------
       Net increase (decrease) in net
         assets from contract
         transactions                      186,193      811,675      197,123       19,140     145,124      178,182       31,300
                                        -----------  -----------  -----------  ----------- -----------  -----------  -----------

       Net increase (decrease) in net
         assets                            174,213      919,176      176,625       22,242     129,917      181,053       32,472

Net assets at beginning of period                -            -            -            -           -            -            -
                                        -----------  -----------  -----------  ----------- -----------  -----------  -----------
Net assets at end of period           $    174,213      919,176      176,625       22,242     129,917      181,053       32,472
                                        ===========  ===========  ===========  =========== ===========  ===========  ===========

COVA VARIABLE ANNUITY ACCOUNT FIVE
Statement of Changes in Net Assets
Year ended December 31, 1998




                                                                Kemper                                       MFS
                                           -------------------------------------------------  -------------------------------------
                                             Kemper-
                                             Dreman        Small        Small                                             Growth
                                            High Return     Cap          Cap       Government                              with
                                             Equity       Growth        Value      Securities    Bond       Research      Income
                                           -----------  -----------  -----------  ----------  -----------  -----------  -----------
Increase (decrease) in net assets from
   operations:
     Net investment income (expense)     $          -         (265)        (889)        (42)           -       (1,500)      (4,815)
     Net realized gain (loss)                       -          191       (6,422)          -            -          145       (4,972)
     Change in unrealized appreciation              5        3,989      (13,980)        206            5       24,572       54,989
                                           -----------  -----------  -----------  ----------  -----------  -----------  -----------
       Net increase (decrease) in
         net assets from operations                 5        3,915      (21,291)        164            5       23,217       45,202
                                           -----------  -----------  -----------  ----------  -----------  -----------  -----------

Contract transactions:
   Cova payments                                  100          100          100         100          100          100          100
   Cova redemptions                                 -         (108)         (78)          -            -         (123)        (120)
   Payments received from contract
     owners                                         -       35,374      184,026      23,032            -      252,002      692,249
   Transfers between sub-accounts
     (including fixed account), net                 -        5,487      (15,831)      3,490            -       42,134       48,220
   Transfers for contract benefits and
     terminations                                   -          (11)        (983)          -            -         (746)      (3,293)
                                           -----------  -----------  -----------  ----------  -----------  -----------  -----------
       Net increase (decrease) in net
         assets from contract
         transactions                             100       40,842      167,234      26,622          100      293,367      737,156
                                           -----------  -----------  -----------  ----------  -----------  -----------  -----------

       Net increase (decrease) in net
         assets                                   105       44,757      145,943      26,786          105      316,584      782,358

Net assets at beginning of period                   -            -            -           -            -            -            -
                                           -----------  -----------  -----------  ----------  -----------  -----------  -----------
Net assets at end of period              $        105       44,757      145,943      26,786          105      316,584      782,358
                                           ===========  ===========  ===========  ==========  ===========  ===========  ===========

COVA VARIABLE ANNUITY ACCOUNT FIVE
Statement of Changes in Net Assets
Year ended December 31, 1998




                                                                MFS                                    Oppenheimer
                                         -------------------------------------------------  ---------------------------------------
                                                        F&C                                                Main Street
                                                     Emerging                                                Growth
                                         Emerging     Markets       High         Global       Capital         and          High
                                          Growth      Equity       Income      Governments   Appreciation    Income       Income
                                         ---------  -----------  -----------  ------------  ------------  ------------  -----------
Increase (decrease) in net assets from
   operations:
     Net investment income (expense)    $  (3,541)         124         (541)           (8)         (286)         (748)        (559)
     Net realized gain (loss)              (2,706)     (10,435)      (1,086)            1         1,028          (157)        (139)
     Change in unrealized appreciation     87,574       (7,685)      (2,625)          189         9,357          (771)      (2,071)
                                         ---------  -----------  -----------  ------------  ------------  ------------  -----------
       Net increase (decrease) in
         net assets from operations        81,327      (17,996)      (4,252)          182        10,099        (1,676)      (2,769)
                                         ---------  -----------  -----------  ------------  ------------  ------------  -----------

Contract transactions:
   Cova payments                              100          100          100           100           100           100          100
   Cova redemptions                          (126)         (65)         (93)            -             -           (89)         (93)
   Payments received from contract
     owners                               527,982       71,508      125,820         3,193        42,486       144,121       93,367
   Transfers between sub-accounts
     (including fixed account), net        24,659      (25,211)       8,401           625         9,440        11,637       14,033
   Transfers for contract benefits and
     terminations                          (2,059)        (471)        (962)            -          (455)         (209)        (274)
                                         ---------  -----------  -----------  ------------  ------------  ------------  -----------
       Net increase (decrease) in net
         assets from contract
         transactions                     550,556       45,861      133,266         3,918        51,571       155,560      107,133
                                         ---------  -----------  -----------  ------------  ------------  ------------  -----------

       Net increase (decrease) in net
         assets                           631,883       27,865      129,014         4,100        61,670       153,884      104,364

Net assets at beginning of period               -            -            -             -             -             -            -
                                         ---------  -----------  -----------  ------------  ------------  ------------  -----------
Net assets at end of period             $ 631,883       27,865      129,014         4,100        61,670       153,884      104,364
                                         =========  ===========  ===========  ============  ============  ============  ===========


COVA VARIABLE ANNUITY ACCOUNT FIVE
Statement of Changes in Net Assets
Year ended December 31, 1998




                                               Oppenheimer                               Putnam
                                          -------------------  ------------------------------------------------------------------
                                                                                                                        VT
                                                                VT Growth                                 VT        International
                                                    Strategic     and         VT New                 International      New
                                            Bond      Bond       Income        Value      VT Vista      Growth      Opportunities
                                          --------  ---------  -----------  -----------  ----------- ------------  -------------
Increase (decrease) in net assets from
   operations:
     Net investment income (expense)    $  (2,628)      (166)      (5,191)         101         (436)      (1,984)          (266)
     Net realized gain (loss)                 238         (4)      (4,815)          79          (12)      (8,326)           (27)
     Change in unrealized appreciation     12,503       (129)      44,649          860        7,815       (2,297)           299
                                          --------  ---------  -----------  -----------  ----------- ------------  -------------
       Net increase (decrease) in
         net assets from operations        10,113       (299)      34,643        1,040        7,367      (12,607)             6
                                          --------  ---------  -----------  -----------  ----------- ------------  -------------

Contract transactions:
   Cova payments                              100        100          100          100          100          100            100
   Cova redemptions                          (105)         -         (113)           -         (109)        (127)          (109)
   Payments received from contract
     owners                               407,896     22,655      787,874        4,669       46,531      674,756         50,740
   Transfers between sub-accounts
     (including fixed account), net        73,891      4,823       94,763       17,311       26,352        5,031          3,797
   Transfers for contract benefits and
     terminations                          (2,545)         -       (3,713)          (1)          12       (3,667)            92
                                          --------  ---------  -----------  -----------  ----------- ------------  -------------
       Net increase (decrease) in net
         assets from contract
         transactions                     479,237     27,578      878,911       22,079       72,886      676,093         54,620
                                          --------  ---------  -----------  -----------  ----------- ------------  -------------

       Net increase (decrease) in net
         assets                           489,350     27,279      913,554       23,119       80,253      663,486         54,626

Net assets at beginning of period               -          -            -            -            -            -              -
                                          --------  ---------  -----------  -----------  ----------- ------------  -------------
Net assets at end of period             $ 489,350     27,279      913,554       23,119       80,253      663,486         54,626
                                          ========  =========  ===========  ===========  =========== ============  =============


COVA VARIABLE ANNUITY ACCOUNT FIVE
Statement of Changes in Net Assets
Year ended December 31, 1998




                                                        Templeton                                  Fidelity
                                         --------------------------------------  -------------------------------------------------

                                                                      Mutual                               VIP III       VIP III
                                                        Developing    Shares       VIP       VIP II        Growth       Growth &
                                          International  Markets     Investments  Growth    Contrafund   Opportunities   Income
                                         ------------  -----------  -----------  --------  -----------  -------------  -----------
Increase (decrease) in net assets from
   operations:
     Net investment income (expense)   $        (139)         (93)          (3)      (17)          (1)             -          (58)
     Net realized gain (loss)                      9            8            -         -            -              -            -
     Change in unrealized appreciation         4,711        3,570          263     1,118           99             19        3,784
                                         ------------  -----------  -----------  --------  -----------  -------------  -----------
       Net increase (decrease) in
         net assets from operations            4,581        3,485          260     1,101           98             19        3,726
                                         ------------  -----------  -----------  --------  -----------  -------------  -----------

Contract transactions:
   Cova payments                                 100          100          100       100          100            100          100
   Cova redemptions                                -         (133)           -         -            -              -            -
   Payments received from contract
     owners                                   54,930       25,540        8,079       990          777              -        3,746
   Transfers between sub-accounts
     (including fixed account), net            1,153       24,157          666     4,427            -          1,226       17,428
   Transfers for contract benefits and
     terminations                               (133)           -            -         5            -              -          524
                                         ------------  -----------  -----------  --------  -----------  -------------  -----------
       Net increase (decrease) in net
         assets from contract
         transactions                         56,050       49,664        8,845     5,522          877          1,326       21,798
                                         ------------  -----------  -----------  --------  -----------  -------------  -----------

       Net increase (decrease) in net
         assets                               60,631       53,149        9,105     6,623          975          1,345       25,524

Net assets at beginning of period                  -            -            -         -            -              -            -
                                         ------------  -----------  -----------  --------  -----------  -------------  -----------
Net assets at end of period            $      60,631       53,149        9,105     6,623          975          1,345       25,524
                                         ============  ===========  ===========  ========  ===========  =============  ===========


COVA VARIABLE ANNUITY ACCOUNT FIVE
Statement of Changes in Net Assets
Year ended December 31, 1998




                                                       Fidelity
                                                  ------------------

                                                         VIP
                                                       Equity-
                                                        Income               Total
                                                  ------------------   ------------------
Increase (decrease) in net assets from
    operations:
      Net investment income (expense)           $               (12)            (197,302)
      Net realized gain (loss)                                    -            4,192,008
      Change in unrealized appreciation                         635            8,280,979
                                                  ------------------   ------------------
         Net increase (decrease) in
           net assets from operations                           623           12,275,685
                                                  ------------------   ------------------

Contract transactions:
    Cova payments                                               100                4,200
    Cova redemptions                                              -               (2,511)
    Payments received from contract
      owners                                                  2,968           18,342,571
    Transfers between sub-accounts
      (including fixed account), net                          4,427           32,538,428
    Transfers for contract benefits and
      terminations                                              121           (4,604,519)
                                                  ------------------   ------------------
         Net increase (decrease) in net
           assets from contract
           transactions                                       7,616           46,278,169
                                                  ------------------   ------------------

         Net increase (decrease) in net
           assets                                             8,239           58,553,854

Net assets at beginning of period                                 -           69,315,373
                                                  ------------------   ------------------
Net assets at end of period                     $             8,239          127,869,227
                                                  ==================   ==================


See accompanying notes to financial statements.

COVA VARIABLE ANNUITY ACCOUNT FIVE
Notes to Financial Statements
December 31, 1999 and 1998


(1)    ORGANIZATION
       Cova Variable Annuity Account Five (the Separate Account), a unit investment trust registered under the Investment Company Act of 1940 as amended, was established by Cova Financial Life Insurance Company (CFLIC) and exists in accordance with the regulations of the California Department of Insurance. The Separate Account is a funding vehicle for variable annuity contracts issued by CFLIC.

       The Separate Account is divided into sub-accounts with the assets of each sub-account invested in corresponding portfolios of the following investment companies which are diversified, open-end, management investment companies registered under the Investment Company Act of 1940 as amended. The sub-accounts available for investment may vary between variable annuity contracts offered for sale by CFLIC.

            Cova Series Trust (Cova)                                            10 portfolios
            General American Capital Company (GACC)                              1 portfolio
            Lord Abbett Series Fund, Inc. (Lord Abbett)                          1 portfolio
            Russell Insurance Funds (Russell)                                    5 portfolios
            AIM Variable Insurance Funds, Inc. (AIM)                             3 portfolios
            Alliance Variable Products Series Fund, Inc. (Alliance)              2 portfolios
            Liberty Variable Investment Trust (Liberty)                          1 portfolio
            Goldman Sachs Variable Insurance Trust (Goldman Sachs)               3 portfolios
            Kemper Variable Series (Kemper)                                      4 portfolios
            MFS Variable Insurance Trust (MFS)                                   7 portfolios
            Oppenheimer Variable Account Funds (Oppenheimer)                     5 portfolios
            Putnam Variable Trust (Putnam)                                       5 portfolios
            Templeton Variable Products Series Fund (Templeton)                  7 portfolios
            Variable Insurance Products Fund, Fund II and Fund III (Fidelity)    5 portfolios
            American Century Variable Portfolios, Inc. (American Century)        3 portfolios
            Dreyfus Stock Index Fund (Dreyfus)                                   1 portfolio
            Dreyfus Variable Investment Fund (Dreyfus)                           2 portfolios
            INVESCO Variable Investment Funds, Inc.                              2 portfolios
            PIMCO Variable Insurance Trust                                       4 portfolios
            Scudder Variable Life Investment Fund                                1 portfolio

       The following sub-accounts commenced operations in 1999:

            Cova Lord Abbett Growth and Income                January 8, 1999
            Russell Real Estate Securities                       July 1, 1999
            Templeton Bond                                      March 1, 1999
            Franklin Small Cap Investments                      March 1, 1999
            Templeton Stock                                     March 2, 1999
            Franklin Growth Investments                         March 1, 1999
            American Century VP Income & Growth             November 19, 1999
            American Century VP International               November 19, 1999
            American Century VP Value                       November 19, 1999
            Dreyfus Stock Index                             November 19, 1999
            Dreyfus VIF Disciplined Stock                   November 19, 1999
            Dreyfus VIF Capital Appreciation                November 19, 1999
            INVESCO Dynamics                                November 19, 1999
            INVESCO High Yield                              November 19, 1999
            PIMCO High Yield Bond                           November 19, 1999
            PIMCO Low Duration Bond                         November 19, 1999
            PIMCO StocksPLUS Growth & Income                November 19, 1999
            PIMCO Total Return Bond                         November 19, 1999
            Scudder International                           November 19, 1999

       The following sub-accounts ceased operations in 1999:

            Lord Abbett Growth and Income                     January 8, 1999
            Cova Quality Income                               January 8, 1999
            Cova Money Market                                 January 8, 1999
            Cova Stock Index                                  January 8, 1999
            Cova VKAC Growth and Income                       January 8, 1999
            Cova Small Cap Equity                             October 8, 1999

       On August 26, 1999, CFLIC's ultimate parent company, GenAmerica Corporation entered into a definitive agreement to be acquired by Metropolitan Life Insurance Company. The acquisition occurred on January 6, 2000.

(2)    SIGNIFICANT ACCOUNTING POLICIES
       (A)  INVESTMENT VALUATION
            Investments made in the portfolios of the investment companies are valued at the reported net asset value of such portfolios, which value their investment securities at fair value. The average cost method is used to compute the realized gains and losses on the sale of portfolio shares owned by the sub-accounts. Income from dividends and gains from realized capital gain distributions are recorded on the ex-distribution date.

       (B)  REINVESTMENT OF DISTRIBUTIONS
            With the exception of the GACC Money Market Fund, dividends and gains from realized gain distributions are reinvested in additional shares of the portfolio.

            GACC follows the Federal income tax practice known as consent dividending, whereby substantially all of its net investment income and realized capital gains are deemed to pass through to the Separate Account. As a result, GACC does not distribute dividends and realized capital gains. During December of each year, the accumulated net investment income and realized capital gains of the GACC Money Market Fund are allocated to the Separate Account by increasing the cost basis and recognizing a gain in the Separate Account.


       (C)  FEDERAL INCOME TAXES
            The operations of the Separate Account are included in the federal income tax return of CFLIC which is taxed as a Life Insurance Company under the provisions of the Internal Revenue Code (IRC). Under current IRC provisions, CFLIC believes it will be treated as the owner of the Separate Account assets for federal income tax purposes and does not expect to incur federal income taxes on the earnings of the Separate Account to the extent the earnings are credited to the variable annuity contracts. Based on this, no charge has been made to the Separate Account for federal income taxes. A charge may be made in future years for any federal income taxes that would be attributable to the variable annuity contracts.

       (D)  ANNUITY RESERVES
            Annuity reserves are computed for contracts in the payout stage according to the 1983a Mortality Table. The assumed investment return is 3%. The mortality risk is borne by CFLIC and may result in additional transfers to the Separate Account. Conversely, if reserves exceed amounts required, transfers may be made from the Separate Account to CFLIC.

COVA VARIABLE ANNUITY ACCOUNT FIVE
Notes to Financial Statements
December 31, 1999 and 1998


(3)    SEPARATE ACCOUNT EXPENSES
       CFLIC deducts a daily charge from the net assets of each Separate Account sub-account equivalent to an annual rate of 1.25% for the assumption of mortality and expense risks and 0.15% for administrative expenses. The mortality risks assumed by CFLIC arise from its contractual obligation to make annuity payments after the annuity date for the life of the annuitant and to waive the withdrawal fee in the event of the death of the contract owner. The administrative fees cover the cost of establishing and maintaining the variable annuity contracts and the Separate Account.


(4)    CONTRACT FEES
       There are no deductions made from purchase payments for sales fees at the time a variable annuity contract is purchased. However, if all or a portion of the contract value is withdrawn, a withdrawal fee may be assessed and deducted from the contract value or payment to the contract owner. The withdrawal fee is imposed on withdrawals of contract values attributable to purchase payments within five years after receipt and is equal to 5% of the purchase payment withdrawn. After the first contract anniversary, provided the contract value exceeds $5,000, the contract owner may make one withdrawal each contract year of up to 10% of the aggregate purchase payments (on deposit for more than one year) without incurring a surrender fee. During the year ended December 31, 1999, surrender fees of $252,000 were deducted from the Separate Account.

       An annual contract maintenance fee of $30 is imposed on all variable annuity contracts with contract values less than $50,000 on their anniversary. This fee covers the cost of contract administration for the previous year and is prorated between the Separate Account sub- accounts and the fixed rate account to which the contract value is allocated. Subject to certain restrictions, the contract owner may transfer all or a part of the accumulated value of the contract among the available sub-accounts and the fixed rate account. If more than 12 transfers have been made in the contract year, a transfer fee of $25 per transfer or, if less, 2% of the amount transferred, may be deducted from the contract value. Transfers made in a dollar cost averaging program are not subject to the transfer fee.

       During the year ended December 31, 1999, contract maintenance and transfer fees of $37,000 were deducted from the Separate Account.

       Currently, CFLIC advances any premium taxes due at the time purchase payments are made and then deducts premium taxes at the time annuity payments begin. CFLIC reserves the right to deduct premium taxes when incurred.

COVA VARIABLE ANNUITY ACCOUNT FIVE
Notes to Financial Statements
December 31, 1999 and 1998


(5)    COST BASIS OF INVESTMENTS
       The cost basis of each sub-account's investment at December 31, 1999 follows:


       Cova Lord Abbett Growth and Income            $ 44,259,019       Oppenheimer Capital Appreciation               $ 210,635
       Cova Bond Debenture                             11,498,529       Oppenheimer Main Street Growth & Income          379,861
       Cova Developing Growth                           1,419,468       Oppenheimer High Income                          264,591
       Cova Large Cap Research                          1,712,624       Oppenheimer Bond                                 751,172
       Cova Mid-Cap Value                               1,363,105       Oppenheimer Strategic Bond                        77,206
       Cova Quality Bond                                7,271,632       Putnam VT Growth and Income                    1,552,501
       Cova Small Cap Stock                             7,906,392       Putnam VT New Value                               24,539
       Cova Large Cap Stock                            26,407,936       Putnam VT Vista                                  236,052
       Cova Select Equity                              19,708,203       Putnam VT International Growth                 1,005,138
       Cova International Equity                       10,098,921       Putnam VT International New Opportunities        107,503
       GACC Money Market                                1,770,289       Templeton Bond                                     7,726
       Russell Multi-Style Equity                       2,965,336       Franklin Small Cap Investments                    94,333
       Russell Aggressive Equity                          423,684       Templeton Stock                                  101,128
       Russell Non-US                                   1,194,281       Templeton International                          499,799
       Russell Core Bond                                2,441,645       Templeton Developing Markets                     115,054
       Russell Real Estate Securities                      55,992       Templeton Mutual Shares Investments               96,745
       AIM V.I. Value                                   2,346,239       Franklin Growth Investments                      131,829
       AIM V.I. Capital Appreciation                      853,139       Fidelity VIP Growth                               69,845
       AIM V.I. International Equity                      236,130       Fidelity VIP II Contrafund                         8,182
       Alliance Premier Growth                          1,913,504       Fidelity VIP III Growth Opportunities              5,895
       Alliance Real Estate Investment                    250,321       Fidelity VIP III Growth & Income                  84,109
       Liberty Newport Tiger Fund, Variable                21,955       Fidelity VIP Equity-Income                        39,315
       Goldman Sachs Growth and Income                    286,610       American Century VP Income & Growth               10,100
       Goldman Sachs International Equity                 339,833       American Century VP International                    100
       Goldman Sachs Global Income                         35,193       American Century VP Value                          5,100
       Kemper-Dreman High Return Equity                       101       Dreyfus Stock Index                                  100
       Kemper Small Cap Growth                             89,997       Dreyfus VIF Disciplined Stock                        101
       Kemper Small Cap Value                             249,896       Dreyfus VIF Capital Appreciation                     101
       Kemper Government Securities                       219,631       INVESCO VIF Dynamics                              20,626
       MFS Bond                                               102       INVESCO VIF High Yield                            10,107
       MFS Research                                       750,178       PIMCO High Yield Bond                                101
       MFS Growth with Income                           1,308,616       PIMCO Low Duration Bond                              101
       MFS Emerging Growth                                759,950       PIMCO StocksPLUS Growth & Income                     107
       MFS/Foreign & Colonial Emerging Markets Equity      29,478       PIMCO Total Return Bond                           15,136
       MFS High Income                                    225,229       Scudder International                              6,754
                                                                                                                   --------------
       MFS Global Governments                              11,013                                                  $ 156,355,863
                                                                                                                   ==============

COVA VARIABLE ANNUITY ACCOUNT FIVE
Notes to Financial Statements
December 31, 1999 and 1998

(6)    UNIT FAIR VALUE
       A summary of accumulation unit values, net assets, total return and expense ratios for each sub-account follows:

                                                        Commenced                        Accumulation Unit Value
                                                                         --------------------------------------------------------
                                                       Operations        12/31/1999     12/31/1998    12/31/1997     12/31/1996
                                                       ------------      ------------   ------------  ------------   ------------
       Cova Lord Abbett Growth and Income                 1/8/1999     $   39.456973              -             -              -
       Cova Bond Debenture                               5/20/1996         13.765395      13.496510     12.881799      11.294929
       Cova Developing Growth                            11/7/1997         14.452893      11.067868     10.527555              -
       Cova Large Cap Research                           2/17/1998         14.635794      11.825638             -              -
       Cova Mid-Cap Value                                11/7/1997         10.875543      10.437956     10.467957              -
       Cova Quality Bond                                 5/20/1996         11.567172      11.914509     11.155144      10.368767
       Cova Small Cap Stock                              5/15/1996         17.932499      12.582885     13.491493      11.308427
       Cova Large Cap Stock                              5/16/1996         22.548971      19.428505     14.889464      11.334982
       Cova Select Equity                                5/15/1996         18.384684      16.987203     14.053503      10.838053
       Cova International Equity                         5/14/1996         16.333932      12.889314     11.462436      10.967004
       GACC Money Market                                 12/4/1997         11.525403      11.109949     10.667017              -
       Russell Multi-Style Equity                       12/31/1997         14.719616      12.740123     10.000000              -
       Russell Aggressive Equity                        12/31/1997         10.461908      10.001283     10.000000              -
       Russell Non-US                                   12/31/1997         14.706241      11.182808     10.000000              -
       Russell Core Bond                                12/31/1997         10.419502      10.631124     10.000000              -
       Russell Real Estate Securities                     7/1/1999          9.395293              -             -              -
       AIM V.I. Value                                   12/31/1997         16.748633      13.075597     10.000000              -
       AIM V.I. Capital Appreciation                    12/31/1997         16.827440      11.800084     10.000000              -
       AIM V.I. International Equity                    12/31/1997         17.458837      11.418467     10.000000              -
       Alliance Premier Growth                          12/31/1997         19.075994      14.620511     10.000000              -
       Alliance Real Estate Investment                  12/31/1997          7.486033       8.000583     10.000000              -
       Liberty Newport Tiger Fund, Variable             12/31/1997         15.397535       9.278784     10.000000              -
       Goldman Sachs Growth and Income                   3/31/1998         10.302541       9.911702             -              -
       Goldman Sachs International Equity                3/31/1998         14.844433      11.416783             -              -
       Goldman Sachs Global Income                       3/31/1998         10.556976      10.815310             -              -
       Kemper-Dreman High Return Equity                  5/15/1998          9.270000      10.489000             -              -
       Kemper Small Cap Growth                          12/31/1997         15.505196      11.687795     10.000000              -
       Kemper Small Cap Value                           12/31/1997          8.886027       8.770360     10.000000              -
       Kemper Government Securities                     12/31/1997         10.558404      10.634608     10.000000              -
       MFS Bond                                          5/15/1998         10.288000      10.509000             -              -
       MFS Research                                     12/31/1997         14.897867      12.179142     10.000000              -
       MFS Growth with Income                           12/31/1997         12.703932      12.075079     10.000000              -
       MFS Emerging Growth                              12/31/1997         23.079105      13.244101     10.000000              -
       MFS/Foreign & Colonial Emerging Markets Equity   12/31/1997          8.967637       6.581757     10.000000              -
       MFS High Income                                  12/31/1997         10.352934       9.863111     10.000000              -
       MFS Global Governments                           12/31/1997         10.252619      10.663503     10.000000              -
       Oppenheimer Capital Appreciation                 12/31/1997         17.103249      12.244057     10.000000              -
       Oppenheimer Main Street Growth & Income          12/31/1997         12.409773      10.340279     10.000000              -
       Oppenheimer High Income                          12/31/1997         10.189165       9.907918     10.000000              -
       Oppenheimer Bond                                 12/31/1997         10.246949      10.551643     10.000000              -
       Oppenheimer Strategic Bond                       12/31/1997         10.306821      10.164797     10.000000              -
       Putnam VT Growth and Income                      12/31/1997         11.422706      11.403244     10.000000              -
       Putnam VT New Value                              12/31/1997         10.379438      10.498075     10.000000              -
       Putnam VT Vista                                  12/31/1997         17.797452      11.804097     10.000000              -
       Putnam VT International Growth                   12/31/1997         18.522808      11.729428     10.000000              -
       Putnam VT International New Opportunities        12/31/1997         22.858952      11.420772     10.000000              -
       Templeton Bond                                     3/1/1999          9.702219              -             -              -
       Franklin Small Cap Investments                     3/1/1999         17.718917              -             -              -
       Templeton Stock                                    3/2/1999         13.322067              -             -              -
       Templeton International                           9/21/1998         11.157985       9.149729             -              -
       Templeton Developing Markets                      9/21/1998         11.479237       7.557531             -              -
       Templeton Mutual Shares Investments               9/21/1998         10.433275       9.646506             -              -
       Franklin Growth Investments                        3/1/1999         14.687812              -             -              -
       Fidelity VIP Growth                               2/17/1998         17.780613      13.115493             -              -
       Fidelity VIP II Contrafund                        2/17/1998         15.235791      12.429344             -              -
       Fidelity VIP III Growth Opportunities             2/17/1998         12.142823      11.814000             -              -
       Fidelity VIP III Growth & Income                  2/17/1998         13.198268      12.259160             -              -
       Fidelity VIP Equity-Income                        2/17/1998         11.196008      10.674283             -              -
       American Century VP Income & Growth              11/19/1999         10.324878              -             -              -
       American Century VP International                11/19/1999         12.517000              -             -              -
       American Century VP Value                        11/19/1999          9.586953              -             -              -
       Dreyfus Stock Index                              11/19/1999         10.336000              -             -              -
       Dreyfus VIF Disciplined Stock                    11/19/1999         10.306000              -             -              -
       Dreyfus VIF Capital Appreciation                 11/19/1999         10.128000              -             -              -
       INVESCO VIF Dynamics                             11/19/1999         11.148744              -             -              -
       INVESCO VIF High Yield                           11/19/1999         10.122749              -             -              -
       PIMCO High Yield Bond                            11/19/1999         10.078000              -             -              -
       PIMCO Low Duration Bond                          11/19/1999          9.969000              -             -              -
       PIMCO StocksPLUS Growth & Income                 11/19/1999         10.311000              -             -              -
       PIMCO Total Return Bond                          11/19/1999          9.898482              -             -              -
       Scudder International                            11/19/1999         11.637458              -             -              -

COVA VARIABLE ANNUITY ACCOUNT FIVE
Notes to Financial Statements
December 31, 1999 and 1998

(6)    UNIT FAIR VALUE
       A summary of accumulation unit values, net assets, total return and expense ratios for each sub-account follows:

                                                        Commenced                       Net Assets (in thousands)
                                                                         --------------------------------------------------------
                                                       Operations        12/31/1999     12/31/1998    12/31/1997     12/31/1996
                                                       ------------      ------------   ------------  ------------   ------------
       Cova Lord Abbett Growth and Income                 1/8/1999     $      49,100              -             -              -
       Cova Bond Debenture                               5/20/1996            11,836          9,200         4,475            447
       Cova Developing Growth                            11/7/1997             1,880            785            64              -
       Cova Large Cap Research                           2/17/1998             2,084            590             -              -
       Cova Mid-Cap Value                                11/7/1997             1,437            892            89              -
       Cova Quality Bond                                 5/20/1996             7,280          5,970         2,617            669
       Cova Small Cap Stock                              5/15/1996            11,346          8,354         6,578          1,279
       Cova Large Cap Stock                              5/16/1996            34,554         22,001        10,224          1,431
       Cova Select Equity                                5/15/1996            22,759         17,884         9,845          2,011
       Cova International Equity                         5/14/1996            13,704         10,046         6,351          1,360
       GACC Money Market                                 12/4/1997             1,821          1,440           150              -
       Russell Multi-Style Equity                       12/31/1997             3,147            616             -              -
       Russell Aggressive Equity                        12/31/1997               463             87             -              -
       Russell Non-US                                   12/31/1997             1,454            204             -              -
       Russell Core Bond                                12/31/1997             2,299            654             -              -
       Russell Real Estate Securities                     7/1/1999                56              -             -              -
       AIM V.I. Value                                   12/31/1997             2,659             37             -              -
       AIM V.I. Capital Appreciation                    12/31/1997             1,065             66             -              -
       AIM V.I. International Equity                    12/31/1997               337            174             -              -
       Alliance Premier Growth                          12/31/1997             2,496            919             -              -
       Alliance Real Estate Investment                  12/31/1997               220            177             -              -
       Liberty Newport Tiger Fund, Variable             12/31/1997                41             22             -              -
       Goldman Sachs Growth and Income                   3/31/1998               282            130             -              -
       Goldman Sachs International Equity                3/31/1998               402            181             -              -
       Goldman Sachs Global Income                       3/31/1998                33             32             -              -
       Kemper-Dreman High Return Equity                  5/15/1998                 -              -             -              -
       Kemper Small Cap Growth                          12/31/1997               127             45             -              -
       Kemper Small Cap Value                           12/31/1997               246            146             -              -
       Kemper Government Securities                     12/31/1997               220             27             -              -
       MFS Bond                                          5/15/1998                 -              -             -              -
       MFS Research                                     12/31/1997               926            317             -              -
       MFS Growth with Income                           12/31/1997             1,435            782             -              -
       MFS Emerging Growth                              12/31/1997             1,444            632             -              -
       MFS/Foreign & Colonial Emerging Markets Equity   12/31/1997                35             28             -              -
       MFS High Income                                  12/31/1997               223            129             -              -
       MFS Global Governments                           12/31/1997                11              4             -              -
       Oppenheimer Capital Appreciation                 12/31/1997               273             62             -              -
       Oppenheimer Main Street Growth & Income          12/31/1997               429            154             -              -
       Oppenheimer High Income                          12/31/1997               261            104             -              -
       Oppenheimer Bond                                 12/31/1997               735            489             -              -
       Oppenheimer Strategic Bond                       12/31/1997                77             27             -              -
       Putnam VT Growth and Income                      12/31/1997             1,502            914             -              -
       Putnam VT New Value                              12/31/1997                24             23             -              -
       Putnam VT Vista                                  12/31/1997               315             80             -              -
       Putnam VT International Growth                   12/31/1997             1,519            663             -              -
       Putnam VT International New Opportunities        12/31/1997               199             55             -              -
       Templeton Bond                                     3/1/1999                 8              -             -              -
       Franklin Small Cap Investments                     3/1/1999               128              -             -              -
       Templeton Stock                                    3/2/1999               116              -             -              -
       Templeton International                           9/21/1998               567             61             -              -
       Templeton Developing Markets                      9/21/1998               152             53             -              -
       Templeton Mutual Shares Investments               9/21/1998                99              9             -              -
       Franklin Growth Investments                        3/1/1999               157              -             -              -
       Fidelity VIP Growth                               2/17/1998                85              7             -              -
       Fidelity VIP II Contrafund                        2/17/1998                 9              1             -              -
       Fidelity VIP III Growth Opportunities             2/17/1998                 6              1             -              -
       Fidelity VIP III Growth & Income                  2/17/1998                92             26             -              -
       Fidelity VIP Equity-Income                        2/17/1998                38              8             -              -
       American Century VP Income & Growth              11/19/1999                11              -             -              -
       American Century VP International                11/19/1999                 -              -             -              -
       American Century VP Value                        11/19/1999                 5              -             -              -
       Dreyfus Stock Index                              11/19/1999                 -              -             -              -
       Dreyfus VIF Disciplined Stock                    11/19/1999                 -              -             -              -
       Dreyfus VIF Capital Appreciation                 11/19/1999                 -              -             -              -
       INVESCO VIF Dynamics                             11/19/1999                22              -             -              -
       INVESCO VIF High Yield                           11/19/1999                10              -             -              -
       PIMCO High Yield Bond                            11/19/1999                 -              -             -              -
       PIMCO Low Duration Bond                          11/19/1999                 -              -             -              -
       PIMCO StocksPLUS Growth & Income                 11/19/1999                 -              -             -              -
       PIMCO Total Return Bond                          11/19/1999                15              -             -              -
       Scudder International                            11/19/1999                 7              -             -              -

COVA VARIABLE ANNUITY ACCOUNT FIVE
Notes to Financial Statements
December 31, 1999 and 1998

(6)    UNIT FAIR VALUE, CONTINUED

                                                        Commenced                             Total Return*
                                                                         --------------------------------------------------------
                                                       Operations           1999           1998          1997           1996
                                                       ------------      ------------   ------------  ------------   ------------
       Cova Lord Abbett Growth and Income                 1/8/1999             9.90%              -             -              -
       Cova Bond Debenture                               5/20/1996             1.99%          4.77%        14.05%         11.32%
       Cova Developing Growth                            11/7/1997            30.58%          5.13%        -2.80%              -
       Cova Large Cap Research                           2/17/1998            23.76%          9.94%             -              -
       Cova Mid-Cap Value                                11/7/1997             4.19%         -0.29%         4.17%              -
       Cova Quality Bond                                 5/20/1996            -2.92%          6.81%         7.58%          4.20%
       Cova Small Cap Stock                              5/15/1996            42.52%         -6.74%        19.31%          3.69%
       Cova Large Cap Stock                              5/16/1996            16.06%         30.49%        31.36%         11.62%
       Cova Select Equity                                5/15/1996             8.23%         20.88%        29.67%          6.76%
       Cova International Equity                         5/14/1996            26.73%         12.45%         4.52%          8.60%
       GACC Money Market                                 12/4/1997             3.74%          4.15%         0.34%              -
       Russell Multi-Style Equity                       12/31/1997            15.54%         27.40%             -              -
       Russell Aggressive Equity                        12/31/1997             4.61%          0.01%             -              -
       Russell Non-US                                   12/31/1997            31.51%         11.83%             -              -
       Russell Core Bond                                12/31/1997            -1.99%          6.31%             -              -
       Russell Real Estate Securities                     7/1/1999            -6.05%              -             -              -
       AIM V.I. Value                                   12/31/1997            28.09%         30.76%             -              -
       AIM V.I. Capital Appreciation                    12/31/1997            42.60%         18.00%             -              -
       AIM V.I. International Equity                    12/31/1997            52.90%         14.19%             -              -
       Alliance Premier Growth                          12/31/1997            30.47%         46.21%             -              -
       Alliance Real Estate Investment                  12/31/1997            -6.43%        -19.99%             -              -
       Liberty Newport Tiger Fund, Variable             12/31/1997            65.94%         -7.21%             -              -
       Goldman Sachs Growth and Income                   3/31/1998             3.94%        -11.60%             -              -
       Goldman Sachs International Equity                3/31/1998            30.02%          1.94%             -              -
       Goldman Sachs Global Income                       3/31/1998            -2.39%          6.53%             -              -
       Kemper-Dreman High Return Equity                  5/15/1998           -11.62%          4.89%             -              -
       Kemper Small Cap Growth                          12/31/1997            32.66%         16.88%             -              -
       Kemper Small Cap Value                           12/31/1997             1.32%        -12.30%             -              -
       Kemper Government Securities                     12/31/1997            -0.72%          6.35%             -              -
       MFS Bond                                          5/15/1998            -2.10%          5.09%             -              -
       MFS Research                                     12/31/1997            22.32%         21.79%             -              -
       MFS Growth with Income                           12/31/1997             5.21%         20.75%             -              -
       MFS Emerging Growth                              12/31/1997            74.26%         32.44%             -              -
       MFS/Foreign & Colonial Emerging Markets Equity   12/31/1997            36.25%        -34.18%             -              -
       MFS High Income                                  12/31/1997             4.97%         -1.37%             -              -
       MFS Global Governments                           12/31/1997            -3.85%          6.63%             -              -
       Oppenheimer Capital Appreciation                 12/31/1997            39.69%         22.44%             -              -
       Oppenheimer Main Street Growth & Income          12/31/1997            20.01%          3.40%             -              -
       Oppenheimer High Income                          12/31/1997             2.84%         -0.92%             -              -
       Oppenheimer Bond                                 12/31/1997            -2.89%          5.52%             -              -
       Oppenheimer Strategic Bond                       12/31/1997             1.40%          1.65%             -              -
       Putnam VT Growth and Income                      12/31/1997             0.17%         14.03%             -              -
       Putnam VT New Value                              12/31/1997            -1.13%          4.98%             -              -
       Putnam VT Vista                                  12/31/1997            50.77%         18.04%             -              -
       Putnam VT International Growth                   12/31/1997            57.92%         17.29%             -              -
       Putnam VT International New Opportunities        12/31/1997           100.15%         14.21%             -              -
       Templeton Bond                                     3/1/1999            -2.98%              -             -              -
       Franklin Small Cap Investments                     3/1/1999            77.19%              -             -              -
       Templeton Stock                                    3/2/1999            33.22%              -             -              -
       Templeton International                           9/21/1998            21.95%         15.92%             -              -
       Templeton Developing Markets                      9/21/1998            51.89%         33.87%             -              -
       Templeton Mutual Shares Investments               9/21/1998             8.16%         11.61%             -              -
       Franklin Growth Investments                        3/1/1999            46.88%              -             -              -
       Fidelity VIP Growth                               2/17/1998            35.57%         31.16%             -              -
       Fidelity VIP II Contrafund                        2/17/1998            22.58%         24.29%             -              -
       Fidelity VIP III Growth Opportunities             2/17/1998             2.78%         18.14%             -              -
       Fidelity VIP III Growth & Income                  2/17/1998             7.66%         22.59%             -              -
       Fidelity VIP Equity-Income                        2/17/1998             4.89%          6.74%             -              -
       American Century VP Income & Growth              11/19/1999             3.25%              -             -              -
       American Century VP International                11/19/1999            25.17%              -             -              -
       American Century VP Value                        11/19/1999            -4.13%              -             -              -
       Dreyfus Stock Index                              11/19/1999             3.36%              -             -              -
       Dreyfus VIF Disciplined Stock                    11/19/1999             3.06%              -             -              -
       Dreyfus VIF Capital Appreciation                 11/19/1999             1.28%              -             -              -
       INVESCO VIF Dynamics                             11/19/1999            11.49%              -             -              -
       INVESCO VIF High Yield                           11/19/1999             1.23%              -             -              -
       PIMCO High Yield Bond                            11/19/1999             0.78%              -             -              -
       PIMCO Low Duration Bond                          11/19/1999            -0.31%              -             -              -
       PIMCO StocksPLUS Growth & Income                 11/19/1999             3.11%              -             -              -
       PIMCO Total Return Bond                          11/19/1999            -1.02%              -             -              -
       Scudder International                            11/19/1999            16.38%              -             -              -

*      The total return for sub-accounts that commenced operations during the period is not annualized.

COVA VARIABLE ANNUITY ACCOUNT FIVE
Notes to Financial Statements
December 31, 1999 and 1998

(6)    UNIT FAIR VALUE, CONTINUED

                                                                                            Separate Account Expenses
                                                        Commenced                         As a % of Average Net Assets**
                                                                         ----------------------------------------------------------
                                                       Operations           1999           1998          1997           1996
                                                       ------------      ------------   ------------  ------------   ------------
       Cova Lord Abbett Growth and Income                 1/8/1999             1.40%              -             -              -
       Cova Bond Debenture                               5/20/1996             1.40%          1.40%         1.40%          1.40%
       Cova Developing Growth                            11/7/1997             1.40%          1.40%         1.40%              -
       Cova Large Cap Research                           2/17/1998             1.40%          1.40%             -              -
       Cova Mid-Cap Value                                11/7/1997             1.40%          1.40%         1.40%              -
       Cova Quality Bond                                 5/20/1996             1.40%          1.40%         1.40%          1.40%
       Cova Small Cap Stock                              5/15/1996             1.40%          1.40%         1.40%          1.40%
       Cova Large Cap Stock                              5/16/1996             1.40%          1.40%         1.40%          1.40%
       Cova Select Equity                                5/15/1996             1.40%          1.40%         1.40%          1.40%
       Cova International Equity                         5/14/1996             1.40%          1.40%         1.40%          1.40%
       GACC Money Market                                 12/4/1997             1.40%          1.40%         1.40%              -
       Russell Multi-Style Equity                       12/31/1997             1.40%          1.40%             -              -
       Russell Aggressive Equity                        12/31/1997             1.40%          1.40%             -              -
       Russell Non-US                                   12/31/1997             1.40%          1.40%             -              -
       Russell Core Bond                                12/31/1997             1.40%          1.40%             -              -
       Russell Real Estate Securities                     7/1/1999             1.40%              -             -              -
       AIM V.I. Value                                   12/31/1997             1.40%          1.40%             -              -
       AIM V.I. Capital Appreciation                    12/31/1997             1.40%          1.40%             -              -
       AIM V.I. International Equity                    12/31/1997             1.40%          1.40%             -              -
       Alliance Premier Growth                          12/31/1997             1.40%          1.40%             -              -
       Alliance Real Estate Investment                  12/31/1997             1.40%          1.40%             -              -
       Liberty Newport Tiger Fund, Variable             12/31/1997             1.40%          1.39%             -              -
       Goldman Sachs Growth and Income                   3/31/1998             1.40%          1.40%             -              -
       Goldman Sachs International Equity                3/31/1998             1.40%          1.40%             -              -
       Goldman Sachs Global Income                       3/31/1998             1.40%          1.40%             -              -
       Kemper-Dreman High Return Equity                  5/15/1998             1.40%          0.55%             -              -
       Kemper Small Cap Growth                          12/31/1997             1.40%          1.40%             -              -
       Kemper Small Cap Value                           12/31/1997             1.40%          1.40%             -              -
       Kemper Government Securities                     12/31/1997             1.40%          1.38%             -              -
       MFS Bond                                          5/15/1998             1.40%          0.52%             -              -
       MFS Research                                     12/31/1997             1.40%          1.40%             -              -
       MFS Growth with Income                           12/31/1997             1.40%          1.40%             -              -
       MFS Emerging Growth                              12/31/1997             1.40%          1.40%             -              -
       MFS/Foreign & Colonial Emerging Markets Equity   12/31/1997             1.40%          1.40%             -              -
       MFS High Income                                  12/31/1997             1.40%          1.40%             -              -
       MFS Global Governments                           12/31/1997             1.40%          1.37%             -              -
       Oppenheimer Capital Appreciation                 12/31/1997             1.40%          1.40%             -              -
       Oppenheimer Main Street Growth & Income          12/31/1997             1.40%          1.40%             -              -
       Oppenheimer High Income                          12/31/1997             1.40%          1.40%             -              -
       Oppenheimer Bond                                 12/31/1997             1.40%          1.40%             -              -
       Oppenheimer Strategic Bond                       12/31/1997             1.40%          1.40%             -              -
       Putnam VT Growth and Income                      12/31/1997             1.40%          1.40%             -              -
       Putnam VT New Value                              12/31/1997             1.40%          1.40%             -              -
       Putnam VT Vista                                  12/31/1997             1.40%          1.40%             -              -
       Putnam VT International Growth                   12/31/1997             1.40%          1.40%             -              -
       Putnam VT International New Opportunities        12/31/1997             1.40%          1.40%             -              -
       Templeton Bond                                     3/1/1999             1.40%              -             -              -
       Franklin Small Cap Investments                     3/1/1999             1.40%              -             -              -
       Templeton Stock                                    3/2/1999             1.40%              -             -              -
       Templeton International                           9/21/1998             1.40%          1.40%             -              -
       Templeton Developing Markets                      9/21/1998             1.40%          1.40%             -              -
       Templeton Mutual Shares Investments               9/21/1998             1.40%          1.32%             -              -
       Franklin Growth Investments                        3/1/1999             1.40%              -             -              -
       Fidelity VIP Growth                               2/17/1998             1.40%          1.35%             -              -
       Fidelity VIP II Contrafund                        2/17/1998             1.40%          0.75%             -              -
       Fidelity VIP III Growth Opportunities             2/17/1998             1.40%          0.52%             -              -
       Fidelity VIP III Growth & Income                  2/17/1998             1.40%          1.39%             -              -
       Fidelity VIP Equity-Income                        2/17/1998             1.40%          1.34%             -              -
       American Century VP Income & Growth              11/19/1999             1.40%              -             -              -
       American Century VP International                11/19/1999             1.40%              -             -              -
       American Century VP Value                        11/19/1999             1.40%              -             -              -
       Dreyfus Stock Index                              11/19/1999             1.40%              -             -              -
       Dreyfus VIF Disciplined Stock                    11/19/1999             1.40%              -             -              -
       Dreyfus VIF Capital Appreciation                 11/19/1999             1.40%              -             -              -
       INVESCO VIF Dynamics                             11/19/1999             1.40%              -             -              -
       INVESCO VIF High Yield                           11/19/1999             1.40%              -             -              -
       PIMCO High Yield Bond                            11/19/1999             1.40%              -             -              -
       PIMCO Low Duration Bond                          11/19/1999             1.40%              -             -              -
       PIMCO StocksPLUS Growth & Income                 11/19/1999             1.40%              -             -              -
       PIMCO Total Return Bond                          11/19/1999             1.40%              -             -              -
       Scudder International                            11/19/1999             1.40%              -             -              -

**     The expense ratio for sub-accounts that commenced operations during the period is annualized.

COVA VARIABLE ANNUITY ACCOUNT FIVE
Notes to Financial Statements
December 31, 1999 and 1998


(7)   REALIZED GAIN (LOSS) AND CHANGE IN UNREALIZED APPRECIATION
      The realized gain (loss) on the sale of fund shares and the change in unrealized appreciation for each sub-account during the year or period
      December 31, 1999 and the year or period ending December 31, 1998 follows:

                                                                                  Realized Gain (Loss)
                                                            -----------------------------------------------------------
                                                                Aggregate          Aggregate Cost
                                               Year or      Proceeds from Sales    of Fund Shares          Realized
                                               Period        of Fund Shares           Redeemed           Gain (Loss)
                                              ----------    ------------------    -----------------     ---------------
      Cova Quality Income                          1999             $ 763,184            $ 780,067           $ (16,883)
                                                   1998                68,255               66,652               1,603

      Cova Money Market                            1999               267,703              267,703                   -
                                                   1998               127,698              127,698                   -

      Cova Stock Index                             1999             2,369,204            2,061,076             308,128
                                                   1998               135,751              117,530              18,221

      Cova VKAC Growth and Income                  1999             2,136,203            2,024,017             112,186
                                                   1998               104,628               89,010              15,618

      Cova Lord Abbett Growth and Income           1999             3,133,491            3,049,051              84,440
                                                   1998                     -                    -                   -

      Cova Bond Debenture                          1999               946,728              924,039              22,689
                                                   1998               670,935              657,487              13,448

      Cova Developing Growth                       1999                29,109               25,241               3,868
                                                   1998                59,769               61,323              (1,554)

      Cova Large Cap Research                      1999                44,923               39,900               5,023
                                                   1998                 1,318                1,293                  25

      Cova Mid-Cap Value                           1999               164,060              155,815               8,245
                                                   1998               121,779              126,280              (4,501)

      Cova Quality Bond                            1999             1,843,153            1,830,190              12,963
                                                   1998               319,864              309,113              10,751

      Cova Small Cap Stock                         1999             1,483,447            1,389,634              93,813
                                                   1998               986,220              974,390              11,830

      Cova Large Cap Stock                         1999             2,143,398            1,691,559             451,839
                                                   1998             1,700,678            1,489,784             210,894

      Cova Select Equity                           1999             1,326,474            1,133,512             192,962
                                                   1998             1,190,393            1,040,041             150,352

COVA VARIABLE ANNUITY ACCOUNT FIVE
Notes to Financial Statements
December 31, 1999 and 1998


(7)   REALIZED GAIN (LOSS) AND CHANGE IN UNREALIZED APPRECIATION, CONTINUED


                                                                                  Realized Gain (Loss)
                                                            -----------------------------------------------------------
                                                                Aggregate          Aggregate Cost
                                               Year or      Proceeds from Sales    of Fund Shares          Realized
                                               Period        of Fund Shares           Redeemed           Gain (Loss)
                                              ----------    ------------------    -----------------     ---------------
      Cova International Equity                    1999             $ 868,689            $ 749,767           $ 118,922
                                                   1998               652,667              629,290              23,377

      GACC Money Market                            1999             2,410,357            2,367,151              43,206
                                                   1998             2,053,922            2,035,460              18,462

      Lord Abbett Growth and Income                1999            38,963,704           34,458,170           4,505,534
                                                   1998             1,839,293            1,749,075              90,218

      Russell Multi-Style Equity                   1999               201,087              197,677               3,410
                                                   1998                 7,462                7,262                 200

      Russell Aggressive Equity                    1999                54,526               54,268                 258
                                                   1998                   416                  468                 (52)

      Russell Non-US                               1999               101,624               93,032               8,592
                                                   1998                   821                  900                 (79)

      Russell Core Bond                            1999               352,634              364,812             (12,178)
                                                   1998                 1,162                1,160                   2

      Russell Real Estate Securities               1999                 1,815                1,814                   1
                                                   1998                     -                    -                   -

      AIM V.I. Value                               1999               249,337              244,207               5,130
                                                   1998                26,188               27,774              (1,586)

      AIM V.I. Capital Appreciation                1999                35,568               33,976               1,592
                                                   1998                   236                  258                 (22)

      AIM V.I. International Equity                1999                62,427               61,796                 631
                                                   1998                40,160               46,103              (5,943)

      Alliance Premier Growth                      1999               229,266              202,124              27,142
                                                   1998                67,438               74,072              (6,634)

      Alliance Real Estate Investment              1999                62,352               66,956              (4,604)
                                                   1998                14,746               17,733              (2,987)

      Liberty Newport Tiger Fund, Variable         1999                   294                  188                 106
                                                   1998                    37                   33                   4


COVA VARIABLE ANNUITY ACCOUNT FIVE
Notes to Financial Statements
December 31, 1999 and 1998


(7)   REALIZED GAIN (LOSS) AND CHANGE IN UNREALIZED APPRECIATION, CONTINUED


                                                                                  Realized Gain (Loss)
                                                            -----------------------------------------------------------
                                                                Aggregate          Aggregate Cost
                                               Year or      Proceeds from Sales    of Fund Shares          Realized
                                               Period        of Fund Shares           Redeemed           Gain (Loss)
                                              ----------    ------------------    -----------------     ---------------
      Goldman Sachs Growth and Income              1999              $ 24,697             $ 24,338               $ 359
                                                   1998                23,582               27,701              (4,119)

      Goldman Sachs International Equity           1999                26,414               25,126               1,288
                                                   1998                   999                1,123                (124)

      Goldman Sachs Global Income                  1999                   513                  520                  (7)
                                                   1998                   181                  176                   5

      Kemper-Dreman High Return Equity             1999                     1                    1                   -
                                                   1998                     -                    -                   -

      Kemper Small Cap Growth                      1999                 8,971                7,861               1,110
                                                   1998                 7,419                7,675                (256)

      Kemper Small Cap Value                       1999                38,781               41,554              (2,773)
                                                   1998                21,781               28,205              (6,424)

      Kemper Government Securities                 1999               167,850              168,571                (721)
                                                   1998                     9                    9                   -

      MFS Bond                                     1999                     1                    1                   -
                                                   1998                     -                    -                   -

      MFS Research                                 1999                33,705               31,571               2,134
                                                   1998                 1,823                1,914                 (91)

      MFS Growth with Income                       1999                73,640               68,795               4,845
                                                   1998                40,854               45,826              (4,972)

      MFS Emerging Growth                          1999                75,663               60,111              15,552
                                                   1998                31,963               34,744              (2,781)

      MFS/Foreign & Colonial  Emerging Markets Equi1999                36,299               38,041              (1,742)
                                                   1998                32,580               43,015             (10,435)

      MFS High Income                              1999                38,805               37,409               1,396
                                                   1998                18,006               19,172              (1,166)

      MFS Global Governments                       1999                 2,043                2,097                 (54)
                                                   1998                    34                   33                   1


COVA VARIABLE ANNUITY ACCOUNT FIVE
Notes to Financial Statements
December 31, 1999 and 1998


(7)   REALIZED GAIN (LOSS) AND CHANGE IN UNREALIZED APPRECIATION, CONTINUED


                                                                                  Realized Gain (Loss)
                                                            -----------------------------------------------------------
                                                                Aggregate          Aggregate Cost
                                               Year or      Proceeds from Sales    of Fund Shares          Realized
                                               Period        of Fund Shares           Redeemed           Gain (Loss)
                                              ----------    ------------------    -----------------     ---------------
      Oppenheimer Capital Appreciation             1999              $ 19,283             $ 17,339             $ 1,944
                                                   1998                   731                  756                 (25)

      Oppenheimer Main Street Growth & Income      1999                66,494               60,355               6,139
                                                   1998                 1,004                1,167                (163)

      Oppenheimer High Income                      1999                20,434               20,986                (552)
                                                   1998                 2,657                2,855                (198)

      Oppenheimer Bond                             1999               134,169              136,015              (1,846)
                                                   1998                17,891               17,655                 236

      Oppenheimer Strategic Bond                   1999                15,743               15,871                (128)
                                                   1998                   160                  165                  (5)

      Putnam VT Growth and Income                  1999               130,751              127,509               3,242
                                                   1998                45,339               51,871              (6,532)

      Putnam VT New Value                          1999                17,801               16,648               1,153
                                                   1998                 6,880                6,868                  12

      Putnam VT Vista                              1999                32,813               29,123               3,690
                                                   1998                   376                  388                 (12)

      Putnam VT International Growth               1999               114,673              103,575              11,098
                                                   1998                64,381               72,707              (8,326)

      Putnam VT International New Opportunities    1999                16,020               12,486               3,534
                                                   1998                   378                  405                 (27)

      Templeton Bond                               1999                    40                   40                   -
                                                   1998                     -                    -                   -

      Franklin Small Cap Investments               1999               190,577              145,895              44,682
                                                   1998                     -                    -                   -

      Templeton Stock                              1999                25,941               26,138                (197)
                                                   1998                     -                    -                   -

      Templeton International                      1999                 2,257                2,151                 106
                                                   1998                   133                  124                   9


COVA VARIABLE ANNUITY ACCOUNT FIVE
Notes to Financial Statements
December 31, 1999 and 1998


(7)   REALIZED GAIN (LOSS) AND CHANGE IN UNREALIZED APPRECIATION, CONTINUED


                                                                                  Realized Gain (Loss)
                                                            -----------------------------------------------------------
                                                                Aggregate          Aggregate Cost
                                               Year or      Proceeds from Sales    of Fund Shares          Realized
                                               Period        of Fund Shares           Redeemed           Gain (Loss)
                                              ----------    ------------------    -----------------     ---------------
      Templeton Developing Markets                 1999              $ 33,863             $ 28,005             $ 5,858
                                                   1998                   133                  125                   8

      Templeton Mutual Shares Investments          1999                 9,338                9,502                (164)
                                                   1998                     -                    -                   -

      Franklin Growth Investments                  1999                   393                  364                  29
                                                   1998                     -                    -                   -

      Fidelity VIP Growth                          1999                 1,642                1,430                 212
                                                   1998                     3                    3                   -

      Fidelity VIP II Contrafund                   1999                    92                   89                   3
                                                   1998                     -                    -                   -

      Fidelity VIP III Growth Opportunities        1999                    76                   73                   3
                                                   1998                     -                    -                   -

      Fidelity VIP III Growth & Income             1999                 1,822                1,642                 180
                                                   1998                     -                    -                   -

      Fidelity VIP Equity-Income                   1999                   540                  548                  (8)
                                                   1998                     -                    -                   -

      American Century VP Income & Growth          1999                     -                    -                   -
                                                   1998                     -                    -                   -

      American Century VP International            1999                     -                    -                   -
                                                   1998                     -                    -                   -

      American Century VP Value                    1999                     -                    -                   -
                                                   1998                     -                    -                   -

      Dreyfus Stock Index                          1999                     -                    -                   -
                                                   1998                     -                    -                   -

      Dreyfus VIF Disciplined Stock                1999                     -                    -                   -
                                                   1998                     -                    -                   -

      Dreyfus VIF Capital Appreciation             1999                     -                    -                   -
                                                   1998                     -                    -                   -

COVA VARIABLE ANNUITY ACCOUNT FIVE
Notes to Financial Statements
December 31, 1999 and 1998


(7)   REALIZED GAIN (LOSS) AND CHANGE IN UNREALIZED APPRECIATION, CONTINUED


                                                                                  Realized Gain (Loss)
                                                            -----------------------------------------------------------
                                                                Aggregate          Aggregate Cost
                                               Year or      Proceeds from Sales    of Fund Shares          Realized
                                               Period        of Fund Shares           Redeemed           Gain (Loss)
                                              ----------    ------------------    -----------------     ---------------
      INVESCO VIF Dynamics                         1999                   $ -                  $ -                 $ -
                                                   1998                     -                    -                   -

      INVESCO VIF High Yield                       1999                     -                    -                   -
                                                   1998                     -                    -                   -

      PIMCO High Yield Bond                        1999                     -                    -                   -
                                                   1998                     -                    -                   -

      PIMCO Low Duration Bond                      1999                     -                    -                   -
                                                   1998                     -                    -                   -

      PIMCO StocksPLUS Growth & Income             1999                     -                    -                   -
                                                   1998                     -                    -                   -

      PIMCO Total Return Bond                      1999                     -                    -                   -
                                                   1998                     -                    -                   -

      Scudder International                        1999                     -                    -                   -
                                                   1998                     -                    -                   -


COVA VARIABLE ANNUITY ACCOUNT FIVE
Notes to Financial Statements
December 31, 1999 and 1998


(7)   REALIZED GAIN (LOSS) AND CHANGE IN UNREALIZED APPRECIATION, CONTINUED


                                                                                  Unrealized Appreciation (Depreciation)
                                                            -------------------------------------------------------------
                                                              Appreciation           Appreciation
                                               Year or       (Depreciation)         (Depreciation)
                                               Period         End of Period       Beginning of Period        Change
                                              ----------    ------------------    -------------------    ----------------
      Cova Quality Income                          1999                   $ -               $ 19,209           $ (19,209)
                                                   1998                19,209                 14,678               4,531

      Cova Money Market                            1999                     -                      -                   -
                                                   1998                     -                      -                   -

      Cova Stock Index                             1999                     -                491,713            (491,713)
                                                   1998               491,713                393,343              98,370

      Cova VKAC Growth and Income                  1999                     -                316,285            (316,285)
                                                   1998               316,285                251,383              64,902

      Cova Lord Abbett Growth and Income           1999             4,841,111                      -           4,841,111
                                                   1998                     -                      -                   -

      Cova Bond Debenture                          1999               337,384                273,399              63,985
                                                   1998               273,399                163,335             110,064

      Cova Developing Growth                       1999               460,172                 57,633             402,539
                                                   1998                57,633                    404              57,229

      Cova Large Cap Research                      1999               371,070                 52,098             318,972
                                                   1998                52,098                      -              52,098

      Cova Mid-Cap Value                           1999                74,191                 14,516              59,675
                                                   1998                14,516                  2,536              11,980

      Cova Quality Bond                            1999                 8,755                254,122            (245,367)
                                                   1998               254,122                 42,117             212,005

      Cova Small Cap Stock                         1999             3,439,414                 (2,832)          3,442,246
                                                   1998                (2,832)               765,772            (768,604)

      Cova Large Cap Stock                         1999             8,146,484              4,717,561           3,428,923
                                                   1998             4,717,561                630,868           4,086,693

      Cova Select Equity                           1999             3,050,805              3,163,743            (112,938)
                                                   1998             3,163,743              1,284,973           1,878,770

      Cova International Equity                    1999             3,605,177                918,988           2,686,189
                                                   1998               918,988                 91,655             827,333


COVA VARIABLE ANNUITY ACCOUNT FIVE
Notes to Financial Statements
December 31, 1999 and 1998


(7)   REALIZED GAIN (LOSS) AND CHANGE IN UNREALIZED APPRECIATION, CONTINUED


                                                                         Unrealized Appreciation (Depreciation)
                                                            -------------------------------------------------------------
                                                              Appreciation           Appreciation
                                               Year or       (Depreciation)         (Depreciation)
                                               Period         End of Period       Beginning of Period        Change
                                              ----------    ------------------    -------------------    ----------------
      GACC Money Market                            1999              $ 50,675                $ 8,746            $ 41,929
                                                   1998                 8,746                    440               8,306

      Lord Abbett Growth and Income                1999                     -              2,782,796          (2,782,796)
                                                   1998             2,782,796              1,514,090           1,268,706

      Russell Multi-Style Equity                   1999               181,798                 37,385             144,413
                                                   1998                37,385                      -              37,385

      Russell Aggressive Equity                    1999                39,083                 (1,753)             40,836
                                                   1998                (1,753)                     -              (1,753)

      Russell Non-US                               1999               259,569                  1,844             257,725
                                                   1998                 1,844                      -               1,844

      Russell Core Bond                            1999              (142,357)                 3,543            (145,900)
                                                   1998                 3,543                      -               3,543

      Russell Real Estate Securities               1999                  (393)                     -                (393)
                                                   1998                     -                      -                   -

      AIM V.I. Value                               1999               312,963                  1,376             311,587
                                                   1998                 1,376                      -               1,376

      AIM V.I. Capital Appreciation                1999               211,517                  5,386             206,131
                                                   1998                 5,386                      -               5,386

      AIM V.I. International Equity                1999               101,232                 (6,224)            107,456
                                                   1998                (6,224)                     -              (6,224)

      Alliance Premier Growth                      1999               582,513                118,514             463,999
                                                   1998               118,514                      -             118,514

      Alliance Real Estate Investment              1999               (30,367)               (17,191)            (13,176)
                                                   1998               (17,191)                     -             (17,191)

      Liberty Newport Tiger Fund, Variable         1999                18,690                  2,743              15,947
                                                   1998                 2,743                      -               2,743

      Goldman Sachs Growth and Income              1999                (4,321)               (11,213)              6,892
                                                   1998               (11,213)                     -             (11,213)

COVA VARIABLE ANNUITY ACCOUNT FIVE
Notes to Financial Statements
December 31, 1999 and 1998


(7)   REALIZED GAIN (LOSS) AND CHANGE IN UNREALIZED APPRECIATION, CONTINUED


                                                                         Unrealized Appreciation (Depreciation)
                                                            -------------------------------------------------------------
                                                              Appreciation           Appreciation
                                               Year or       (Depreciation)         (Depreciation)
                                               Period         End of Period       Beginning of Period        Change
                                              ----------    ------------------    -------------------    ----------------
      Goldman Sachs International Equity           1999              $ 62,028                  2,720            $ 59,308
                                                   1998                 2,720                      -               2,720

      Goldman Sachs Global Income                  1999                (1,776)                  (187)             (1,589)
                                                   1998                  (187)                     -                (187)

      Kemper-Dreman High Return Equity             1999                    (8)                     5                 (13)
                                                   1998                     5                      -                   5

      Kemper Small Cap Growth                      1999                37,072                  3,989              33,083
                                                   1998                 3,989                      -               3,989

      Kemper Small Cap Value                       1999                (3,443)               (13,980)             10,537
                                                   1998               (13,980)                     -             (13,980)

      Kemper Government Securities                 1999                    76                    206                (130)
                                                   1998                   206                      -                 206

      MFS Bond                                     1999                     1                      5                  (4)
                                                   1998                     5                      -                   5

      MFS Research                                 1999               175,774                 24,572             151,202
                                                   1998                24,572                      -              24,572

      MFS Growth with Income                       1999               126,692                 54,989              71,703
                                                   1998                54,989                      -              54,989

      MFS Emerging Growth                          1999               684,030                 87,574             596,456
                                                   1998                87,574                      -              87,574

      MFS/Foreign & Colonial Emerging Markets Equit1999                 5,475                 (7,685)             13,160
                                                   1998                (7,685)                     -              (7,685)

      MFS High Income                              1999                (2,211)                (2,625)                414
                                                   1998                (2,625)                     -              (2,625)

      MFS Global Governments                       1999                  (242)                   189                (431)
                                                   1998                   189                      -                 189

      Oppenheimer Capital Appreciation             1999                62,672                  9,357              53,315
                                                   1998                 9,357                      -               9,357


COVA VARIABLE ANNUITY ACCOUNT FIVE
Notes to Financial Statements
December 31, 1999 and 1998


(7)   REALIZED GAIN (LOSS) AND CHANGE IN UNREALIZED APPRECIATION, CONTINUED


                                                                          Unrealized Appreciation (Depreciation)
                                                            -------------------------------------------------------------
                                                              Appreciation           Appreciation
                                               Year or       (Depreciation)         (Depreciation)
                                               Period         End of Period       Beginning of Period        Change
                                              ----------    ------------------    -------------------    ----------------
      Oppenheimer Main Street Growth & Income      1999              $ 49,552                   (771)           $ 50,323
                                                   1998                  (771)                     -                (771)

      Oppenheimer High Income                      1999                (3,509)                (2,071)             (1,438)
                                                   1998                (2,071)                     -              (2,071)

      Oppenheimer Bond                             1999               (15,662)                12,503             (28,165)
                                                   1998                12,503                      -              12,503

      Oppenheimer Strategic Bond                   1999                   136                   (129)                265
                                                   1998                  (129)                     -                (129)

      Putnam VT Growth and Income                  1999               (49,990)                44,649             (94,639)
                                                   1998                44,649                      -              44,649

      Putnam VT New Value                          1999                  (231)                   860              (1,091)
                                                   1998                   860                      -                 860

      Putnam VT Vista                              1999                79,103                  7,815              71,288
                                                   1998                 7,815                      -               7,815

      Putnam VT International Growth               1999               513,520                 (2,297)            515,817
                                                   1998                (2,297)                     -              (2,297)

      Putnam VT International New Opportunities    1999                91,867                    299              91,568
                                                   1998                   299                      -                 299

      Templeton Bond                               1999                    (9)                     -                  (9)
                                                   1998                     -                      -                   -

      Franklin Small Cap Investments               1999                33,706                      -              33,706
                                                   1998                     -                      -                   -

      Templeton Stock                              1999                14,590                      -              14,590
                                                   1998                     -                      -                   -

      Templeton International                      1999                67,478                  4,711              62,767
                                                   1998                 4,711                      -               4,711

      Templeton Developing Markets                 1999                37,123                  3,570              33,553
                                                   1998                 3,570                      -               3,570

COVA VARIABLE ANNUITY ACCOUNT FIVE
Notes to Financial Statements
December 31, 1999 and 1998


(7)   REALIZED GAIN (LOSS) AND CHANGE IN UNREALIZED APPRECIATION, CONTINUED


                                                                         Unrealized Appreciation (Depreciation)
                                                            -------------------------------------------------------------
                                                              Appreciation           Appreciation
                                               Year or       (Depreciation)         (Depreciation)
                                               Period         End of Period       Beginning of Period        Change
                                              ----------    ------------------    -------------------    ----------------
      Templeton Mutual Shares Investments          1999               $ 1,833                  $ 263             $ 1,570
                                                   1998                   263                      -                 263

      Franklin Growth Investments                  1999                24,948                      -              24,948
                                                   1998                     -                      -                   -

      Fidelity VIP Growth                          1999                15,091                  1,118              13,973
                                                   1998                 1,118                      -               1,118

      Fidelity VIP II Contrafund                   1999                 1,306                     99               1,207
                                                   1998                    99                      -                  99

      Fidelity VIP III Growth Opportunities        1999                   437                     19                 418
                                                   1998                    19                      -                  19

      Fidelity VIP III Growth & Income             1999                 7,812                  3,784               4,028
                                                   1998                 3,784                      -               3,784

      Fidelity VIP Equity-Income                   1999                  (988)                   635              (1,623)
                                                   1998                   635                      -                 635

      American Century VP Income & Growth          1999                   407                      -                 407
                                                   1998                     -                      -                   -

      American Century VP International            1999                    25                      -                  25
                                                   1998                     -                      -                   -

      American Century VP Value                    1999                   134                      -                 134
                                                   1998                     -                      -                   -

      Dreyfus Stock Index                          1999                     3                      -                   3
                                                   1998                     -                      -                   -

      Dreyfus VIF Disciplined Stock                1999                     2                      -                   2
                                                   1998                     -                      -                   -

      Dreyfus VIF Capital Appreciation             1999                     -                      -                   -
                                                   1998                     -                      -                   -

      INVESCO VIF Dynamics                         1999                 1,133                      -               1,133
                                                   1998                     -                      -                   -

COVA VARIABLE ANNUITY ACCOUNT FIVE
Notes to Financial Statements
December 31, 1999 and 1998


(7)   REALIZED GAIN (LOSS) AND CHANGE IN UNREALIZED APPRECIATION, CONTINUED


                                                                         Unrealized Appreciation (Depreciation)
                                                            -------------------------------------------------------------
                                                              Appreciation           Appreciation
                                               Year or       (Depreciation)         (Depreciation)
                                               Period         End of Period       Beginning of Period        Change
                                              ----------    ------------------    -------------------    ----------------
      INVESCO VIF High Yield                       1999                 $ (14)                   $ -               $ (14)
                                                   1998                     -                      -                   -

      PIMCO High Yield Bond                        1999                     -                      -                   -
                                                   1998                     -                      -                   -

      PIMCO Low Duration Bond                      1999                    (1)                     -                  (1)
                                                   1998                     -                      -                   -

      PIMCO StocksPLUS Growth & Income             1999                    (4)                     -                  (4)
                                                   1998                     -                      -                   -

      PIMCO Total Return Bond                      1999                   (33)                     -                 (33)
                                                   1998                     -                      -                   -

      Scudder International                        1999                   516                      -                 516
                                                   1998                     -                      -                   -



COVA VARIABLE ANNUITY ACCOUNT FIVE
Notes to Financial Statements
December 31, 1999 and 1998


(8)   UNIT TRANSACTIONS
      The change in the number of units for each sub-account follows:


                                                                                   Cova
                                          ---------------------------------------------------------------------------------------
                                                                                   VKAC      Lord Abbett
                                                                                  Growth       Growth
                                           Quality       Money       Stock         and          and         Bond      Developing
                                            Income      Market       Index        Income       Income    Debenture      Growth
                                          -----------  ----------  -----------  -----------  ----------- -----------  -----------
Accumulation units:
      Unit balance at 12/31/97                43,729      29,951       69,602       80,080            -     347,400        6,039

        Cova units purchased                       -           -            -            -            -           -            -
        Cova units redeemed                        -           -            -            -            -           -            -
        Contract units purchased                   -           -            -           48            -      83,877       31,649
        Contract units transferred, net          763      (8,882)       5,039        9,020            -     280,852       33,339
        Contract units redeemed                 (507)       (306)      (1,474)      (2,306)           -     (30,453)        (101)
                                          -----------  ----------  -----------  -----------  ----------- -----------  -----------
      Unit balance at 12/31/98                43,985      20,763       73,167       86,842            -     681,676       70,926

        Cova units purchased                       -           -            -            -            -           -            -
        Cova units redeemed                        -           -            -            -            -           -            -
        Contract units purchased                   -           -            -            -       22,044      27,666       16,214
        Contract units transferred, net      (43,985)    (20,763)     (73,167)     (86,842)   1,299,900     224,373       44,030
        Contract units redeemed                    -           -            -            -      (80,888)    (74,415)      (1,117)
                                          -----------  ----------  -----------  -----------  ----------- -----------  -----------
      Unit balance at 12/31/99                     -           -            -            -    1,241,056     859,300      130,053
                                          ===========  ==========  ===========  ===========  =========== ===========  ===========


Annuity Units:
      Unit balance at 12/31/97                                                                        -           -

        Contract units purchased                                                                      -           -
        Contract units transferred, net                                                               -           -
        Contract units redeemed                                                                       -           -
                                                                                             ----------- -----------
      Unit balance at 12/31/98                                                                        -           -

        Contract units purchased                                                                  4,596         574
        Contract units transferred, net                                                               -           -
        Contract units redeemed                                                                    (229)        (10)
                                                                                             ----------- -----------
      Unit balance at 12/31/99                                                                    4,367         564
                                                                                             =========== ===========

COVA VARIABLE ANNUITY ACCOUNT FIVE
Notes to Financial Statements
December 31, 1999 and 1998


(8)   UNIT TRANSACTIONS, CONTINUED



                                                                                     Cova
                                            ---------------------------------------------------------------------------------------

                                              Large                                 Small        Large
                                               Cap        Mid-Cap      Quality       Cap          Cap         Select   International
                                             Research      Value        Bond        Stock        Stock        Equity      Equity
                                            -----------  -----------  ----------  -----------  -----------  -----------  ----------
Accumulation units:
      Unit balance at 12/31/97                       -        8,510     234,643      487,580      686,677      700,550     554,105

        Cova units purchased                         -            -           -            -            -            -           -
        Cova units redeemed                          -            -           -            -            -            -           -
        Contract units purchased                21,971       56,591      71,796       55,831       86,312       93,645      39,068
        Contract units transferred, net         27,982       20,523     212,881      162,174      401,442      309,696     218,017
        Contract units redeemed                    (59)        (167)    (18,275)     (41,660)     (42,041)     (51,094)    (31,815)
                                            -----------  -----------  ----------  -----------  -----------  -----------  ----------
      Unit balance at 12/31/98                  49,894       85,457     501,045      663,925    1,132,390    1,052,797     779,375

        Cova units purchased                         -            -           -            -            -            -           -
        Cova units redeemed                          -            -           -            -            -            -           -
        Contract units purchased                20,904        8,156      45,162        6,514       66,126       40,833      14,882
        Contract units transferred, net         74,235       42,226     134,409       17,765      437,689      218,477      83,145
        Contract units redeemed                 (2,663)      (3,680)    (51,215)     (55,509)    (104,248)     (74,671)    (38,406)
                                            -----------  -----------  ----------  -----------  -----------  -----------  ----------
      Unit balance at 12/31/99                 142,370      132,159     629,401      632,695    1,531,957    1,237,436     838,996
                                            ===========  ===========  ==========  ===========  ===========  ===========  ==========


Annuity Units:
      Unit balance at 12/31/97                                                                          -            -

        Contract units purchased                                                                        -            -
        Contract units transferred, net                                                                 -            -
        Contract units redeemed                                                                         -            -
                                                                                               -----------  -----------
      Unit balance at 12/31/98                                                                          -            -

        Contract units purchased                                                                      497          536
        Contract units transferred, net                                                                 -            -
        Contract units redeemed                                                                        (9)          (9)
                                                                                               -----------  -----------
      Unit balance at 12/31/99                                                                        488          527
                                                                                               ===========  ===========


COVA VARIABLE ANNUITY ACCOUNT FIVE
Notes to Financial Statements
December 31, 1999 and 1998


(8)   UNIT TRANSACTIONS, CONTINUED



                                            GACC      Lord Abbett                            Russell
                                         -----------  ----------  --------------------------------------------------------------

                                                       Growth       Multi-                                              Real
                                           Money         and        Style      Aggressive                  Core        Estate
                                           Market      Income       Equity       Equity       Non-US       Bond      Securities
                                         -----------  ----------  -----------  -----------  -----------  ----------  -----------
Accumulation units:
      Unit balance at 12/31/97               14,091     791,310            -            -            -           -            -

        Cova units purchased                      -           -           10           10           10          10            -
        Cova units redeemed                       -           -          (10)         (10)         (10)        (10)           -
        Contract units purchased            175,697      70,041       45,702        7,795       16,824      54,877            -
        Contract units transferred, net     (33,948)    266,026        2,780          887        1,475       6,720            -
        Contract units redeemed             (26,271)    (46,611)         (94)         (31)         (40)        (99)           -
                                         -----------  ----------  -----------  -----------  -----------  ----------  -----------
      Unit balance at 12/31/98              129,569   1,080,766       48,388        8,651       18,259      61,498            -

        Cova units purchased                      -           -            -            -            -           -           10
        Cova units redeemed                       -           -            -            -            -           -            -
        Contract units purchased             40,375       1,724       91,450       20,590       42,210      62,696        3,044
        Contract units transferred, net      59,538   (1,081,503)     86,263       18,811       44,034     109,121        3,043
        Contract units redeemed             (71,498)       (987)     (12,312)      (3,822)      (5,651)    (12,660)        (180)
                                         -----------  ----------  -----------  -----------  -----------  ----------  -----------
      Unit balance at 12/31/99              157,984           -      213,789       44,230       98,852     220,655        5,917
                                         ===========  ==========  ===========  ===========  ===========  ==========  ===========

COVA VARIABLE ANNUITY ACCOUNT FIVE
Notes to Financial Statements
December 31, 1999 and 1998


(8)   UNIT TRANSACTIONS, CONTINUED


                                                                                                                          Goldman
                                                           AIM                           Alliance            Liberty       Sachs
                                          --------------------------------------  ------------------------  -----------  ----------
                                                                                                             Newport
                                                                        V.I.                      Real        Tiger       Growth
                                                       V.I. Capital  International Premier       Estate       Fund,         and
                                          V.I. Value   Appreciation    Equity       Growth     Investment    Variable     Income
                                          -----------  ------------  -----------  -----------  -----------  -----------  ----------
Accumulation units:
      Unit balance at 12/31/97                     -             -            -            -            -            -           -

        Cova units purchased                      10            10           10           10           10           10           9
        Cova units redeemed                        -             -          (10)         (10)         (10)           -          (9)
        Contract units purchased               2,811         5,456       15,482       61,989       20,016        2,387      11,978
        Contract units transferred, net           44           104          (97)       1,056        2,144            -       1,129
        Contract units redeemed                    -             -         (128)        (176)         (83)           -           -
                                          -----------  ------------  -----------  -----------  -----------  -----------  ----------
      Unit balance at 12/31/98                 2,865         5,570       15,257       62,869       22,077        2,397      13,107

        Cova units purchased                       -             -            -            -            -            -           -
        Cova units redeemed                      (10)          (10)           -            -            -            -           -
        Contract units purchased              44,739        21,372        4,532       26,274        2,189          242       1,334
        Contract units transferred, net      112,925        36,447         (289)      49,651        6,416            -      13,209
        Contract units redeemed               (1,760)         (115)        (178)      (7,958)      (1,302)           -        (252)
                                          ===========  ============  ===========  ===========  ===========  ===========  ==========
      Unit balance at 12/31/99               158,759        63,264       19,322      130,836       29,380        2,639      27,398
                                          ===========  ============  ===========  ===========  ===========  ===========  ==========

COVA VARIABLE ANNUITY ACCOUNT FIVE
Notes to Financial Statements
December 31, 1999 and 1998


(8)   UNIT TRANSACTIONS, CONTINUED



                                             Goldman Sachs                            Kemper                           MFS
                                       -----------------------  -------------------------------------------------  -----------
                                                                 Kemper-
                                                                  Dreman       Small        Small
                                       International Global     High Return     Cap          Cap       Government
                                         Equity      Income       Equity       Growth       Value      Securities     Bond
                                       -----------  ----------  -----------  -----------  -----------  ----------  -----------
Accumulation units:
      Unit balance at 12/31/97                  -           -            -            -            -           -            -

        Cova units purchased                    9          10           10           10           10          10           10
        Cova units redeemed                    (9)          -            -          (10)         (10)          -            -
        Contract units purchased           13,558       2,992            -        3,287       18,879       2,180            -
        Contract units transferred, net     2,301           -            -          542       (2,152)        329            -
        Contract units redeemed                 -           -            -            -          (86)          -            -
                                       -----------  ----------  -----------  -----------  -----------  ----------  -----------
      Unit balance at 12/31/98             15,859       3,002           10        3,829       16,641       2,519           10

        Cova units purchased                    -           -            -            -            -           -            -
        Cova units redeemed                     -           -            -            -            -         (10)           -
        Contract units purchased            2,125           -            -        1,544        5,762       4,211            -
        Contract units transferred, net     9,273         169            -        3,069        6,802      15,559            -
        Contract units redeemed              (188)         (6)           -         (247)      (1,472)     (1,472)           -
                                       -----------  ----------  -----------  -----------  -----------  ----------  -----------
      Unit balance at 12/31/99             27,069       3,165           10        8,195       27,733      20,807           10
                                       ===========  ==========  ===========  ===========  ===========  ==========  ===========

COVA VARIABLE ANNUITY ACCOUNT FIVE
Notes to Financial Statements
December 31, 1999 and 1998


(8)   UNIT TRANSACTIONS, CONTINUED



                                                                                  MFS                                  Oppenheimer
                                         ----------------------------------------------------------------------------  -----------
                                                                                   F&C
                                                        Growth                  Emerging
                                                         with       Emerging     Markets       High        Global       Capital
                                          Research      Income       Growth      Equity       Income     Governments   Appreciation
                                         -----------  -----------  -----------  ----------  -----------  ------------  -----------
Accumulation units:
      Unit balance at 12/31/97                    -            -            -           -            -             -            -

        Cova units purchased                     10           10           10          10           10            10           10
        Cova units redeemed                     (10)         (10)         (10)        (10)         (10)            -            -
        Contract units purchased             22,166       60,871       45,740       8,277       12,308           316        4,131
        Contract units transferred, net       3,870        4,170        2,112      (3,990)         826            59          938
        Contract units redeemed                 (42)        (250)        (142)        (53)         (54)            -          (42)
                                         -----------  -----------  -----------  ----------  -----------  ------------  -----------
      Unit balance at 12/31/98               25,994       64,791       47,710       4,234       13,080           385        5,037

        Cova units purchased                      -            -            -           -            -             -            -
        Cova units redeemed                       -            -            -           -            -             -          (10)
        Contract units purchased             11,000        7,379        5,934         280        3,279             -        7,947
        Contract units transferred, net      27,980       44,209       12,818        (516)       5,315           857        3,078
        Contract units redeemed              (2,825)      (3,406)      (3,900)       (101)        (134)         (192)         (73)
                                         -----------  -----------  -----------  ----------  -----------  ------------  -----------
      Unit balance at 12/31/99               62,149      112,973       62,562       3,897       21,540         1,050       15,979
                                         ===========  ===========  ===========  ==========  ===========  ============  ===========

COVA VARIABLE ANNUITY ACCOUNT FIVE
Notes to Financial Statements
December 31, 1999 and 1998


(8)   UNIT TRANSACTIONS, CONTINUED



                                                            Oppenheimer                                 Putnam
                                        -------------------------------------------------  ------------------------------------
                                        Main Street
                                          Growth                                           VT Growth
                                           and         High                   Strategic       and        VT New
                                          Income      Income        Bond         Bond        Income       Value      VT Vista
                                        -----------  ----------  -----------  -----------  -----------  ----------  -----------
Accumulation units:
      Unit balance at 12/31/97                   -           -            -            -            -           -            -

        Cova units purchased                    10          10           10           10           10          10           10
        Cova units redeemed                    (10)        (10)         (10)           -          (10)          -          (10)
        Contract units purchased            13,701       9,108       39,444        2,196       72,178         487        4,298
        Contract units transferred, net      1,202       1,436        7,160          478        8,219       1,705        2,501
        Contract units redeemed                (21)        (11)        (227)           -         (283)          -            -
                                        -----------  ----------  -----------  -----------  -----------  ----------  -----------
      Unit balance at 12/31/98              14,882      10,533       46,377        2,684       80,114       2,202        6,799

        Cova units purchased                     -           -            -            -            -           -            -
        Cova units redeemed                      -           -            -            -            -           -            -
        Contract units purchased             6,837      10,663        5,587        1,431       11,339         960        1,813
        Contract units transferred, net     14,499       4,546       21,701        3,461       49,556        (304)      10,387
        Contract units redeemed             (1,618)       (121)      (1,892)         (73)      (9,482)       (516)      (1,292)
                                        -----------  ----------  -----------  -----------  -----------  ----------  -----------
      Unit balance at 12/31/99              34,600      25,621       71,773        7,503      131,527       2,342       17,707
                                        ===========  ==========  ===========  ===========  ===========  ==========  ===========


COVA VARIABLE ANNUITY ACCOUNT FIVE
Notes to Financial Statements
December 31, 1999 and 1998


(8)   UNIT TRANSACTIONS, CONTINUED



                                                     Putnam                                   Templeton
                                          --------------------------  --------------------------------------------------------------
                                                            VT
                                              VT        International               Franklin
                                          International     New                    Small Cap                             Developing
                                            Growth      Opportunities    Bond      Investments    Stock    International  Markets
                                          ------------  ------------  -----------  -----------  -----------  ----------  -----------
Accumulation units:
      Unit balance at 12/31/97                      -             -            -            -            -           -            -

        Cova units purchased                       10            10            -            -            -          13           18
        Cova units redeemed                       (10)          (10)           -            -            -           -          (18)
        Contract units purchased               56,707         4,416            -            -            -       6,502        3,871
        Contract units transferred, net           107           367            -            -            -         126        3,162
        Contract units redeemed                  (248)            -            -            -            -         (15)           -
                                          ------------  ------------  -----------  -----------  -----------  ----------  -----------
      Unit balance at 12/31/98                 56,566         4,783            -            -            -       6,626        7,033

        Cova units purchased                        -             -           10           10           10           -            -
        Cova units redeemed                         -             -            -          (10)         (10)        (13)           -
        Contract units purchased               10,196           227          524          806        4,297      12,524        1,216
        Contract units transferred, net        17,571         3,759          261       17,982        4,392      31,833        5,345
        Contract units redeemed                (2,351)          (48)           -      (11,562)          (3)       (133)        (338)
                                          ------------  ------------  -----------  -----------  -----------  ----------  -----------
      Unit balance at 12/31/99                 81,982         8,721          795        7,226        8,686      50,837       13,256
                                          ============  ============  ===========  ===========  ===========  ==========  ===========

COVA VARIABLE ANNUITY ACCOUNT FIVE
Notes to Financial Statements
December 31, 1999 and 1998


(8)   UNIT TRANSACTIONS, CONTINUED



                                                  Templeton                                   Fidelity
                                         -------------------------  ---------------------------------------------------------------

                                           Mutual       Franklin                                VIP III      VIP III        VIP
                                           Shares        Growth        VIP         VIP II       Growth       Growth &     Equity-
                                         Investments   Investments    Growth     Contrafund   Opportunities   Income      Income
                                         ------------  -----------  -----------  -----------  ------------  -----------  ----------
Accumulation units:
      Unit balance at 12/31/97                     -            -            -            -             -            -           -

        Cova units purchased                      12            -           10           10            10           10          10
        Cova units redeemed                        -            -            -            -             -            -           -
        Contract units purchased                 863            -           89           68             -          325         296
        Contract units transferred, net           69            -          406            -           104        1,747         466
        Contract units redeemed                    -            -            -            -             -            -           -
                                         ------------  -----------  -----------  -----------  ------------  -----------  ----------
      Unit balance at 12/31/98                   944            -          505           78           114        2,082         772

        Cova units purchased                       -           10            -            -             -            -           -
        Cova units redeemed                      (12)         (10)           -            -             -            -           -
        Contract units purchased                   -            -        2,750          476           405        3,256         256
        Contract units transferred, net        8,517       10,713        1,523           69             2        1,626       2,395
        Contract units redeemed                   (1)         (40)          (1)           -             -            -           -
                                         ------------  -----------  -----------  -----------  ------------  -----------  ----------
      Unit balance at 12/31/99                 9,448       10,673        4,777          623           521        6,964       3,423
                                         ============  ===========  ===========  ===========  ============  ===========  ==========

COVA VARIABLE ANNUITY ACCOUNT FIVE
Notes to Financial Statements
December 31, 1999 and 1998


(8)   UNIT TRANSACTIONS, CONTINUED



                                                       American Century                        Dreyfus                    INVESCO
                                          -------------------------------------- --------------------------------------  -----------

                                          VP Income                                              VIF           VIF
                                              &            VP            VP        Stock      Disciplined    Capital        VIF
                                            Growth     International   Value       Index        Stock      Appreciation   Dynamics
                                          -----------  ------------  ----------- -----------  -----------  ------------  -----------
Accumulation units:
      Unit balance at 12/31/97                     -             -            -           -            -             -            -

        Cova units purchased                       -             -            -           -            -             -            -
        Cova units redeemed                        -             -            -           -            -             -            -
        Contract units purchased                   -             -            -           -            -             -            -
        Contract units transferred, net            -             -            -           -            -             -            -
        Contract units redeemed                    -             -            -           -            -             -            -
                                          -----------  ------------  ----------- -----------  -----------  ------------  -----------
      Unit balance at 12/31/98                     -             -            -           -            -             -            -

        Cova units purchased                      10            10           10          10           10            10           10
        Cova units redeemed                        -             -            -           -            -             -            -
        Contract units purchased               1,007             -          536           -            -             -        1,941
        Contract units transferred, net            -             -            -           -            -             -            -
        Contract units redeemed                    -             -            -           -            -             -            -
                                          -----------  ------------  ----------- -----------  -----------  ------------  -----------
      Unit balance at 12/31/99                 1,017            10          546          10           10            10        1,951
                                          ===========  ============  =========== ===========  ===========  ============  ===========

COVA VARIABLE ANNUITY ACCOUNT FIVE
Notes to Financial Statements
December 31, 1999 and 1998


(8)   UNIT TRANSACTIONS, CONTINUED



                                            INVESCO                                 PIMCO                      Scudder
                                           -----------  ---------------------------------------------------  ------------

                                              VIF          High         Low       StocksPLUS      Total
                                              High        Yield       Duration     Growth &       Return
                                             Yield         Bond         Bond        Income         Bond      International
                                           -----------  -----------  ----------- -------------  -----------  ------------
Accumulation units:
      Unit balance at 12/31/97                      -            -            -             -            -             -

        Cova units purchased                        -            -            -             -            -             -
        Cova units redeemed                         -            -            -             -            -             -
        Contract units purchased                    -            -            -             -            -             -
        Contract units transferred, net             -            -            -             -            -             -
        Contract units redeemed                     -            -            -             -            -             -
                                           -----------  -----------  ----------- -------------  -----------  ------------
      Unit balance at 12/31/98                      -            -            -             -            -             -

        Cova units purchased                       10           10           10            10           10            10
        Cova units redeemed                         -            -            -             -            -             -
        Contract units purchased                  986            -            -             -        1,515           614
        Contract units transferred, net             -            -            -             -            -             -
        Contract units redeemed                     -            -            -             -            -             -
                                           -----------  -----------  ----------- -------------  -----------  ------------
      Unit balance at 12/31/99                    996           10           10            10        1,525           624
                                           ===========  ===========  =========== =============  ===========  ============







                      COVA FINANCIAL LIFE INSURANCE COMPANY
              (a wholly owned subsidiary of Cova Financial Services
                             Life Insurance Company)

                              Financial Statements

                        December 31, 1999, 1998, and 1997

                   (With Independent Auditors' Report Thereon)



                          INDEPENDENT AUDITORS' REPORT



     The Board of Directors and Shareholder
     Cova Financial Life Insurance Company:


     We have audited the accompanying balance sheets of Cova Financial Life Insurance Company (a wholly owned subsidiary of Cova Financial Services Life Insurance Company) (the Company) as of December 31, 1999 and 1998, and the related statements of income, shareholder's equity, and cash flows for each of the years in the three-year period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cova Financial Life Insurance Company as of December 31, 1999 and 1998, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1999, in conformity with generally accepted accounting principles.






     February 4, 2000

                      COVA FINANCIAL LIFE INSURANCE COMPANY
           (a wholly owned subsidiary of Cova Financial Services Life
                               Insurance Company)

                                 Balance Sheets

                           December 31, 1999 and 1998



                                         ASSETS                           1999          1998
                                                                       -----------   -----------
                                                                            (in thousands)

Investments:
    Debt securities available-for-sale, at fair value
      (cost of $101,690 in 1999 and $99,228 in 1998)                 $     95,568       100,658
    Mortgage loans, net of allowance for potential loan
      loss of $40 in 1999 and $10 in 1998                                   5,439         5,245
    Policy loans                                                              938         1,223
                                                                       -----------   -----------

             Total investments                                            101,945       107,126

Cash and cash equivalents - interest-bearing                                  751         5,789
Cash - noninterest-bearing                                                  1,448         1,200
Accrued investment income                                                   1,624         1,641
Deferred policy acquisition costs                                          15,093         9,142
Present value of future profits                                             1,740           854
Goodwill                                                                    1,631         1,813
Deferred tax asset, net                                                     1,232           585
Receivable from OakRe                                                      18,890        35,312
Federal and state income taxes recoverable                                     75            --
Reinsurance receivables                                                         9           118
Other assets                                                                   24           398
Separate account assets                                                   186,040       127,873
                                                                       -----------   -----------

             Total assets                                            $    330,502       291,851
                                                                       ===========   ===========

                      COVA FINANCIAL LIFE INSURANCE COMPANY
  (a wholly owned subsidiary of Cova Financial Services Life Insurance Company)

                            Balance Sheets, Continued

                           December 31, 1999 and 1998



                         LIABILITIES AND SHAREHOLDER'S EQUITY              1999         1998
                                                                        -----------  -----------
                                                                            (in thousands)

Policyholder deposits                                                 $    116,184      135,106
Future policy benefits                                                       6,707        6,191
Payable on purchase of securities                                               85           27
Accounts payable and other liabilities                                       1,589        1,653
Federal and state income taxes payable                                          --          172
Future purchase price payable to OakRe                                         172          342
Guaranty fund assessments                                                    1,100        1,000
Separate account liabilities                                               186,035      127,871
                                                                        -----------  -----------

             Total liabilities                                             311,872      272,362
                                                                        -----------  -----------

Shareholder's equity:
    Common stock, $233.34 par value, (authorized
      30,000 shares; issued and outstanding
      12,000 shares in 1999 and 1998)                                        2,800        2,800
    Additional paid-in capital                                              15,523       14,523
    Retained earnings                                                        1,993        1,833
    Accumulated other comprehensive (loss) income,
      net of tax                                                            (1,686)         333
                                                                        -----------  -----------

             Total shareholder's equity                                     18,630       19,489
                                                                        -----------  -----------

             Total liabilities and shareholder's equity               $    330,502      291,851
                                                                        ===========  ===========


See accompanying notes to financial statements.


                      COVA FINANCIAL LIFE INSURANCE COMPANY
  (a wholly owned subsidiary of Cova Financial Services Life Insurance Company)

                              Statements of Income

                  Years ended December 31, 1999, 1998, and 1997



                                                              1999        1998         1997
                                                           -----------  ----------  -----------
                                                                     (in thousands)

Revenues:
    Premiums                                             $      1,041       1,308        1,191
    Net investment income                                       7,663       7,516        6,761
    Net realized (losses) gains on sales of
      investments                                                (452)        178          158
    Separate account fees                                       2,215       1,392          599
    Other income                                                  382          66           45
                                                           -----------  ----------  -----------

             Total revenues                                    10,849      10,460        8,754
                                                           -----------  ----------  -----------

Benefits and expenses:
    Interest on policyholder deposits                           6,064       5,486        4,837
    Current and future policy benefits                          1,479       1,549        1,481
    Operating and other expenses                                2,336       1,548        1,134
    Amortization of purchased intangible
      assets                                                      233         260          234
    Amortization of deferred policy
      acquisition costs                                           383         530          320
                                                           -----------  ----------  -----------

             Total benefits and expenses                       10,495       9,373        8,006
                                                           -----------  ----------  -----------

             Income before income taxes                           354       1,087          748
                                                           -----------  ----------  -----------

Income tax expense (benefit):
    Current                                                      (246)        (80)         310
    Deferred                                                      440         357           (5)
                                                           -----------  ----------  -----------

             Total income tax expense                             194         277          305
                                                           -----------  ----------  -----------

             Net income                                  $        160         810          443
                                                           ===========  ==========  ===========


See accompanying notes to financial statements.

                      COVA FINANCIAL LIFE INSURANCE COMPANY
  (a wholly owned subsidiary of Cova Financial Services Life Insurance Company)

                       Statements of Shareholder's Equity

                  Years ended December 31, 1999, 1998, and 1997




                                                                           1999         1998        1997
                                                                         ----------  -----------  ----------
                                                                                   (in thousands)
Common stock, at beginning
    and end of period                                                  $     2,800        2,800       2,800
                                                                         ----------  -----------  ----------

Additional paid-in capital:
    Balance at beginning of period                                          14,523       13,523      13,523
    Capital contribution                                                     1,000        1,000          --
                                                                         ----------  -----------  ----------

Balance at end of period                                                    15,523       14,523      13,523
                                                                         ----------  -----------  ----------

Retained earnings:
    Balance at beginning of period                                           1,833        1,023         580
    Net income                                                                 160          810         443
                                                                         ----------  -----------  ----------

Balance at end of period                                                     1,993        1,833       1,023
                                                                         ----------  -----------  ----------

Accumulated other comprehensive income:
    Balance at beginning of period                                             333          145           1
    Change in unrealized (depreciation) appreciation
      of debt securities                                                    (7,552)         794         630
    Deferred federal income tax impact                                       1,087         (101)        (77)
    Change in deferred policy acquisition costs
      attributable to unrealized depreciation (appreciation)                 3,519         (513)       (144)
    Change in present value of future profits
      attributable to unrealized depreciation (appreciation)                   927            8        (265)
                                                                         ----------  -----------  ----------

Balance at end of period                                                    (1,686)         333         145
                                                                         ----------  -----------  ----------

             Total shareholder's equity                                $    18,630       19,489      17,491
                                                                         ==========  ===========  ==========

Total comprehensive income:
    Net income                                                         $       160          810         443
    Other comprehensive (loss) income (change in net unrealized
      (depreciation) appreciation of debt and equity securities)            (2,019)         188         144
                                                                         ----------  -----------  ----------

             Total comprehensive (loss) income                         $    (1,859)         998         587
                                                                         ==========  ===========  ==========


See accompanying notes to financial statements.

                      COVA FINANCIAL LIFE INSURANCE COMPANY
  (a wholly owned subsidiary of Cova Financial Services Life Insurance Company)

                            Statements of Cash Flows

                  Years ended December 31, 1999, 1998, and 1997




                                                                           1999         1998          1997
                                                                        -----------  -----------   -----------
                                                                                   (in thousands)
Reconciliation of net income to net cash
    provided by (used in) operating activities:
      Net income                                                      $        160          810           443
      Adjustments to reconcile net
        income to net cash provided by
        (used in) operating activities:
           Increase in future policy benefits                                  516          810           820
           Increase (decrease) in payables and
             accrued liabilities                                                94          126          (815)
           Decrease (increase) in accrued
             investment income                                                  17          185          (704)
           Amortization of intangible assets and
             deferred policy acquisition costs                                 616          790           554
           Amortization and accretion of
             securities, premiums, and discounts                                (7)         (87)          (10)
           Decrease (increase) in other assets                                 374         (384)           30
           Net realized loss (gain) on sale of investments                     452         (178)         (158)
           Interest on policyholder deposits                                 6,064        5,486         4,837
           (Decrease) increase in current and
             deferred federal income taxes                                     193          423           101
           Decrease in recapture commissions payable to OakRe                 (170)        (223)         (159)
           Commissions and expenses deferred                                (2,815)      (3,411)       (3,917)
           Other                                                               499          702           290
                                                                        -----------  -----------   -----------

             Net cash provided by operating activities                       5,993        5,049         1,312
                                                                        -----------  -----------   -----------

Cash flows from investing activities:
    Cash used in the purchase of
      investment securities                                                (29,365)     (56,673)      (53,534)
    Proceeds from investment securities
      sold and matured                                                      26,689       50,661        25,379
    Other                                                                     (128)        (121)          (81)
                                                                        -----------  -----------   -----------

             Net cash used in investing activities                          (2,804)      (6,133)      (28,236)
                                                                        -----------  -----------   -----------

                      COVA FINANCIAL LIFE INSURANCE COMPANY
  (a wholly owned subsidiary of Cova Financial Services Life Insurance Company)

                       Statements of Cash Flows, Continued

                  Years ended December 31, 1999, 1998, and 1997




                                                                          1999         1998          1997
                                                                       -----------  -----------   -----------
                                                                                  (in thousands)
Cash flows from financing activities:
    Policyholder deposits                                            $     55,181       69,459        81,788
    Transfers from OakRe                                                   19,050       35,590        25,060
    Transfer to separate accounts                                         (36,544)     (60,181)      (56,144)
    Return of policyholder deposits                                       (46,666)     (39,943)      (28,267)
    Capital contributions received                                          1,000        1,000            --
                                                                       -----------  -----------   -----------

             Net cash (used) provided by financing activities              (7,979)       5,925        22,437
                                                                       -----------  -----------   -----------

             (Decrease) increase in cash and cash equivalents              (4,790)       4,841        (4,487)

Cash and cash equivalents - beginning of period                             6,989        2,148         6,635
                                                                       -----------  -----------   -----------

Cash and cash equivalents - end of period                            $      2,199        6,989         2,148
                                                                       ===========  ===========   ===========


See accompanying notes to financial statements.



                      COVA FINANCIAL LIFE INSURANCE COMPANY
           (a wholly owned subsidiary of Cova Financial Services Life
                               Insurance Company)

                          Notes to Financial Statements

                        December 31, 1999, 1998, and 1997





  (1)   NATURE OF BUSINESS AND ORGANIZATION

              NATURE OF THE BUSINESS

              Cova Financial Life Insurance Company (the Company) markets and services single premium deferred annuities, immediate annuities, variable annuities, term life, single premium variable universal life, and single premium whole life insurance policies. The Company is licensed to conduct business in the state of California. Most of the policies issued present no significant mortality or longevity risk to the Company, but rather represent investment deposits by the policyholders. Life insurance policies provide policy beneficiaries with mortality benefits amounting to a multiple, which declines with age, of the original premium.

              Under the deferred fixed annuity contracts, interest rates credited to policyholder deposits are guaranteed by the Company for periods from one to ten years, but in no case may renewal rates be less than 3%. The Company may assess surrender fees against amounts withdrawn prior to scheduled rate reset and adjust account values based on current crediting rates. Policyholders also may incur certain federal income tax penalties on withdrawals.

              Under the variable annuity contracts, policyholder deposits are allocated to various separate account sub-accounts or the general account. A sub-account is valued at the sum of market values of the securities in its underlying investment portfolio. The contract value allocated to a sub-account will fluctuate based on the performance of the sub-accounts. The contract value allocated to the general account is credited with a fixed interest rate for a specified period. The Company may assess surrender fees against amounts withdrawn prior to the end of the withdrawal charge period. Policyholders may also incur certain federal income tax penalties on withdrawals.

              Under the single premium variable life contracts, policyholder deposits are allocated to various separate account sub-accounts. The account value allocated to a sub-account will fluctuate based on the performance of the sub-accounts. The Company guarantees a minimum death benefit to be paid to the beneficiaries upon the death of the insured. The Company may assess surrender fees against amounts withdrawn prior to the end of the surrender charge period. A deferred premium tax may also be assessed against amounts withdrawn in the first ten years. Policyholders may also incur certain federal income tax penalties on withdrawals.

              Under the term life insurance policies, policyholders pay a level premium over a certain period of time to guarantee a death benefit will be paid to the beneficiaries upon the death of the insured. This policy has no cash accumulation available to the policyholder.

              Although the Company markets its products through numerous distributors, including regional brokerage firms, national brokerage firms, and banks, approximately 94%, 97%, and 85% of the Company's sales have been through two specific brokerage firms, A.
              G. Edwards & Sons, Incorporated, and Edward Jones & Company, Incorporated, in 1999, 1998, and 1997, respectively.

              ORGANIZATION

              The Company is a wholly owned subsidiary of Cova Financial Services Life Insurance Company (CFSLIC). CFSLIC is a wholly owned subsidiary of Cova Corporation, which is a wholly owned subsidiary of General American Life Insurance Company (GALIC), a Missouri domiciled life insurance company. GALIC is a wholly owned subsidiary of GenAmerica Corporation, which in turn is a wholly owned by the ultimate parent, General American Mutual Holding Company (GAMHC).

              On August 26, 1999, GAMHC entered into a definitive agreement whereby Metropolitan Life Insurance Company (MetLife), a New York domiciled life insurance company, will acquire GenAmerica Corporation and all its holdings for $1.2 billion in cash. The purchase was approved by the Missouri Director of Insurance on November 10, 1999. The purchase, however, was not consummated as of December 31, 1999 and as a result, these financial statements do not reflect purchase accounting treatment of this transaction.

(2)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

              BASIS OF PRESENTATION

              The accompanying financial statements have been prepared in accordance with generally accepted accounting principles (GAAP) and include the accounts and operations of the Company. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported. Actual results could differ from these estimates.

              DEBT SECURITIES

              Investments in all debt securities with readily determinable market values are classified into one of three categories: held-to-maturity, trading, or available-for-sale. Classification of investments is based on management's current intent. All debt securities at December 31, 1999 and 1998 were classified as available-for-sale. Securities available-for-sale are carried at fair value, with unrealized holding gains and losses reported as accumulated other comprehensive income in the shareholder's equity, net of deferred effects of income tax and related effects on deferred acquisition costs and present value of future profits.

              Amortization of the discount or premium from the purchase of mortgage-backed bonds is recognized using a level-yield method which considers the estimated timing and amount of prepayments of the underlying mortgage loans. Actual prepayment experience is periodically reviewed and effective yields are recalculated when differences arise between the prepayments previously anticipated and the actual prepayments received and currently anticipated. When such a difference occurs, the net investment in the mortgage-backed bond is adjusted to the amount that would have existed had the new effective yield been applied since the acquisition of the bond, with a corresponding charge or credit to interest income (the "retrospective method").

              Investment income is recorded when earned. Realized capital gains and losses on the sale of investments are determined on the basis of specific costs of investments and are credited or charged to income.

              A realized loss is recognized and charged against income if the Company's carrying value in a particular investment in the available-for-sale category has experienced a significant decline in market value that is deemed to be other than temporary.

              MORTGAGE LOANS AND POLICY LOANS

              Mortgage loans and policy loans are carried at their unpaid principal balances. An allowance for mortgage loan losses is established based on an evaluation of the mortgage loan portfolio, past credit loss experience, and current economic conditions.

              Reserves for loans are established when the Company determines that collection of all amounts due under the contractual terms is doubtful and are calculated in conformity with Statement of Financial Accounting Standards (SFAS) No. 114, Accounting by Creditors for Impairment of a Loan, as amended by SFAS No. 118, Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures.

              The Company had no impaired loans, and the valuation allowance for potential losses on mortgage loans was $40,000 and $10,000, at December 31, 1999 and 1998, respectively.

              CASH AND CASH EQUIVALENTS

              Cash and cash equivalents include currency and demand deposits in banks, U.S. Treasury bills, money market accounts, and commercial paper with maturities under 90 days, which are not otherwise restricted.

              SEPARATE ACCOUNT ASSETS

              Separate accounts contain segregated assets of the Company that are specifically assigned to variable annuity policyholders in the separate accounts and are not available to other creditors of the Company. The earnings of separate account investments are also assigned to the policyholders in the separate accounts, and are not guaranteed or supported by the other general investments of the Company. The Company earns mortality and expense risk fees from the separate accounts and assesses withdrawal charges in the event of early withdrawals. Separate accounts assets are valued at fair market value.

              In order to provide for optimum policyholder returns and to allow for the replication of the investment performance of existing "cloned" mutual funds, the Company has periodically transferred capital to the separate accounts to provide for the initial purchase of investments in new portfolios. As additional funds have been received through policyholder deposits, the Company has periodically reduced its capital investment in the separate accounts. The Company's capital investment in the separate accounts as of December 31, 1999 and 1998, is presented in note 3.

              DEFERRED POLICY ACQUISITION COSTS

              The costs of acquiring new business which vary with and are directly related to the production of new business, principally commissions, premium taxes, sales costs, and certain policy issuance and underwriting costs, are deferred. The Company sets a limit on the deferral of acquisition costs incurred from internal marketing and wholesaling operations in any year at 1% to 1.5% of premiums and deposits receipts, varying according to specific product. This limit is based on typical market rates of independent marketing service and wholesaling organizations. This practice also avoids possible deferral of costs in excess of amounts recoverable.

              The costs deferred are amortized in proportion to estimated future gross profits derived from investment income, realized gains and losses on sales of securities, unrealized securities gains and losses, interest credited to accounts, surrender fees, mortality costs, and policy maintenance expenses. The estimated gross profit streams are periodically reevaluated and the unamortized balance of deferred policy acquisition costs is adjusted to the amount that would have existed had the actual experience and revised estimates been known and applied from the inception of the policies and contracts. The amortization and adjustments resulting from unrealized gains and losses are not recognized currently in income but as an offset to the accumulated other comprehensive income component of shareholder's equity. The amortization period is the remaining life of the policies, which is estimated to be 20 years from the date of original policy issue.

              The components of deferred policy acquisition costs are shown below:

                                                                                   1999          1998          1997
                                                                                ------------  ------------  ------------
                                                                                            (IN THOUSANDS)
              Deferred policy acquisition costs, beginning of period
                                                                             $      9,142         6,774         3,321
              Commissions and expenses deferred                                     2,815         3,411         3,917
              Amortization                                                           (383)         (530)         (320)
              Deferred policy acquisition costs attributable to
                  unrealized depreciation (appreciation)                            3,519          (513)         (144)
                                                                                ------------  ------------  ------------

                    Deferred policy acquisition costs, end
                     of period                                               $     15,093         9,142         6,774
                                                                                ============  ============  ============

              Costs expensed that exceeded the established deferred
                  limit                                                      $        382           231            6
                                                                                ===========   ============ =============


              PURCHASE RELATED INTANGIBLE ASSETS AND LIABILITIES

              In accordance with the purchase method of accounting for business combinations, two intangible assets and a future payable related to accrued purchase price consideration were established as of the date the Company was purchased by GALIC.

                  Present Value of Future Profits

                  The Company established an intangible asset which represents the present value of future profits (PVFP) to be derived from both the purchased and transferred blocks of business. Certain estimates were utilized in the computation of this asset, including estimates of future policy retention, investment income, interest credited to policyholders, surrender fees, mortality costs, and policy maintenance costs, discounted at a pretax rate of 18% (12% net after tax).

                  In addition, as the Company has the option of retaining its single premium deferred annuity (SPDA) policies after they reach their next interest rate reset date and are recaptured from OakRe, a component of this asset represents estimates of future profits on recaptured business. This asset will be amortized in proportion to estimated future gross profits derived from investment income, realized gains and losses on sales of securities, unrealized securities appreciation and depreciation, interest credited to accounts, surrender fees, mortality costs, and policy maintenance expenses. The estimated gross profit streams are periodically reevaluated and the unamortized balance of PVFP will be adjusted to the amount that would have existed had the actual experience and revised estimates been known and applied from the inception. The amortization and adjustments resulting from unrealized appreciation and depreciation is not recognized currently in income but as an offset to the accumulated other comprehensive income of shareholder's equity. The amortization period is the remaining life of the policies, which is estimated to be 20 years from the date of original policy issue.

                  Based on current assumptions, amortization of the original in-force PVFP asset, expressed as a percentage of the original in-force asset, is projected to be 5.5%, 4.9%, 4.5%, 4.2%, and 4.2% for the years ended December 31, 2000 through 2004, respectively. Actual amortization incurred during these years may be more or less as assumptions are modified to incorporate actual results. The average crediting rate on the original in-force PVFP asset is 6.4% for 1999, 1998 and 1997.

                  The components of PVFP are shown below:

                                                                                    1999         1998         1997
                                                                                 ------------  ----------  ------------
                                                                                            (IN THOUSANDS)
                  PVFP - beginning of period                                  $       854         900          1,178
                  Interest credited                                                    62          66             69
                  Amortization                                                       (103)       (120)           (82)
                  PVFP attributable to unrealized
                      depreciation (appreciation)                                     927           8           (265)
                                                                                 ------------  ----------  ------------
                         PVFP - end of period                                 $     1,740         854            900
                                                                                 ============  ==========  ============


                  Goodwill

                  Under the push-down method of purchase accounting, the excess of purchase price over the fair value of tangible and intangible assets and liabilities acquired is established as an asset and referred to as goodwill. The Company has elected to amortize goodwill on the straight-line basis over a 20-year period.

                  The components of goodwill are shown below:

                                                                                  1999          1998          1997
                                                                               ------------  ------------  ------------
                                                                                           (IN THOUSANDS)

                  Goodwill - beginning of period                             $     1,813         1,923         2,034
                  Amortization                                                      (111)         (110)         (111)
                  Experience adjustment to future purchase price
                      payable to OakRe                                               (71)           --            --
                                                                               ------------  ------------  ------------

                           Goodwill - end of period                          $     1,631         1,813         1,923
                                                                               ============  ============  ============



                  Future Payable

                  Pursuant to the financial reinsurance agreement with OakRe, the receivable from OakRe becomes due in installments when the SPDA policies reach their next crediting rate reset date. For any recaptured policies that continue in force with OakRe into the next rate guarantee period, the Company will pay a commission to OakRe of 1.75% up to 40% of policy account values originally reinsured and 3.5% thereafter. On policies that are recaptured and subsequently exchanged to a variable annuity policy, the Company will pay a commission to OakRe of 0.50%.

                  The Company has recorded a future payable that represents the present value of the anticipated future commission payments payable to OakRe over the remaining life of the financial reinsurance agreement discounted at an estimated borrowing rate of 6.5%. This liability represents a contingent purchase price payable for the policies transferred to OakRe on the purchase date and has been pushed down to the Company through the financial reinsurance agreement. The Company expects that this payable will be substantially extinguished by the end of the year 2000.

                  The components of this future payable are shown below:

                                                                                        1999        1998       1997
                                                                                      ----------  ---------- ----------
                                                                                               (IN THOUSANDS)
                  Future payable - beginning of period                              $     342         565        683
                  Interest added                                                           20          29         41
                  Payment to Oak Re                                                      (119)       (252)      (159)
                  Experience adjustment to future purchase price payable
                      to OakRe                                                            (71)         --         --
                                                                                      ----------  ---------- ----------

                           Future payable - end of period                           $     172         342        565
                                                                                      ==========  ========== ==========

              DEFERRED TAX ASSETS AND LIABILITIES

              Xerox Financial Services, Inc. (XFSI) (previous parent of the company) and GALIC agreed to file an election to treat the acquisition of the Company as an asset acquisition under the provisions of Internal Revenue Code Section 338(h)(10). As a result of that election, the tax basis of the Company's assets as of the date of acquisition was revalued based upon fair market values as of June 1, 1995. The principal effect of the election was to establish a tax asset on the tax-basis balance sheet of approximately $2.9 million for the value of the business acquired that is amortizable for tax purposes over ten to fifteen years.

              POLICYHOLDER DEPOSITS

              The Company recognizes its liability for policy amounts that are not subject to policyholder mortality nor longevity risk at the stated contract value, which is the sum of the original deposit and accumulated interest, less any withdrawals. The average weighted interest crediting rate on the Company's policyholder deposits as of December 31, 1999 was 5.96%.

              FUTURE POLICY BENEFITS

              Reserves are held for future policy annuity benefits that subject the Company to risks to make payments contingent upon the continued survival of an individual or couple (longevity risk). These reserves are valued at the present value of estimated future benefits discounted for interest, expenses, and mortality. The assumed mortality is the 1983 Individual Annuity Mortality Tables discounted at 4.50% to 8.00%, depending upon year of issue.

              Current mortality benefits payable are recorded for reported claims and estimates of amounts incurred but not reported.

              PREMIUM REVENUE

              The Company recognizes premium revenue at the time of issue on annuity policies that subject it to longevity risks. Amounts collected on annuity policies not subject to longevity risk are recorded as increases in the policyholder deposits liability. For term and single premium variable life products, premiums are recognized as revenue when due.

              OTHER INCOME

              Other income consists primarily of policy surrender charges.

              FEDERAL INCOME TAXES

              Beginning in 1997, the Company files a consolidated income tax return with its immediate parent, CFSLIC. Allocations of federal income taxes are based upon separate return calculations.

              Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amount of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

              COMPREHENSIVE INCOME

              The Company reports and presents comprehensive income and its components in accordance with SFAS No. 130, Reporting Comprehensive Income. SFAS No. 130 has no impact on the Company's consolidated net income or shareholder's equity. The Company's only component of accumulated other comprehensive income relates to unrealized appreciation and depreciation on debt and equity securities held as available-for-sale.

              RISKS AND UNCERTAINTIES

              In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ significantly from those estimates.

              The following elements of the financial statements are most affected by the use of estimates and assumptions:

                  -   Investment valuation

                  -   Amortization of deferred policy acquisition costs

                  -   Amortization of present value of future profits

                  -   Recoverability of goodwill

              The fair value of the Company's investments is subject to the risk that interest rates will change and cause a temporary increase or decrease in the liquidation value of debt securities. To the extent that fluctuations in interest rates cause the cash flows of assets and liabilities to change, the Company might have to liquidate assets prior to their maturity and recognize a gain or loss. Interest rate exposure for the investment portfolio is managed through asset/liability management techniques which attempt to control the risks presented by differences in the probable cash flows and reinvestment of assets with the timing of crediting rate changes in the Company's policies and contracts. Changes in the estimated prepayments of mortgage-backed securities also may cause retrospective changes in the amortization period of securities and the related recognition of income.

              The amortization of deferred policy acquisition costs is based on estimates of long-term future gross profits from existing policies. These gross profits are dependent upon policy retention and lapses, the spread between investment earnings and crediting rates, and the level of maintenance expenses. Changes in circumstances or estimates may cause retrospective adjustment to the periodic amortization expense and the carrying value of the deferred expense.

              In a similar manner, the amortization of PVFP is based on estimates of long-term future profits from existing and recaptured policies. These gross profits are dependent upon policy retention and lapses, the spread between investment earnings and crediting rates, and the level of maintenance expenses. Changes in circumstances or estimates may cause retrospective adjustment to the periodic amortization expense and the carrying value of the asset.

              The Company has considered the recoverability of goodwill and has concluded that no circumstances have occurred which would give rise to impairment of goodwill at December 31, 1999.

              FAIR VALUE OF FINANCIAL INSTRUMENTS

              SFAS No. 107, Disclosures About Fair Value of Financial Instruments, applies fair value disclosure practices with regard to financial instruments, both assets and liabilities, for which it is practical to estimate fair value. In cases where quoted market prices are not readily available, fair values are based on estimates that use present value or other valuation techniques.

              These techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Although fair value estimates are calculated using assumptions that management believes are appropriate, changes in assumptions could cause these estimates to vary materially. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, might not be realized in the immediate settlement of the instruments. SFAS No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Because of this, and further because a value of a business is also based upon its anticipated earning power, the aggregate fair value amounts presented do not represent the underlying value of the Company.

              The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

                  Cash and Cash Equivalents, Short-term Investments, and Accrued Investment Income

                  The carrying value amounts reported in the balance sheets for these instruments approximate their fair values. Short-term debt securities are considered "available-for-sale" and are carried at fair value.

                  Investments Securities and Mortgage Loans
                  (Including Mortgage-backed Securities)

                  Fair values of debt securities are based on quoted market prices, where available. For debt securities not actively traded, fair value estimates are obtained from independent pricing services. In some cases, such as private placements, certain mortgage-backed securities, and mortgage loans, fair values are estimated by discounting expected future cash flows using a current market rate applicable to the yield, credit quality, and maturity of the investments (see note 3 for fair value disclosures).

                  Policy Loans

                  Fair values of policy loans approximate carrying value as the interest rates on the majority of policy loans are reset periodically and therefore approximate current interest rates.

                  Investment Contracts

                  The Company's policy contracts require the beneficiaries to commence receipt of payments by the later of age 85 or 10 years after purchase, and substantially all contracts permit earlier surrenders, generally subject to fees and adjustments. Fair values for the Company's liabilities for investment type contracts (policyholder deposits) are estimated as the amount payable on demand. As of December 31, 1999 and 1998, the cash surrender value of policyholder deposits was $4,058,740 and $4,707,689, respectively, less than their stated carrying value. Of the contracts permitting surrender, substantially all provide the option to surrender without fee or adjustment during the 30 days following reset of guaranteed crediting rates. The Company has not determined a practical method to determine the present value of this option.

                  All of the Company's deposit obligations are fully guaranteed by its parent GALIC, and the receivable from OakRe equal to the SPDA obligations is guaranteed by OakRe's parent, XFSI.

              REINSURANCE

              Effective July 25, 1999, the Company entered into a modified coinsurance reinsurance agreement with Metropolitan Life Insurance Company (MetLife). Under the reinsurance agreement, the Company ceded life insurance and annuity business that was issued or renewed from July 25, 1999 through December 31, 1999 to MetLife amounting to $15 million. Net earnings to MetLife from that business are experience refunded to the Company. The agreement does not meet the conditions for reinsurance accounting under GAAP. In substance, the agreement represents a guarantee by MetLife of new business and renewed SPDA business during this period. There was no impact on the Company's financial statements resulting from the reinsurance transaction with MetLife.

              On June 1, 1995, when Cova Corporation purchased the Company, then known as Xerox Financial Life Insurance Company (XFLIC), from XFSI, a wholly owned subsidiary of Xerox Corporation, it entered into a financing reinsurance transaction with OakRe Life Insurance Company (OakRe), then a subsidiary of XFLIC, for OakRe to assume the economic benefits and risks of the existing SPDA deposits of XFLIC. Ownership of OakRe was retained by XFSI subsequent to the sale of XFLIC and other affiliates.

              In substance, terms of the agreement have allowed the seller, XFSI, to retain substantially all of the existing financial benefits and risks of the existing business, while the purchaser, GALIC, obtained the corporate operating and product licenses, marketing, and administrative capabilities of the Company and access to the retention of the policyholder deposit base that persists beyond the next crediting rate reset date.

              The financing reinsurance agreement entered into with OakRe as condition to the purchase of the Company does not meet the criteria for reinsurance accounting under GAAP. The net assets initially transferred to OakRe were established as a receivable and are subsequently increased as interest accrued on the underlying deposits and decrease as funds are transferred back to the Company when policies reach their crediting rate reset date or benefits are claimed. The receivable from OakRe to the Company that was created by this transaction will be liquidated over the remaining crediting rate guaranty periods which will be substantially expired by mid-year 2000, and completely by mid-year 2002. The liquidations transfer cash daily in the amount of the then current account value, less a recapture commission fee to OakRe on policies retained beyond their 30-day-no-fee surrender window by the Company, upon the next crediting rate reset date of each annuity policy. The Company may then reinvest that cash for those policies that are retained and thereafter assume the benefits and risks of those deposits.

              In the event that both OakRe and XFSI default on the receivable, the Company may draw funds from a standby bank irrevocable letter of credit established by XFSI in the amount of $500 million. No funds were drawn on this letter of credit since inception of the agreement.

              The impact of reinsurance on the December 31, 1999 financial statements is not considered material.

              RECENTLY ISSUED ACCOUNTING STANDARD

              SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, issued in June 1998, requires all derivative financial instruments to be recorded on the balance sheet at estimated fair value. The Company's present accounting policies applies such accounting treatment only to marketable securities as defined under SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, and to off-balance sheet derivative instruments. SFAS No. 133 will broaden the definition of derivative instruments to include all classes of financial assets and liabilities. It also will require separate disclosure of identifiable derivative instruments embedded in hybrid securities. The change in the fair value of derivative instruments is to be recorded each period either in current earnings or other comprehensive income, depending on whether a derivative is designed as part of a hedge transaction and, if it is, on the type of hedge transaction.

              In June 1999, the FASB issued SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of SFAS No. 133. SFAS No. 137 defers for one year the effective date of Statement of SFAS No 133, Accounting for Derivative Instruments and Hedging Activities. The Company plans to adopt the provision of SFAS No. 133 effective January 1, 2001. At this time the Company does not believe it will have a material effect on the Company's consolidated financial position or results of operations.

              OTHER

              Certain 1998 and 1997 amounts have been reclassified to conform to the 1999 presentation.

  (3)   INVESTMENTS

        The Company's investments in debt securities and short-term investments are considered available-for-sale and carried at estimated fair value, with the aggregate unrealized appreciation or depreciation being recorded as a separate component of shareholder's equity. The amortized cost, estimated fair value, and carrying value of investments at December 31, 1999 and 1998, are as follows:

                                                                              1999
                                         -------------------------------------------------------------------------------
                                                              GROSS           GROSS         ESTIMATED
                                           AMORTIZED       UNREALIZED      UNREALIZED         FAIR          CARRYING
                                              COST            GAINS          LOSSES           VALUE           VALUE
                                         ---------------  --------------  --------------  --------------  --------------
                                                                         (IN THOUSANDS)
        Debt securities:
           Government agency
              obligations              $       1,702              19               --            1,721           1,721
           Corporate securities               76,444              30           (4,756)          71,718          71,718
           Mortgage-backed
              securities                       8,272               1             (202)           8,071           8,071
           Asset backed securities            15,272              --           (1,214)          14,058          14,058
                                         ---------------  --------------  --------------  --------------  --------------

             Total debt securities           101,690              50           (6,172)          95,568          95,568
             Mortgage loans (net)              5,439              --              (70)           5,369           5,439
             Policy loans                        938              --               --              938             938
                                         ---------------  --------------  --------------  --------------  --------------

               Total investments       $     108,067              50           (6,242)         101,875         101,945
                                         ===============  ==============  ==============  ==============  ==============

        Company's beneficial
           interest in separate
           accounts                    $           5             --              --                  5              5
                                         ===============  ==============  ==============  ==============  ==============


                      COVA FINANCIAL LIFE INSURANCE COMPANY
           (a wholly owned subsidiary of Cova Financial Services Life
                               Insurance Company)

                          Notes to Financial Statements

                        December 31, 1999, 1998, and 1997



                                                                              1998
                                         -------------------------------------------------------------------------------
                                                              GROSS           GROSS         ESTIMATED
                                           AMORTIZED       UNREALIZED      UNREALIZED         FAIR          CARRYING
                                              COST            GAINS          LOSSES           VALUE           VALUE
                                         ---------------  --------------  --------------  --------------  --------------
                                                                         (IN THOUSANDS)
        Debt securities:
           U.S. treasury securities    $         100               1               --              101            101
           Government agency
              obligations                      3,471              74               --            3,545          3,545
           Corporate securities               70,883           1,384             (406)          71,861         71,861
           Mortgage-backed
               securities                     11,789              87              (32)          11,844         11,844
           Asset-backed securities            12,985             349              (27)          13,307         13,307
                                         ---------------  --------------  --------------  --------------  --------------

             Total debt securities            99,228           1,895             (465)         100,658        100,658
             Mortgage loans (net)              5,245             204               --            5,449          5,245
             Policy loans                      1,223              --               --            1,223          1,223
                                         ---------------  --------------  --------------  --------------  --------------

             Total investments         $     105,696           2,099             (465)         107,330        107,126
                                         ===============  ==============  ==============  ==============  ==============

        Company's beneficial
           interest in separate
           accounts                    $           2             --                --                2              2
                                         ===============  ==============  ==============  ==============  ==============

        The amortized cost and estimated fair value of debt securities at December 31, 1999, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Maturities of mortgage-backed securities will be substantially shorter than their contractual maturity because they require monthly principal installments and mortgagees may prepay principal.

                                                                            ESTIMATED
                                                           AMORTIZED           FAIR
                                                              COST            VALUE
                                                         ---------------  ---------------
                                                                 (IN THOUSANDS)
        Less than one year                             $         3,573            3,573
        Due after one year through five years                   33,093           31,752
        Due after five years through ten years                  39,035           35,583
        Due after ten years                                     17,717           16,589
        Mortgage-backed securities                               8,272            8,071
                                                         ---------------  ---------------

                 Total                                 $       101,690           95,568
                                                         ===============  ===============


        At December 31, 1999, approximately 94.2% of the Company's debt securities are investment grade or are nonrated but considered to be of investment grade. Of the 5.8% noninvestment grade debt securities, 5.7% are rated as BB or its equivalent, and 0.1% are rated B or its equivalent.

        The Company had one impaired debt security, which became nonincome producing in 1999. The Company had no impaired investments, and all debt securities were income producing in 1998

        The components of investment income, realized gains (losses), and unrealized appreciation are as follows:

                                                                                  1999           1998          1997
                                                                               ------------  -------------  ------------
                                                                                            (IN THOUSANDS)
        Income on debt securities                                           $      7,119         6,928          6,575
        Income on cash and cash equivalents                                          185           305            186
        Interest on mortgage loans                                                   401           308             32
        Income on policy loans                                                        82            92             83
        Miscellaneous interest                                                         1             2             --
                                                                               ------------  -------------  ------------

        Total investment income                                                    7,788         7,635          6,876

        Investment expenses                                                         (125)         (119)          (115)
                                                                               ------------  -------------  ------------

                 Net investment income                                      $      7,663         7,516          6,761
                                                                               ============  =============  ============

        Net realized capital (losses) gains -
            debt securities                                                 $       (452)          178            158
                                                                               ============  =============  ============

        Unrealized (depreciation) appreciation is as follows:
               Debt securities                                              $     (6,122)        1,430            633
               Short-term investments                                                 --            --              3
               Effects on deferred acquisition
                 costs amortization                                                2,793          (726)          (213)
               Effects on PVFP amortization                                          735          (192)          (200)
                                                                               ------------  -------------  ------------

               Unrealized (depreciation) appreciation
                 before income tax                                                (2,594)          512            223

               Unrealized income tax benefit (expense)                               908          (179)           (78)
                                                                               ------------  -------------  ------------

                 Net unrealized appreciation (depreciation) on
                   investments                                              $     (1,686)          333            145
                                                                               ============  =============  ============


        Proceeds from sales, redemptions, and paydowns of investments in debt securities during 1999 were $25,986,787. Gross gains of $165,919 and gross losses of $618,025 were realized on those sales. Included in these amounts were $25,816 of gross gains and $19,890 of gross losses realized on the sale of noninvestment grade securities. Net realized losses include a 1999 impairment adjustment totaling approximately $493,244 related to one debt security held by the Company.

        Proceeds from sales, redemptions, and paydowns of investments in debt securities during 1998 were $50,660,583. Gross gains of $591,755 and gross losses of $413,588 were realized on those sales. Included in these amounts were $133,138 of gross gains and $106,165 of gross losses realized on the sale of noninvestment grade securities.

        Proceeds from sales, redemptions, and paydowns for investments in debt securities during 1997 were $25,379,783. Gross gains of $166,335 and gross losses of $8,658 were realized on those sales. Included in these amounts were $47,391 of gross gains and $7,300 of gross losses realized on the sale of noninvestment grade securities.

  (4)   SECURITY GREATER THAN 10% OF SHAREHOLDER'S EQUITY

        As of December 31, 1999 and 1998, the Company held the following individual mortgage loan which exceeded 10% of shareholder's equity:

                                                    1999             1998
                                               ---------------  ---------------
        Colonial Realty, at carrying value   $     1,998,296        1,997,287
                                               ===============  ===============


  (5)   COMPREHENSIVE INCOME

        The components of comprehensive income are as follows:

                                                                                    1999          1998         1997
                                                                                 ------------  ------------ ------------
                                                                                             (IN THOUSANDS)
        Net income                                                             $        160        810           443
                                                                                 ------------  ------------ ------------

        Other comprehensive income (loss), before tax -
            Unrealized appreciation (depreciation) on
               Investments arising during period:
                 Unrealized (depreciation) appreciation
                     on investments                                                  (7,100)       616           472
                 Adjustment to deferred acquisition
                   costs attributable to unrealized
                   depreciation (appreciation)                                        3,308       (398)         (108)
                 Adjustment to PVFP attributable to
                   unrealized depreciation (appreciation)                               872          6          (198)
                                                                                 ------------  ------------ ------------

                       Total unrealized (depreciation) appreciation on
                          investments arising during period                          (2,920)       224           166
                                                                                 ------------  ------------ ------------

        Less reclassification adjustments for realized losses (gains) included in net income:
               Adjustment for losses (gains) included in
                 net realized (losses) gains on sales
                 of investments                                                         452       (178)         (158)
               Adjustment for (gains) losses included in
                 amortization of deferred acquisition costs                            (211)       115            36
               Adjustment for (gains) losses included in
                 amortization of PVFP                                                   (55)        (2)           67
                                                                                 ------------  ------------ ------------

                       Total reclassification adjustments for losses (gains)
                          included in net income                                        186        (65)          (55)
                                                                                 ------------  ------------ ------------

        Other comprehensive (loss) income, before related income tax
            (benefits) expense                                                       (3,106)       289           221

        Related income tax (benefit) expense                                         (1,087)       101            77
                                                                                 ------------  ------------ ------------

                       Other comprehensive (loss) income, net of tax                 (2,019)       188           144
                                                                                 ------------  ------------ ------------

                       Comprehensive (loss) income                             $     (1,859)       998           587
                                                                                 ============  ============ ============


  (6)   POSTRETIREMENT AND POSTEMPLOYMENT BENEFITS

        The Company has no direct employees and no retired employees. All personnel used to support the operations of the Company are supplied by contract by Cova Life Management Company (CLMC), a wholly owned subsidiary of Cova Corporation. The Company is allocated a portion of certain health care and life insurance benefits for future retired employees of CLMC. In 1999, 1998, and 1997, the Company was allocated a portion of benefit costs including severance pay, accumulated vacations, and disability benefits. At December 31, 1999, CLMC had no retired employees nor any employees fully eligible for retirement, and had no disbursements for such benefit commitments. The expense arising from these allocations is not material.

  (7)   INCOME TAXES

        The Company will file a consolidated federal income tax return with its immediate parent, CFSLIC. Income taxes are recorded in the statements of earnings and directly in certain shareholder's equity accounts. Income tax expense for the years ended December 31 was allocated as follows:

                                                                                          1999        1998       1997
                                                                                        ----------  ---------  ---------
                                                                                                (IN THOUSANDS)
        Statements of income:
            Operating income (excluding realized investment gains)                    $      179       215        250
            Realized investment gains                                                         15        62         55
                                                                                        ----------- ---------  ---------

                 Income tax expense included in the statements of
                   income                                                                    194       277        305

        Shareholder's equity - change in deferred federal income taxes
            related to unrealized (depreciation) appreciation on securities               (1,087)      101         77
                                                                                        ----------- ---------  ---------

                 Total income tax (benefit) expense                                   $     (893)      378        382
                                                                                        =========== =========  =========

        The actual federal income tax expense differed from the expected tax expense computed by applying the U.S. federal statutory rate to income before taxes on income as follows:

                                                                1999                  1998                 1997
                                                        --------------------  --------------------  --------------------
                                                                                (IN THOUSANDS)
        Computed expected tax expense                 $   124       35.0%    $  380       35.0%    $  262       35.0%
        Dividends received deduction - separate
            account                                      (115)     (32.5)      (150)     (13.9)        --         --
        Amortization of intangible assets                  39       11.0         39        3.6         39        5.2
        Valuation allowance for permanent
            impairments                                   173       48.9         --         --         --        --
        Other                                             (27)      (7.6)         8        0.8          4        0.5
                                                        --------  ----------  --------  ----------  --------  ----------
                   Total                              $   194       54.8%    $  277       25.5%    $  305       40.7%
                                                        ========  ==========  ========  ==========  ========  ==========



        The tax effect of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1999 and 1998 are as follows:

                                                                                                  1999         1998
                                                                                               ------------ ------------
                                                                                                    (IN THOUSANDS)
        Deferred tax assets:
            Tax basis of intangible assets purchased                                         $       569          624
            Liability for commission on recaptures                                                    60          120
            Policy reserves                                                                        2,678        2,477
            DAC "Proxy Tax"                                                                        1,383        1,252
            Permanent impairments                                                                    173           --
            Unrealized depreciation in investments                                                   908           --
            Other deferred tax assets                                                                165         (359)
                                                                                               ------------ ------------

                   Total deferred tax assets                                                       5,936        4,114
            Valuation allowance                                                                     (173)           --
                                                                                               ------------ ------------
                   Total deferred tax assets, net of valuation allowance                           5,763        4,114
                                                                                               ------------ ------------

        Deferred tax liabilities:
            Unrealized appreciation in investments                                                    --          179
            PVFP                                                                                     226          150
            Deferred acquisition costs                                                             4,305        3,200
                                                                                               ------------ ------------

                   Total deferred tax liabilities                                                  4,531        3,529
                                                                                               ------------ ------------

                   Net deferred tax asset                                                    $     1,232          585
                                                                                               ============ ============

        A valuation allowance is provided when it is more likely than not that some portion of the deferred tax assets will not be realized. As of December 31, 1999, the Company has provided a 100% valuation allowance against the deferred tax asset related to the permanent impairments.

  (8)   RELATED-PARTY TRANSACTIONS

        On December 31, 1997, Cova Life Management Company (CLMC) and Navisys Incorporated (Navisys), both affiliated companies, purchased certain assets of Johnson & Higgins/Kirke Van Orsdel, Inc. (J&H/KVI), an unaffiliated Delaware corporation, for $2,500,000, and merged them into Cova Life Administrative Service Company (CLASC), a joint subsidiary of CLMC and Navisys. Navisys purchased 51% of CLASC, and the remaining 49% was purchased by CLMC. The purchased assets are the administrative and service systems and organization that provide the policy service functions for the Company's life and annuity products. On October 31, 1999, CLMC purchased the remaining 51% interest in CLASC from Navisys for $1,184,414.

        The Company has entered into management, operations, and servicing agreements with its affiliated companies. The affiliated companies are CLMC, a Delaware corporation, which provides management services and the employees necessary to conduct the activities of the Company; Conning Asset Management, which provides investment advice; and CLASC, which provides underwriting, policy issuance, claims, and other policy administration functions. Additionally, a portion of overhead and other corporate expenses is allocated by the Company's parent, GALIC. Expenses and fees paid to affiliated companies in 1999, 1998, and 1997 by the Company were $2,496,782, $1,587,833, and $396,806, respectively.



  (9)   STATUTORY SURPLUS AND DIVIDEND RESTRICTION

        GAAP differs in certain respects from accounting practices prescribed or permitted by insurance regulatory authorities (statutory accounting principles).

        The major differences arise principally from the immediate expense recognition of policy acquisition costs and intangible assets for statutory reporting, determination of policy reserves based on different discount rates and methods, the recognition of deferred taxes under GAAP reporting, the nonrecognition of financial reinsurance for GAAP reporting, and the establishment of an asset valuation reserve as a contingent liability based on the credit quality of the Company's investment securities and an interest maintenance reserve as an unearned liability to defer the realized gains and losses of fixed income investments presumably resulting from changes to interest rates and amortize them into income over the remaining life of the investment sold under statutory accounting principles. In addition, adjustments to record the carrying values of debt securities and certain equity securities at estimated fair value are applied only under GAAP reporting and capital contributions in the form of notes receivable from an affiliated company are not recognized under GAAP reporting.

        Purchase accounting creates another difference as it requires the restatement of GAAP assets and liabilities to their established fair values at the date of purchase, and shareholder's equity to the net purchase price.
        Statutory accounting does not recognize the purchase method of accounting.

        As of December 31, the differences between statutory capital and surplus and shareholder's equity determined in conformity with GAAP were as follows:

                                                                                                  1999         1998
                                                                                               ------------ ------------
                                                                                                    (IN THOUSANDS)
        Statutory capital and surplus                                                        $     9,826       10,411
        Reconciling items:
            Statutory asset valuation reserve                                                        827        1,078
            Statutory interest maintenance reserve                                                   187          190
            GAAP investment adjustments to fair value                                             (6,122)       1,430
            GAAP deferred policy acquisition costs                                                15,093        9,142
            GAAP basis policy reserves                                                            (4,480)      (4,670)
            GAAP deferred federal income taxes (net)                                               1,232          585
            GAAP guarantee assessment adjustment                                                  (1,100)      (1,000)
            GAAP goodwill                                                                          1,631        1,813
            GAAP present value of future profits                                                   1,740          854
            GAAP future purchase price payable                                                      (172)        (342)
            GAAP investment valuation reserves                                                       (40)         (10)
            Other                                                                                      8            8
                                                                                               ------------ ------------
                   GAAP shareholder's equity                                                 $    18,630       19,489
                                                                                               ============ ============


        Statutory net loss for the years ended December 31, 1999, 1998, and 1997 was $1,478,513, $142,046, and $461,118, respectively.

        The maximum amount of dividends which can be paid by State of California insurance companies to shareholders without prior approval of the insurance commissioner is the greater of 10% of statutory surplus or statutory net gain from operations for the preceding year. The maximum dividend permissible during 2000 will be $702,615, which is 10% of the Company's December 31, 1999 statutory surplus of $7,026,153.

        The National Association of Insurance Commissioners has developed certain risk based capital (RBC) requirements for life insurers. If prescribed levels of RBC are not maintained, certain actions may be required on the part of the Company or its regulators. At December 31, 1999, the Company's Total Adjusted Capital and Authorized Control Level RBC were $10,653,128 and $1,705,480, respectively. This level of adjusted capital qualifies under all tests.

(10)    GUARANTY FUND ASSESSMENTS

        The Company participates with life insurance companies licensed in California in an association formed to guaranty benefits to policyholders of insolvent life insurance companies. Under state law, as a condition for maintaining the Company's authority to issue new business, the Company is contingently liable for its share of claims covered by the guaranty association for insolvencies incurred through 1999, but for which assessments have not yet been determined or assessed, to a maximum generally of 1% of statutory premiums per annum.

        In November 1999, the National Organization of Life and Health Guaranty Associations distributed a study of the major outstanding industry insolvencies, with estimates of future assessments by state. Based on this study, the Company has accrued a liability for $1.1 million in future assessments on insolvencies that occurred before December 31, 1999. Under the coinsurance agreement between the Company and OakRe (see note 1), OakRe is required to reimburse the Company for any future assessments that it pays which relate to insolvencies occurring prior to June 1, 1995. The Company paid $8,000, $33,505, and $460,167 in guaranty fund assessment in 1999, 1998, and 1997, respectively. These payments were substantially reimbursed by OakRe.

        At the same time, the Company is liable to OakRe for 80% of any future premium tax recoveries that are realized from any such assessments and may retain the remaining 20%. The credits to be retained were not material.

(11)    SUBSEQUENT EVENT

        The purchase of GenAmerica Corporation and subsidiary, including the Company, by MetLife was completed on January 6, 2000. On that date also, the Company's modified coinsurance agreement with MetLife was suspended for subsequent new business.






                                     PART C
                                OTHER INFORMATION


ITEM 24.   FINANCIAL STATEMENTS AND EXHIBITS

a.         Financial Statements
           ---------------------------------------------------------------

The following financial statements of the Separate Account are included in Part B hereof:


1.   Statement of Assets and Liabilities (unaudited) as of September 30, 2000.

2. Statement of Income (unaudited) for the period ended September 30, 2000 and for the year ended December 31, 1999.

3. Statement of Changes in Net Assets (unaudited) for the period ended September 30, 2000 and for the year ended December 31, 1999.

4.   Notes to Financial Statements (unaudited) - September 30, 2000.

5.   Independent Auditors' Report.

6.   Statement of Assets and Liabilities as of December 31, 1999.

7.   Statement of Operations for the year ended December 31, 1999.

8. Statements of Changes in Net Assets for the years ended December 31, 1999 and 1998.

9.   Notes to Financial Statements - December 31, 1999 and 1998.

The following financial statements of the Company are included in Part B hereof:


      1. Balance Sheets as of September 30, 2000 (unaudited) and December 31, 1999.

      2. Statements of Income (unaudited) for the nine months ended September 30, 2000 and September 30, 1999 and for the three months ended September 30, 2000 and September 30, 1999.

      3. Statements of Shareholder's Equity as of September 30, 2000 (unaudited) and December 31, 1999.

      4. Statements of Cash Flows (unaudited) for the nine months ended September 30, 2000 and September 30, 1999.

      5.   Notes to Financial Statements (unaudited) - September 30, 2000 and
           1999.

      6.   Independent Auditors' Report.

      7.   Balance Sheets as of December 31, 1999 and 1998.

      8. Statements of Income for the years ended December 31, 1999, 1998, and 1997.

      9. Statements of Shareholder's Equity for the Years Ended December 31, 1999, 1998, and 1997.

     10. Statements of Cash Flows for the Years Ended December 31, 1999, 1998, and 1997.

     11.   Notes to Financial Statements - December 31, 1999, 1998, and 1997.


b.         Exhibits
           ---------------------------------------------------------------

     1. Resolution of Board of Directors of the Company authorizing the establishment of the Variable Account.+++

     2.   Not Applicable.

     3.   Principal Underwriter's Agreement.

     4. (i) Individual Flexible Purchase Payment Deferred Variable Annuity Contract.##

         (ii)  Enhanced Dollar Cost Averaging Rider##

         (iii) Three Month Market Entry Rider##

         (iv)  Death Benefit Rider - (Compounded-Plus)##

         (v)   Death Benefit Rider - (Annual Step-Up)##

         (vi)  Guaranteed Minimum Income Benefit Rider - (Living Benefit)##

         (vii) Additional Death Benefit Rider - (Earnings Preservation
               Benefit)##

         (viii)Waiver of Withdrawal Charge for Nursing Home or Hospital Confinement Rider##

         (ix)  Terminal Illness Rider##

         (x)   Individual Retirement Annuity Endorsement##

         (xi)  Roth Individual Retirement Annuity Endorsement##

         (xii) 401 Plan Endorsement##

         (xiii)Tax Sheltered Annuity Endorsement##

         (xiv) Unisex Annuity Rates Rider##

     5.   Variable Annuity Application.##

     6.    (i) Copy of Articles of Incorporation of the Company.+
          (ii) Copy of the Bylaws of the Company.+

     7.   Not Applicable.

     8.(i)Participation   Agreement  among  Variable  Insurance  Products  Fund,
          Fidelity Distributors Corporation and Cova Financial Life Insurance Company++++

          (ii) Participation Agreement among Variable Insurance Products Fund II, Fidelity Distributors Corporation and Cova Financial Life Insurance Company++++

          (iii)Participation Agreement among Variable Insurance Products Fund III, Fidelity Distributors Corporation and Cova Financial Life Insurance Company++++

          (iv) Form of Fund Participation Agreement among MFS Variable Insurance Trust, Cova Financial Life Insurance Company and Massachusetts Financial Services Company+

          (v) Form of Fund Participation Agreement by and among AIM Variable Insurance Funds, Inc., A I M Distributors, Inc., Cova Financial Life Insurance Company, on behalf of itself and its Separate Accounts, and Cova Life Sales Company++

          (vi) Form of Participation Agreement among Templeton Variable Products Series Fund, Franklin Templeton Distributors, Inc. and Cova Financial Life Insurance Company****

          (vii)Form of Fund Participation Agreement among Cova Financial Life Insurance Company, Cova Life Sales Company, Alliance Capital Management LP and Alliance Fund Distributors, Inc.+

          (viii)Form of Fund Participation Agreement among Oppenheimer Variable Account Funds, OppenheimerFunds, Inc. and Cova Financial Life Insurance Company++

          (ix) Form of Fund Participation Agreement among Putnam Variable Trust, Putnam Mutual Funds Corp. and Cova Financial Life Insurance Company++

          (x) Form of Fund Participation Agreement among Investors Fund Series, Zurich Kemper Investments, Inc., Zurich Kemper Distributors, Inc. and Cova Financial Life Insurance Company++

          (xi) Form of Participation Agreement by and between Goldman Sachs Variable Insurance Trust, Goldman, Sachs & Co. and Cova Financial Life Insurance Company++

          (xii)Form  of   Participation   Agreement   among   Liberty   Variable
               Investment Trust, Liberty Financial Investments, Inc. and Cova Financial Life Insurance Company++

     9.   Opinion and Consent of Counsel

     10.  Consent of Independent Auditors

     11.  Not Applicable.

     12.  Not Applicable.

     13.  Not Applicable.

     14.  Company Organizational Chart.#


     + incorporated by reference to Pre-Effective Amendment No. 1 to Form N-4 (File No. 333-34817) as filed electronically on November 19, 1997.

     ++ incorporated by reference to Post-Effective Amendment No. 1 to Form N-4 (File No. 333-34817) as filed electronically on February 11, 1998.

     +++ incorporated by reference to Cova Variable Life Account Five, Initial Registration Statement on Form S-6 (File No. 333-37559) as filed electronically on October 9, 1997.

     ++++ incorporated  by reference to  Post-Effective  Amendment No. 6 to Form
          N-4 (File No. 33-50174) as filed electronically on April 29, 1998.

     **** incorporated by reference to Post-Effective Amendment No. 9 (File Nos.
          33-50174 and 811-7060) as filed electronically on April 29, 1999.

          # incorporated by reference to Post-Effective Amendment No. 10 (File
           Nos. 33-50174 and 811-7060) as filed electronically on May 1, 2000.

        ## incorporated by reference to Registrant's N-4 (File Nos. 333-54016 and 811-7060) electronically filed January 19, 2001.

ITEM 25.   DIRECTORS AND OFFICERS OF THE DEPOSITOR.

The following are the Officers and Directors who are engaged directly or indirectly in activities relating to the Registrant or the variable annuity contracts offered by the Registrant and the executive officers of the Company:

Name and Principal                  Positions and Offices
 Business Address                   with Depositor
- --------------------------------  --------------------------------

James A. Shepherdson III         Chairman of the Board and Director
MetLife
Security First Group
610 Newport Center Drive
Suite 1350
Newport Beach, CA 92660

Gregory P. Brakovich              Director
MetLife
Security First Group
610 Newport Center Drive
Suite 1350
Newport Beach, CA 92660

Mark E. Reynolds                   President and Director
One Tower Lane, Suite 3000
Oakbrook Terrace, IL  60181-4644

Constance A. Doern                Vice President
4700 Westown Parkway #200
West Des Moines, IA 50266

Patricia E. Gubbe                 Vice President
One Tower Lane, Suite 3000
Oakbrook Terrace, IL  60181-4644

Amy W. Hester                    Controller and Director
One Tower Lane, Suite 3000
Oakbrook Terrace, IL  60181-4644

J. Robert Hopson                  Vice President,
One Tower Lane, Suite 3000        Chief Actuary and Director
Oakbrook Terrace, IL  60181-4644

Lisa O. Kirchner                  Vice President
4700 Westown Parkway #200





West Des Moines, IA 50266

James W. Koeger                   Assistant Treasurer
700 Market Street
St. Louis, MO 63101

Matthew P. McCauley               Assistant Secretary and Director
700 Market Street
St. Louis, MO 63101

John W. Schaus                    Vice President
One Tower Lane, Suite 3000
Oakbrook Terrace, IL  60181-4644

Bernard J. Spaulding              Senior Vice President, General Counsel
One Tower Lane, Suite 3000          Secretary and Director
Oakbrook Terrace, IL  60181-4644

Joann T. Tanaka                   Senior Vice President and Director
One Tower Lane, Suite 3000
Oakbrook Terrace, IL 60181-4644

Patricia M. Wersching             Assistant Treasurer
700 Market Street
St. Louis, MO 63101


ITEM 26. PERSONS CONTROLLED BY OR UNDER COMMON CONTROL WITH THE DEPOSITOR OR REGISTRANT

A company organizational chart was filed as Exhibit 14 in Post-Effective Amendment No. 10 (File No. 33-50174) and is incorporated herein by reference.

ITEM 27.   NUMBER OF CONTRACT OWNERS

Not Applicable.

ITEM 28.   INDEMNIFICATION

The Bylaws of the Company (Article IV, Section 1) provide that:

This corporation shall indemnify, to the fullest extent allowed by California law, its present and former directors and officers against expenses, judgments, fines, settlements, and other amounts incurred in connection with any proceeding or threatened proceeding brought against such directors or officers in their capacity as such. Such indemnification shall be made in accordance with procedures set forth by California law. Sums for expenses incurred in defending any such proceeding may also be advanced to any such director or officer to the extent and under the conditions provided by California law.

Insofar as indemnification for liability arising under the Securities Act of 1933 may be permitted directors and officers or controlling persons of the Company pursuant to the foregoing, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 29.   PRINCIPAL UNDERWRITERS.

(a) MetLife Investors Distribution Company is the principal underwriter for the following investment companies (other than Registrant):

    MetLife Investors USA Separate Account A
    Cova Variable Annuity Account One

(b) MetLife Investors Distribution Company is the principal underwriter for the Contracts. The following persons are the officers and directors of MetLife Investors Distribution Company. The principal business address for each officer and director of MetLife Investors Distribution Company is 610 Newport Center Drive, Suite 1400, Newport Beach, CA 92660.

(b)  Name and Principal  Positions and Offices
      Business Address   with Underwriter
- -----------------------  ---------------------------

Richard C. Pearson        Director, Chairman, and President
Jane F. Eagle             Director, Senior Vice President,
                            Treasurer, and Chief Financial Officer
Brian J. Finneran         Senior Vice President
James C. Turner           Vice President and Assistant Secretary
Cheryl J. Finney          Vice President and Assistant Secretary
Gary A. Virnick           Vice President and Supervisor of
                           Compliance

     (c)  Not Applicable.

ITEM 30.   LOCATION OF ACCOUNTS AND RECORDS.

William Flory, whose address is One Tower Lane, Suite 3000, Oakbrook Terrace, Illinois 60181-4644 and Cova Life Administration Services Company, 4700 Westown Parkway, Bldg. 4, Suite 200, West Des Moines, IA 50266 maintain physical possession of the accounts, books or documents of the Variable Account required to be maintained by Section 31(a) of the Investment Company Act of 1940 and the rules promulgated thereunder.


ITEM 31.   MANAGEMENT SERVICES

Not Applicable.

ITEM 32.     UNDERTAKINGS

     a. Registrant hereby undertakes to file a post-effective amendment to this registration statement as frequently as is necessary to ensure that the audited financial statements in the registration statement are never more than sixteen
(16) months old for so long as payment under the variable annuity contracts may be accepted.

     b. Registrant hereby undertakes to include either (1) as part of any application to purchase a contract offered by the Prospectus, a space that an applicant can check to request a Statement of Additional Information, or (2) a postcard or similar written communication affixed to or included in the Prospectus that the applicant can remove to send for a Statement of Additional Information.

     c. Registrant hereby undertakes to deliver any Statement of Additional Information and any financial statement required to be made available under this Form promptly upon written or oral request.

     d. Cova Financial Life Insurance Company ("Company") hereby represents that the fees and charges deducted under the Contracts described in the Prospectus, in the aggregate, are reasonable in relation to the services rendered, the expenses to be incurred and the risks assumed by the Company.

                                 REPRESENTATIONS

     The Company hereby represents that it is relying upon a No Action Letter issued to the American Council of Life Insurance dated November 28, 1988 (Commission ref. IP-6-88) and that the following provisions have been complied with:

     1. Include appropriate disclosure regarding the redemption restrictions imposed by Section 403(b)(11) in each registration statement, including the prospectus, used in connection with the offer of the contract;

     2. Include appropriate disclosure regarding the redemption restrictions imposed by Section 403(b)(11) in any sales literature used in connection with the offer of the contract;

     3. Instruct sales representatives who solicit participants to purchase the contract specifically to bring the redemption restrictions imposed by Section 403(b)(11) to the attention of the potential participants;

     4. Obtain from each plan participant who purchases a Section 403(b) annuity contract, prior to or at the time of such purchase, a signed statement acknowledging the participant's understanding of (1) the restrictions on redemption imposed by Section 403(b)(11), and (2) other investment alternatives available under the employer's Section 403(b) arrangement to which the participant may elect to transfer his contract value.

                                   SIGNATURES

As required by the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant has caused this Registration Statement to be signed on its behalf, in the City of Oakbrook Terrace, and State of Illinois on this 2nd day of March, 2001.

                                  COVA VARIABLE ANNUITY ACCOUNT FIVE
                                  (Registrant)


                             By:  COVA FINANCIAL LIFE INSURANCE COMPANY


                           By:    /s/BERNARD J. SPAULDING
                                  -----------------------------------------




                                  COVA FINANCIAL LIFE INSURANCE COMPANY
                                    Depositor



                              By: /s/BERNARD J. SPAULDING
                                 ----------------------------------------



As required by the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


/s/JAMES A. SHEPHERDSON III*                            3-2-01
-------------------------    Chairman of the Board      --------
James A. Shepherdson III     and Director               Date



/s/MARK E. REYNOLDS*         President and Director     3-2-01
-----------------------                                 --------
Mark E. Reynolds                                        Date



/s/GREGORY P. BRAKOVICH*                                3-2-01
-------------------------    Director                  --------
Gregory P. Brakovich                                    Date



/s/AMY W. HESTER*                                       3-2-01
------------------------     Controller and Director    --------
Amy W. Hester                                           Date



/s/J. ROBERT HOPSON*         Director                   3-2-01
------------------------                                --------
J. Robert Hopson                                        Date



/s/MATTHEW P. MCCAULEY*       Director                  3-2-01
------------------------                                --------
Matthew P. McCauley                                     Date



/s/BERNARD J. SPAULDING                                 3-2-01
------------------------      Director                  --------
Bernard J. Spaulding                                    Date



/s/J. TERRI TANAKA*                                     3-2-01
------------------------      Director                  --------
J. Terri Tanaka                                         Date



                                    *By: /s/BERNARD J. SPAULDING
                                         ---------------------------------------
                                         Bernard J. Spaulding, Attorney-in-Fact


                                INDEX TO EXHIBITS


EX-99.B3.   Principal Underwriter's Agreement

EX-99.B9.   Opinion and Consent of Counsel

EX-99.B10.  Consent of Independent Auditors